As filed with the Securities and Exchange Commission on May 23, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS REAL ESTATE INVESTMENT TRUST, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

6200 The Corners Parkway, Suite 500

Norcross, Georgia 30092

(770) 325-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donald A. Miller, CFA

Chief Executive Officer and President

Wells Real Estate Investment Trust, Inc.

6200 The Corners Parkway, Suite 500

Norcross, Georgia 30092

Phone: (770) 325-3700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert H. Bergdolt, Esq. DLA Piper US LLP 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612 Phone: (919) 786-2000 Facsimile: (919) 786-2200	J. Warren Gorrell, Jr., Esq. David W. Bonser, Esq. Hogan & Hartson LLP 555 Thirteenth Street, N.W. Washington, DC 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common Stock, $.01 par value per share	$345,000,000	$10,592

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes shares of common stock that the underwriters have the option to purchase solely to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2007

PROSPECTUS

             Shares

WELLS REAL ESTATE INVESTMENT TRUST, INC.

Common Stock

Wells Real Estate Investment Trust, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, management and development of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. Our office portfolio currently consists of 80 properties, including nine properties owned through unconsolidated joint ventures, with a high concentration of our properties located in the ten largest office markets in the United States.

We are offering              shares of our common stock and expect the public offering price to be between $             and $             per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol             . Since our formation in 1997, we have completed four public offerings of common stock through which we raised, together with our dividend reinvestment plan, an aggregate of approximately $5.2 billion of gross proceeds. As of April 30, 2007, 483,595,840 shares of our common stock were issued and outstanding, owned by approximately 110,000 stockholders. Currently, our common stock is not traded on a national securities exchange, and this will be our first listed public offering.

We are a Maryland corporation, and we have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Investing in our common stock involves risks. Before buying any shares, you should carefully consider the risk factors described in “ Risk Factors” beginning on page 16.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional              shares of common stock from us on the same terms and conditions as set forth above if the underwriters sell more than              shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about                     , 2007.

Morgan Stanley	JPMorgan

The date of this prospectus is                     , 2007

i

You should rely on the information contained in this prospectus, in any free writing prospectus prepared by us in connection with this offering or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

We use market data and industry forecasts and projections throughout this prospectus. We have obtained substantially all of this information from a market study prepared for us in connection with this offering by Rosen Consulting Group (“Rosen Consulting”), a nationally recognized real estate consulting firm. Such information is included herein in reliance on Rosen Consulting’s authority as an expert on such matters. See “Experts.” In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

The term “diluted basis,” when used in this prospectus in reference to our shares of common stock, means all outstanding shares of common stock at such time plus the vested portion of all outstanding deferred stock awards and shares of common stock issuable upon the exercise of outstanding options and warrants that have vested. In addition, “pro forma” or “on a pro forma basis” means that the information presented gives effect to this offering, as well as the acquisition of our former advisor and certain property acquisitions (each as described herein), in each case as if such transactions had occurred on January 1, 2006. Unless the context indicates otherwise, information presented in this prospectus regarding our properties includes our pro rata share of properties owned by unconsolidated joint ventures.

Our “annualized gross rent” for 2007 was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12. When we provide weighted-average figures, the amount is weighted by 2007 annualized gross rent, except where otherwise noted.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the internet (www.sec.gov).

v

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus, including “Risk Factors” and our financial statements and related notes appearing elsewhere in this prospectus for a more complete understanding of this offering before deciding to invest in our common stock. Except where the context suggests otherwise, the terms “Wells REIT,” “we,” “us,” “our” and “our company” refer to Wells Real Estate Investment Trust, Inc., together with its subsidiaries, including Wells Operating Partnership, L.P. (“Wells OP” or “our operating partnership”). References in this prospectus to our “former advisor” include, collectively, Wells Real Estate Funds, Inc. (“Wells REF”), Wells Advisory Services I, LLC (“WASI”), Wells Real Estate Advisory Services, Inc. (“WREAS”), Wells Government Services, Inc. (“WGS”) and their predecessors, as applicable, including those portions of the operations of Wells Capital, Inc. (“Wells Capital”) and Wells Management Company, Inc. (“Wells Management”) that previously provided advisory and management services to us under advisory, asset management and property management agreements. Unless otherwise indicated, the information in this prospectus assumes and reflects: (i) the effectiveness of our third articles of amendment and restatement, or our “charter,” and our amended and restated bylaws, or our “bylaws,” upon the completion of this offering; (ii) no exercise by the underwriters, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., are acting as representatives, of their option to purchase up to an additional              shares of our common stock; and (iii) an offering price per share of our common stock at the midpoint of the range set forth on the cover page of this prospectus.

Wells Real Estate Investment Trust, Inc.

We are a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management and development of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. As of March 31, 2007, approximately 82.4% of our 2007 annualized gross rental revenue was derived from office properties in the ten largest U.S. office markets based on rentable square feet, including premier markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. Our strategy involves owning and acquiring high-quality properties that are generally occupied by lead tenants (which we define as those tenants that lease approximately 40% or more of the rentable square footage in the building) and providing personalized service attentive to the needs of our tenants. As part of our tenant-focused approach, we currently maintain satellite offices in seven of our markets and expect to have offices in a total of 11 markets by the end of 2008. We believe our local market presence enhances tenant satisfaction, improves occupancy and provides local knowledge that enhances our acquisition capabilities.

As of March 31, 2007, our portfolio consisted of 80 properties with approximately 21 million rentable square feet, which were approximately 95% leased and had a median age of approximately 8.8 years based on the date of initial construction. The majority of our tenants typically enter into long-term leases for substantial amounts of space. As of March 31, 2007, our portfolio had a weighted-average remaining lease term of approximately 6.5 years and our leases averaged approximately 60,000 square feet. We are currently one of the ten largest publicly registered office REITs in the United States based on rentable square feet. Since our formation in 1997, we have acquired approximately $5.3 billion of office and industrial properties, with a current portfolio generating annualized gross rent of approximately $549.2 million as of March 31, 2007.

We focus primarily on owning and acquiring properties in major U.S. office markets that are characterized by their diverse industry base, strong population and employment growth, history of increasing rental rates, attractive supply/demand ratios and appeal to institutional real estate investors. Our market-selection strategy typically involves categorizing real estate markets as either “concentration” or “opportunistic” markets. We believe our concentration markets are characterized by high barriers to entry, such as a limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. We believe these markets provide attractive long-term return opportunities and greater market stability. Our goal is to expand our holdings in these markets upon identifying properties that we believe offer attractive long-term returns, through various market cycles for office properties in such markets.

We believe the markets that we categorize as opportunistic are characterized by lower barriers to entry and greater variability in the supply and demand of office space. Although these markets are typically more dynamic than our concentration markets, we believe they offer additional opportunities for strategically timed investments and asset recycling. We generally expect holding periods in our opportunistic markets will be shorter than those in our concentration markets. As such, we will look to dispose of assets in opportunistic markets when future returns appear to have been maximized or where opportunities to recycle capital present improved long-term returns to our stockholders. We believe that certain markets that we characterize as opportunistic present attractive investment opportunities at this time.

We believe we have a stable, broadly diversified tenant base. As of March 31, 2007, we had 331 tenants, with no single tenant accounting for more than 6% of our 2007 annualized gross rent, and no single industry accounting for more than 13% of our 2007 annualized gross rent. Our ten largest tenants based on gross rental revenues comprised approximately 36% of our leased portfolio, including our pro rata interest in our joint venture properties. Of our 80 properties, 68 properties are wholly owned, generating 86.7% of our 2007 annualized gross rent; three properties are owned through consolidated joint ventures with third parties, generating 11.9% of our 2007 annualized gross rent; and the remaining nine properties are owned through unconsolidated joint ventures with affiliates of our former advisor, generating 1.4% of our 2007 annualized gross rent.

We seek to maximize stockholder value by increasing cash flow from operations, achieving sustainable growth in funds from operations (“FFO”) and realizing long-term capital appreciation. In pursuit of these objectives, we intend to:

•	actively manage our existing properties to maximize operating cash flows;

•	capitalize on our balance sheet flexibility by borrowing funds to acquire high-quality office properties or opportunistically refinance debt or repurchase shares of our common stock;

•	pursue strategic joint ventures with institutional investors and leading developers to acquire and develop new properties and to reduce our interests in certain existing properties;

•

recycle capital by selling non-core assets that no longer fit our investment criteria and reinvesting the proceeds into new acquisition and development opportunities with higher overall return prospects;

•	expand our operations in selected markets where we already own properties; and

•	expand our local market property management capabilities where we have, or plan to have, a significant presence.

Competitive Strengths

We believe we distinguish ourselves from other owners and operators of office properties in a number of important ways and enjoy significant competitive strengths, including the following:

•

High-Quality Assets in Major U.S. Markets. We own office properties in each of the ten largest U.S. office markets based on rentable square feet, including premier markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles, which collectively represent 70.6% of our 2007 annualized gross rent. We look to invest in markets that exhibit a diverse industry base, strong population and employment growth, history of increasing rental rates, attractive supply/demand ratios and appeal to institutional real estate investors.

•

High-Quality, Diverse Tenant Base. Our portfolio is primarily leased to large, high-credit-quality tenants, including federal government agencies and nationally recognized corporations and professional service firms, with significant long-term space requirements. Approximately 91% of our 2007 annualized gross rent is derived from tenants that have investment-grade credit ratings as reported by Standard & Poor’s or are subsidiaries of such investment-grade-rated entities, are governmental agencies, or are nationally recognized corporations or professional service firms. As of March 31, 2007, we had 331 tenants engaging in a variety of professional, financial and other businesses, with no single industry accounting for more than 13% of our 2007 annualized gross rent. Our diverse tenant base helps to minimize our exposure to economic fluctuations in any one industry or business sector or with respect to any single tenant.

•

Flexible Capital Structure with Capacity for Growth. Upon consummation of this offering, and giving effect to the use of proceeds as set forth under “Use of Proceeds,” we expect to have up to $500 million available under a new unsecured revolving credit facility. In addition, 58 of our properties, with an appraised value of approximately $2.4 billion as of September 2006, will be unencumbered. Our capital structure can support significant additional indebtedness, which should allow us to capitalize on favorable acquisition and development opportunities. Our flexible capital structure should also enable us to take advantage of other opportunities to maximize earnings per share should future market conditions warrant, such as refinancing debt or repurchasing shares of our common stock. We believe our ability to execute our short- to mid-term growth strategies without having to return to the equity capital markets places us at a competitive advantage over many of our peers.

•

Proven Capital-Recycling Capabilities. We have a track record of completing a large volume of commercial real estate acquisitions and dispositions. Inclusive of joint venture transactions, since inception, we have acquired approximately $5.3 billion in commercial real estate, totaling approximately 28 million rentable square feet, and we have sold approximately $1.1 billion in commercial real estate, totaling approximately 6.6 million rentable square feet. With these demonstrated acquisition and disposition capabilities, we believe we can manage our portfolio to exit opportunistic markets or particular investments within certain markets when it appears that our investment returns have peaked and reinvest the proceeds when we believe other investments offer the prospect of improved returns.

•

Experienced and Committed Management Team. As part of our acquisition of entities affiliated with our former advisor, a number of senior-level individuals joined our team from our former advisor, including the most senior members of the Real Estate and Finance divisions. Our five-member executive management team has an average of over 21 years of commercial real estate and/or public company financial management experience, and over two years of experience working together to operate the existing portfolio and execute our investment strategy. This experience has allowed our management team to develop an extensive and valuable set of relationships within the industry, which we believe will enable us to identify attractive acquisition and development opportunities and continually improve our operating strategies.

•

Strong Tenant Relationships. We are committed to providing personalized service attentive to the needs of our tenants. Through our tenant-focused approach, we foster strong relationships with our tenants’ corporate real estate executives and come to understand their long-term business needs, with the objective of becoming their preferred landlord. We believe that our focus on customer service and long-term tenant relationships contributes to stronger operating results and higher occupancy rates by minimizing rent interruptions and reducing marketing, leasing and tenant improvement costs that result from re-tenanting space. Since 2003, we re-leased 81% of the approximately 6.5 million square feet of office space that became available for renewal to the occupying tenants.

•

Efficient, Customer-Service-Oriented Organization. We believe that our in-house acquisition, asset management, financing, property management and construction management services allow us to respond promptly to the many demands of our existing and potential customer base. Our local operating presence improves our ability to provide our customers with cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. We believe that the operating efficiencies achieved through our fully integrated organization also provide a competitive advantage in setting lease rates and pricing other related services.

Business Objectives and Growth Strategies

Our primary objectives are to maximize stockholder value by increasing the cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. The strategies we intend to execute to achieve these objectives include:

•

Capitalizing on Acquisition Opportunities. We intend to continue to grow earnings through the strategic acquisition of high-quality office properties. Our overall acquisition strategy focuses on acquiring properties in markets that are generally characterized by their diverse industry base, strong population and employment growth, history of increasing rental rates, attractive supply/demand ratios and appeal to institutional investors. We intend to finance acquisitions by increasing our leverage ratio of total debt to market capitalization to a range of approximately 35% to 45%, from our current level of approximately         %. Our management believes that increasing our leverage ratio to such level is justified given the quality of our portfolio and tenant base, the length of the lease terms at our properties and the broad geographic diversification of the markets in which our properties are located. At that level, we believe our ratio of total debt to market capitalization will be comparable to most publicly traded office REITs.

•

Proactive Asset and Property Management. Proactive asset and property management is a key component of our growth strategy. This encompasses a number of operating initiatives designed to maximize occupancy and rental rates, including the following:

•	devoting significant resources to building and cultivating our relationships with commercial real estate executives;

•	maintaining satellite offices in markets where we have a significant presence;

•	demonstrating our commitment to our tenants by maintaining the high quality of our portfolio;

•	managing portfolio risk by monitoring and addressing lease expirations;

•	evaluating potential tenants based on third-party and internal assessments of creditworthiness; and

•	using our purchasing power and market knowledge to reduce our operating costs and those of our tenants.

•

Recycling Capital Efficiently. We intend to maximize total return to our stockholders by selectively disposing of non-core assets and assets where returns appear to have been maximized, and redeploying the proceeds into new acquisition and development opportunities with higher overall return prospects. We will seek to exit markets when we believe concentrating our efforts in other markets will improve our operating performance.

•

Use of Joint Ventures to Improve Returns. We plan to enter into strategic joint ventures with third parties to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments, diversifying our sources of capital and allowing us to reduce our concentration in certain properties and/or markets. Our executive officers have extensive experience with the institutional investment community, and we believe such relationships, together with our acquisition and management expertise, make us an attractive strategic partner for institutional investors.

•

Pursuing Development Projects. We expect to capitalize on our existing holdings of land and strong tenant relationships to create development and build-to-suit opportunities. We expect development projects to take the form of joint venture partnerships or fee-for-service relationships with leading local, regional or national developers, as well as joint venture projects with institutional investors. Furthermore, we believe that our extensive relationships with commercial tenants and our ownership of approximately 46 acres of developable land, which we believe can support approximately one million square feet of rentable space, will make us an attractive strategic partner for developers in our markets and institutional investors interested in pursuing strategic development joint ventures.

•

Redevelopment and Repositioning of Properties. As circumstances warrant, we intend to continue redeveloping or repositioning properties within our existing portfolio, as well as those properties that we acquire in the future. By redeveloping and repositioning our properties within a given submarket, we seek to increase both occupancy and rental rates at these properties and create additional amenities for our tenants, thereby improving returns on our invested capital.

Background

We were incorporated in Maryland on July 3, 1997, and commenced active operations on June 5, 1998. Since our formation in 1997, we have raised equity capital to finance our real estate investment activities primarily through four public offerings of our common stock, which, together with our dividend reinvestment plan, raised an aggregate of approximately $5.2 billion in gross offering proceeds. As of April 30, 2007, we had 483,595,840 shares of our common stock issued and outstanding, owned by over 110,000 stockholders. We are a public company, and have been subject to SEC reporting obligations since 1998.

In April 2005, we sold our interests in a portfolio of 27 properties (the “2005 Portfolio Sale”) for net proceeds of approximately $756.3 million, realizing a gain of approximately $189.5 million, and distributed approximately $748.5 million to our stockholders as a special dividend. This disposition took advantage of a strong market for commercial real estate when the properties were well positioned for sale and also enhanced the overall quality of our resulting portfolio. As a result of the asset disposition, we repositioned our portfolio in terms of geographical exposure (by exiting 12 smaller markets), improved our credit profile (by selling buildings with lower than our average tenant credit) and, we believe, improved the quality of our portfolio (by selling buildings with lower than our average building quality), all without negatively impacting our overall targeted return on equity for the broader portfolio. We have also sold 12 additional properties in single-property transactions with a net realizable gain of approximately $61.9 million, which served many of the same objectives as our portfolio sale.

On April 16, 2007, pursuant to a merger agreement, we acquired entities affiliated with our former advisor for an aggregate of 19,546,302 shares of our common stock (the “Internalization”). From the commencement of our operations in 1998 until the Internalization, our former advisor performed our day-to-day operations, including investment analysis, acquisitions, dispositions, financings, development, due diligence, portfolio management, asset management, property management and certain administrative services, such as financial, tax and regulatory compliance reporting. In connection with the Internalization, 76 employees of our former advisor became our employees. These 76 employees, plus an additional ten employees hired after the Internalization, perform substantially all of our key operational activities. We temporarily contract with our former advisor for certain services relating to payroll and employee benefit administration, information technology, investor relations and transfer agent services.

We are structured as an umbrella partnership real estate investment trust (“UPREIT”), which means that we own most of our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and indirectly own all of the limited partner interests. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who may be able to defer tax obligations by contributing properties to our operating partnership in exchange for interests in the partnership (“OP Units”).

Prior to this offering, we maintained a share redemption program to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. As of March 31, 2007, we had redeemed an aggregate of approximately 66.7 million shares of our common stock pursuant to this program for aggregate consideration of approximately $608.1 million. Our share redemption program was suspended on April 20, 2007, and will terminate upon completion of this offering.

Summary Risk Factors

You should carefully consider the matters discussed in the section entitled “Risk Factors” beginning on page 16 prior to deciding whether to invest in our common stock. Some of these risks include, but are not limited to:

•

Because we have a large number of outstanding shares and stockholders and our shares have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell our shares. Significant sales, or the perception that significant sales could occur, could cause our stock price to decline significantly.

•	Our funds generated from operations may not be sufficient to cover desired levels of distributions to our stockholders, and our distributions may change from the levels we have historically paid.

•	We have a limited operating history as a self-advised REIT, which makes our future performance and the performance of your investment difficult to predict.

•

Our growth will partially depend upon future acquisitions of properties, and we may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•	If we use significant cash balances and debt capacity to repurchase shares of our common stock, we would have a reduced capacity to acquire additional properties, which could impede our growth.

•

We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our large, lead tenants, could adversely affect the income produced by our properties, which may harm our operating performance.

•	We are dependent on external sources of capital, which may not be available on favorable terms, if at all.

•

We face considerable competition in the leasing market and may be unable to renew or re-let expiring leases, which may ultimately decrease or prevent increases in the occupancy and rental rates of our properties.

•	We depend on key personnel, including, but not limited to, Donald A. Miller, Robert E. Bowers, Laura P. Moon, Raymond L. Owens and Carroll A. Reddic, each of whom would be difficult to replace.

•

Failure to qualify as a REIT would reduce our net income and cash available for distributions. Even if we qualify as a REIT, we may incur certain tax liabilities that would reduce our cash flow and impair our ability to make distributions or to meet the annual distribution requirement for REITs.

•

We will compete with our former advisor and its affiliates for properties and tenants and our former advisor may have or may obtain competitively advantageous information not available to other real estate companies with which we compete.

•

Our Chief Executive Officer and our Chief Financial Officer will be subject to certain conflicts of interest with regard to enforcing some of the agreements entered into by us in connection with our acquisition of affiliates of our former advisor, including indemnification provisions.

•

Provisions of our organizational documents, including a limitation on the number of shares a person may own, and provisions of Maryland law may discourage third parties from pursuing a change of control transaction that could involve a premium price for our common stock or otherwise benefit our stockholders.

•

Because we are primarily focused on the acquisition, ownership, management and development of office properties, our business and operating results would be adversely affected by an economic downturn in the office sector of the property market. Such a downturn would have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio.

The National Office Market Overview

According to Rosen Consulting, the office sector has enjoyed strong fundamentals during 2006 and into 2007. Office employment grew by 2.6% in 2006 to 28.1 million jobs, fueling an increase in demand for office space around the country. This increased demand, in both central business districts (“CBDs”) and suburban areas, has led to rising rental rates. Furthermore, rent increases outpaced increases in expenses, resulting in improved operating performance throughout the office sector. Rosen Consulting expects continued strong increases in rent in 2007 and into 2008 in most markets.

At the end of 2006, the nationwide office vacancy rate had dropped to 13.1% from 15.1% at the end of 2005. During 2006, the vacancy rate in the nation’s CBDs and suburban markets each dropped by approximately two percentage points from the prior year, resulting in vacancy rates in CBDs and suburban markets of 10.6% and 14.5%, respectively. According to Rosen Consulting, continued demand should contribute to further declines in vacancy rates in 2007, although at a slower pace nationwide.

According to Rosen Consulting, the long lead times for developing an office building have smoothed out the pace of deliveries, and new buildings should begin to arrive in suburban markets by mid-2008 in sufficient quantity to moderate rent growth. Rosen Consulting does not expect over-development to be a threat to the office markets in general in the short to medium term.

Our Properties

As of March 31, 2007, we owned interests in 80 properties, which were approximately 95% leased with a weighted-average remaining lease term of approximately 6.5 years. Of these properties, 68 properties are wholly owned; three properties are owned through consolidated joint ventures with third parties; and the remaining nine properties are owned through unconsolidated joint ventures with affiliates of our former advisor. The substantial majority of our assets are commercial office buildings located in the ten largest U.S. office markets based on rentable square feet, including premier markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. The table below includes statistics for properties that we own directly and through our consolidated joint ventures, as well as for our respective ownership interests in properties that we own through our unconsolidated joint ventures.

The following table provides an overview of our existing portfolio as of March 31, 2007.

Metropolitan Area	Number of Properties	Rentable Square Feet (in thousands)(1)	Percentage of Our Rentable Square Feet(2)	Percent Leased(3)		Annualized Gross Rent (in thousands)(4)	Percentage of Annualized Gross Rent(5)	Annualized Gross Rent per Leased Square Foot(6)
Chicago	6	4,825	22.9%	91.6%		$149,864	27.3%	$33.89
Washington, D.C.	12	2,651	12.6	97.2%		92,939	16.9	36.08
New York	9	3,264	15.5	92.4%		87,998	16.0	29.18
Los Angeles	5	1,132	5.4	98.4%		34,275	6.2	30.77
Minneapolis	2	1,230	5.9	96.4%		30,856	5.6	26.02
Dallas	6	1,275	6.1	93.5%		22,993	4.2	19.29
Boston	4	582	2.8	97.5%		22,679	4.1	39.97
Detroit	5	972	4.6	89.6%		21,270	3.9	24.44
Philadelphia	1	761	3.6	100.0%		15,766	2.9	20.73
Atlanta	3	616	2.9	91.7%		14,285	2.6	25.29
Nashville	2	423	2.0	100.0%		10,580	1.9	25.01
Phoenix	4	567	2.7	100.0%		8,261	1.5	14.56
Houston	1	313	1.5	100.0%		8,260	1.5	26.43
Portland	5	355	1.7	91.6%		5,658	1.0	17.38
Central Florida	1	152	0.7	92.0%		3,755	0.7	26.89
Austin	1	195	0.9	100.0%		3,524	0.6	18.05
Denver(7)	3	264	1.3	100.0%		3,467	0.6	13.12
Cleveland	1	188	0.9	86.7%		3,232	0.6	19.86
Greenville, SC(8)	3	882	4.2	100.0%		2,994	0.5	3.39
South Florida	2	147	0.7	100.0%		2,840	0.6	19.26
Seattle	1	156	0.7	100.0%		2,657	0.6	17.00
Kansas City	1	40	0.2	77.4%		555	0.1	18.00
San Francisco	1	45	0.2	100.0%		504	0.1	11.13
Oklahoma City	1	3	—	100.0%		23	—	10.89

Total/Weighted Average	80	21,038	100.0%	94.7	%(9)	$549,235	100.0%	$27.57	(10)

(1)	Rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.
(2)	Equal to rentable square feet for each market divided by the total rentable square feet for the entire portfolio, expressed as a percentage.
(3)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced, and calculated as leased square feet divided by rentable square feet, expressed as a percentage.
(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(5)	Equal to annualized gross rent for each market divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.
(6)	Annualized gross rent per leased square foot represents annualized gross rent as computed above, divided by leased square feet as of March 31, 2007.

(7)	Includes a 106,544-square-foot industrial property.
(8)	Consists of three industrial properties, one of which is under contract to be sold.
(9)	Weighted average is based on rentable square feet.
(10)	Weighted average is based on leased square feet.

Our Corporate Structure

The following diagram reflects our organizational structure following completion of this offering:

*	Represents less than 1%.
(1)	WRT Acquisition employs all of our personnel except those providing property-specific services for those properties leased to certain government tenants.
(2)	WGS Acquisition provides all property-specific services for those properties that are leased to certain government tenants and employs all personnel performing those services.

Our Operating Partnership

Substantially all of our assets are held by our operating partnership, Wells Operating Partnership, L.P. (“Wells OP”) and its subsidiaries. We control our operating partnership as the sole general partner and as the indirect owner of all of the limited partner interests in Wells OP.

Our REIT Status

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, as amended (the “Code”). Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they annually distribute at least 90% of their taxable income. We believe we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally are not subject to U.S. federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we may be precluded from qualifying for treatment as a REIT for the four-year period following the year of our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to certain taxes, including state and local taxes on our income and property, and U.S. federal income and excise taxes on our undistributed income.

Restrictions on Ownership of Our Common Stock

Our charter contains a restriction on ownership of the common stock that prevents a person or entity from owning directly or indirectly more than 9.8% of the outstanding shares of any class or series of our stock, by number or value, whichever is more restrictive, subject to certain possible exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our charter, are designed to enable us to comply with share accumulation and other restrictions imposed on REITs by the Code. For a more complete description of the common stock, including restrictions on the ownership of common stock, please see the “Description of Capital Stock” section of this prospectus.

Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. Our future distributions will be at the discretion of our board of directors. To date, our regular distributions per share have been above the level typically paid by publicly traded office REITs relative to cash available for distribution. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, the benefits of maintaining distribution coverage ratios more similar to those paid by most other publicly traded office REITs.

To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various funding sources to cover any such shortfall, including borrowing under our proposed credit facility, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

Our Principal Office and Internet Address

Our principal executive offices are located at 6200 The Corners Parkway, Suite 500, Norcross, Georgia 30092. Our telephone number is (770) 325-3700. Our internet address is www.wellsreit.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Common stock offered by us	shares(1)

Common stock to be outstanding after this offering	shares(2)

Use of proceeds

We will use approximately $              million of the net proceeds received from us for general corporate and working capital purposes, including the acquisition and development of office properties or, if market conditions warrant, repayment of debt or repurchase of outstanding shares of our common stock.

Proposed NYSE symbol

Risk Factors

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 and other information in this prospectus for a discussion of factors you should consider before investing in our common stock.

(1)	Excludes up to shares of our common stock that may be issued by us upon exercise of the underwriters’ option.
(2)	Includes 483,595,840 shares of our common stock outstanding as of April 30, 2007.

Summary Selected Consolidated Financial and Pro Forma Data

The summary historical consolidated financial data set forth below as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The audited consolidated financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary consolidated pro forma income statement and balance sheet data have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The amounts in the table are in thousands except for per-share information.

The summary unaudited pro forma financial information as of and for the three months ended March 31, 2007 and for the year ended December 31, 2006 have been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2006:

•	the Internalization on April 16, 2007;

•	the acquisition of one office property on May 10, 2007;

•	the termination of our share repurchase program upon consummation of this offering; and

•	this offering of shares of our common stock.

Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, included elsewhere in this prospectus. The amounts in the table are in thousands except for per-share information.

	Three Months Ended March 31,			For the Year Ended December 31,
	Pro Forma	Historical		Pro Forma	Historical
	2007	2007	2006	2006	2006	2005		2004
Statement of Income Data(1):
Total revenues	$149,336	$148,216	$139,049	$596,504	$573,799	$560,344		$544,439
Property operating costs	$52,995	$52,263	$47,416	$208,199	$197,511	$187,229		$173,649
Asset and property management fees – related-party and other	$754	$9,457	$6,744	$3,048	$29,401	$27,287		$23,169
Depreciation and amortization	$41,055	$40,607	$39,181	$171,369	$163,573	$150,137		$138,975
General and administrative expenses	$4,976	$3,890	$3,389	$26,241	$20,881	$18,468		$18,735
Income from continuing operations	$35,781	$28,611	$29,043	$117,527	$96,870	$131,766		$157,697

Cash Flows:
Cash flows from operations		$69,650	$59,597		$278,948	$270,887		$328,753
Cash flows provided by (used in) investing activities		$61,898	$(92,100)		$(188,400)	$691,690		$(253,342)
Cash flows provided by (used in) financing activities		$(120,624)	$29,584		$(95,390)	$(953,273	)(2)	$(89,009)
Dividends paid		$(68,344)	$(67,439)		$(269,575)	$(286,643)		$(326,372)

Per-Share Data:
Per weighted-average common share data:
Income from continuing operations per share—basic and diluted	$0.07	$0.06	$0.06	$0.24	$0.21	$0.28		$0.34
Dividends declared		$0.1467	$0.1467		$0.58	$0.61		$0.67
Weighted-average shares outstanding—basic and diluted	485,825	466,256	463,990	481,262	461,693	466,285		466,061

Balance Sheet Data (at period end):
Total assets	$4,861,962	$4,378,714			$4,450,690	$4,398,350
Total stockholders’ equity	$3,426,299	$2,832,739			$2,850,697	$2,989,147
Outstanding debt	$1,216,579	$1,205,979			$1,243,203	$1,036,312
Outstanding long-term debt	$1,189,579	$1,080,428			$1,125,295	$1,012,654
Obligations under capital leases	$—	$—			$—	$—

Funds from Operations Data(3):
Net income		$50,127	$31,347		$133,324	$329,135		$209,722
Add:
Depreciation of real assets—wholly owned properties		23,712	23,288		95,296	91,713		97,425
Depreciation of real assets—unconsolidated partnerships		366	359		1,449	1,544		2,918
Amortization of lease-related costs—wholly owned properties		17,248	17,314		72,561	67,115		65,314
Amortization of lease-related costs—unconsolidated partnerships		296	249		1,103	1,232		1,242
Subtract:
Gain on sale—wholly owned properties		(20,653)	—		(27,922)	(177,678)		(11,489)
(Gain) loss on sale—unconsolidated partnerships		(7)	—		5	(11,941)		(1,842)

Funds from operations		$71,089	$72,557		$275,816	$301,120		$363,290

(1)

Prior period amounts have been adjusted to conform with the current period presentation, Please refer to our revised financial statements for the three years in the period ended December 31, 2006 included elsewhere in this prospectus.

(2)	Includes special distribution of net sales proceeds from the 2005 Portfolio Sale of approximately $748.5 million.
(3)

Although net income calculated in accordance with generally accepted accounting principles (“GAAP”) is the starting point for calculating FFO, FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current National Association of Real Estate Investment Trust (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risks described below, in addition to other information contained in this prospectus, before purchasing shares of our common stock in this offering. The occurrence of any of the following risks could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our stockholders. Some statements in this prospectus, including statements contained in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business and Operations

Our growth will partially depend upon future acquisitions of properties, and we may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

Our business strategy involves expansion through the acquisition of primarily high-quality office properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions on satisfactory terms, if at all. Failure to identify or consummate acquisitions could slow our growth.

Further, we face significant competition for attractive investment opportunities from an indeterminate number of other real estate investors, including investors with significant capital resources such as domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our large, lead tenants, could adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.

The success of our investments materially depends on the financial stability of our tenants. Our tenants may experience a downturn in their business at any time that may significantly weaken their financial condition. As a result, our tenants may delay a number of lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, or expiration of existing leases without renewal, and the loss of rental income attributable to the terminated or expired leases. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated or defaulted upon, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss.

The occurrence of any of the situations described above, particularly if it involves one of our significant lead tenants, could seriously harm our operating performance. As of March 31, 2007, our most substantial lead tenants, based on annualized gross rents, were BP Amoco (approximately 6%), Leo Burnett (approximately 5%) and NASA (approximately 4%). As lead tenants, the revenues generated by the properties these tenants occupy are substantially reliant upon the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency, or a general downturn in the business of any of these tenants may result in the failure or delay of such tenant’s rental payments, which may have a substantial adverse effect on our operating performance.

We face considerable competition in the leasing market and may be unable to renew existing leases or re-let space on terms similar to the existing leases, or as leases expire, or we may expend significant capital in our efforts to re-let space, which may adversely affect our operating results.

Leases representing approximately 8% of our rentable square feet (including our pro rata share of properties owned by unconsolidated joint ventures) at our properties will expire in either 2007 or 2008, assuming no exercise of early termination rights. We compete with a number of other developers, owners and operators of office and office-oriented mixed-use properties and we may not be able to renew leases with our existing tenants or we may be unable to re-let space to new tenants if our current tenants do not renew their leases. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants upon expiration of their existing leases. Even if our tenants renew their leases or we are able to re-let the space, the terms and other costs of renewal or re-letting, including the cost of required renovations, increased tenant improvement allowances, leasing commissions, declining rental rates and other potential concessions, may be less favorable than the terms of our current leases, and could require significant capital expenditures. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or tenant improvement, leasing commissions or other costs increase, our financial condition, cash flows, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

We depend on key personnel.

Our continued success depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, Donald A. Miller, Robert E. Bowers, Laura P. Moon, Raymond L. Owens and Carroll A. Reddic, each of whom would be difficult to replace. Although we have entered into employment agreements with these key members of our executive management team, we cannot provide any assurance that any of them will remain in our employ. Our ability to retain our management group, or to attract suitable replacements should any members of the executive management group leave, is dependent on the competitive nature of the employment market. The loss of services of one or more of these key members of our management team, could adversely affect our results of operations and slow our future growth. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain “key person” life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends in large part upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. The current market for such skilled personnel is extremely competitive, and we cannot assure you that we will be successful in attracting and retaining such personnel.

Our rental revenues will be significantly influenced by the economies and other conditions of the office market in general and of the specific markets in which we operate, particularly in Chicago, Washington, D.C., and the New York metropolitan area, where we have high concentrations of office properties.

Because our portfolio consists primarily of office properties, we are subject to risks inherent in investments in a single property type. This concentration exposes us to the risk of economic downturns in the office sector to a greater extent than if our portfolio also included other sectors of the real estate industry.

We are susceptible to adverse economic or other conditions in the markets in which we operate, such as periods of economic slowdown or recession, the oversupply of, or a reduction in demand for, office properties in a particular area, industry slowdowns, relocation of businesses, and changing demographics. In addition to changes in general, regional, national and international economic conditions, our operating performance is impacted by the economic conditions of the specific markets in which we have concentrations of properties. Our properties located in Chicago, Washington, D.C. and the New York metropolitan area accounted for approximately 27%, 17% and 16%, respectively, of our 2007 annualized gross rent. As a result, we are particularly susceptible to adverse market conditions in these particular areas. Any adverse economic or real estate developments in the markets in which we have a concentration of properties, or in any of the other markets in which we operate, or any decrease in demand for office space resulting from the local business climate could adversely affect our rental revenues and operating results.

Economic and regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then our ability to pay distributions to our stockholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from the property. The following factors, among others, may adversely affect the operating performance and long- or short-term value of our properties:

•	changes in the national, regional and local economic climate, particularly in markets in which we have a concentration of properties;

•	local office market conditions such as changes in the supply of, or demand for, space in properties similar to those that we own within a particular area;

•	the attractiveness of our properties to potential tenants;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive or otherwise reduce returns to stockholders;

•	the financial stability of our tenants, including bankruptcies, financial difficulties or lease defaults by our tenants;

•	changes in operating costs and expenses, including costs for maintenance, insurance and real estate taxes, and our ability to control rents in light of such changes;

•	the need to periodically fund the costs to repair, renovate and re-let space;

•	earthquakes, tornados, hurricanes and other natural disasters, civil unrest, terrorist acts or acts of war, which may result in uninsured or underinsured losses; and

•	changes in, or increased costs of compliance with, governmental regulations, including those governing usage, zoning, the environment and taxes.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, could result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Future terrorist attacks may result in declining economic activity, which could reduce the demand for, and the value of, our properties. To the extent that future attacks impact our tenants, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases. Any of the above factors may prevent us from realizing growth or maintaining the value of our real estate properties.

Future acquisitions of properties may not yield anticipated returns, may result in disruptions to our business and may strain management resources.

We intend to continue acquiring high-quality office properties. In deciding whether to acquire a particular property, we make certain assumptions regarding the expected future performance of that property. However, newly acquired properties may fail to perform as expected. Our management may underestimate the costs necessary to bring acquired properties up to standards established for their intended market position, which may result in the properties’ failure to achieve projected returns.

In particular, to the extent that we engage in acquisition activities, they will pose the following risks for our ongoing operations:

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	we may not achieve expected cost savings and operating efficiencies;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

•	management attention may be diverted to the integration of acquired properties, which in some cases may turn out to be less compatible with our growth strategy than originally anticipated;

•	the acquired properties may not perform as well as we anticipate due to various factors, including changes in macro-economic conditions and the demand for office space; and

•

we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many forces, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations, thereby limiting our ability to make distributions to stockholders.

In addition, the federal tax code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales or properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions promptly or on favorable terms, which may adversely affect our cash flows and our ability to pay distributions on, and the market price of, our common stock.

Furthermore, in acquiring a property, we may agree to transfer restrictions that materially restrict our ability to dispose of the property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These “lock-up” provisions would further restrict our ability to turn our investments into cash and could affect cash available for distributions. Lock-up provisions could also impair our ability to take actions during the lock-up period that would otherwise be in the best interest of our stockholders and, therefore, may have an adverse impact on the value of our common stock relative to the value that would result if the lock-up provisions did not exist.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.

We may acquire and develop properties, including unimproved real properties, upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

Our real estate development strategies may not be successful.

We will be subject to risks associated with our development activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

•	development projects in which we have invested may be abandoned and the related investment will be impaired;

•	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	we may not be able to obtain land on which to develop;

•	we may not be able to obtain financing for development projects, or obtain financing on favorable terms;

•

construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we financed through construction loans; and

•	we may not achieve sufficient occupancy levels and/or obtain sufficient rents to ensure the profitability of a completed project.

Moreover, substantial renovation and development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

Future terrorist attacks in the major metropolitan areas in which we own properties could significantly impact the demand for, and value of, our properties.

Our portfolio maintains significant holdings in markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles, each of which has been, and continues to be, a high risk geographical area for terrorism and threats of terrorism. Future terrorist attacks, such as the attacks that occurred on September 11, 2001, and other acts of terrorism or war would severely impact the demand for, and value of, our properties. Terrorist attacks in and around any of the major metropolitan areas in which we own properties could also directly impact the value of our properties through damage, destruction, loss or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew or re-lease our properties at lease rates equal to or above historical rates. To the extent that any future terrorist attacks otherwise disrupt our tenants’ businesses, it may impair their ability to make timely payments under their existing leases with us which would harm our operating results.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry comprehensive general liability, fire, extended coverage, business interruption rental loss coverage and umbrella liability coverage on all of our properties and earthquake, wind and hurricane coverage on properties in areas where such coverage is warranted. We believe the policy specifications and insured limits of these policies are adequate and appropriate given the relative risk of loss, the cost of the coverage and industry practice. However, we are subject to certain types of losses, those that are generally catastrophic in nature, such as losses due to wars, acts of terrorism and, in some cases, earthquakes, hurricanes and flooding, that generally are not insured, either because such coverage is not available or is not available at commercially reasonable rates. If we experience a loss that is uninsured or that exceeds policy limits, we could lose a significant portion of the capital we have invested in the damaged property, as well as the anticipated future revenue from the property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a property after it has been damaged or destroyed. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future as the costs associated with property and casualty renewals may be higher than anticipated.

In addition, insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Extension Act of 2005, which extended TRIA through the end of 2007, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. In some cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of that asset will be reduced by such uninsured loss. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to our stockholders.

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and our reliance on joint venture partners’ financial condition.

We have historically entered into joint ventures with certain public programs sponsored by Wells Real Estate Funds, Inc. (“Wells REF”) and with other third parties. In the future we intend to enter into strategic joint ventures with unaffiliated institutional investors to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. As of March 31, 2007, we owned 12 properties representing approximately 2.1 million rentable square feet through joint ventures. Such joint venture investments involve risks not otherwise present in a wholly owned property, development or redevelopment project, including the following:

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in these investments, we do not have exclusive control over the development, financing, leasing, management and other aspects of the project, which may prevent us from taking actions that are opposed by our joint venture partners;

•	joint venture agreements often restrict the transfer of a co-venturer’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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we would not be in a position to exercise sole decision-making authority regarding the property or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

•	such co-venturer may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

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such co-venturer may be in a position to take action contrary to our instructions, requests or policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

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the possibility that our co-venturer in an investment might become bankrupt, which would mean that we and any other remaining co-venturers would generally remain liable for the joint venture’s liabilities;

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our relationships with our co-venturers are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

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disputes between us and our co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and could result in subjecting the properties owned by the applicable joint venture to additional risk; or

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we may, in certain circumstances, be liable for the actions of our co-venturers, and the activities of a joint venture could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce the returns to our investors.

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings.

Compliance with new laws or regulations or stricter interpretation of existing laws by agencies or the courts may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties such as the presence of underground storage tanks or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our cash flow and ability to make distributions and may reduce the value of your investment.

Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.

Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our stockholders may be adversely affected. Although we believe that our properties are currently in material compliance with these regulatory requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the Americans with Disabilities Act or other legislation. If one or more of our properties is not in compliance with the Americans with Disabilities Act or other legislation, then we would be required to incur additional costs to achieve compliance. If we incur substantial costs to comply with the Americans with Disabilities Act or other legislation, our financial condition, results of operation, cash flow, per-share trading price of our common stock and our ability to satisfy our debt obligations and to make distributions to our stockholders could be adversely affected.

As the present or former owner or operator of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination.

Under various federal, state and local environmental laws, ordinances and regulations, a current or former real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held entirely responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a property for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Due to the presence of contamination on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants.

Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

The cost of defending against claims of liability of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

As the owner of real property, we could become subject to liability for adverse environmental conditions in the buildings our property.

Some of our properties may contain asbestos-containing building materials. Environmental laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. In addition, environmental laws and the common law may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos.

The properties also may contain or develop harmful mold or suffer from other air quality issues. Any of these materials/conditions could result in liability for personal injury and costs of remediating adverse conditions.

As the owner of real property, we could become subject to liability for failure to comply with environmental requirements regarding the handling and disposal of regulated substances and wastes or for non-compliance with health and safety requirements.

Some of our tenants may handle regulated substances and wastes as part of their operations at our properties. Environmental laws regulate the handling, use, and disposal of these materials and subject our tenants, and potentially us, to liability resulting from non-compliance with these requirements. The properties in our portfolio are also subject to various federal, state and local health and safety requirements, such as state and local fire requirements. If we or our tenants fail to comply with these various requirements, we might incur governmental fines or private damage awards. Moreover, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution to you, the per share trading price of our common stock and our ability to satisfy our debt service obligations. If our tenants become subject to liability for noncompliance, it could affect their ability to make rental payments to us.

We are and may continue to be subject to litigation, which could have a material adverse effect on our financial condition.

We and certain of our officers and directors are defendants in a purported class action and shareholder derivative complaint which alleges, among other things, that the compensation received by our former advisor in connection with the Internalization was excessive and that certain officers and directors were unjustly enriched. In addition, we currently are, and are likely to continue to be, subject to litigation, including claims relating to our operations, offerings, unrecognized pre-acquisition contingencies and otherwise in the ordinary course of business. Some of these claims may result in potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that arise in the future. Resolution of these types of matters against us may result in us having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, would adversely impact our earnings and cash flows thereby impacting our ability to service debt, and make quarterly distributions to our stockholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and/or adversely impact our ability to attract officers and directors.

If we are unable to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our disclosure controls or internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common stock.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

As a public company, Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, beginning with the year ending December 31, 2007, and to include a management report assessing the effectiveness of our internal control over financial reporting in all annual reports beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007. In addition, Section 404 also requires our independent registered public accounting firm to attest to, and report on, management’s assessment of our internal control over financial reporting, beginning with the year ending December 31, 2008. In anticipation of the requirement to comply with Section 404 for our Annual Report on Form 10-K for the year ending December 31, 2007, we are in the process of reviewing, testing and, where necessary, enhancing our policies and procedures on internal control over financial reporting. If we are unable to timely complete the assessment of our internal control over financial reporting, if management is unable to favorably assess the effectiveness of our internal control over financial reporting or if our auditors are unable to give an unqualified attestation report with respect to our assessment of those controls, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common stock.

Risks Related to Conflicts of Interest

We will compete with our former advisor and its affiliates for properties and tenants and our former advisor may have or may obtain competitively advantageous information not available to other real estate companies with which we compete.

We did not enter into any non-competition agreements with our former advisor or any of its affiliates in connection with the Internalization. Our former advisor and its affiliates sponsor several public and private real estate programs, many of which invest in commercial properties similar to the properties in which we currently invest, or in which we may invest in the future. Therefore, due to the lack of any non-competition agreements, our former advisor and its affiliates may compete freely with us for certain properties or certain tenants at properties, which may have an adverse effect on our operating results and value of our shares.

In its previous position, our former advisor was privy to certain information about us that is not generally available to our competitors, such as rental rates, lease expirations and tenant expansion plans. This information could be used to the advantage of our former advisor when competing with us. In addition, because our headquarters are located in the same building as those of our former advisor, it may be difficult to keep sensitive information from our former advisor. Moreover, some third parties may initially attempt to present acquisition, disposition or leasing opportunities to us through their contacts with individuals who work for our former advisor and who previously would have presented those opportunities to us. Until the effects of the Internalization are understood by all third parties who may desire to present such opportunities to us, we may miss out on some opportunities.

Our Chief Executive Officer and our Chief Financial Officer will be subject to certain conflicts of interest with regard to enforcing the indemnification provisions contained in the merger agreement and enforcing some of the agreements entered into by us in connection with the Internalization.

Donald A. Miller, CFA, our Chief Executive Officer, President and a director, and Robert E. Bowers, our Chief Financial Officer, Executive Vice President, Treasurer and Secretary, each received beneficial economic interests in our common stock through their respective approximately 1% ownership interest in WASI, which received 19,546,302 in shares of our common stock (then valued at approximately $175 million) as a result of the Internalization. These shares are subject to an 18-month lock-up period (subject to extension under certain conditions) during which they may not be sold or otherwise transferred. Certain provisions of the merger agreement and many of the ancillary agreements that were executed in connection with the Internalization have significant financial impacts on WASI. In particular, Messrs. Miller and Bowers are subject to conflicts of interest in connection with the enforcement against WASI of indemnification obligations under the merger agreement, the enforcement of a pledge and security agreement and the release of 162,706 escrowed shares of our common stock issued to WASI under an escrow agreement. The enforcement of these agreements could have a negative effect on WASI and, therefore, could adversely affect the financial interests of Messrs. Miller and Bowers. The economic interests of Messrs. Miller and Bowers in WASI could compromise their judgment with respect to the enforcement of our agreements with WASI.

Our independent directors serve as directors and/or trustees of entities sponsored by Wells REF, the primary counterparty with whom we entered into contractual arrangements relating to the Internalization. Those relationships could affect their judgment with respect to enforcing the agreements we entered into in connection with the Internalization.

Several of our independent directors serve as directors and/or trustees of entities sponsored by Wells REF, the primary counterparty with whom we entered into contractual arrangements relating to the Internalization. Donald S. Moss, one of our independent directors, is a director of Wells Timberland REIT, and all of our current independent directors, with the exception of Wesley E. Cantrell, are trustees of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as its series the Wells S&P REIT Index Fund and Wells Dow Jones Wilshire Global RESI Index. Our independent directors have no financial interest in the entities that have contractual obligations to us relating to the Internalization. Nevertheless, the relationship of several of our independent directors to entities sponsored by Wells REF could affect their judgment with respect to enforcing the agreements we entered into in connection with the Internalization.

Risks Related to Our Organization and Structure

We have limited experience operating as a self-advised REIT, which makes our future performance and the performance of your investment difficult to predict. As a result of the Internalization, we may be exposed to risks to which we have not historically encountered.

We have a limited operating history as a self-advised company. Prior to the Internalization, our day-to-day operations were performed by an external advisor, which had more personnel than we now have. Given this change in the personnel on which we rely to run our operations, our future performance is more difficult to predict.

As a result of the Internalization, we may encounter risks to which we have not historically been exposed. Excluding the effect of the eliminated asset management fees, our direct overhead, on a consolidated basis, will increase as a result of becoming self-advised. Prior to the Internalization, the responsibility for such overhead was borne by our former advisor and its affiliates.

We currently employ 86 people, 76 of whom were previously associated with our former advisor or its affiliates. As their employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances, and we will bear the costs of the establishment and maintenance of such plans.

We are dependent on external sources of capital, which may not be available on favorable terms, if at all.

To qualify as a REIT, we must, among other things, distribute to our stockholders each year at least 90% of our REIT taxable income (excluding any net capital gains). In order to eliminate federal income tax, we will be required to distribute annually 100% of our net taxable income (including capital gains). Consequently, we are largely dependent on external sources of capital to fund our development and acquisition activities. Further, in order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. We have been accessing public equity capital through our prior public offerings, including our ongoing dividend reinvestment plan, the proceeds of which we have used to acquire and develop properties. Our access to third-party sources of capital and our ability to access capital in this manner, if at all, is dependent upon a number of factors, including general market conditions and competition from other real estate companies. Debt capital may not be available at reasonable rates. To the extent that capital is not available to acquire or develop properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors and result in us not meeting our projected earnings and distributable cash flow levels in a particular reporting period. Failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the market price of our common stock.

Our organizational documents contain provisions that may have an anti-takeover effect, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or otherwise benefit our stockholders.

Our charter and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price, or otherwise be in the best interests of our stockholders. These provisions include limitations on the ownership of our common stock, advance notice requirements for stockholder proposals, and our board of directors’ power to reclassify shares of common stock and issue additional shares of common stock or preferred stock.

Our charter limits the number of shares a person may own, which may discourage a takeover that could result in a premium price for our common stock or otherwise benefit our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT for federal income tax purposes. Unless exempted by our board of directors, no person may actually or constructively own more than 9.8% of our outstanding common stock, which may inhibit large investors from desiring to purchase our shares. This restriction may have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following:

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within the limits provided in our charter, prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of us and our stockholders;

•	issue additional shares without obtaining stockholder approval, which could dilute the ownership of our then-current stockholders;

•	amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series, without obtaining stockholder approval;

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classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares, without obtaining stockholder approval;

•	employ and compensate affiliates;

•	direct our resources toward investments that do not ultimately appreciate over time;

•	change creditworthiness standards with respect to our tenants;

•	change our investment or borrowing policies; and

•	determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving you, as a stockholder, the right to vote. See “Description of Capital Stock.”

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders, which may discourage a third party from acquiring us in a manner that could result in a premium price for our common stock or otherwise benefit our stockholders.

Our board of directors could, without stockholder approval, issue authorized but unissued shares of our common stock or preferred stock and amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. In addition, our board of directors could, without stockholder approval, classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority with respect to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our common stock, or otherwise be in the best interests of our stockholders.

Our board of directors could adopt the limitations available under Maryland law on changes in control that could have the effect of preventing transactions in the best interests of our stockholders.

Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter would require the recommendation of our board of directors and impose special appraisal rights and special stockholder voting requirements on these combinations; and

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“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Our board of directors has opted out of these provisions of Maryland law. As a result, these provisions will not apply to a business combination or control share acquisition involving our company. However, our board of directors may opt in to the business combination provisions and the control share provisions of Maryland law in the future. See “Certain Provisions of Maryland Law and our Charter and Bylaws.”

Additionally, Title 3, Subtitle 8 of the Maryland General Corporation Law (“MGCL”), permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently employ. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our charter, our bylaws, the limited partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. In addition, the employment agreements with our named executive officers contain, and grants under our incentive plan may also contain, change-in-control provisions that might similarly have an anti-takeover effect, inhibit a change of our management, or inhibit in certain circumstances tender offers for our common stock or proxy contests to change our board.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce our recovery and our stockholders’ recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director or officer has no liability in that capacity if he performs his duties in good faith in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our and our stockholders’ recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our directors and officers (as well as by our employees and agents) in some cases. See “Management—Indemnification of Directors and Executive Officers and Limitations of Liability.”

Our net income per share and funds from operations (“FFO”) per share may decrease in the near term as a result of the Internalization.

Our net income and FFO may decrease as a result of the Internalization. Although we no longer bear the costs of the various fees and expense reimbursements previously paid to our former advisors as a result of becoming self-advised, our expenses will include the compensation and benefits of our officers and employees, as well as overhead previously paid by our former advisors or their affiliates. These employees will be providing us services historically provided by our former advisors and there is no assurance that we will be able to provide those services at the same level or for the same costs as were previously provided to us by our former advisor and there may be unforeseen costs, expenses and difficulties associated with providing those services on a self-advised basis. If the expenses we assume as a result of the Internalization are higher than we anticipate, our net income per share and FFO per share may be lower as a result of the Internalization than it otherwise would have been. In addition, 19,546,302 shares of our common stock were issued in connection with the Internalization, thereby increasing the number of our outstanding shares of common stock and potentially causing our net income per share and FFO per share to decrease.

We may face additional risks and costs associated with directly managing properties occupied by government tenants.

We currently own nine properties where some or all of the tenants at such properties are federal government agencies. As such, lease agreements with these federal government agencies contain certain provisions required by federal law, which require, among other things, that the contractor (which is the lessor or the owner of the property), agree to comply with certain rules and regulations, including but not limited to, rules and regulations related to anti-kickback procedures, examination of records, audits and records, equal opportunity provisions, prohibition against segregated facilities, certain executive orders, subcontractor cost or pricing data and certain provisions intending to assist small businesses. Through one of our wholly owned subsidiaries, we directly manage properties with federal government agency tenants and, therefore, we are subject to additional risks associated with compliance with all such federal rules and regulations. In addition, there are certain additional requirements relating to the potential application of certain equal opportunity provisions and the related requirement to prepare written affirmative action plans applicable to government contractors and subcontractors. Some of the factors used to determine whether such requirements apply to a company that is affiliated with the actual government contractor, the legal entity that is the lessor under a lease with a federal government agency, include whether such company and the government contractor are under common ownership, have common management and are under common control. As a result of the Internalization, we own the entity that is the government contractor and the property manager, increasing the risk that such Equal Employment Opportunity Commission requirements and requirements to prepare affirmative action plans pursuant to the applicable executive order may be determined to be applicable to us.

Risks Related to this Offering

Because we have a large number of outstanding shares and stockholders and our shares have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell our shares. Significant sales or the perception that significant sales could occur may cause our stock price to decline significantly.

If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering and our listing on the NYSE, the market price of our common stock could decline significantly. As of April 30, 2007, we had 483,595,840 million shares of common stock issued and outstanding. All of these shares are freely tradable, except for the 19,546,302 shares issued as consideration in the Internalization, which are subject to an 18-month prohibition on resale. Neither we nor any third party have any control over the timing or volume of these sales. Prior to this offering, the shares were not listed on any national securities exchange, and the ability of stockholders to liquidate their investments was limited. Upon completion of this offering and our listing on the NYSE,              shares of our common stock will be freely tradeable. We cannot predict the effect of future sales of our common stock by our stockholders, or the availability of shares of common stock for future sale, on the market price of our common stock. A large volume of sales of these shares could decrease the prevailing market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales are not effected, the mere perception of the possibility of these sales could depress the market price of our common stock and have a negative effect on our ability to raise capital in the future. In addition, anticipated downward pressure on our common stock price due to actual or anticipated sales of common stock from this market overhang could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

Our distributions to stockholders may change.

For the year ended December 31, 2006 we paid cash dividends in the amount of $0.5868 per share, and on March 22, 2007 we paid a quarterly distribution of $0.1467 per share of common stock for the three months ended March 31, 2007. Distributions will be authorized and determined by our board of directors in its sole discretion from time to time and will depend upon a number of factors, including:

•	cash available for distribution;

•	our results of operations;

•	our financial condition, especially in relation to our anticipated future capital needs of our properties;

•	the level of reserves we establish for future capital expenditures;

•	the distribution requirements for REITs under the Code;

•	the level of distributions paid by comparable listed REITs

•	our operating expenses; and

•	other factors our board of directors deems relevant.

We expect to continue to pay quarterly distributions to our stockholders. However, we bear all expenses incurred by our operations, and our funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. Consequently, we may not continue our historic level of distributions to stockholders, and our distribution levels may fluctuate. See “Distribution Policy.”

If we use significant cash balances and debt capacity to repurchase shares of our common stock, we would have a reduced capacity to acquire additional properties, which could impede our growth.

We have the capacity to repurchase a significant number of shares of our common stock should our board of directors determine that doing so would be a prudent use of our cash balances and our debt capacity. Due to the lack of trading history of our shares of common stock and the risk of substantial sales of shares of our common stock upon listing on the NYSE, there is a greater risk that market conditions will favor substantial stock repurchases to a greater extent than they otherwise would. Substantial repurchases would decrease our capacity for acquisitions, which could impede our growth.

There is currently no public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Prior to this offering, there has been no public market for our common stock. The public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our common stock available in the public market will reflect our actual financial performance.

We intend to apply to list our common stock on the NYSE under the symbol             . Listing on the NYSE would not ensure that an actual market will develop for our common stock or, if developed, that any market will be sustained. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their common stock; or

•	the price that our stockholders may obtain for their common stock.

The stock markets, including the NYSE, on which we will list our common stock, have experienced significant price and volume fluctuations. Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published;

•	future sales of substantial amounts of our common stock by our existing or future stockholders;

•	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including medium term notes, senior or subordinated notes and classes of preferred or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their proportionate ownership.

Market interest rates may have an effect on the value of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our common stock or seek securities paying higher dividends or interest. It is likely that the public valuation of our common stock will be based primarily on our earnings and cash flows and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease, because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our sector, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our shares could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common stock to decline.

Federal Income Tax Risks

Our failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We are owned and operated in a manner intended to qualify us as a REIT for U.S. federal income tax purposes; however, we do not have a ruling from the Internal Revenue Service (“IRS”) as to our REIT status. In addition, we own all of the common stock of a subsidiary that has elected to be treated as a REIT, and if our subsidiary REIT was to fail to qualify as a REIT, it is possible that we would also fail to qualify as a REIT unless we (or the subsidiary REIT) could avail ourselves (itself) of certain relief provisions. Our qualification and the qualification of our subsidiary REIT, as a REIT will depend on satisfaction, on an annual or quarterly basis, of numerous requirements set forth in highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. A determination as to whether such requirements are satisfied involves various factual matters and circumstances not entirely within our control. The fact that we hold substantially all of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. No assurance can be given that we, or our subsidiary REIT, will qualify as a REIT for any particular year. See “Federal Income Tax Considerations—General” and “—Requirements for Qualification as a REIT.”

If we, or our subsidiary REIT, were to fail to qualify as a REIT in any taxable year for which a REIT election has been made, the non-qualifying REIT would not be allowed a deduction for dividends paid to its stockholders in computing our taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless the non-qualifying REIT were to obtain relief under certain statutory provisions, the non-qualifying REIT would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. As a result of such additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax.

Even if we qualify as a REIT, we may incur certain tax liabilities that would reduce our cash flow and impair our ability to make distributions or to meet the annual distribution requirement for REITs.

To obtain the favorable tax treatment accorded to REITs, among other requirements, we normally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. We will be subject to federal income tax on any undistributed taxable income and our net capital gain. If we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our net capital gain income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, plus (ii) retained amounts on which we pay income tax at the corporate level. If we realize net income from foreclosure properties that we hold primarily for sale to customers in the ordinary course of business, we must pay tax thereon at the highest corporate income tax rate, and if we sell a property, other than foreclosure property, that we are determined to have held for sale to customers in the ordinary course of business, any gain realized would be subject to a 100% “prohibited transaction” tax. The determination as to whether or not a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. We cannot guarantee that sales of our properties would not be prohibited transactions unless we comply with certain safe-harbor provisions. The need to avoid prohibited transactions could cause us to forego or defer sales of facilities that might otherwise be in our best interest to sell.

We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate tax obligations, however, differences between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Code. Certain types of assets generate substantial mismatches between taxable income and available cash, such as real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings. As a result, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements. Any such actions could increase our costs and reduce the value of our common stock. Further, we may be required to make distributions to our stockholders when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with REIT qualification requirements may, therefore, hinder our ability to operate solely on the basis of maximizing profits.

In addition, we own interests in certain taxable REIT subsidiaries that are subject to federal income taxation and we and our subsidiaries may be subject to state and local taxes on our income or property.

We may face additional risks by reason of the Internalization.

As a result of the Internalization, we acquired all of the business and assets of two existing C corporations which had previously performed advisory and management functions for us and others in a transaction in which we would have succeeded to the C corporation’s earnings and profits. Under the Code, earnings and profits attributable to a C corporation must be distributed before the end of the REIT’s tax year in order for the REIT to maintain its qualification as a REIT. Both of the existing C corporations acquired by merger had earnings and profits; however, immediately prior to the consummation of the merger transactions, each such corporation distributed an amount represented to be equal to or in excess of its respective amount of earnings and profits. The amounts distributed were determined in reliance upon calculations of earnings and profits prepared by our former advisor and reviewed by a nationally recognized accounting firm based on management representations and financial information as to the operations of the two C corporations. If the IRS were to assert successfully that such calculations were inaccurate resulting in one or both of the entities surviving the merger being deemed to have retained earnings and profits from non-REIT years, then we could be disqualified from being taxed as a REIT unless we were able to make a distribution of the re-determined amount of excess earnings and profits within 90 days of the final determination thereof. In order to make such a distribution, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us.

Moreover, due to the acquisition of certain property management contracts pursuant to the merger transactions, a portion of the income derived from such contracts will not qualify for purposes of the 75% and 95% income tests required for qualification as a REIT. The IRS may assert also that a portion of the assets acquired pursuant to the merger transactions does not qualify for purposes of the assets tests required for qualification as a REIT. In this regard, we believe that neither the amounts of non-qualifying income nor the value of non-qualifying assets acquired, when added to our calculations of other non-qualifying income or assets, will be sufficient to cause us to fail to satisfy any of such tests required for REIT qualification. No assurance can be given, however, that the IRS will not successfully challenge our calculations of the amount of non-qualifying income earned by us or the value of non-qualifying assets held by us in any given year or that we will qualify as a REIT for any given year.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount from their fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received pursuant to our dividend reinvestment plan.

If the discounts made available to participants in our dividend reinvestment plan were deemed to be excessive, our ability to pay distributions to our stockholders and our status as a REIT could be adversely affected.

We are required to distribute to our stockholders each year at least 90% of our REIT taxable income in order to qualify for taxation as a REIT. In order for distributions to be treated as distributed for purposes of this test, we must be entitled to a deduction for dividends paid to our stockholders within the meaning of Section 561 of the Code with respect to such distributions. Under this Code section, we will be entitled to such deduction only with respect to dividends that are deemed to be non-preferential, i.e., pro rata amongst, and without preference to any of, our common stockholders. The IRS has issued a published ruling which provides that a discount in the purchase price of a REIT’s newly-issued shares in excess of five percent of the stock’s fair market value is an additional benefit to participating stockholders, which may result in a preferential dividend for purposes of the 90% distribution test. Our dividend reinvestment plan offers participants the opportunity to acquire newly-issued shares of our common stock at a discount intended to fall within the safe harbor for such discounts set forth in the ruling published by the IRS; however, the fair market value of our common stock prior to its listing on a national securities exchange has not been susceptible to a definitive determination. Accordingly, the IRS could take the position that the fair market value of our common stock was greater than the value determined by us for purposes of the dividend reinvestment plan, resulting in purchase price discounts greater than five percent. In such event, we may be deemed to have failed the 90% distribution test for REIT qualification status, and our status as a REIT could be terminated for the year in which such determination is made. See “Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Distributions made by REITs do not qualify for the reduced tax rates that apply to certain other corporate distributions.

The maximum tax rate for distributions made by corporations to individuals is generally 15% (through 2010). Distributions made by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient rather than the 15% preferential rate. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in non-REIT corporations that make distributions, which could adversely affect the value of the stock of REITs, including our common stock. See “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

A recharacterization of transactions undertaken by our operating partnership may result in lost tax benefits or prohibited transactions, which would diminish cash distributions to our stockholders, or even cause us to lose REIT status.

The IRS could recharacterize transactions consummated by our operating partnership which could result in the income realized on certain transactions being treated as gain realized from the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain would constitute income from a prohibited transaction and would be subject to a 100% tax. If this were to occur, our ability to make cash distributions to our stockholders would be adversely affected.

Moreover, our operating partnership may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, we can give you no assurance that the IRS will not attempt to challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction was so recharacterized, the amount of our REIT taxable income could be recalculated, which might cause us to fail to meet the distribution requirement for a taxable year. We might also fail to satisfy the REIT qualification asset tests or income tests and, consequently, lose our REIT status.

Even if we maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes which would reduce our cash available for distribution to our stockholders. As noted, net income from a “prohibited transaction” is subject to a 100% tax. If we are not able to make sufficient distributions, we will be subject to excise tax. Further, we may decide to retain certain gains realized from the sale or other disposition of our property and pay income tax directly on such gains. In that event, our stockholders would be required to include such gains in income and would receive a corresponding credit for their share of taxes paid by us. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets. In addition, any net taxable income earned directly by our TRS that we utilize to hold an interest in our operating partnership will be subject to U.S. federal and state corporate income tax. Any federal or state taxes we pay will reduce our cash available for distribution to our stockholders.

The opinion of Holland & Knight LLP regarding our status as a REIT does not guarantee our ability to remain a REIT.

Our special tax counsel, Holland & Knight LLP, has rendered an opinion to us that, commencing with our taxable year ending December 31, 1998, we have been organized in conformity with the requirements for qualification and taxation as a REIT and we have operated in conformity with the requirements for qualification and taxation as a REIT under the Code through our taxable year ended December 31, 2006, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based upon our factual representations as to the manner in which we will be owned, invest in assets and operate, among other things. The validity of the opinion of Holland & Knight LLP and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Holland & Knight LLP. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any one taxable year. Also, the opinion of Holland & Knight LLP represents counsel’s legal judgment based on the law in effect as of the date of the commencement of this offering, is not binding on the IRS or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. Holland & Knight LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Legislative or regulatory action could adversely affect our stockholders.

In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our common stock. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in common stock.

Risks Associated with Debt Financing

We have incurred and are likely to continue to incur mortgage and other indebtedness, which may increase our business risks.

As of March 31, 2007, we had total outstanding indebtedness of approximately $1.2 billion, and we are currently in discussions with several lenders to enter into an unsecured revolving credit facility in an amount of up to $500 million. We are likely to incur additional indebtedness to acquire properties, to fund property improvements and other capital expenditures or for other corporate purposes, such as to repurchase shares of our common stock if market conditions warrant or to fund future distributions to our stockholders. Significant borrowings by us increase the risks of an investment in us. For example, if there is a shortfall between the cash flow from properties and the cash flow needed to service our indebtedness, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages or other indebtedness contain cross-collateralization or cross-default provisions, a default on a single loan could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be limited.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. We may be unable to refinance properties. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Existing loan agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional debt. Loan documents evidencing our existing indebtedness contain, and loan documents entered into in the future, including our proposed unsecured revolving credit facility, will likely contain certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, these agreements contain financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make dividend payments, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. Covenants under our existing indebtedness do, and under any future indebtedness likely will, restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

If we incur substantial variable-rate debt obligations, increases in interest rates would increase the amount of our variable-rate debt payments and could limit our ability to pay dividends to our stockholders.

As of March 31, 2007, we had approximately $1.2 billion of indebtedness, of which $16.8 million was at variable rates. We expect to incur additional indebtedness in the future, including variable-rate debt, such as borrowings under an unsecured revolving credit facility in an amount of up to $500 million, which we expect to enter into before the commencement of this offering that may be incurred to refinance fixed-rate indebtedness. Increases in interest rates will increase our interest costs associated with variable-rate debt, which would reduce our cash flows and our ability to pay dividends to our stockholders. In addition, if we need to repay existing debt during periods of higher interest rates, we might sell one or more of our investments in order to repay the debt, which sale at that time might not permit realization of the maximum return on such investments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in “Prospectus Summary,” “Risk Factors,” “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties,” “Policies With Respect to Certain Activities” and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about our plans, strategies and prospects and estimates regarding future office market performance, including estimates made by, or in reliance upon market research provided by, Rosen Consulting. Such statements are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this prospectus is filed with the Securities and Exchange Commission. We cannot guarantee the accuracy of any such forward-looking statements contained in this prospectus, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to unknown risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide dividends to stockholders, and maintain the value of our real estate properties, may be significantly hindered. The factors listed above in the section entitled “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of certain risks, uncertainties and events that could cause actual results to differ materially from those presented in our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and commissions and estimated expenses of the offering payable by us, will be approximately $             million (or approximately $             million if the underwriters exercise their over-allotment option in full), in each case assuming a public offering price of $             per share, which is the midpoint of the range set forth on the cover of this prospectus.

We will use approximately $             million of the net proceeds received from us for general corporate and working capital purposes, including the acquisition and development of office properties, or, if market conditions warrant, the repayment of existing indebtedness or the repurchase of outstanding shares of our common stock.

DISTRIBUTION POLICY

We intend to continue to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its annual REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common stock out of assets legally available therefor. Our future distributions will be at the discretion of our board of directors. To date, our regular distributions per share have been above the levels typically paid by publicly traded office REITs relative to cash available for distribution. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, the benefits of maintaining distribution coverage ratios more similar to those paid by most other publicly traded office REITs.

If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors” beginning on page 16.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital for U.S. federal income tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

The table below sets forth the quarterly dividend distributions paid to our stockholders during the first quarter of 2007 and during the years ended December 31, 2006 and 2005.

	2005	2006	2007
First Quarter	$0.1750	$0.1467	$0.1467
Second Quarter	0.1467	0.1467
Third Quarter	0.1467	0.1467
Fourth Quarter	0.1467	0.1467

Total	$0.6151	$0.5868

CAPITALIZATION

The following table sets forth (1) our historical capitalization as of March 31, 2007 and (2) our pro forma capitalization which gives effect to: (i) the Internalization on April 16, 2007; (ii) the acquisition of one office property on May 10, 2007; (iii) the termination of our share repurchase program upon the consummation of this offering; and (iv) this offering of              shares of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Use of Proceeds,” “Selected Consolidated Financial and Pro Forma Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated historical and pro forma financial statements and notes thereto included elsewhere in this prospectus.

	As of March 31, 2007
	Historical	Pro Forma
	(in thousands, except share information)
Lines of Credit(1)	$16,800	$
Mortgage notes	1,189,179

Minority interests	6,230
Redeemable Common Stock(2)	121,258
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none outstanding, historical and pro forma	—
Common stock, $0.01 par value, 750,000,000 shares authorized, 464,024,095 shares issued and outstanding, historical, and shares issued and outstanding, pro forma	4,640
Additional paid-in capital	3,344,340
Cumulative Distributions in excess of earnings	(394,983)
Redeemable common stock	(121,258)

Total Stockholders’ Equity	2,832,739

Total Capitalization	$4,166,206

(1)

Concurrently with the completion of this offering, we intend to enter into an unsecured revolving credit facility in an amount of up to $500 million. We are currently negotiating the terms of this facility, although no commitment letter has been entered into at this time. Initially, we expect to use this facility to pay off any balances outstanding under our two existing secured lines of credit. Remaining capacity under the facility will be used for general corporate and working capital purposes, including the possible acquisition of real properties or, if market conditions warrant, the repurchase of shares of our outstanding common stock.

(2)

Under our share redemption program, which we expect our board will terminate concurrently with this offering, shares of our common stock are contingently redeemable at the option of the stockholder, subject to certain limitations. Such limitations include, but are not limited to, the following: (i) during any calendar year, we may not redeem in excess of 5% of the weighted-average shares of our common stock outstanding during the prior calendar year, and (ii) the aggregate amount paid for redemptions under the share redemption program must not exceed the aggregate amount of proceeds received from the sale of shares under our dividend reinvestment program. Accordingly, pursuant to SEC Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stocks, we have recorded redeemable common stock equal to the aggregate amount of proceeds received under the dividend reinvestment plan, less the aggregate amount incurred to redeem shares under our share redemption program.

SELECTED CONSOLIDATED FINANCIAL AND PRO FORMA DATA

The following table sets forth certain financial data on a pro forma basis and on a historical consolidated basis.

The selected historical consolidated financial data set forth below as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data as of December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 have been derived from our audited consolidated financial statements not included in this prospectus. The historical financial data and other data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The audited consolidated financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary consolidated pro forma statements of income and balance sheet data have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

The summary unaudited pro forma financial information as of and for the three months ended March 31, 2007 and for the year ended December 31, 2006 appearing on page F-1 included elsewhere in this prospectus has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2006:

•	the Internalization on April 16, 2007;

•	the acquisition of one office property on May 10, 2007;

•	the termination of our share repurchase program upon the consummation of this offering; and

•	this offering of shares of our common stock.

Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, included elsewhere in this prospectus. The amounts in the table are in thousands except for per-share information.

	For the Three Months Ended March 31,			For the Year Ended December 31,
	Pro Forma 2007	Historical		Pro Forma 2006	Historical
		2007	2006		2006	2005		2004	2003	2002
Statement of Income Data(1):
Total revenues(1)	$149,336	$148,216	$139,049	$596,504	$573,799	$560,344		$544,439	$314,964	$88,567
Property operating costs	$52,995	$52,263	$47,416	$208,199	$197,511	$187,229		$173,649	$100,357	$20,275
Asset and property management fees—related-party and other	$754	$9,457	$6,744	$3,048	$29,401	$27,287		$23,169	$11,878	$4,211
Depreciation and amortization	$41,055	$40,607	$39,181	$171,369	$163,573	$150,137		$138,975	$94,855	$26,486
General and administrative expenses	$4,976	$3,890	$3,389	$26,241	$20,881	$18,468		$18,735	$9,027	$3,765
Income from continuing operations(1)	$35,781	$28,611	$29,043	$117,527	$96,870	$131,766		$157,697	$91,227	$40,820

Cash Flows:
Cash flows from operations		$69,650	$59,597		$278,948	$270,887		$328,753	$247,231	$111,960
Cash flows provided by (used in) investing activities		$61,898	$(92,100)		$(188,400)	$691,690		$(253,342)	$(2,217,442)	$(1,369,926)
Cash flows provided by (used in) financing activities		$(120,624)	$29,584		$(95,390)	$(953,273	)(3)	$(89,009)	$1,989,216	$1,227,844
Dividends paid		$(68,344)	$(67,439)		$(269,575)	$(286,643)		$(326,372)	$(219,121)	$(104,996)

Per-Share Data:
Per weighted-average common share data:
Income from continuing operations per share—basic and diluted	$0.07	$0.06	$0.06	$0.24	$0.21	$0.28		$0.34	$0.37	$0.41
Dividends declared		$0.1467	$0.1467		$0.58	$0.61		$0.67	$0.70	$0.76
Weighted-average shares outstanding—basic and diluted	485,825	466,256	463,990	481,262	461,693	466,285		466,061	324,092	145,633

Balance Sheet Data (as of end of period):
Total assets	$4,861,962	$4,378,714	$4,452,313		$4,450,690	$4,398,350		$5,123,689	$4,925,292	$2,229,727
Total stockholders’ equity	$3,426,299	$2,832,739	$2,952,429		$2,850,697	$2,989,147		$3,699,600	$3,962,406	$1,835,950
Outstanding debt	$1,216,579	$1,205,979	$1,191,572		$1,243,203	$1,036,312		$890,182	$612,514	$248,195
Outstanding long-term debt	$1,189,579	$1,080,428	$1,188,986		$1,125,295	$1,012,654		$888,622	$500,167	$213,437
Obligations under capital leases	$—	$—	$—		$—	$—		$64,500	$64,500	$54,500

Funds from Operations Data(2):
Net income		$50,127	$31,347		$133,324	$329,135		$209,722	$120,685	$59,854
Add:
Depreciation of real assets—wholly owned properties		23,712	23,288		95,296	91,713		97,425	107,012	38,780
Depreciation of real assets—unconsolidated partnerships		366	359		1,449	1,544		2,918	3,417	2,837
Amortization of lease-related costs—wholly owned properties		17,248	17,314		72,561	67,115		65,314	9,325	303
Amortization of lease-related costs—unconsolidated partnerships		296	249		1,103	1,232		1,242	313	24
Subtract:
Gain on sale—wholly owned properties		(20,653)	—		(27,922)	(177,678)		(11,489)	—	—
(Gain) loss on sale—unconsolidated partnerships		(7)	—		5	(11,941)		(1,842)	165	—

Funds from operations		$71,089	$72,557		$275,816	$301,120		$363,290	$240,917	$101,798

(1)

Prior period amounts have been adjusted to conform with the current period presentation. Please refer to our revised financial statements as of and for the three years in the period ended December 31, 2006 included elsewhere in this prospectus.

(2)

Although net income calculated in accordance with generally accepted accounting principles (“GAAP”) is the starting point for calculating FFO, FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current NAREIT definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do.

(3)	Includes special distribution of net sales proceeds from the 2005 Portfolio Sale of approximately $748.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, as well as the unaudited consolidated financial statements and notes thereto as of March 31, 2007 and for the three months ended March 31, 2007 and 2006.

Liquidity and Capital Resources

Overview

Since our formation in 1997, we have completed four public offerings of common stock. Combined with our dividend reinvestment plan, these offerings have raised approximately $5.2 billion in total offering proceeds. The proceeds from these sales of common stock, net of offering costs and other expenses, were used primarily to fund the acquisition of real estate properties and certain capital expenditures identified at the time of acquisition. Our most recent public offering closed in July 2004. Accordingly, our only current sources of capital are (i) proceeds from the sale of shares issued under our dividend reinvestment plan (which we anticipate terminating prior to or concurrently with this offering), (ii) borrowings under our existing or future debt facilities or (iii) proceeds from selective dispositions.

Now that the Internalization has closed and we have become a self-managed entity, we may modify our current financing and cash-management strategy. We are currently in discussions with several lenders to enter into an unsecured revolving credit facility in an amount of up to $500 million prior to the commencement of this offering, expected draws on which would increase our overall level of debt. Additionally, our board of directors could decide to lower our distribution rates (to a level more similar to that of most other publicly traded office REITs relative to cash available for distribution) in order to acquire new properties or maximize value at our existing properties. Increased levels of debt would lead to greater interest expense and less cash available for distribution.

In the near term, we expect that our primary source of future cash flows will be cash flows generated from the operations of our properties and distributions from our unconsolidated joint ventures. The amount of future dividends to be paid to our stockholders will continue to be largely dependent upon the amount of cash generated from our operating activities, our expectations of future cash flows and our determination of near-term cash needs for capital improvements, tenant re-leasing, share redemptions, debt repayments and our potential establishment of additional reserves for future capital improvements. Due to differences in the timing of cash receipts and cash payments for operations, we may periodically borrow funds on a short-term basis to maintain our dividend payment schedule.

As of March 31, 2007, our total indebtedness was approximately $1.2 billion, which consisted of fixed-rate mortgages on certain properties of approximately $839.2 million, $350.0 million under a fixed-rate secured mortgage pool, and approximately $16.8 million outstanding under our secured lines of credit.

Short-Term Liquidity and Capital Resources

During the three months ended March 31, 2007, we generated approximately $69.6 million of cash flows from operating activities, primarily from receipts of rental income less payments for property operating costs, asset and property management fees, general and administrative expenses and interest expense. We paid dividends to stockholders of approximately $68.3 million from cash flows from operating activities. During the three months ended March 31, 2007, we used proceeds from our lines of credit, proceeds from the sale of properties and the issuance of shares of our common stock under our dividend reinvestment plan to pay off in full a $13.9 million secured note, fund capital expenditures and deferred leasing costs of approximately $13.3 million and redeem shares of our common stock pursuant to our share redemption program of approximately $52.5 million.

During the three months ended March 31, 2007, we used net cash flows from financing activities of approximately $120.6 million, primarily as a result of paying dividends of approximately $68.3 million and redeeming approximately $52.5 million of common stock pursuant to our share redemption program. We had net repayments on our lines of credit and notes payable of approximately $35.5 million, which was offset by the issuance of shares of common stock under our dividend reinvestment plan. As a result of the Internalization, we issued 19,568,641 shares of our common stock as consideration for subsidiaries of our former advisor and in exchange for Wells Capital’s 20,000 limited partnership units in our operating partnership. These new shares of our common stock will participate in future dividend distributions, thereby increasing cash flows used in financing activities.

We believe that cash on hand and tenant receivables are sufficient to cover our working capital needs, including accounts payable and accrued expenses, accrued capital expenditures and cash due to affiliates for an aggregate amount of approximately $89.6 million. We expect to use a substantial portion of our future operating cash flows to pay dividends to our stockholders and to use cash on hand and third-party borrowings to fund capital expenditures at our existing properties, as well as acquiring new properties.

Long-Term Liquidity and Capital Resources

As set forth above, in connection with this offering we expect to enter into an unsecured revolving credit facility in an amount of up to $500 million, which will result in significant changes to our long-term liquidity and capital resources. In the near term, we expect that our sources of capital will continue to be derived from net cash flows from property operations, proceeds from secured or unsecured financings from banks and other lenders and the selective and strategic sale of properties and, to a limited extent, the sale of shares issued under our dividend reinvestment plan (which we anticipate terminating prior to or concurrently with this offering).

We anticipate that our primary future long-term liquidity requirements will include, but not be limited to, making scheduled debt service payments and funding renovations, expansions and other significant capital improvements for our existing portfolio of properties as well as the acquisition of additional properties. Over the next few years, we anticipate funding significant capital expenditures for the properties currently in our portfolio. These expenditures include specifically identified building improvement projects (including amounts set forth below in the Contractual Commitments and Contingencies table), as well as speculative amounts for tenant improvements and leasing commissions related to projected re-leasing, which are subject to change as market and tenant conditions dictate.

We currently expect to use a substantial portion of our future net cash flows generated from operations to pay dividends and, therefore, expect to fund most of our future capital expenditures for the properties currently in our portfolio primarily with proceeds from third-party borrowings. Proceeds raised from the sale of selected properties may also be utilized for capital improvements or expansion at our properties, or to fund or partially fund new property acquisitions.

While we do not believe that future cash flows provided by operations will be lower due to lower returns on properties, we cannot guarantee that future dividends will be paid at current levels. Our cash flows from operations depend significantly on market rents and the ability of our tenants to make rental payments. We believe that the diversity of our tenant base and the concentration in our portfolio of large, financially sound tenants, which include many tenants with investment-grade credit ratings and tenants that are federal government agencies, help to mitigate the risk of our tenants defaulting on their leases. However, general economic downturns, or downturns in one or more of our core markets, could adversely impact the ability of our tenants to make their lease payments and our ability to re-lease space on favorable terms when leases expire. In the event of either situation, our cash flows, and consequently our ability to meet capital needs, could be adversely affected, thus limiting our ability to pay dividends in the future. As of March 31, 2007, we had approximately $81.1 million of current borrowing capacity under our existing credit facilities. This amount would increase upon expected draws under the unsecured revolving credit facility contemplated in connection of this offering, at which point we will have approximately $             million of borrowing capacity.

Results of Operations

Overview

As of March 31, 2007, we owned interests in 80 real estate properties that were approximately 95% leased. Our income from continuing operations decreased slightly from the three months ended March 31, 2006, as compared to the comparable current year period, primarily as a result of increased general and administrative costs. We do not expect future income from our existing portfolio of properties to change significantly in the near-term, as the majority of our rental revenues are generated from long-term leases that do not allow for significant changes in rental payments and do not expire in the near-term. Further, while we do not expect significant increases in future property operating costs, if such increases were to occur, the majority of our in-place leases have clauses that require the tenant to bear the economic burden of such increases to the extent that they occur.

Comparison of the three months ended March 31, 2006 to the three months ended March 31, 2007

Rental Income and Tenant Reimbursements

Rental income increased from $107.3 million for the three months ended March 31, 2006 to $111.7 million for the three months ended March 31, 2007. Substantially all of this increase relates to rental rate adjustments and to properties acquired or developed subsequent to December 31, 2005. Tenant reimbursements increased from $31.7 million for the three months ended March 31, 2006 to $36.0 million for the three months ended March 31, 2007. This increase relates to properties acquired or developed subsequent to December 31, 2005, as well as an increase in recoverable property operating costs during the three months ended March 31, 2007.

Other Rental Income

Other rental income increased from approximately $16,000 for the three months ended March 31, 2006 to approximately $529,000 for the three months ended March 31, 2007, and is primarily comprised of income recognized for lease terminations and restructurings. Unlike the majority of our rental income, which is recognized ratably over long-term contracts, other rental income is recognized once we have completed our obligation to provide space to the tenant. Other rental income for the three months ended March 31, 2007 relates primarily to leases terminated or restructured at two of our properties (the Nestle Building and the U.S. Bancorp Building). Such income is not expected to be comparable to future periods, as it will be dependent upon the execution of lease termination and/or restructuring agreements that are deemed by management to be in the best interest of the portfolio over the long term.

Property Operating Expenses

Property operating expenses increased from $47.4 million for the three months ended March 31, 2006 to $52.3 million for the three months ended March 31, 2007. This increase is primarily related to properties acquired or developed subsequent to December 31, 2005, as well as increases in reimbursable tenant expenses at certain of our properties, including utilities, property taxes, and tenant-requested billbacks, which are noted above as being reimbursed by tenants pursuant to their respective leases. Property operating costs represented approximately 34% and 35% of total rental and tenant reimbursement income for the three months ended March 31, 2006 and 2007, respectively.

Asset and Property Management Fees

Asset and property management fees increased from $6.7 million for the three months ended March 31, 2006 to $9.5 million for the three months ended March 31, 2007. This increase is primarily attributable to an increase in the value used as the basis on which asset management fees are calculated. Asset management fees payable to our former advisor for the three months ended March 31, 2007 have been calculated based on a fixed percentage of the fair market value, as defined in the asset management agreement, of our properties according to a net asset valuation performed as of September 30, 2006, as compared to the original purchase prices of such assets on which the asset management fees were based prior to April 1, 2006. Asset and property management fees as a percentage of total rental and tenant reimbursement income were approximately 5% and 6% for the three months ended March 31, 2006 and 2007, respectively. We expect asset and property management fees to decline in future periods as a result of the Internalization.

Depreciation Expense

Depreciation expense increased from $22.2 million for the three months ended March 31, 2006 to $23.4 million for the three months ended March 31, 2007. Substantially all of this increase relates to the addition of properties acquired or developed subsequent to December 31, 2005. Depreciation expense represented approximately 21% of total rental and tenant reimbursement income for the three months ended March 31, 2006 and 2007.

Amortization

Amortization increased from $17.0 million for the three months ended March 31, 2006 to $17.2 million for the three months ended March 31, 2007. Substantially all of this increase relates to those properties acquired subsequent to December 31, 2005, as well as a full period’s amortization of costs associated with re-leasing activity at our existing properties as compared to the prior year. Management evaluates lease termination and restructuring transactions based on what is in the best interest of the portfolio over the long-term.

General and Administrative Expense

General and administrative expense increased from $3.4 million for the three months ended March 31, 2006 to $3.9 million for the three months ended March 31, 2007. Substantially all general and administrative fees remained consistent as compared to the prior period; however, we recorded a recovery of previously recorded allowance for doubtful accounts during the three months ended March 31, 2006, the majority of which was recovered from a tenant at our Delphi Building in Troy, Michigan, with no similar recovery being recorded during the three months ended March 31, 2007. General and administrative expense represented approximately 2% and 3% of total rental and tenant reimbursement income for the three months ended March 31, 2006 and 2007, respectively. We expect general and administrative expenses to increase in future periods as a result of becoming self-advised and replacing salary reimbursements previously paid to our former advisor with actual compensation and benefits payable to our officers, employees, and consultants, as well as our other direct costs such as rent.

Interest Expense

Interest expense increased from $14.2 million for the three months ended March 31, 2006 to $16.0 million for the three months ended March 31, 2007, primarily due to increases in average amount of borrowings outstanding during the first quarter of 2007, as compared to the first quarter of 2006. Future levels of interest expense will be dependent upon the amount of borrowings outstanding, interest rates, and the financing costs associated with obtaining debt facilities, as well as the overall financing strategy determined by our board of directors.

Loss on the Extinguishment of Debt

During the three months ended March 31, 2007, we recognized a loss on early extinguishment of debt of approximately $61,000 in connection with prepaying the 1075 West Entrance Building Mortgage Note. This note was prepaid because of its high interest rate, and this prepayment was anticipated in the original underwriting as part of the purchase of the property. The loss resulted from a prepayment penalty of approximately $1.6 million, substantially offset by a write-off of the unamortized fair value adjustment to debt of approximately $1.5 million. Loss on extinguishment of debt is not expected to be indicative of amounts in future periods, as such costs are generally dependent upon taking advantage of debt-specific terms and conditions.

Interest and Other Income

Interest and other income increased from $0.5 million for the three months ended March 31, 2006 to $2.1 million for the three months ended March 31, 2007. This increase relates primarily to a reimbursement received from an affiliate of our former advisor for a $1.3 million property management termination expense which was included in asset and property management fees during the quarter ended March 31, 2007. Future levels of interest income will be largely dependent upon the level of cash on hand.

Equity in Income of Unconsolidated Joint Ventures

Equity in income of unconsolidated joint ventures increased from $0.6 million for the three months ended March 31, 2006 to $0.8 million for the three months ended March 31, 2007, primarily as a result of re-leasing efforts at our properties owned through joint ventures. We expect equity in income of unconsolidated joint ventures to fluctuate in the near term based on the timing and extent to which dispositions occur as these joint ventures approach their stated dissolution period.

Income from Continuing Operations

Income from continuing operations per share was $0.06 for the three months ended March 31, 2006 and 2007. Absent any significant additional dispositions, changes to our tenant base, credit quality of our tenants, or weighted-average shares of our common stock outstanding, we expect net income from continuing operations to increase in the near-term as a result of the Internalization.

Discontinued Operations

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we have classified the operations of properties held for sale and sold as discontinued operations for all periods presented. Income from discontinued operations was approximately $2.3 million and $21.5 million for the three months ended March 31, 2006 and 2007, respectively. These amounts consist of operations from five of our properties, the IRS Daycare Building, Northrop Grumman Building, Frank Russell Building, Citigroup Fort Mill Building, and the Videojet Technology Building. Income from discontinued operations for the three months ended March 31, 2007 includes the gain on the sale of two properties (the Citigroup Fort Mill Building and the Videojet Technology Building), both of which were sold in March 2007. The net proceeds from these sales were used to retire one mortgage loan (the 1075 West Entrance Building Mortgage Note) and a portion of the borrowings outstanding under our lines of credit. Future income from discontinued operations is subject to the timing and existence of future property dispositions.

Comparison of the year ended December 31, 2005 to the year ended December 31, 2006

As of December 31, 2006, we owned interests in 83 real estate properties that were approximately 95% leased. Our income from continuing operations decreased from 2005 to 2006 primarily due to an increase in interest expense and a decrease in equity in income of joint ventures due to non-recurring gains recognized on the sale of five properties owned through unconsolidated joint ventures in 2005. For the years ended December 31, 2006 and 2005, income from discontinued operations includes the results of operations related to three wholly owned properties sold in 2006 and 23 wholly owned properties sold in connection with the 2005 Portfolio Sale.

Rental Income and Tenant Reimbursements

Rental income and tenant reimbursements increased slightly from approximately $427.1 million and $128.3 million, respectively, for the year ended December 31, 2005 to approximately $433.3 million and $130.9 million, respectively, for the year ended December 31, 2006, primarily due to newly acquired properties and developed properties placed into service during the periods. Tenant reimbursements increased at a faster rate than rental income, primarily due to the additional increase in recoverable property operating costs, as described below, that are reimbursable by tenants under the terms of the related leases.

Other Rental Income

Other rental income increased from approximately $4.9 million for the year ended December 31, 2005 to approximately $9.6 million for the year ended December 31, 2006 and is primarily comprised of income recognized for lease terminations and restructurings. Other rental income for 2006 relates primarily to leases terminated at two of our properties (the Nokia Building and the 10900 Wayzata Building).

Property Operating Costs

Property operating costs increased from approximately $187.2 million for the year ended December 31, 2005 to approximately $197.5 million for the year ended December 31, 2006, primarily due to increases in certain reimbursable expenses, including utilities, property taxes, and tenant-requested services and additional costs related to properties acquired or developed during those periods. Property operating costs represent approximately 34% and 35% of the sum of the rental income and tenant reimbursement revenues for the years ended December 31, 2005 and 2006, respectively.

Asset and Property Management Fees

Asset and property management fees increased from approximately $27.3 million for the year ended December 31, 2005 to approximately $29.4 million for the year ended December 31, 2006. This increase is due to an increase in the fair market value of our properties, as determined by an estimated net asset valuation performed in September 30, 2005, of our properties, which is the basis on which asset management fees are calculated. Asset and property management fees represent approximately 5% of the sum of rental income and tenant reimbursement revenues for the years ended December 31, 2005 and 2006.

Depreciation

Depreciation increased from approximately $86.3 million for the year ended December 31, 2005 to approximately $92.4 million for the year ended December 31, 2006. This increase is primarily due to incurring additional depreciation for properties acquired or developed and placed into service during those periods. Depreciation expense represented approximately 16% of the sum of rental income and tenant reimbursement revenues for the years ended December 31, 2005 and 2006.

Amortization

Amortization increased from approximately $63.9 million for the year ended December 31, 2005 to approximately $71.2 million for the year ended December 31, 2006, primarily as a result of recognizing write-offs of approximately $4.2 million of unamortized deferred lease costs related to terminations or restructurings at three of our operations (the 35 W. Wacker Building, the Motorola-New Jersey Building and the IBM Rhein Portland Building), and recognizing additional amortization of intangible lease assets related to properties acquired in 2005 for a full period in 2006.

Casualty and Impairment Losses on Real Estate Assets

During the year ended December 31, 2005, we recognized an impairment loss of approximately $16.1 million as a result of reducing the intended holding period for one of our properties, the 5000 Corporate Court Building (formerly known as the IRS Long Island Building). The decision to reduce the holding period was prompted by the loss of a prospective replacement tenant during the quarter ended June 30, 2005 and a reassessment of leasing assumptions for this building, which entailed, among other things, evaluating market rents, leasing costs, and the downtime necessary to complete the necessary releasing activities. During the year ended December 31, 2006, we recognized an additional impairment loss of approximately $7.6 million on this property. We considered the results of exploratory marketing of the 5000 Corporate Court Building. Based on the results of such exploratory marketing and a reduction in the intended holding period, we determined that the carrying value of the real estate and intangible assets was not recoverable under the provisions of SFAS 144. Accordingly, we recorded an impairment loss on real estate assets to reduce the carrying value of the 5000 Corporate Court Building to its estimated fair value based on offers received in connection with such marketing efforts.

General and Administrative Expenses

General and administrative expenses increased from approximately $18.5 million for the year ended December 31, 2005 to approximately $20.9 million for the year ended December 31, 2006, primarily as a result of recognizing write-offs of deferred rent receivables related to terminations or restructurings at three of our properties, (the 35 W. Wacker Building, the Motorola-New Jersey Building and the IBM Rhein Building), among others. General and administrative expenses represent approximately 3% and 4% of the sum of the rental income and tenant reimbursement revenues for the years ended December 31, 2005 and 2006, respectively.

Interest Expense

Interest expenses increased from approximately $49.3 million for the year ended December 31, 2005 to approximately $61.3 million for the year ended December 31, 2006, primarily due to increases in the average amount of borrowings outstanding and, to a lesser extent, average interest rates during 2006.

Interest and Other Income

Interest and other income decreased from approximately $5.8 million for the year ended December 31, 2005 to approximately $2.5 million for the year ended December 31, 2006. The majority of this decrease is due to having higher average cash balances during 2005 as a result of holding net proceeds from the sale of 23 wholly owned properties included in the 2005 Portfolio Sale from April 13, 2005 until the majority of such proceeds was distributed to stockholders on June 14, 2005.

Equity in Income of Unconsolidated Joint Ventures

Equity in income of unconsolidated joint ventures decreased from approximately $14.8 million during the year ended December 31, 2005 to approximately $2.2 million for the year ended December 31, 2006, primarily as a result of recognizing gains on five properties owned through joint ventures and sold in 2005, as compared to recognizing a loss on one property owned through a joint venture and sold in 2006.

Income from Continuing Operations

Income from continuing operations decreased from $0.28 per share for the year ended December 31, 2005 to $0.21 per share for the year ended December 31, 2006, primarily as a result of an increase in interest expense related to new borrowings, higher average interest rates and a decrease in equity in income of unconsolidated joint ventures due to non-recurring gains recognized on the sale of five properties owned through joint ventures in 2005.

Discontinued Operations

Income from discontinued operations decreased from approximately $197.4 million for the year ended December 31, 2005 to approximately $36.4 million for the year ended December 31, 2006, primarily due to non-recurring gains recognized on the sale of 23 wholly owned properties included in the 2005 Portfolio Sale. Future income from discontinued operations is subject to the existence and timing of future property acquisitions.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2005

Rental Income and Tenant Reimbursements

Rental income and tenant reimbursements increased from approximately $414.7 million and $120.7 million, respectively, for the year ended December 31, 2004 to approximately $427.1 million and $128.3 million, respectively, for the year ended December 31, 2005, primarily due to newly acquired properties and developed properties placed into service during those periods. Tenant reimbursements increased at a faster rate than rental income primarily due to the additional increase in recoverable property operating costs, as described below, that are reimbursable by tenants under the terms of the related leases.

Other Rental Income

Other rental income decreased from approximately $8.7 million for the year ended December 31, 2004 to approximately $4.9 million for the year ended December 31, 2005, and is primarily comprised of income recognized for lease terminations and restructurings. Other rental income for 2005 relates primarily to leases terminated at three of our properties (the 11695 Johns Creek Parkway Building, 60 Broad Building and the 1901 Main Street Irvine Building); whereas, other rental income recognized during 2004 relates primarily to a lease terminated at one property (the 10900 Wayzata Boulevard Building).

Property Operating Costs

Property operating costs increased from approximately $173.6 million for the year ended December 31, 2004 to approximately $187.2 million for the year ended December 31, 2005. Of this increase, approximately $3.8 million relates to properties acquired or developed during the periods and the remainder relates primarily to an increase in the cost for energy utilities during 2005. Property operating costs represents approximately 32% and 34% of the sum of the rental income and tenant reimbursement revenues for the years ended December 31, 2004 and 2005, respectively.

Asset and Property Management Fees

Asset and property management fees increased from approximately $23.2 million for the year ended December 31, 2004 to approximately $27.3 million for the year ended December 31, 2005, primarily due to the following changes in the terms of the management agreements made effective as of July 1, 2004: (i) incurring additional fees related to certain properties occupied by government tenants, and (ii) no longer considering third-party management fees reimbursable by tenants to be a reduction of management fees payable to affiliates of our former advisor. Asset and property management fees represent approximately 4% and 5% of the sum of rental income and tenant reimbursement revenues for the years ended December 31, 2004 and 2005, respectively.

Depreciation

Depreciation increased from approximately $81.7 million for the year ended December 31, 2004 to approximately $86.3 million for the year ended December 31, 2005. This increase is primarily due to incurring additional depreciation for properties acquired or developed and placed into service during the periods. Depreciation expense represents approximately 15% and 16% of the sum of rental income and tenant reimbursement revenues for the years ended December 31, 2004 and 2005, respectively.

Amortization

Amortization increased from approximately $57.3 million for the year ended December 31, 2004 to approximately $63.9 million for the year ended December 31, 2005. Substantially all of this increase is related to recognizing additional amortization of intangible lease assets related to properties acquired in 2004 for a full period in 2005. Amortization increased at a higher rate than depreciation because the period of amortization for intangible lease assets is the respective tenant lease term, which is generally shorter than the useful life over which real estate assets are depreciated.

Casualty and Impairment Losses on Real Estate Assets

During the year ended December 31, 2005, we recognized an impairment loss of approximately $16.1 million as a result of reducing the intended holding period for one of our properties, the 5000 Corporate Court Building. The decision to reduce the holding period was prompted by the loss of a prospective replacement tenant during the quarter ended June 30, 2005 and a reassessment of leasing assumptions for this building, which entailed, among other things, evaluating market rents, leasing costs and the downtime necessary to complete the necessary releasing activities.

General and Administrative Expenses

General and administrative expenses remained relatively stable at approximately $18.7 million for the year ended December 31, 2004 and approximately $18.5 million for the year ended December 31, 2005. Accordingly, general and administrative expense represents approximately 3% of the sum of the rental income and tenant reimbursement revenues for the years ended December 31, 2004 and 2005.

Interest Expense

Interest expense increased from approximately $38.4 million for the year ended December 31, 2004 to approximately $49.3 million for the year ended December 31, 2005, primarily due to an increase in the average borrowings outstanding during 2005.

Interest and Other Income

Interest and other income increased from approximately $2.2 million for the year ended December 31, 2004 to approximately $5.8 million for the year ended December 31, 2005. The majority of this increase is due to having higher average cash balances during 2005 as a result of holding net proceeds from the sale of 23 wholly owned properties included in the 2005 Portfolio Sale from April 13, 2005 until the majority of such proceeds were distributed to stockholders on June 14, 2005.

Equity in Income of Unconsolidated Joint Ventures

Equity in income of unconsolidated joint ventures increased from approximately $6.6 million during the year ended December 31, 2004 to approximately $14.8 million for the year ended December 31, 2005. This increase is primarily related to the gains recognized on five properties owned through the joint ventures and included in the 2005 Portfolio Sale.

Loss on Extinguishment of Debt

We recognized a loss on extinguishment of debt of approximately $2.1 million during the year ended December 31, 2004. In May 2004, we repaid in full and terminated our $500 million credit facility with Bank of America, N.A. and recognized a $1.7 million write-off of related deferred financing costs. In addition, $0.4 million of unamortized loan costs related to debt secured by one property (the Nestle Building) was written off in 2004, as this debt was repaid in full during the first quarter of 2004.

Income from Continuing Operations

Income from continuing operations decreased from $0.34 per share for the year ended December 31, 2004 to $0.28 per share for the year ended December 31, 2005, primarily as a result of the impairment loss recognized on one of our properties (the 5000 Corporate Court Building), partially offset by an increase in interest income earned as a result of holding net proceeds from the 2005 Portfolio Sale.

Discontinued Operations

Income from discontinued operations increased from approximately $52.0 million for the year ended December 31, 2004 to approximately $197.4 million for the year ended December 31, 2005, primarily as a result of non-recurring gains recognized on the sale of 23 wholly owned properties included in the 2005 Portfolio Sale.

Funds From Operations

FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations may be helpful to investors as a starting point in measuring our operating performance because they exclude factors that do not relate to, or are not indicative of, our operating performance, such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current NAREIT definition, which defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do and therefore, our computation of FFO may not be comparable to such other REITs.

As presented below, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings. Reconciliations of net income to FFO are presented below (in thousands):

	For the three months ended March 31,		For the year ended December 31,
	2007	2006	2006	2005	2004
Net income	$50,127	$31,347	$133,324	$329,135	$209,722
Add:
Depreciation of real assets—wholly owned properties	23,712	23,288	95,296	91,713	97,425
Depreciation of real assets—unconsolidated partnerships	366	359	1,449	1,544	2,918
Amortization of lease-related costs— wholly owned properties	17,248	17,314	72,561	67,115	65,314
Amortization of lease-related costs— unconsolidated partnerships	296	249	1,103	1,232	1,242

Subtract:
Gain on sale—wholly owned properties	(20,653)	—	(27,922)	(177,678)	(11,489)
Gain loss on sale—unconsolidated partnerships	(7)	—	5	(11,941)	(1,842)

FFO	$71,089	$72,557	$275,816	$301,120	$363,290

Weighted-average shares outstanding	466,256	463,990	461,693	466,285	466,061

Set forth below is additional information related to certain significant cash and noncash items included in or excluded from net income above, which may be helpful in assessing our operating results. In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capitalized interest, tenant improvements, building improvements, and deferred lease costs. Please see our accompanying consolidated statements of cash flows for details of our operating, investing, and financing cash activities.

Noncash Items Included in Net Income:

•

In accordance with the definition provided by NAREIT, nonrecurring charges not classified as extraordinary items should be included in the calculation of FFO. Impairment charges of approximately $7.6 million and $16.1 million were recognized during the years ended December 31, 2006 and 2005, respectively;

•

In accordance with GAAP, we recognized straight-line rental revenues of approximately $0.4 million and $3.2 million during the three months ended March 31, 2007 and 2006, respectively and approximately $12.1 million, $18.4 million, and $28.0 million was recognized for the years ended December 31, 2006, 2005, and 2004, respectively;

•

The amortization of deferred financing costs totaled approximately $0.5 million for the three months ended March 31, 2007 and 2006, respectively and approximately $1.8 million, $1.8 million, and $2.5 million was recognized as interest expense for the years ended December 31, 2006, 2005, and 2004, respectively. Additionally, the loss on extinguishment of debt in the accompanying consolidated statements of income totaled approximately $0.1 million and $0 for the three months ended March 31, 2007 and 2006, respectively and approximately $2.1 million was recognized for the year ended December 31, 2004; and

•

The amortization of above-market and below-market in-place leases recorded as a net increase in revenues in the accompanying consolidated statements of income totaled approximately $0.5 million and $0.8 million for the three months ended March 31, 2007 and 2006, respectively and approximately $1.6 million, $1.8 million, and $2.8 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Cash Item Excluded from Net Income:

•

Master lease payments under various lease arrangements are not reflected in our net income. Such payments of approximately $1.0 million were received for the year ended December 31, 2006 related to a property acquired during the first quarter 2006. No master lease proceeds or agreements existed during calendar year 2005 or 2004. Master lease proceeds are recorded as an adjustment to the basis of real estate assets during the period acquired and, accordingly, are not included in net income or FFO. We consider master lease proceeds when determining cash available for dividends to our stockholders.

Election as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and have operated as such beginning with our taxable year ended December 31, 1998. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to our stockholders, as defined by the Code. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we may be subject to federal income taxes on our taxable income for that year and for the four years following the year during which qualification is lost and/or penalties, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to continue to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes. On April 16, 2007, we created Wells REIT Sub, Inc. (“Wells REIT Sub”), a wholly owned subsidiary of Wells REIT. We have elected to treat Wells REIT Sub as a taxable REIT subsidiary. We may perform non-customary services for tenants of buildings that we own, including any real estate or non-real estate related services; however, any earnings related to such services are subject to federal and state income taxes. In addition, for us to continue to qualify as a REIT, our investments in taxable REIT subsidiaries cannot exceed 20% of the value of our total assets. Wells REIT Sub had no operations for the three months ended March 31, 2007.

No provision for federal income taxes has been made in our accompanying consolidated financial statements, as we had no operations subject to such treatment, and we made distributions in excess of taxable income for the periods presented. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per-square-foot basis, or in some cases, annual reimbursement of operating expenses above a certain per-square-foot allowance. However, due to the long-term nature of the leases, the leases may not readjust their reimbursement rates frequently enough to fully cover inflation.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Revenue Recognition

All leases on real estate assets held by us are classified as operating leases, and the related base rental income is generally recognized using the straight-line method, whereby the contractually agreed-upon amount of cash to be received under a lease is recognized into income evenly over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period in which the related operating cost is incurred. Rents and tenant reimbursements collected in advance are recorded as deferred income in the consolidated balance sheets. Other rental income is recognized once the tenant has lost the right to lease the space and we have satisfied all obligations under the related lease or lease termination agreement.

We record the sale of real estate assets pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate. Gains are recognized upon completing the sale and, among other things, determining the sale price and transferring all of the risks and rewards of ownership without significant continuing involvement with the purchaser. Recognition of all or a portion of the gain is deferred until both of these conditions are met. Losses are recognized in full as of the sale date.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is our policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, and value of tenant relationships, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and buildings) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on our determination of the relative fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by us in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. We also estimate the cost to execute similar leases including leasing commissions, legal, and other related costs.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets and liabilities and amortized as an adjustment of rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Estimates of the fair values of the tangible and intangible assets require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which could impact the amount of our reported net income.

Valuation of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets, both operating properties and properties under construction, in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present which indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss.

Projections of expected future cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property’s fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets and our net income. We have determined that there has been no material impairment in the carrying value of real estate assets held by us or any unconsolidated joint ventures at March 31, 2007.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures required for fair value measurements under GAAP. SFAS 157 emphasizes that fair value is a market-based measurement, as opposed to a transaction-specific measurement. SFAS 157 will be effective for Wells REIT beginning January 1, 2008. We are currently assessing the provisions and evaluating the financial statement impact of SFAS 157 on our consolidated financial statements and accompanying notes.

Related-Party Transactions and Agreements

We have historically entered into agreements with our former advisor and its affiliates whereby we paid certain fees and reimbursements to these entities, for asset advisory fees, acquisition and advisory fees, sales commissions, dealer-manager fees, and reimbursement of operating costs. Although many of these costs will no longer be incurred as a result of becoming self-managed, we will still incur certain fees for transitional, support and property management services for certain properties provided by these entities for some time in the future. We temporarily contract from our former advisor for certain services relating to payroll and employee benefit administration, information technology, investor relations and transfer agent services. We entered into related agreements in connection with the Internalization including:

•	a support services agreement with our former advisor whereby we receive certain support services including payroll and benefits administration services and information technology services;

•

a transition services agreement with our former advisor whereby we receive enumerated services, including investor relations support services, transfer agent related services, and investor communication support; and

•

a headquarters sublease agreement with our former advisor that provides us with approximately 13,000 square feet of office space comprising approximately 57% of the fifth floor of the office building located at 6200 The Corners Parkway in Norcross, Georgia.

Commitments and Contingencies

Contractual Commitments and Contingencies

As of March 31, 2007, our contractual obligations are as follows (in thousands):

		Payments Due During the Years Ending December 31,
	Total	Remainder of 2007		2008 - 2009	2010 - 2011	Thereafter
Outstanding debt obligations(1)	$1,205,979	$125,049	(2)	$43,401	$1,024	$1,036,505
Operating lease obligations	64,784	423		1,126	1,259	61,976
Tenant/building improvements and lease commission obligations	56,859	19,660		30,606	6,593	––

Total	$1,327,622	$145,132		$75,133	$8,876	$1,098,481

(1)

Amounts include principal payments only. We made interest payments of $16.0 million during the three months ended March 31, 2007 and expect to pay interest in future periods on outstanding debt obligations based on the rates and terms described herein.

(2)

We have entered into a rate-lock agreement with the lender on the WDC Mortgage Notes to refinance the entire principal balance (approximately $115.2 million) for a new term of ten years, which is expected to close in the fourth quarter of 2007.

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate us to expand an existing property, construct on adjacent property, or provide funding for other capital improvements. As of March 31, 2007, no tenants have exercised such options which have not been fully satisfied as of that date. Under lease amendments executed during 2006, Leo Burnett and Winston & Strawn, LLP, the principal tenants at the 35 W. Wacker Building, are entitled to additional landlord-funded tenant improvements, leasing commissions, and building improvements totaling approximately $56.9 million as of March 31, 2007.

Assertion of Legal Action

On March 12, 2007, a stockholder filed a purported class action and derivative complaint in the United States District Court for the District of Maryland against, among others, Wells REIT, Wells REF, Wells Capital, Wells Management, WASI, WREAS, and WGS, and our officers and directors prior to the closing of the Internalization transaction. The complaint, which attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007 and to assert derivative claims on our behalf, is discussed in detail below under “Our Business and Properties—Legal Proceedings.”

Other Legal Matters

Wells REIT is from time to time a party to other legal proceedings, which arise in the ordinary course of its business. None of these ordinary course legal proceedings are reasonably likely to have a material adverse effect on results of operations or financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows and fair values of our financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. Our exposure to market risk includes interest rate fluctuations in connection with our lines of credit borrowings and forecasted fixed-rate debt issuances, including refinancing of existing fixed-rate debt. As a result of our lines of credit, the primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily by maintaining a moderate level of floating rate debt. Currently, substantially all of our debt is based on fixed interest rates in order to hedge against an anticipated rising interest rate environment.

Additionally, in the future we may enter into interest swaps or other arrangements in order to mitigate our interest rate risk on a related financial instrument. However, we do not currently use derivative financial instruments to reduce our exposure to changes in interest rates. We do not enter into derivative or interest rate transactions for speculative purposes.

All of our debt was entered into for other than trading purposes, and the fair value of our debt approximates its carrying amount.

As of March 31, 2007, substantially all of our outstanding debt was subject to fixed interest rates. Our total outstanding debt, including mortgage debt and draws under our line of credit mentioned below, had an average interest rate of 5.15% per annum with expirations ranging from 2007 to 2028. A change in the market interest rate impacts the net financial instrument position of our fixed-rate debt portfolio but has no impact on interest incurred or cash flows. Such agreements may result in higher fixed interest rates in certain periods of lower variable interest rates, but are intended to decrease our exposure to potential increases in interest rates.

As of March 31, 2007, the draws outstanding under our $48.3 million secured line of credit and our $50.0 million secured line of credit are based on variable interest rates. As of March 31, 2007, the aggregate amount outstanding under our lines of credit was $16.8 million, and both facilities have a stated variable interest rate of LIBOR plus 1.5% per annum. To the extent that we borrow funds in the future under our variable-rate lines of credit, we would have exposure to increases in interest rates, which increases would raise our cost of debt.

ECONOMIC AND MARKET OVERVIEW

Unless otherwise indicated, all information contained in this Economic and Market Overview section is derived from the market study prepared by Rosen Consulting Group (“Rosen Consulting”). This section presents a general discussion of the national office market as well as more detailed information related to (i) each of our concentration markets (Boston, Los Angeles, New York and Washington, D.C.) and (ii) our top five opportunistic markets based on 2007 annualized gross rent (Atlanta, Chicago, Dallas, Minneapolis and Phoenix). We define concentration markets as markets with high barriers to entry, such as limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. We define opportunistic markets as markets characterized by lower barriers to entry and greater variability in the supply and demand of office space. We use the term central business district (“CBD”) to refer to the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area. Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs. We refer to these areas, such as Cambridge in Boston, the Rosslyn-Ballston corridor in Washington D.C. and the Tri-Cities area of Los Angeles (Burbank, Glendale and Pasadena), as urban infill.

The National Office Market

According to Rosen Consulting, the office sector enjoyed strong fundamentals during 2006 and into 2007. Job growth, while moderated by persistent declines in manufacturing employment, was strong in those sectors that use office space. Office employment grew by 2.6% in 2006 contributing to decreases in vacancy and increases in rents in office markets around the country. In particular, cities with diverse industries, such as Denver, Seattle and Dallas, experienced increases in office employment, and in the demand for office space.

Since 2006, growing demand for office space in both CBDs and suburban areas has led to continuing tightening of these markets and rising rents throughout the country. As a result, rents for office space have risen in virtually all markets, and in several markets the rent increases were significant. Furthermore, rent increases outpaced increases in expenses, resulting in improved operating performance throughout the office market. Rosen Consulting expects continued strong rent increases in most markets through the first half of 2008, with the anticipated slowing economy moderating rental rate growth in the second half of 2008.

At the end of 2006, the nationwide office vacancy rate had dropped to approximately 13.1% from approximately 15.1% at the end of 2005. During 2006, the vacancy rate in the nation’s CBDs and suburban markets each dropped by approximately two percentage points from the prior year, resulting in vacancy rates in CBDs and suburban markets of 10.6% and 14.5%, respectively. In numerous suburban markets that were considerably affected by the downturn in the technology industry six years ago, vacancy rates have dropped by approximately 50% in the past 30 months.

Rosen Consulting expects continued demand to put pressure on office vacancies throughout 2007, which should cause a continued decline in vacancy rates, although a slower rate than was documented in 2006.

For several quarters, Rosen Consulting has predicted that the only factor that could disrupt the office market’s strong fundamentals, aside from a recession, would be a development spurt. However, the long lead times for developing an office building have smoothed out the pace of deliveries, and strong demand for office space has been more than sufficient to absorb any increases in the supply of office space. Despite the possibility of new development in office markets throughout the country, Rosen Consulting expects the market for office space to remain stable through 2008, and does not expect development to cause a significant reduction in the demand for office space into 2009 unless such development is accompanied by a dramatic slowdown in job formation. In addition, Rosen Consulting believes that over development, and thus a surplus in supply, is not a threat to the market for office space in the short to medium term.

Selected Office Market Overviews

Boston

We currently own four properties in Boston, Massachusetts, all of which we consider Class A office properties. These four properties represent approximately 4.1% of our 2007 annualized gross rent. The following table sets forth additional information regarding our Boston properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built		Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
1414 Massachusetts Avenue	Cambridge	Urban Infill	100.0%	1873	(5)	78	100.0%	$4,042
90 Central Street	Boxborough	Suburban	100.0%	2001		175	100.0%	5,205
One Brattle Square	Cambridge	Urban Infill	100.0%	1991		94	84.6%	4,884
State Street Bank	Quincy	Suburban	100.0%	1990		235	100.0%	8,548

Market Subtotal/Weighted Average						582	97.5%	$22,679

(1)	Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs, which we refer to as urban infill.
(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(5)

The North side of the property was originally constructed in 1873 and the South side of the property was constructed in 1908. The two buildings were combined during 2001 and 2002 in a major renovation.

Economy

Between 2001 and 2006, Boston experienced overall employment growth of less than 5%, as a result of declines in the financial services sector and the aftermath of the dot.com bust. The information services sector exhibited substantial declines at the beginning of this decade but has since rebounded to positive growth in the past two years. The financial services sector, the main driver of the greater Boston economy, shrank 6.3% between 2000 and 2004, but in 2005 and 2006 showed positive growth of approximately 2.7% and 1.6%, respectively. The recent collapse of the sub-prime mortgage market, which has caused an increase in Boston’s foreclosure rate, may, however, attenuate employment growth in Boston’s financial services sector in the short to medium term.

Rosen Consulting forecasts the financial services sector to continue growing at the slow pace set in 2006, with growth in the mid-1% range annually for the next four years, which is unlikely to sufficiently revive Boston’s economy. Rosen Consulting, however, expects other sectors, including professional and business services and education and health services, to help bolster growth. Overall, Rosen Consulting forecasts employment growth will average 0.9% annually through the next few years, increasing in 2010 and 2011 to coincide with the anticipated recovery of Boston’s housing market.

Total Office

Boston’s office market has rebounded since the weakness exhibited after the technology-driven downturn, especially in the suburban submarkets. The Boston market has benefited from the recent nationwide growth in job creation and now exhibits healthy real estate fundamentals, including declining vacancy rates (down to approximately 14.6% in 2006 from its peak of approximately 20% in 2003) and rent growth, which turned positive in 2005 and accelerated slightly in 2006 to approximately 4.3%. According to Rosen Consulting, the Boston office market will continue to improve during the next five years, driven by demand in the CBD. Rosen Consulting forecasts rent growth to remain healthy in the CBD through 2011 and expects rent growth to accelerate in the suburban markets. As prospects for demand improve, Rosen Consulting forecasts construction levels will increase as well.

Cambridge and Suburban Office

Boston’s suburban office market flourished in 2006 as tenants were crowded out of the city’s core. A total of 11.4 million square feet was leased in 2006 compared with 8.7 million square feet in 2005. Several large subleases helped to bring down the overall vacancy rate in the Boston suburban office market to 17.1% at the end of 2006, from 20.7% only 12 months earlier. Leasing activity was concentrated in the 128 West Corridor, where 2.9 million square feet of space was leased, the most activity recorded throughout the greater Boston metropolitan area. The majority of current office construction activity in Boston is located outside of the city core. A total of 751,000 square feet is under development in the suburbs, with delivery dates spanning the next two years. Rosen Consulting expects that delivery of office product may increase vacancy rates in the suburbs in the short term, but believes this space will be a good alternative to tenants crowded out of the Boston CBD.

According to Rosen Consulting, Cambridge is one of the strongest submarkets in the Boston suburbs, posting positive overall absorption for the past four years, including net absorption of over 830,000 square feet in 2006. Demand for office space in Cambridge totaled 1.4 million square feet of leasing activity in 2006, most of which is leased to software companies and biotechnology companies, who leased approximately 38% and 28%, respectively. Although rental rates were down at the start of 2006, the Cambridge office market re-emerged strongly for the remainder of the year. The overall vacancy rate declined to 10.4% in the fourth quarter of 2006 compared to 16.8%

in the prior year. The expansion of the high-technology and lab sector in Cambridge has necessitated the relocation of several companies to nearby suburban clusters, such as Somerville/Medford/Malden and Allston/Brighton/Watertown, which has resulted in a dramatic reduction in available space in the markets directly adjacent to the Boston CBD.

Chicago

We currently own six properties in Chicago, Illinois, all of which we consider Class A office properties. These properties represent approximately 27.3% of our 2007 annualized gross rent as of March 31, 2007. The following table sets forth certain information regarding our Chicago properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
AIU	Schaumburg	Suburban	71.9%	2000	139	100.0%	$3,447
Aon Center	Chicago	CBD	100.0%	1972	2,650	88.2%	75,518
Gallagher Centre	Itasca	Suburban	100.0%	1991	487	81.4%	10,647
Leo Burnett Building	Chicago	CBD	95.0%	1989	1,062	99.9%	44,225
Windy Point I	Schaumburg	Suburban	100.0%	1999	187	100.0%	6,297
Windy Point II	Schaumburg	Suburban	100.0%	2001	300	100.0%	9,730

Market Subtotal/ Weighted Average					4,825	91.6%	$149,864

(1)

CBD refers to the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area. Suburban areas are located outside of the CBD of a metropolitan area.

(2)	For properties not wholly owned by us, this amount represents our pro rata share of total rentable square footage. Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

Job growth in the Chicago metropolitan area increased during 2006, as the employment base grew by 1.2%, the highest level in eight years. Since the expansion began in 2004, the professional and business services sector has been leading the economy, with employment in this sector having increased by 4.6% during 2006. A healthy business climate also has helped fuel hiring activity in the leisure and hospitality sector, as incoming business travel and convention activity both rose during 2006.

Looking forward, Rosen Consulting expects a housing-market induced national economic slowdown during the next two years, which will lead to a commensurate deceleration in the Chicago labor market. In such regard, employment growth is expected to reach its lowest point at 0.3% during 2009, led by a contraction in the construction and trade sectors.

Total Office

After years in which the market struggled to absorb the excess supply of office space created during the most recent economic downturn, the Chicago office market rebounded during 2006. Office employment growth led to increased leasing activity, while new construction decreased to its lowest level since 1996. As a result, demand outpaced new supply for the first time in three years, causing the vacancy rate to drop nearly three percentage points to 16.9% at year-end 2006. Rosen Consulting expects that relative strength in the financial services and professional and business services sectors will bolster demand, which will offset an increased supply of office buildings in downtown Chicago and an ongoing increase in suburban office construction. Rosen Consulting forecasts the net effect will be a slow but steady decline in vacancies through the next few quarters, while rental rate growth continues to accelerate from a 1.1% gain in 2007 over the next few years.

CBD Office

The Chicago CBD office market improved during 2006, as professional service firms leased downtown space to accommodate strong white-collar job growth. As a result, the vacancy rate dropped to 14.8% at year-end 2006. Despite healthy demand, overall asking rents increased only 1.3% during the year, primarily due to a slight decline in Class A rental rates as landlords competed to sign high-quality tenants.

Rosen Consulting expects the next several years to be challenging as the local economy slows while the development pipeline grows. Following the delivery of 477,000 square feet of office space in 2006, Rosen Consulting forecasts approximately four million square feet of additional office space to be delivered through 2010. In particular, two major office towers are under construction in the River North submarket that will add nearly 2.3 million square feet of space upon completion in 2009. Rosen Consulting forecasts that the excess supply will prevent vacancy rates from decreasing significantly for the next few years despite slow but steady job growth in office employment during such period. As a result, Rosen Consulting expects vacancies to remain in the low-teens for the next few years. Following an expected increase of 1.6% in 2007, Rosen Consulting expects annual rent growth to steadily increase in the next few years.

Suburban Office

Strong job growth and a dearth of new development combined to decrease the oversupply of space in the suburban office market during 2006. Overall vacancy rates dropped 2.5%, to 19.6%, at year-end 2006. Overall asking rents at year-end 2006 were 3.4% higher when compared to 2005 levels. Although overall asking rents increased, concessions were still readily available to tenants. Chicago benefits from its position as the only top-tier market in the Midwest, and investors looking to diversify by investment in that market are attracted to the metropolitan area’s abundance and liquidity of quality office product. Although only two buildings were delivered during 2006, comprising a total of 156,000 square feet, the development pipeline is expanding, as five speculative buildings totaling 803,000 square feet are currently under construction.

Rosen Consulting forecasts further improvement in the suburban vacancy rate as professional service firms are attracted to the relative value of suburban rents. Suburban landlords are willing to offer more generous leasing conditions because vacancy is at approximately 20%. These concessions are in addition to rental rates that are nearly 30% lower than those in the Chicago CBD, providing value-seeking firms with numerous tenancy options. After dropping to 18% during 2007, Rosen Consulting expects the overall vacancy rate to continue decreasing in the next few years. As conditions steadily tighten, Rosen Consulting expects the development pipeline to grow in response to the increasing demand, with annual completions of approximately 660,000 square feet during the next few years.

Los Angeles

We currently own five properties in greater Los Angeles, California, all of which we consider Class A office properties. These five properties represent approximately 6.2% of our 2007 annualized gross rent at March 31, 2007. The following table sets forth certain information regarding our greater Los Angeles properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
1055 East Colorado	Pasadena	Urban Infill	100.0%	2001	174	100.0%	$5,464
1901 Main Street	Irvine	Suburban	100.0%	2001	172	100.0%	5,267
26200 Enterprise Way	Lake Forest	Suburban	100.0%	2000	145	100.0%	2,391
Fairway Center II	Brea	Suburban	100.0%	2002	134	100.0%	3,286
Nestle	Glendale	Urban Infill	100.0%	1990	507	96.4%	17,867

Market Subtotal/ Weighted Average					1,132	98.4%	$34,275

(1)	Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs, which we refer to as urban infill.
(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

The Los Angeles economy experienced 1.1% employment growth between 2005 and 2006, despite sharp slowdowns in construction and manufacturing employment growth. As the nation’s primary gateway to the Pacific Rim, trade is Los Angeles’ largest employment sector, totaling nearly 650,000 workers at year-end 2006. Although Rosen Consulting expects total employment growth in Los Angeles to slow through 2009, in line with the cooling housing market, it forecasts job growth to average 1.1% per year for the next few years, with the addition of nearly 250,000 jobs. The major drivers of job growth during the forecast period are expected to include trade, transportation and utilities, educational, health services and leisure and hospitality sectors.

Total Los Angeles Office

The Los Angeles office market strengthened during the four years ending December 31, 2006, primarily as a result of healthy employment growth and a dearth of new construction. Demand has outpaced supply over the last few years, resulting in a vacancy rate of 10.5% in 2006. Rosen Consulting continues to expect the office market to tighten further due to the steady employment growth and supply constraints. For example, Rosen Consulting forecasts construction deliveries of 5.8 million square feet and total net absorption of 7.7 million square feet in the next few years, resulting in a further decline in vacancy. As competition for available space increases, Rosen Consulting forecasts accelerating rental rate growth averaging 6.1% annually during the next few years, increasing the average overall rent.

San Fernando Valley/Tri-Cities Office

The San Fernando Valley/Tri-Cities office market was one of Los Angeles’ strongest office markets in 2006, with a vacancy rate of 6.8% in the fourth quarter, making this submarket one of the nation’s strongest suburban markets. The market also experienced strong rent growth of approximately 5.7% in 2006. The Tri-Cities market remained bifurcated, with single-digit vacancy rates in the Pasadena and Burbank submarkets and a 14.9% vacancy rate in the Glendale submarket.

Rosen Consulting expects the overall vacancy rate in the San Fernando Valley/Tri-Cities office market to remain at less than 7% for the next few years due to strong demand from a diverse mix of industries and a scarcity of development opportunities. Net absorption of more than 2.2 million square feet is expected to outpace construction deliveries of approximately two million square feet over the next few years. As a result of the strong demand and limited supply, Rosen Consulting forecasts accelerating rent growth, averaging 7.0% annually over the same time period.

Orange County Office

Robust job growth in the technology, gaming, business services and health care industries drove strong demand for office space in the Orange County office market. Landlords have been able to capitalize on the market’s recent strength by obtaining record rental rates for both new and existing properties. Approximately 3.5 million square feet of office space was under construction at year-end 2006, including six speculative high-rises by the Irvine Company, Maguire Properties, Hines and Opus West under construction in Irvine alone, although few pre-leases have been executed at this time.

Due to the anticipated high volume of construction deliveries, with 5.8 million square feet of space slated for delivery through 2011, coupled with the likelihood of tenants in real estate-related industries adding sublease space to the market, Rosen Consulting forecasts the vacancy rate to increase to 12.1% in 2007, with gradual declines in the next few years. As a result, the market is at risk of becoming overbuilt, with a decrease in demand from real estate-related companies, including mortgage companies, homebuilders, commercial brokers, consultancies, escrow and title and law firms, exacerbating the market’s weakness. With increased competition among landlords, Rosen Consulting estimates rent growth averaging a relatively modest 4.5% annually but estimates asking rents for recently completed Class A office properties to be much higher due to escalating construction costs.

New York

We currently own nine properties in the New York metropolitan area, most of which we consider Class A office properties. The nine properties represent approximately 16.0% of our 2007 annualized gross rent. The following table sets forth certain information regarding our New York metropolitan area properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
400 Bridgewater Crossing	Bridgewater, NJ	Suburban	100.0%	2002	297	86.7%	$8,480
5000 Corporate Court	Holtsville, NY	Suburban	100.0%	2000	238	29.6%	2,476
60 Broad Street	New York, NY	CBD	100.0%	1962	987	100.0%	34,639
Aventis	Bridgewater, NJ	Suburban	100.0%	2002	297	100.0%	11,443
Citicorp	Englewood Cliffs, NJ	Suburban	100.0%	1962	410	100.0%	6,765
Copper Ridge Center	Lyndhurst, NJ	Suburban	100.0%	1989	268	84.7%	5,120
Key Bank	Parsippany, NJ	Suburban	100.0%	1985	405	100.0%	13,314
Merck	Lebanon, NJ	Suburban	100.0%	2005	125	100.0%	2,796
Motorola—NJ	South Plainfield, NJ	Suburban	100.0%	1972	237	100.0%	2,965

Market Subtotal/ Weighted Average					3,264	92.4%	$87,998

(1)

CBD refers to the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area. Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs, which we refer to as urban infill.

(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

The financial services sector, especially Wall Street, is a main economic driver of the local economy, contributing significantly to both local tax revenues and spending, and creating the wealth that drives much of the area’s real estate. The professional and business services sector, which includes accounting, law, engineering and consulting firms, is an important economic driver as well. Financial service firms added 14,200 jobs in 2006 and professional and business services contributed an additional 18,400 new jobs. Leisure and hospitality, and education and health services grew by 2.9% and 2.2%, respectively. Rosen Consulting believes healthy growth in those sectors will also contribute to an increase in overall employment growth in New York City by 0.9% annually for the next few years.

Total Office

New York City has the largest office market and highest rents in the country. Healthy levels of demand from the finance sector, particularly the growth of hedge funds and the professional and business services sector, led to tightening office markets in New York City, and Rosen Consulting expects this trend will continue. Strong net absorption in the past three years resulted in vacancy dropping to 7.4% at year-end 2006, from 12.6% at year-end 2003. In addition, strong demand exerted upward pressure on asking rents, particularly those in Manhattan, which increased 36% between 2005 and 2006. Rosen Consulting believes market conditions will remain strong, despite a large amount of new construction expected to be delivered over the next few years.

New York CBD Office

Strong demand in the Downtown office market pushed Class A office rents up by 28.4% between 2005 and 2006. Landlords in the downtown office market benefit from a low vacancy rate and the influx of tenants priced out of Midtown. Overall, strong demand in the New York CBD resulted in the absorption of 3.6 million square feet, representing a 26% increase in net absorption between 2005 and 2006, as well as a decrease in the vacancy rate from 10.6% in 2005 to 8.4% in 2006, its lowest level since 2001.

Bergen/Passaic Office

The Northern New Jersey market competes to some degree with Manhattan for tenants. Competitive advantages of the Northern New Jersey market are less expensive space and opportunities for new construction, including large complexes suitable for headquarters and backup facilities, particularly in the Bergen/Passaic office markets. In 2006, demand outpaced supply for the first time in four years, yielding a vacancy rate of 17.5% at year-end 2006. Pharmaceutical firms are among the main economic drivers of Northern New Jersey, leading leasing activity during 2006. In 2006, asking rents increased 1.8% from 2005. Rosen Consulting expects the market to continue to tighten after absorbing the anticipated 400,000 square feet expected to be delivered by year-end 2007, with rent growth modestly increasing.

Middlesex/Somerset Office

Middlesex and Somerset counties comprise the second largest New Jersey submarket, after Newark. This office market has been slowly, but steadily, recovering after a 10% increase in the vacancy rate for 2002. The main driver behind improved vacancy rates was lack of new supply, with less than 100,000 square feet delivered per annum from 2003 to 2005. According to Rosen Consulting, the delivery of 167,000 square feet in 2006 indicates a change in developer confidence for the market. Rosen Consulting expects increased, yet restrained, deliveries in the future, contributing to a gradual decrease in the vacancy rate.

Overall, Rosen Consulting believes that, as a result of improving market fundamentals, rental rates should grow between 1% and 3% annually in the next few years.

Washington, D.C.

We currently own 12 properties in Washington, D.C., most of which we consider Class A office properties. These 12 properties represent approximately 16.9% of our 2007 annualized gross rent at March 31, 2007. The following table sets forth certain information regarding our Washington, D.C. properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
11107 Sunset Hills Rd.	Reston, VA	Suburban	100.0%	1985	101	49.3%	$1,742
1201 Eye Street	Washington, D.C.	CBD	49.5%	2001	269	100.0%	11,536
1225 Eye Street	Washington, D.C.	CBD	49.5%	1986	225	97.2%	9,355
3100 Clarendon	Arlington, VA	Urban Infill	100.0%	1987	238	99.0%	8,098
400 Virginia Ave	Washington, D.C.	CBD	100.0%	1985	216	92.7%	6,648
4250 N. Fairfax	Ballston, VA	Urban Infill	100.0%	1998	304	100.0%	8,161
Lockheed Martin I	Rockville, MD	Suburban	100.0%	1989	115	100.0%	3,154
Lockheed Martin II	Rockville, MD	Suburban	100.0%	1989	115	100.0%	3,152
One Independence Square	Washington, D.C.	CBD	100.0%	1991	338	100.0%	14,190
Shady Grove V	Rockville, MD	Suburban	100.0%	1982	109	100.0%	2,708
Tellabs	Reston, VA	Suburban	100.0%	1984	41	100.0%	1,479
Two Independence Square	Washington, D.C.	CBD	100.0%	1991	580	100.0%	22,716

Market Subtotal/ Weighted Average					2,651	97.2%	$92,939

(1)

CBD refers to the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area. Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs, which we refer to as urban infill.

(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

The Washington, D.C. economy should continue to benefit from the presence of the federal government and related procurement dollars. The local economy expanded in 2006, resulting in total employment growth of 1.6% and a decline in the unemployment rate to 3.1% by end of year 2006. Rosen Consulting expects employment to average a moderate 1.5% annual growth rate for the next three years, and the unemployment rate to remain in the low- to mid-3% range for the next few years.

The Washington, D.C. metropolitan area’s two largest employment sectors are professional and business services and the government sector, which combined to account for approximately 44% of metropolitan area jobs. Rosen Consulting expects the professional and business services sector to be the fastest-growing sector, increasing an average of 3.3% annually over the next few years. Mounting pressure to trim the federal deficit resulted in significantly slower growth in the government sector in 2005 and 2006 than at the beginning of the decade. Such pressure to cut spending is expected to hold job growth in the government sector to only 1.3% per annum. Other key drivers of job growth are expected to include trade, educational and health services, information services and the leisure and hospitality employment sectors.

Total Office

The Washington, D.C. metropolitan area is one of the largest office markets in the country, with strong market fundamentals. Strong local and national economies in recent years have resulted in accelerated job growth, thereby generating significant demand for office space in the metropolitan area, causing net absorption and rent rates to increase, and vacancy rates to decrease. The overall office vacancy rate peaked at 14.2% in 2002 and has since fallen steadily to 9.6% at year-end 2006. On the supply side, more than 7.5 million square feet of office space was delivered in 2006. Given the high levels of new construction expected in the near term, Rosen Consulting forecasts that the vacancy rate will remain in the 9% to 10% range. In addition, rental rate growth is forecasted to increase between 4% and 5% on average over the next few years. As a result of healthy employment growth, Rosen Consulting’s outlook for this market is favorable, with positive absorption, increased rent rates and relatively low vacancy rates, despite the potential risk of overbuilding.

Washington, D.C. CBD Office

The Washington, D.C. office market maintained its momentum in the fourth quarter of 2006 as strong economic conditions, low vacancy rates and high rents produced one of the top markets in the country. Rental rates were the second highest in the country and are expected to increase throughout the near future. Additionally, vacancy rates increased slightly to 7.3% and are projected to remain around 7% in the near future, supported by growing demand and a scarcity of available space. Positive net absorption is mainly driven by the growth in government and government-related employment. Rosen Consulting expects the large amount of new speculative space coming online to pose the most significant risk to the market.

Northern Virginia Office

The Northern Virginia submarket has the highest concentration of white-collar employment in the Washington, D.C. metropolitan area and benefits from the influx of new firms and contractors seeking to be near the federal government. The Northern Virginia office market showed signs of a slowdown in 2006, as absorption levels dropped from their highs in 2004 and tenant demand subsided. Vacancy rates stabilized and increased slightly to 11%, following four consecutive years of tightening and strong activity led by the federal government and contracting agencies. Rental rates continued to strengthen in 2006, benefiting from a healthy employment market in the Washington, D.C. metropolitan area. Rosen Consulting expects market conditions to moderate in line with the area’s employment trends, with vacancy rates increasing slightly as a result of high levels of new construction and lower tenant demand. Demand for office space is expected to drive rental rate increases at an average of 6% per year over the next several years.

Suburban Maryland Office

Maryland is one of the top biotechnology centers in the country, in large part because of its proximity to national research universities and federal government agencies. Maryland’s suburban office market was stable in 2006, with moderate construction activity and absorption levels. A solid job market resulted in one of the lowest unemployment rates in the nation. In fact, Rosen Consulting expects Maryland’s suburban office market to be one of the beneficiaries of relocations due to military base realignment and closures, absorbing some of the losses exhibited in other Northeast markets. Strong demand for office space caused the vacancy rate to remain at 10.3%, and Rosen Consulting expects the vacancy rate to stabilize at approximately 10% during the next few years, as job gains in the region will lead to steady leasing activity. Average rental rates increased slightly in 2006 and Rosen Consulting expects market conditions to help maintain a moderate rent growth in the 3% range in the near future.

Atlanta

We currently own three properties in Atlanta, Georgia, all of which we consider Class A office properties. These three properties represent approximately 2.6% of our 2007 annualized gross rent. The following table sets forth certain information regarding our Atlanta properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
11695 Johns Creek Parkway	Duluth	Suburban	100.0%	2001	100	48.8%	$917
3750 Brookside Parkway	Alpharetta	Suburban	100.0%	2001	101	100.0%	1,891
Cingular	Atlanta	Urban Infill	100.0%	2000	415	100.0%	11,477

Market Subtotal/ Weighted Average					616	91.7%	$14,285

(1)	Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs, which we refer to as urban infill.
(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

In 2006, Atlanta enjoyed employment growth of 1.8% and realized large gains in trade, professional and business services, and health and education services. Despite slowing employment growth in 2008 and 2009 to 1.5% and 1.2%, respectively, Rosen Consulting expects Atlanta to add more than 220,000 jobs in the next four years.

Suburban Office

Atlanta’s suburban office market strengthened significantly in 2006 as vacancy rates fell to 15.6% from 25.4% in 2003. In 2006, healthy demand yielded a 3.3% increase in rents, the first substantial increase in several years. Atlanta’s Midtown submarket experienced positive absorption rates, decreasing vacancy rates to 12.8%, thereby overtaking Buckhead as the submarket with the most attractive fundamentals in Atlanta. Rosen Consulting expects suburban vacancy rates to trend downward to approximately 14.0% in the next five years. Increasing demand for space is expected to be mitigated by the high volume of new construction expected to come onto the market over the next few years, with approximately four million square feet of space in the next two years. Throughout such period, rents should moderately increase by an average of approximately 2.0% per year.

Dallas

We currently own six properties in Dallas, all of which we consider Class A office properties. These seven properties represent approximately 4.2% of our 2007 annualized gross rent. The following table sets forth certain information regarding our Dallas properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
3900 Dallas Parkway	Plano	Suburban	100.0%	1999	118	85.5%	$2,223
Intuit	Plano	Suburban	100.0%	2001	166	100.0%	2,708
Las Colinas Corporate Center	Irving	Suburban	100.0%	1998	386	83.1%	6,032
Nokia I	Irving	Suburban	100.0%	1999	229	100.0%	4,802
Nokia II	Irving	Suburban	100.0%	2000	223	100.0%	4,894
Nokia III	Irving	Suburban	100.0%	1999	153	100.0%	2,334

Market Subtotal/ Weighted Average					1,275	93.5%	$22,993

(1)	Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs, which we refer to as urban infill.
(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

The Dallas economy continued to perform well during 2006, with employment growth outpacing national employment growth by approximately 300%, expanding by 3.9% between year-end 2005 and 2006. The region added approximately 76,900 jobs during such period, with the majority of new positions arising in the professional and business services, leisure and hospitality, and educational and health services sectors, which collectively added a total of 41,900 jobs. The local Dallas economy is projected to add approximately 253,000 total jobs over the next four years, averaging 2.3% employment growth annually during the same period.

Suburban Office

Dallas’ suburban office markets provide an attractive alternative to the CBD area, as the space is often newer, of better quality and in closer proximity to employees’ homes. The suburban Dallas office market exhibited strong growth during 2006, with the vacancy rate continuing its steady decline, and overall rents growing 6.9% during the year. More than 3.2 million square feet of office space was delivered during the year, the largest amount in five years. However, despite the amount of office space delivered, absorption outpaced supply, with more than 4.7 million net square feet absorbed during the same period. Deliveries are expected to average 2.4 million square feet annually between 2007 and 2011. Rosen Consulting expects the market to continue tightening, with vacancy expected to decrease to approximately 20% by 2009 and rents to increase accordingly, averaging 3.0% annual growth over the next few years.

Minneapolis

We currently own two properties in Minneapolis, Minnesota, both of which we consider Class A office properties. These properties represent approximately 5.6% of our 2007 annualized gross rent. The following table sets forth certain information regarding our Minneapolis properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
10900 Wayzata Boulevard	Minnetonka	Suburban	100.0%	2000	300	100.0%	$7,292
US Bancorp	Minneapolis	CBD	100.0%	2000	930	95.2%	23,564

Market Subtotal/ Weighted Average					1,230	96.4%	$30,856

(1)

CBD refers to the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area. Suburban areas are located outside of the CBD of a metropolitan area.

(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

The Minneapolis economy is decelerating, with employment growth declining to 0.7%, marking the second straight year of slowing growth. The construction, retail trade, and professional and business services sectors have all felt the effects of the housing downturn, with employment in the former two sectors contracting during 2006, while the latter posted its weakest growth in a year and a half. Slow growth is likely to characterize the market for the next two years, as the region struggles to find a replacement for the housing sector as an economic engine. Rosen Consulting expects the outlook to improve in 2009, with the turning of the U.S. business cycle, and expects average annual employment gains of 1.5% for 2010 and 2011.

CBD Office

A strong first half of 2006 enabled the Minneapolis CBD to overcome decreasing demand during the second half of 2006. The overall vacancy rate dropped to 17.3% by year-end 2006 while asking rents increased 3.3%. Rosen Consulting foresees decelerating job growth to cause decreased demand for downtown office space during the next three years. On the supply side, the market is expected to benefit from the conversion of two downtown towers to hotels during the next two years, which will remove close to 100,000 square feet of vacant space from the market. The net effect will be a slow but steady decline in the vacancy rate through 2009, with net absorption accelerating later in such period as the job market improves. Rosen Consulting expects rent growth to remain at approximately 3% during the next few years.

Suburban Office

Minneapolis’ suburban office market experienced steady demand and limited construction activity, which caused vacancy rates to stabilize and encouraged developers to engage in new construction projects. In 2006, 368,000 square feet of office space was delivered, to which approximately four million square feet of new space is expected to be delivered during the next five years. As a result, Rosen Consulting expects the vacancy rate to remain in the 12% to 14% range throughout the next few years, representing a slight increase from the 12.2% registered at year-end 2006.

Phoenix

We currently own four properties in the Phoenix metropolitan area, all of which we consider Class A office properties. These four properties represent approximately 1.5% of our 2007 annualized gross rent. The following table sets forth certain information regarding our Phoenix properties as of March 31, 2007:

Property	City	Location(1)	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(2)	Percent Leased(3)	Annualized Gross Rent (in thousands)(4)
AmeriCredit	Chandler	Suburban	100.0%	2003	153	100.0%	$3,003
Avnet	Tempe	Suburban	100.0%	2000	132	100.0%	1,812
Mass. Financial Services	Phoenix	Suburban	100.0%	2001	149	100.0%	2,583
River Corporate Center	Tempe	Suburban	100.0%	1998	133	100.0%	863

Market Subtotal/ Weighted Average					567	100.0%	$8,261

(1)	Suburban areas are located outside of the CBD of a metropolitan area.
(2)	Includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)

Based on leases signed as of March 31, 2007, and calculated as leased square feet divided by rentable square feet, expressed as a percentage. Leased square feet includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

Economy

Following 5.4% employment growth in 2006, Rosen Consulting expects strong job creation to continue over the next few years. Despite the possibility of a recession at a national level, Rosen Consulting observes little indication that such events will adversely affect the Phoenix economy to a greater extent than the national economy. Phoenix’s two largest sectors, trade and professional and business services, reported impressive growth figures of 5.1% and 8.7% respectively in 2006. However, Rosen Consulting expects job losses in some key industries in 2007, particularly those industries connected to the housing market. Overall, Rosen Consulting believes the Phoenix economy will sustain its healthy growth over the next few years.

Suburban Office

Mirroring trends in the CBD, Phoenix’s suburban office market demonstrated strong fundamentals during 2006. While a large amount of new office space was delivered, the vacancy rate fell to 12.2% in 2006 from 14.5% in 2005. Gross asking rents increased by 12.7% in 2006. Rosen Consulting expects rent growth to slow slightly in 2008 and 2009, before picking up later in the forecast period. The vacancy rate is expected to follow this trend of moderated growth, decreasing an average of 50 basis points per annum over the next few years.

OUR BUSINESS AND PROPERTIES

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, management and development of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. As of March 31, 2007, approximately 82.4% of our 2007 annualized gross rent was derived from office properties in the ten largest U.S. office markets based on rentable square feet, including premier markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. Approximately 56% of our 2007 annualized gross rent is derived from office properties located in CBDs, 12% is derived from office properties located in urban infill areas and 32% is derived from office properties located in suburban areas.

As of March 31, 2007, our portfolio consisted of 80 properties with approximately 21 million rentable square feet, which properties were approximately 95% leased and had a median age of approximately 8.8 years based on the date of initial construction. We are currently one of the ten largest publicly registered office REITs in the United States based on rentable square feet. Inclusive of joint venture transactions, since inception, we have acquired approximately $5.3 billion of office and industrial properties, with a current portfolio generating 2007 annualized gross rent of approximately $549.2 million.

Our investment strategy involves owning and acquiring high-quality properties that are generally occupied by lead tenants (those that lease approximately 40% or more of the building) and providing personalized service attentive to the needs of our tenants. Through our tenant-focused approach, we foster strong relationships with our tenants’ corporate real estate executives with the objective of becoming their preferred landlord. We place great importance on anticipating and meeting our tenants’ needs by focusing on their expansion, consolidation and relocation requirements, which we believe differentiates us from our competitors and ultimately contributes to the strength of our portfolio. Since 2003, we re-leased 81% of the approximately 6.5 million square feet of office space that became available for renewal to the occupying tenants. In addition, a number of our existing tenants lease space from us in multiple markets. As part of our tenant-focused approach, we currently maintain satellite offices in seven of our markets and expect to have offices in a total of 11 markets by the end of 2008. We believe our local market presence improves tenant satisfaction and occupancy and provides local knowledge that enhances our acquisition capabilities.

The high quality of our office portfolio and our attention to tenant needs attracts high-credit-quality tenants, including government agencies and nationally recognized corporations and professional service firms. We estimate that approximately 91% of our 2007 annualized gross rent is derived from tenants that have investment-grade credit ratings as reported by Standard & Poor’s or are subsidiaries of such investment-grade-rated entities, are governmental agencies or are nationally recognized corporations or professional service firms. Consistent with our tenants’ high credit quality, our ratio of bad debt expense to revenues has averaged less than ten basis points for the three years in the period ending December 31, 2006 and the three months ended March 31, 2007. The majority of our tenants typically enter in to long-term leases for substantial amounts of space. As of March 31, 2007, our portfolio had an average remaining weighted-average lease term of approximately 6.5 years and our leases average approximately 60,000 square feet.

We believe we have a stable, broadly diversified tenant base. As of March 31, 2007, we had 331 tenants, with no single tenant accounting for more than 6% of our 2007 annualized gross rent, and no single industry accounting for more than 13% of our 2007 annualized gross rent. Our ten largest tenants comprised approximately 36% of our leased portfolio based on 2007 annualized gross rent, including our pro rata interest in our joint venture properties. Of our properties, 68 properties were wholly owned, generating 86.7% of annualized gross rent; three properties were owned through consolidated joint ventures, generating 11.9% of annualized gross rent; and the remaining nine properties were owned through joint ventures with affiliates of our former advisor, generating 1.4% of 2007 annualized gross rent.

We focus primarily on owning and acquiring properties in major U.S. office markets that are characterized by their diverse industry base, strong population and employment growth, history of increasing rental rates, attractive supply/demand ratios and appeal to institutional real estate investors. Our market-selection strategy typically involves categorizing real estate markets as either “concentration” markets or “opportunistic” markets. Concentration markets are characterized by high barriers to entry, such as limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. We believe these markets provide attractive long-term growth opportunities and greater market stability. Of the markets where we have significant holdings, we consider Washington, D.C., greater Los Angeles, the New York metropolitan area and Boston to be concentration markets. We will look to expand our holdings in these markets upon identifying properties that we believe offer attractive long-term returns, irrespective of the market cycle for office properties.

The markets that we categorize as opportunistic are characterized by lower barriers to entry and greater variability in the supply and demand of office space. Although these markets are typically more dynamic than our concentration markets, we believe they offer additional opportunities for strategically timed investments and asset recycling. As such, our presence in these markets will fluctuate depending on the opportunities presented. In addition, we generally expect holding periods in opportunistic markets to be shorter than those in our concentration markets. We will look to dispose of assets in opportunistic markets when future returns appear to have been maximized or where opportunities to recycle capital present improved long-term returns to our stockholders. Of the markets where we own properties, we consider Atlanta, Central and South Florida, Chicago, Dallas, Houston, Minneapolis, Nashville, Phoenix, Portland and Seattle to be opportunistic markets. We believe that certain of these markets, particularly Central and South Florida, Houston and Phoenix, where we intend to focus our acquisition efforts, as well as certain other opportunistic markets, present attractive investment opportunities at this time.

The following table sets forth a breakdown of our office portfolio by office market as of March 31, 2007.

Metropolitan Area	Strategy	Number of Properties	Rentable Square Feet (in thousands)(1)	Percentage of Our Rentable Square Feet(2)	Percent Leased(3)		Annualized Gross Rent (in thousands)(4)	Percentage of Annualized Gross Rent(5)	Annualized Gross Rent per Leased Square Foot(6)
Chicago	Opportunistic	6	4,825	22.9%	91.6%		$149,864	27.3%	$33.89
Washington, D.C.(7)	Concentration	12	2,651	12.6	97.2%		92,939	16.9	$36.08
New York(8)	Concentration	9	3,264	15.5	92.4%		87,998	16.0	$29.18
Los Angeles(9)	Concentration	5	1,132	5.4	98.4%		34,275	6.2	$30.77
Minneapolis	Opportunistic	2	1,230	5.9	96.4%		30,856	5.6	$26.02
Dallas	Opportunistic	6	1,275	6.1	93.5%		22,993	4.2	$19.29
Boston	Concentration	4	582	2.8	97.5%		22,679	4.1	$39.97
Detroit	—	5	972	4.6	89.6%		21,270	3.9	$24.44
Philadelphia	—	1	761	3.6	100.0%		15,766	2.9	$20.73
Atlanta	Opportunistic	3	616	2.9	91.7%		14,285	2.6	$25.29
Nashville	Opportunistic	2	423	2.0	100.0%		10,580	1.9	$25.01
Phoenix	Opportunistic	4	567	2.7	100.0%		8,261	1.5	$14.56
Houston	Opportunistic	1	313	1.5	100.0%		8,260	1.5	$26.43
Portland	Opportunistic	5	355	1.7	91.6%		5,658	1.0	$17.38
Central Florida(10)	Opportunistic	1	152	0.7	92.0%		3,755	0.7	$26.89
Austin	—	1	195	0.9	100.0%		3,524	0.6	$18.05
Denver(11)	—	3	264	1.3	100.0%		3,467	0.6	$13.12
Cleveland	—	1	188	0.9	86.7%		3,232	0.6	$19.86
Greenville, SC(12)	—	3	882	4.2	100.0%		2,994	0.5	$3.39
South Florida(13)	Opportunistic	2	147	0.7	100.0%		2,840	0.6	$19.26
Seattle(14)	Opportunistic	1	156	0.7	100.0%		2,657	0.6	$17.00
Kansas City	—	1	40	0.2	77.4%		555	0.1	$18.00
San Francisco	—	1	45	0.2	100.0%		504	0.1	$11.13
Oklahoma City	—	1	3	—	100.0%		23	—	$10.89

Total/Weighted Average		80	21,038	100.0%	94.7	%(15)	$549,235	100.0%	$27.57	(16)

(1)	Rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.

(2)	Equal to rentable square feet for each market divided by the total rentable square feet for the entire portfolio, expressed as a percentage.
(3)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced, and calculated as leased square feet divided by rentable square feet, expressed as a percentage.
(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(5)	Equal to annualized gross rent for each market divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.
(6)	Annualized gross rent per leased square foot represents annualized gross rent as computed above, divided by leased square feet as of March 31, 2007.
(7)	Market includes properties located in northern Virginia and suburban Maryland.
(8)	Market includes properties located in Long Island and northern New Jersey.
(9)	Our properties in this market are located in Irvine (in Orange County), Pasadena, Glendale and Burbank.
(10)	Property in this market is located in Sarasota.
(11)	Includes a 106,544-square-foot industrial property.
(12)	Consists of three industrial properties, one of which is under contract to be sold.
(13)	Our properties in this market are located in Fort Lauderdale and Tamarac.
(14)	Property in this market is located in Issaquah.
(15)	Weighted average is based on rentable square feet.
(16)	Weighted average is based on leased square feet.

Upon consummation of this offering, we expect to have significant capacity to make future acquisitions when attractive opportunities arise. As of the closing of this offering, we estimate our total debt to market capitalization ratio will be approximately         %. Increasing our leverage to a range of approximately 35% to 45%, which is a range more typical of publicly traded office REITs, would enable us to make substantial property acquisitions with a goal of achieving sustainable growth in funds from operations and realizing long-term capital appreciation. The capital available for additional acquisitions will be correspondingly reduced if, and to the extent that, we engage in material stock repurchases subsequent to the closing of this offering. We believe we have an advantage over many of our competitors because we will not have to return to the equity markets in order to execute our mid-term growth strategies.

We seek to maximize stockholder value by increasing cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. In pursuit of these objectives, we intend to:

•	actively manage our existing properties to maximize operating cash flows;

•	capitalize on our balance sheet flexibility by borrowing funds to acquire high-quality office properties or opportunistically refinance debt or repurchase shares of our common stock;
•	pursue strategic joint ventures with institutional investors and leading developers to acquire and develop new properties and to reduce our interests in existing properties;

•	recycle capital by selling non-core assets that no longer fit our investment criteria;

•	expand our operations in selected markets where we already own properties, including Houston, Phoenix and Central and South Florida; and

•	expand our local market property management capabilities where we have, or plan to have, a significant presence.

Currently, our portfolio contains a limited number of industrial properties comprised of approximately one million square feet. Although we believe our experience with these assets provides us with the flexibility to expand into the industrial market if we identify attractive opportunities in this sector, we do not anticipate that these assets will be the focus of our portfolio going forward. Therefore, although we plan to focus our investments in the office sector, we also may selectively pursue acquisitions and/or development opportunities of industrial properties in markets where we currently operate and where we believe we can leverage our existing infrastructure and relationships to generate attractive returns.

We are a full-service real estate company with substantial expertise in acquisitions, portfolio management, asset management, property management, leasing, tenant-improvement construction and dispositions. The six most senior members of our real estate team have been in the commercial real estate industry for an average of approximately 22 years and have worked at Wells REIT or its former advisors for an average of over three years. Currently, we have 86 employees. As a result of our established infrastructure, we believe that we have the capability and the experience to increase the number of properties we own and manage without significant proportionate increases in overhead costs. Our corporate headquarters are located in Norcross (Atlanta), Georgia. We qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Operating History

We were incorporated in Maryland on July 3, 1997, and commenced active operations on June 5, 1998. Between 1998 and 2003 we raised equity capital to finance our real estate investment activities primarily through four continuous, best-efforts public offerings of our common stock. Combined with our dividend reinvestment plan, these offerings have raised approximately $5.2 billion in total offering proceeds. As of March 31, 2007, we had over 110,000 stockholders. We are a public company and have been subject to SEC reporting obligations since 1998.

In April 2005, we received net proceeds of approximately $756.3 million from our 2005 Portfolio Sale, realizing a gain of approximately $189.5 million, and distributed approximately $748.5 million to our stockholders as a special dividend. This disposition took advantage of a strong market for commercial real estate when the properties were well-positioned for sale and also enhanced the quality of our resulting portfolio. As a result of the asset disposition, we repositioned our portfolio in terms of geographical exposure (by exiting 12 smaller markets), improved our credit profile (by selling buildings with lower than our average tenant credit) and, we believe, improved the quality of our portfolio (by selling buildings with lower than our average building quality), all without negatively impacting our overall targeted return on equity for the broader portfolio. We have also sold 12 additional properties in single-property transactions with a net realizable gain of approximately $61.9 million, which served many of the same objectives as our portfolio sale.

We are structured as an umbrella partnership real estate investment trust (“UPREIT”), which means that we own most of our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and indirectly own all of the limited partnership interests as well. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who may be able to defer tax obligations by contributing properties to an operating partnership in exchange for OP Units

Prior to this offering, we maintained a share redemption program to provide liquidity for our stockholders until a secondary market developed for our shares. As of March 31, 2007, we had redeemed an aggregate of approximately 66.7 million shares of our common stock for total consideration of approximately $608.1 million pursuant to this program. Our share redemption program was suspended on April 20, 2007 and will terminate upon the completion of this offering.

On April 16, 2007, pursuant to a merger agreement, we acquired entities affiliated with our former advisor for an aggregate of 19,546,302 shares of our common stock (the “Internalization”). Since we commenced operations in 1998, our former advisor performed our day-to-day operations, including investment analysis, acquisitions, dispositions, financings, development, due diligence, portfolio management, asset management, property management and certain administrative services, such as financial, tax and regulatory compliance reporting. In connection with the Internalization, we acquired affiliates of our former advisor and as a result, 76 employees of our former advisor became our employees. These 76 employees, plus an additional ten employees hired after the Internalization, perform substantially all of our key operational activities. We temporarily contract with our former advisor for certain services relating to payroll and employee benefit administration, information technology, investor relations and transfer agent services. We entered into several related agreements in connection with the Internalization including:

•	a support services agreement with our former advisor whereby we receive certain support services including payroll and benefits administration services and information technology services;

•

a transition services agreement with our former advisor whereby we receive enumerated services, including investor relations support services, transfer agent related services and investor communication support;

•

a pledge and security agreement whereby our former advisor pledged the shares of our common stock received as consideration in the Internalization and certain other assets for certain periods to secure its indemnification obligations to us under the merger agreement;

•

a registration rights agreement whereby we granted registration rights to our former advisor and certain of its affiliates and its permitted transferees with respect to any shares of our common stock issued in connection with the Internalization;

•	a property management agreement with Wells Management, whereby Wells Management provides property management services for 19 of our properties; and

•	a headquarters sublease agreement with our former advisor that provides us with approximately 13,000 square feet of office space at 6200 The Corners Parkway in Norcross, Georgia.

The support services agreement has a two-year term, however we are currently in the process of staffing our own human resources department and expect to be able to support our own payroll and employee benefit needs by the end of 2007. In addition, we are exploring other options for information technology infrastructure support and may opt to terminate some of these services earlier than the two-year term if equally cost beneficial alternatives can be identified and implemented.

The transition services agreement terminates automatically upon the earlier of 90 days after our listing on a national securities exchange or one year from the effective date of the agreement; however, we intend to terminate the agreement 30 days after listing, at which time we expect Bank of New York to serve as our transfer agent and to have our own fully staffed investor relations department. Our former advisor represented in both the support services agreement and in the transition services agreement that the amounts charged for these services do not exceed its good-faith estimate of its actual cost of providing services nor the amounts that could reasonably be expected to be charged by a third party for such services. See the “Related-Party Transactions and Agreements” section of this prospectus.

Donald A. Miller, CFA, became our Chief Executive Officer, President and a director when we executed the definitive merger agreement with respect to the Internalization. Upon consummation of the Internalization, we entered into an employment agreement with our Chief Financial Officer, Robert E. Bowers, and four of our former directors resigned from our board in order to avoid having directors serve on both our board of directors and the board of directors of Wells Real Estate Investment Trust II, Inc., a Wells-sponsored program that may compete with us. For similar reasons, Leo F. Wells, III, our former president and former chairman of our board of directors, resigned from his position as one of our directors on May 9, 2007 and designated Wesley E. Cantrell to fill the resulting vacancy. Mr. Cantrell was elected to the board of directors by the remaining directors effective May 9, 2007. On May 14, 2007, we entered into employment agreements with Laura P. Moon, Raymond L. Owens and Carroll A. Reddic, IV.

Our Competitive Strengths

We believe we distinguish ourselves from other owners and operators of office properties in a number of important ways and enjoy significant competitive strengths, including the following:

•

High-Quality Assets in Major U.S. Markets. The majority of our office properties are located in the ten largest U.S. office markets, including premier markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles, which collectively represent 70.6% of our annualized gross rental revenue of our office properties as of March 31, 2007. We look to invest in markets that exhibit a diverse industry base, strong population and employment growth, history of increasing rental rates, attractive supply/demand ratios and appeal to institutional real estate investors. We consider approximately 86.1% of our properties, representing approximately 18.1 million square feet of office space, to be Class A assets, most of which we believe are located in desirable submarkets within their metropolitan areas. We generally consider Class A office properties to be those that have desirable locations and high-quality finishes, are well maintained and professionally managed and are capable of achieving rental and occupancy rates that are typically above those prevailing in their respective markets; however, the determination of an office property’s class designation is subjective, and others may have a different view. As part of our selection criteria for acquisition properties, we focus on the quality of construction and the functionality of the improvements. Our portfolio includes properties designed by highly regarded architects, such as Kohn Pedersen Fox Associates, PC, Skidmore, Owings & Merrill LLP, Thompson, Ventulett, Stainback & Associates and The Hillier Group, Inc., and developed by well-known developers, such as the Opus Corporation, the Fifield Companies, the Alter Group, Cornerstone Properties, Inc., Ryan Companies US, Inc., Hines, John Buck Co., Lincoln Property Company, Inc., Archon Group, L.P., Hamilton Partners and Trammell Crow Company. As of March 31, 2007, the median age of the assets within our portfolio was approximately 8.8 years, based on the date of initial construction. In addition, we believe that our presence in many of the largest office markets across the country minimizes our exposure to regional economic downturns.

•

High-Quality, Diverse Tenant Base. Our portfolio is primarily leased to large, high-credit-quality tenants, including federal government agencies and nationally recognized corporations and professional service firms, with significant long-term space requirements. Approximately 91% of our 2007 annualized gross rental revenue is derived from tenants that have investment-grade credit ratings as reported by Standard & Poor’s or are subsidiaries of such investment-grade-rated entities, are governmental agencies or are nationally recognized corporations or professional service firms. Each of our ten largest tenants based on 2007 annualized gross rent also meets these criteria. Our nationally recognized, investment-grade and/or professional service firm tenants include IBM, Microsoft, Nike, Nestle (USA), Nokia (USA), U.S. Bancorp, Aon Corporation, Winston & Strawn LLP as well as the former Cingular Wireless (now part of AT&T), several of whom use our properties as their corporate headquarters. Our federal government agency tenants include NASA, the Office of the Comptroller of the Currency and the National Park Service.

As of March 31, 2007, we had 331 tenants engaging in a variety of professional, financial and other businesses, with no single industry accounting for more than 13% of our 2007 annualized gross rent. In addition, as of March 31, 2007, our ten largest tenants comprised approximately 36% of our leased portfolio based on 2007 annualized gross rent, with no single tenant accounting for more than 6% of our 2007 annualized gross rent. Our diverse tenant base helps to minimize our exposure to economic fluctuations in any one industry or business sector or with respect to any particular tenant.

•

Flexible Capital Structure with Capacity for Growth. We are in discussions with several lenders to enter into an unsecured revolving credit facility in an amount of up to $500 million, which we expect to enter into prior to the commencement of this offering. Upon consummation of this offering, and giving effect to the use of proceeds as set forth under “Use of Proceeds,” we expect to have up to $500 million available under the unsecured revolving credit facility. In addition, as of the consummation of this offering, 58 of our properties, with an appraised value of approximately $2.4 billion as of September 2006, will be unencumbered. Our capital structure would support significant additional indebtedness, which should allow us to capitalize on favorable acquisition and development opportunities. Our flexible capital structure should also enable us to take advantage of other opportunities to maximize earnings per share should future market conditions warrant, such as refinancing debt or repurchasing shares of our common stock. We believe our ability to execute our short- to mid-term growth strategies without having to return to the equity capital markets places us at a competitive advantage over many of our peers.

As a result of the listing of our shares on the NYSE, we believe our OP Units will become a more attractive currency for acquisitions as they will become redeemable for publicly traded shares of common stock, thereby providing greater liquidity. In addition, our OP Units offer property sellers the opportunity to diversify their real estate holdings due to the size and diversity of our portfolio. As a result, our OP Units may provide flexibility in structuring acquisitions and thereby improve our ability to take advantage of attractive investment opportunities.

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Proven Capital-Recycling Capabilities. We have a track record of completing a large volume of commercial real estate acquisitions and dispositions. Inclusive of joint venture transactions, since inception we have acquired approximately $5.3 billion in commercial real estate, totaling approximately 28 million rentable square feet, and we have sold approximately $1.1 billion in commercial real estate, totaling approximately 6.6 million rentable square feet. We have completed 120 property acquisitions, including several portfolio acquisitions, at prices of up to $465 million. With these demonstrated acquisition and disposition capabilities, we believe we can manage our portfolio to exit opportunistic markets or particular investments within certain markets when it appears that our investment returns have peaked and reinvest the proceeds when we believe other investments offer the prospect of improved returns. The following is an example of our capital recycling capabilities:

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1500 Mittel Boulevard, Chicago, Illinois—1500 Mittel Boulevard is an office and industrial flex facility located in Wood Dale, Illinois (a suburb of Chicago), comprised of approximately 250,000 square feet, 100% of which is leased by Videojet, a leading manufacturer of coding, printing and laser marking products. Videojet’s lease was scheduled to expire in December 2011. We proactively negotiated a ten-year lease extension with annual escalations. Having extended the lease term of the building’s sole tenant to 2021, we were able to sell the property in March 2007 for $43.3 million (an approximately 30% increase over the initial acquisition price), thereby capturing substantial gains that can be redeployed for future strategic investments. Shortly before this sale, we purchased the Class A Gallagher Centre, which is located within a few miles of 1500 Mittel Boulevard. Gallagher Centre was 75% leased upon acquisition with approximately 60% of the building leased to Gallagher & Co., a nationally renowned insurance brokerage company, until 2018. Despite the dramatic difference in quality of the two buildings, we were able to acquire Gallagher for a very small premium per square foot over our sale price of the 1500 Mittel Boulevard Building, and with much greater projected income and total return expectations.

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Experienced and Committed Management Team. As part of the Internalization, a number of senior-level individuals joined our team from our former advisor, including the most senior members of the Real Estate and Finance divisions, bringing key experience in the areas of real estate, accounting, risk management, investor relations and human resources. Our five-member executive management team has an average of over 21 years of commercial real estate and/or public company financial management experience, and over two years of experience working together to operate the existing portfolio and execute our investment strategy. Additionally, senior members of our real estate team have several years of experience working with and for institutional real estate investors. Among the firms for which our senior real estate professionals have previously worked include Lend Lease, Morgan Stanley Real Estate, Prentiss Properties Trust, Cushman & Wakefield, Equitable Real Estate, Aetna Realty Investors, GE Asset Management and PNC Capital Markets. As such, our senior real estate team has substantial experience executing value-added real estate investment strategies, which we believe we will enable us to effectively execute our growth strategy by, among other things, attracting institutional joint venture capital.

Collectively, our senior real estate team has significant experience in all aspects of the commercial real estate industry, including acquisitions, dispositions, financing, joint venture structuring, development financing, leasing and property management, portfolio management and asset management, and has operated in a variety of business and real estate market cycles. Such experience has allowed our senior real estate team to develop an extensive and valuable set of relationships within the industry, which we believe will enable us to identify attractive acquisition and development opportunities and continually improve our operating strategies.

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Strong Tenant Relationships. Most of our properties have large, nationally recognized lead tenants (which we define as those tenants that lease approximately 40% or more of the rentable square footage in the building) with significant long-term space requirements. As of March 31, 2007, our portfolio had a weighted-average remaining lease term of approximately 6.5 years and our leases average approximately 60,000 square feet. We are committed to providing personalized service attentive to the needs of our tenants. Through our tenant-focused approach, we foster strong relationships with our tenants’ corporate real estate executives and come to understand their long-term business needs, with the objective of becoming their preferred landlord. This landlord/tenant relationship allows us to anticipate and meet our tenants’ real estate needs by focusing on their expansion, consolidation and relocation requirements, which we believe differentiates us from our competitors and ultimately contributes to the strength of our portfolio. In addition, our strong relationships with the tenant and leasing brokerage communities aids in attracting and retaining quality tenants. We believe that our focus on customer service and long-term tenant relationships contributes to stronger operating results and our higher occupancy rates by minimizing rent interruptions and reducing marketing, leasing and tenant improvement costs that result from re-tenanting space. Since 2003, we re-leased 81% of the approximately 6.5 million square feet of office space that became available for renewal to the occupying tenants. In addition, a number of our existing tenants lease space from us in multiple markets. The following is an example of our strong tenant relationship management:

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IBM Portland Campus—In 2003, shortly after assisting IBM with a lease restructuring opportunity in Tampa, Florida, we acquired the IBM Portland campus, located adjacent to Nike’s world headquarters in Beaverton, Oregon. The property consisted of four office buildings, three of which were leased by IBM, one warehouse building which was vacant, and approximately 32 acres of adjacent land. In 2004, we successfully executed a lease with Nike for the vacant building and simultaneously sold approximately 16 acres to Nike for possible future expansion of its headquarters. The development and nurturing of our relationships with both IBM and Nike has resulted in mutually beneficial outcomes for all three parties. In addition, this relationship and our ongoing commitment to satisfying our tenants’ needs have allowed us to complete similar mutually beneficial lease restructurings with IBM in other markets.

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Efficient, Customer-Service-Oriented Organization. We believe that our in-house acquisition, asset management, financing, property management and construction management services allow us to respond to the many demands of our existing and potential customer base. Our local operating presence improves our opportunities to provide our customers with cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. Our satellite office managers average over 20 years of commercial real estate experience and have worked for well-known property management firms and publicly traded REITs such as Hines, Equity Office Properties, CB Richard Ellis, Taylor & Mathis, Trammell Crow Company and Crescent Real Estate Equities Company. Our construction management leader has over ten years of experience in tenant build-outs and new construction, and is LEED-certified, an industry-recognized standard for measuring building sustainability. In addition, the breadth of our local capabilities and resources provides us with market information not generally available to our peers within our industry, which enhances our underwriting capabilities when considering acquisition opportunities. We believe that the operating efficiencies achieved through our fully integrated organization also provide a competitive advantage in setting lease rates and pricing other related services.

Business Objectives and Growth Strategies

Our primary objectives are to maximize stockholder value by increasing cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. The strategies we intend to execute to achieve these objectives include:

•	Capitalizing on Acquisition Opportunities. We intend to continue to grow earnings through the strategic acquisition of high-quality office properties with a favorable overall return profile and going-in capitalization rates. We will seek to acquire commercial office properties located in strategic, in-fill locations that we believe are highly desirable to our tenants and present attractive return opportunities. Our overall acquisition strategy focuses on acquiring properties in markets that are generally characterized by their diverse industry base, strong population and employment growth, history of increasing rental rates, attractive supply/demand ratios and appeal to institutional real estate investors. Our acquisition strategy in our concentration markets focuses on long-term return potential. With respect to our opportunistic markets, our acquisition strategy focuses on strategically timed investments and asset recycling. We generally expect holding periods in opportunistic markets to be shorter than those in our concentration markets.

Although we have flexibility in the manner in which we finance acquisitions, in an environment of low interest rates we intend to finance acquisitions by increasing our leverage ratio of total debt to market capitalization potentially to a range of 35% to 45%, from our current level of approximately         %. Our management believes that increasing our leverage ratio to such level is justified given the quality of our portfolio and tenant base, the length of the lease terms at our properties and the broad geographic diversification of the markets in which our properties are located. At that level, we believe our ratio of total debt to market capitalization will be comparable to most publicly traded office REITs. We also intend to actively capitalize on our ability to issue OP Units, which we believe may serve as an attractive acquisition currency.

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Proactive Asset and Property Management. Proactive asset and property management is a key component of our growth strategy. This encompasses a number of operating initiatives designed to maximize occupancy and rental rates, including the following:

•

devoting significant resources to building and cultivating our relationships with the commercial real estate executives of our large tenants and seeking to offer solutions to their real estate needs in a way that improves our operations;

•	maintaining satellite offices in markets where we have a significant presence in order to serve tenants and improve our underwriting and acquisition capabilities;

•	demonstrating our commitment to our tenants by maintaining the high quality of our portfolio through prudent property management and attention to detail;

•	managing portfolio risk by addressing lease expirations to avoid, among other things, having multiple leases expire in the same market in a relatively short period of time;

•	evaluating potential tenants based on third-party and internal assessments of creditworthiness and updating those assessments periodically throughout the lease term; and

•	using our purchasing power and market knowledge to negotiate low prices for goods and services, thereby reducing our operating costs and those of our tenants.

Examples of our proactive asset and property management include the following:

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35 West Wacker, Chicago, Illinois—35 West Wacker is a premier Class A office building located in Chicago and comprised of approximately 1.1 million square feet, of which a national advertising agency leased approximately two-thirds through 2012 and a national law firm leased the other third through December 2009. The law firm, which was seeking to expand its office space, was being actively courted by developers to be the lead tenant in a new office property. In anticipation of the expiration of the law firm’s lease and their potential relocation, we entered in to discussions with both the advertising firm and the law firm, with the objective of satisfying the long-term needs of both tenants. As a result of these discussions, we were able to execute a 15-year lease extension at market rates for the law firm and a six-year, three-month lease extension with the advertising firm. The law firm lease includes a 50,000-square foot expansion along with three 25,000-square foot expansion options in years 2015, 2017 and 2021, all of which were facilitated by the advertising firm’s agreement to relinquish the square footage necessary for the law firm’s near-term expansion and future expansion options. With these two lease extensions, we effectively increased the average lease term across our portfolio by over eight months while retaining a major law firm at a time when several large law firms had opted for new developments in the city of Chicago.

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National Purchasing Initiative—We seek to reduce our operating costs and those of our tenants by using our purchasing power and market knowledge to negotiate low prices for goods and services. Our “National Purchasing Initiative” not only allows us to manage our costs, but also allows us to deliver a uniform quality of service in all of the markets in which we maintain a presence. Through this initiative we have significantly reduced operating costs and improved property-level services, including elevator contracts, utilities, engineering services, water management and property tax appeals. In our net-leased properties, those savings accrue to the benefit of our tenants. We believe that this initiative has contributed to our high occupancy rates and a reduction in competitive pressures on our rental rates, thereby improving our tenant retention across our portfolio and ultimately improving cash flow from operations.

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Recycling Capital Efficiently. We intend to maximize total return to our stockholders by selectively disposing of non-core assets and assets whose returns appear to have been maximized, and redeploying the proceeds into new acquisition and development opportunities with higher overall return prospects. We will also seek to exit markets when we believe concentrating our efforts in other markets will improve our operating performance.

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Use of Joint Ventures to Improve Returns. We plan to enter into strategic joint ventures with third parties to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments, diversifying our capital sources for growth and allowing us to reduce the concentration of certain properties and/or markets without disrupting our operating performance or local operating capabilities. In addition, these strategic joint ventures may enable us to achieve higher returns by generating asset and property management fee revenue from the applicable joint venture while also having the potential to earn promoted interests when the ventures exceed targeted returns. Our executive officers have extensive experience with the institutional investment community, and we believe such relationships, together with our acquisition and management expertise, make us an attractive strategic partner for institutional investors. By partnering with institutional investors through strategic joint ventures, we can mitigate acquisition, development and lease-up risks, while retaining day-to-day operational control over, and a significant stake in the performance of, certain properties.

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Pursuing Development Projects. We expect to capitalize on our existing holdings of land and strong tenant relationships to create development and build-to-suit opportunities. We believe that development, redevelopment and expansion of well-located, high-quality commercial properties should provide us with attractive risk-adjusted returns. We expect development projects to take the form of joint venture partnerships or fee-for-service relationships with leading local, regional or national developers, as well as joint venture projects with institutional investors. Furthermore, we believe that our extensive relationships with commercial tenants and our ownership of approximately 46 acres of developable land, which we believe can support up to approximately one million square feet of rentable space, will make us an attractive strategic partner for developers in our markets and institutional investors interested in pursuing strategic development joint ventures. In our development partnerships, we may control the tenant relationship or the land, and in most cases we intend to provide the majority of the equity capital. We intend to structure these partnerships to provide us with attractive returns while aligning our interests with those of our development partner. We may also enter into forward purchase commitments pursuant to which we would purchase a property from the developer upon completion. We believe these arrangements will allow us to operate more efficiently and with greater flexibility than if we were to maintain an internal development infrastructure. The following is an example of one of our development projects:

•	Northrop Grumman Expansion and Disposition—750 South Richfield Street was a 108,240-square foot office building located in Aurora, Colorado that was 100% net leased to Northrop

Grumman Corp. through September 2007. Due to the tenant’s need to expand its operations while maintaining its proximity to Buckley Air Force Base, we were able to capitalize on both our in-house development/construction management expertise and our direct tenant relationship by building a 75,300-square-foot expansion. By agreeing to build the expansion, we were able to concurrently negotiate an extension of the original building premises and a new ten-year lease on the expansion property. The value created in this activity allowed us to sell the combined property for a gain of approximately $13.6 million in July 2006, just 12 months after completion of the expansion.

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Redevelopment and Repositioning of Properties. As circumstances warrant, we intend to continue redeveloping or repositioning properties within our existing portfolio, as well those properties that we acquire in the future. By redeveloping and repositioning our properties within a given submarket, we seek to increase both occupancy and rental rates at these properties and create additional amenities for our tenants, thereby improving risk-adjusted returns on our invested capital. The following example describes one of our successful repositioning projects:

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One Brattle Square—One Brattle Square is a mixed-use office and retail building located in Cambridge, Massachusetts, comprised of approximately 97,000 square feet. When we acquired the property in 2004, the retail component of the property was leased but virtually unoccupied, as the two previous retail tenants were paying rent but had vacated the building in 2000 and 2003, with only a portion of the space sublet until 2007. In 2006, we embarked on a retail repositioning strategy by creating a flexible floor plan and reconfiguring the space with a separate, distinct lobby area and escalator for the retail floors. Through our redevelopment efforts, we executed three transactions which absorbed 67% of the building’s vacancy.

Our Properties

Overview

As of March 31, 2007, we owned interests in 80 properties, which were approximately 95% leased with a weighted-average remaining lease term of approximately 6.5 years. Of these properties, 68 properties are wholly owned; three properties are owned through consolidated joint ventures; and the remaining nine properties are owned through unconsolidated joint ventures with affiliates of our former advisor. The majority of our assets are commercial office buildings located in the ten largest markets across the country. The tables below include statistics for properties that we own directly and through our consolidated joint ventures, as well as for our respective ownership interests in properties that we own through our unconsolidated joint ventures.

Our Target Markets

The markets where we have or intend to establish a presence generally exhibit strong economic fundamentals, including large population bases with employment and population growth and accessibility to key transportation hubs. Our market selection strategy typically involves categorizing real estate markets as either “concentration” markets or “opportunistic” markets. Within a given market, our capital market strategies will depend, in large part, on whether we have categorized such market as a concentration market or an opportunistic market. We believe our concentration markets are characterized by high barriers to entry, such as limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. In these markets, we will generally look to expand our holdings upon identifying properties that we believe offer attractive long-term returns, through various market cycles for office properties.

The markets that we categorize as opportunistic are characterized by lower barriers to entry and greater variability in the supply and demand of office space. Although these markets are typically more dynamic than our concentration markets, we believe they offer additional opportunities for strategically timed investments and asset recycling. Our presence in these markets will fluctuate depending on the opportunities presented and we generally expect holding periods in opportunistic markets to be shorter than those in our concentration markets. As such, we will look to dispose of assets in opportunistic markets when future returns appear to have been maximized or where opportunities to recycle capital present improved long-term returns to our stockholders.

The following table sets forth certain summary information regarding our existing properties as of March 31, 2007.

Metropolitan Area/Property	City	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(1)	Percent Leased(2)	Annualized Gross Rent (in thousands)(3)
Atlanta, Georgia
11695 Johns Creek Parkway	Duluth	100.0%	2001	100	48.8%	$917
3750 Brookside Parkway	Alpharetta	100.0%	2001	101	100.0%	1,891
Cingular	Atlanta	100.0%	2000	415	100.0%	11,477

Market Subtotal/Weighted Average(4)				616	91.7%	$14,285

Austin, Texas
Harcourt	Austin	100.0%	2001	195	100.0%	$3,524

Boston, Massachusetts
1414 Massachusetts Ave	Cambridge	100.0%	1873	78	100.0%	$4,042
90 Central Street	Boxborough	100.0%	2001	175	100.0%	5,205
One Brattle Square	Cambridge	100.0%	1991	94	84.6%	4,884
State Street Bank	Quincy	100.0%	1990	235	100.0%	8,548

Market Subtotal/Weighted Average(4)				582	97.5%	$22,679

Chicago, Illinois
Leo Burnett Building	Chicago	95.0%	1989	1,062	99.9%	$44,225
AIU	Schaumburg	71.9%	2000	139	100.0%	3,447
Aon Center	Chicago	100.0%	1972	2,650	88.2%	75,518
Gallagher Centre	Itasca	100.0%	1991	487	81.4%	10,647
Windy Point I	Schaumburg	100.0%	1999	187	100.0%	6,297
Windy Point II	Schaumburg	100.0%	2001	300	100.0%	9,730

Market Subtotal/Weighted Average(4)				4,825	91.6%	$149,864

Cleveland, Ohio
East Point I & II	Mayfield Heights	100.0%	2000	188	86.7%	$3,232

Dallas, Texas
3900 Dallas Parkway	Plano	100.0%	1999	118	85.5%	$2,223
Intuit	Plano	100.0%	2001	166	100.0%	2,708
Las Colinas Corporate Center	Irving	100.0%	1998	386	83.1%	6,032
Nokia I	Irving	100.0%	1999	229	100.0%	4,802
Nokia II	Irving	100.0%	2000	223	100.0%	4,894
Nokia III	Irving	100.0%	1999	153	100.0%	2,334

Market Subtotal/Weighted Average(4)				1,275	93.5%	$22,993

Denver, Colorado
360 Interlocken	Broomfield	3.7%	1996	2	100.0%	$36
8560 Upland Drive	Parker	71.9%	2001	107	100.0%	970
Federal Express	Colorado Springs	100.0%	2001	155	100.0%	2,461

Market Subtotal/Weighted Average(4)				264	100.0%	$3,467

Metropolitan Area/Property	City	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(1)	Percent Leased(2)	Annualized Gross Rent (in thousands)(3)

Detroit, Michigan
1075 West Entrance	Auburn Hills	100.0%	2001	210	100.0%	$4,485
150 W Jefferson	Detroit	100.0%	1989	493	80.2%	11,991
Auburn Hills Corporate Center	Auburn Hills	100.0%	2001	119	96.9%	2,584
Delphi	Troy	100.0%	1999	107	100.0%	1,791
Siemens	Troy	55.0%	2000	43	100.0%	419

Market Subtotal/Weighted Average(4)				972	89.6%	$21,270

Florida
Central Florida
Sarasota Commerce Center II	Sarasota	100.0%	1999	152	92.1%	$3,755

South Florida
BellSouth Advertising(5)	Ft. Lauderdale	100.0%	2001	47	100.0%	$855
Convergys	Tamarac	100.0%	2001	100	100.0%	1,985

Market Subtotal/Weighted Average(4)				147	100.0%	$2,840

Greenville, South Carolina
111 Southchase Blvd	Fountain Inn	56.8%	1989	95	100.0%	$367
BMG—Direct	Duncan	100.0%	1987	473	100.0%	1,672
BMG—Music	Duncan	100.0%	1987	314	100.0%	955

Market Subtotal/Weighted Average(4)				882	100.0%	$2,994

Houston, Texas
Stone & Webster	Houston	100.0%	1994	313	100.0%	$8,260

Kansas City, Missouri
20/20 Building	Leawood, KS	56.8%	1992	40	77.4%	$555

Los Angeles, California
1055 East Colorado	Pasadena	100.0%	2001	174	100.0%	$5,464
1901 Main Street	Irvine	100.0%	2001	172	100.0%	5,267
26200 Enterprise Way	Lake Forest	100.0%	2000	145	100.0%	2,391
Fairway Center II	Brea	100.0%	2002	134	100.0%	3,286
Nestle	Glendale	100.0%	1990	507	96.4%	17,867

Market Subtotal/Weighted Average(4)				1,132	98.4%	$34,275

Minneapolis, Minnesota
10900 Wayzata Boulevard	Minnetonka	100.0%	2000	300	100.0%	$7,292
US Bancorp	Minneapolis	100.0%	2000	930	95.2%	23,564

Market Subtotal/Weighted Average(4)				1,230	96.4%	$30,856

Nashville, Tennessee
Caterpillar	Brentwood	100.0%	2000	312	100.0%	$9,203
Comdata Network	Nashville	55.0%	1989	111	100.0%	1,377

Market Subtotal/Weighted Average(4)				423	100.0%	$10,580

Metropolitan Area/Property	City	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(1)	Percent Leased(2)	Annualized Gross Rent (in thousands)(3)
New York, New York
400 Bridgewater Crossing	Bridgewater, NJ	100.0%	2002	297	86.7%	$8,480
5000 Corporate Court	Holtsville, NY	100.0%	2000	238	29.6%	2,476
60 Broad Street	New York, NY	100.0%	1962	987	100.0%	34,639
Aventis	Bridgewater, NJ	100.0%	2002	297	100.0%	11,443
Citicorp	Englewood Cliffs, NJ	100.0%	1962	410	100.0%	6,765
Copper Ridge Center	Lyndhurst, NY	100.0%	1989	268	84.7%	5,120
Key Bank	Parsippany, NJ	100.0%	1985	405	100.0%	13,314
Merck	Lebanon, NJ	100.0%	2005	125	100.0%	2,796
Motorola	South Plainfield, NJ	100.0%	1972	237	100.0%	2,965

Market Subtotal/Weighted Average(4)				3,264	92.4%	$87,998

Oklahoma City, Oklahoma
Avaya	Oklahoma City	3.7%	1998	3	100.0%	$23

Philadelphia, Pennsylvania
1901 Market	Philadelphia	100.0%	1987	761	100.0%	$15,766

Phoenix, Arizona
AmeriCredit	Chandler	100.0%	2003	153	100.0%	$3,003
Avnet(6)	Tempe	100.0%	2000	132	100.0%	1,812
Mass. Financial Services	Phoenix	100.0%	2001	149	100.0%	2,583
River Corporate Center(7)	Tempe	100.0%	1998	133	100.0%	863

Market Subtotal/Weighted Average(4)				567	100.0%	$8,261

Portland, Oregon
1345 Burlington Drive	Portland	100.0%	1998	105	100.0%	$1,475
15757 Jay Street	Portland	100.0%	1975	30	0.0%	0
IBM—Deschutes	Portland	100.0%	1989	73	100.0%	1,402
IBM—Rhein	Portland	100.0%	1988	73	100.0%	1,396
IBM—Williamette	Portland	100.0%	1990	73	100.0%	1,385

Market Subtotal/Weighted Average(4)				355	91.6%	$5,658

San Francisco, California
47320 Kato Road	Fremont	77.5%	1984	45	100.0%	$504

Seattle, Washington
Eastpointe Corporate Center	Issaquah	100.0%	2001	156	100.0%	$2,657

Metropolitan Area/Property	City	Percent Ownership	Year Built	Rentable Square Feet (in thousands)(1)	Percent Leased(2)	Annualized Gross Rent (in thousands)(3)
Washington, D.C.
11107 Sunset Hills Rd.	Reston, VA	100.0%	1985	101	49.3%	$1,742
1201 Eye Street	Washington, D.C.	49.5%	2001	269	100.0%	11,536
1225 Eye Street	Washington, D.C.	49.5%	1986	225	97.2%	9,355
3100 Clarendon	Arlington, VA	100.0%	1987	238	99.0%	8,098
400 Virginia Ave	Washington, D.C.	100.0%	1985	216	92.7%	6,648
4250 N. Fairfax	Ballston, VA	100.0%	1998	304	100.0%	8,161
Lockheed Martin I	Rockville, MD	100.0%	1989	115	100.0%	3,154
Lockheed Martin II	Rockville, MD	100.0%	1989	115	100.0%	3,152
One Independence Square	Washington, D.C.	100.0%	1991	338	100.0%	14,190
Shady Grove V	Rockville, MD	100.0%	1982	109	100.0%	2,708
Tellabs	Reston, VA	100.0%	1984	41	100.0%	1,479
Two Independence Square	Washington, D.C.	100.0%	1991	580	100.0%	22,716

Market Subtotal/Weighted Average(4)				2,651	97.2%	$92,939

Total/Weighted Average(4)				21,038	94.7%	$549,235

(1)

For properties not wholly owned by us, this amount represents our pro rata share of total rentable square footage. Rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.

(2)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced, and calculated as leased square feet divided by rentable square feet, expressed as a percentage.
(3)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(4)	Weighted average is based on rentable square feet.
(5)	Property subject to a long-term ground lease, which expires in 2049.
(6)	Property subject to a long-term ground lease, which expires in 2083.
(7)	Property subject to a long-term ground lease, which expires in 2082.

Lease Terms

Generally, we are responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. However, a vast majority of our leases are structured on a basis that requires the tenant to pay all or a portion of real estate taxes, sales and use taxes, special assessments, utilities, insurance, building repairs, and other building operation and management costs. Such reimbursement provisions serve to mitigate the risks related to rising costs. Upon the expiration of leases at our properties, our objective is to negotiate leases that contain similar reimbursement provisions; however, the conditions in each of our markets could dictate different outcomes and may result in less favorable reimbursement provisions.

Lease Expirations

Our office leases typically range from five to 15 years with a weighted-average remaining term of approximately 6.5 years as of March 31, 2007. The following table shows lease expirations of our portfolio as of March 31, 2007, during each of the next ten years and thereafter, assuming no exercise of renewal options or early termination rights.

Year of Lease Expiration	Leased Square Feet Expiring (in thousands)(1)	Percentage of Leased Square Feet Expiring(2)	Expiring Annualized Gross Rent (in thousands)(3)	Percentage of Annualized Gross Rent(4)	Expiring Annualized Gross Rent per Leased Square Foot(5)
2007	714	3.6%	$23,057	4.2%	$32.29
2008	904	4.5	24,559	4.5	$27.17
2009	1,202	6.0	31,961	5.8	$26.59
2010	2,684	13.5	64,490	11.7	$24.03
2011	4,023	20.2	90,772	16.5	$22.56
2012	2,251	11.3	75,148	13.7	$33.38
2013	1,846	9.3	60,654	11.0	$32.86
2014	1,118	5.6	30,827	5.6	$27.57
2015	889	4.5	29,559	5.4	$33.25
2016	995	5.0	23,170	4.2	$23.29
Thereafter	3,297	16.5	95,038	17.4	$28.83

Total/Weighted Average	19,923	100.0%	$549,235	100.0%	$27.57	(6)

(1)	Assumes no exercise of early termination rights. Rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.
(2)

Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced, and calculated as leased square feet expiring in the respective year divided by the total leased square feet for the entire portfolio, expressed as a percentage.

(3)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(4)	Equal to annualized gross rent expiring during the year divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.
(5)	Annualized gross rent per leased square foot represents annualized gross rent as computed above, divided by leased square feet as of March 31, 2007.
(6)	Weighted average is based on leased square feet.

Geographic Diversification

The following table shows the geographic diversification of our portfolio as of March 31, 2007.

Location	Number of Tenants(1)	Rentable Square Feet (in thousands)(2)	Percentage of Rentable Square Feet(3)	Percent Leased(4)		Annualized Gross Rent (in thousands)(5)	Percentage of Annualized Gross Rent(6)	Annualized Gross Rent per Leased Square Foot(7)
Chicago	63	4,825	22.9%	91.6%		$149,864	27.3%	$33.89
Washington D.C.	69	2,651	12.6	97.1%		92,939	16.9	36.08
New York	44	3,264	15.5	92.4%		87,998	16.0	29.18
Los Angeles	23	1,132	5.4	98.4%		34,275	6.2	30.77
Minneapolis	28	1,230	5.9	96.4%		30,856	5.6	26.02
Dallas	26	1,275	6.1	93.5%		22,993	4.2	19.29
Boston	11	582	2.8	97.5%		22,679	4.1	39.97
Detroit	19	972	4.6	89.6%		21,272	3.9	24.44
Philadelphia	1	761	3.6	100.0%		15,766	2.9	20.73
Atlanta	11	616	2.9	91.7%		14,285	2.6	25.29
Nashville	2	423	2.0	100.0%		10,580	1.9	25.01
Other(8)	45	3,307	15.7	97.7%		45,728	8.4	$14.15

Total/Weighted Average	342	21,038	100.0%	94.7	%(9)	$549,235	100.0%	$27.57	(10)

(1)

For the purpose of this table, corporate tenants that lease space from us in multiple markets are counted in each market where they lease space, which causes the number of tenants categorized by market to exceed our tenant count of 331.

(2)	Rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.
(3)	Equal to rentable square feet for each market divided by the total rentable square feet for the entire portfolio, expressed as a percentage.
(4)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced, and calculated as leased square feet divided by rentable square feet, expressed as a percentage.
(5)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(6)	Equal to annualized gross rent for each market divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.
(7)	Annualized gross rent per leased square foot represents annualized gross rent as computed above, divided by leased square feet as of March 31, 2007.
(8)	None of the “other” markets in which we operate individually represents more than 2% of annual gross rent.
(9)	Weighted average is based on rentable square feet.
(10)	Weighted average is based on leased square feet.

Industry Diversification

The following table shows the tenant industry diversification of our portfolio as of March 31, 2007.

Industry(1)	Number of Tenants	Percentage of Total Tenants	Annualized Gross Rent (in thousands)(2)	Percentage of Annualized Gross Rent(3)	Leased Square Feet (in thousands)(4)	Percentage of Leased Square Feet(5)
Business Services	57	17.2%	$67,299	12.3%	2,168	10.9%
Depository Institutions	13	3.9	51,267	9.3	1,845	9.3
Legal Services	10	3.0	42,441	7.7	1,185	5.9
Insurance Carriers	15	4.5	36,267	6.6	1,431	7.2
Insurance Agents, Brokers, and Service	4	1.2	26,713	4.9	891	4.5
Communication	11	3.3	25,495	4.6	973	4.9
Chemicals and Allied Products	6	1.8	23,926	4.4	708	3.6
Administration of Economic Programs	4	1.2	23,192	4.2	587	2.9
Nondepository Institutions	12	3.6	22,794	4.2	1,022	5.1
Food and Kindred Products	1	0.3	17,867	3.3	489	2.5
Electronic and Other Electric Equipment	9	2.7	17,865	3.3	953	4.8
Administration and Human Resources	3	0.9	17,824	3.2	578	2.9
Finance, Taxation & Monetary Policy	3	0.9	17,286	3.1	420	2.1
Environmental Quality and Housing	4	1.2	14,827	2.7	444	2.2
Engineering & Management Services	16	4.8	14,720	2.7	503	2.5
Services – Educational Services	7	2.1	12,468	2.3	363	1.8
Manufacturing – Transportation Equipment	6	1.8	12,288	2.2	546	2.7
Other(6)	150	45.3	104,696	19.0	4,817	24.2

Total	331	100.0%	$549,235	100.0%	19,923	100.0%

(1)	Industry determinations are made generally in accordance with the Standard Industrial Classification (SIC) System definitions promulgated by the U.S. Department of Labor.
(2)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(3)	Equal to annualized gross rent for each industry divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.
(4)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced.
(5)	Equal to leased square feet for each industry divided by the total leased square feet for the entire portfolio, expressed as a percentage.
(6)	No other industry individually represents more than 2% of annual gross rent.

Tenant Diversification

The following table shows the tenant diversification of our portfolio as of March 31, 2007.

Tenant	Number of Properties	Annualized Gross Rent(1) (in thousands)	Percentage of Annualized Gross Rent(2)	Leased Square Feet(3) (in thousands)	Percentage of Leased Square Feet(4)
BP Amoco	1	$31,128	5.7%	783	3.9%
Leo Burnett	2	27,093	4.9	685	3.4
NASA	1	22,661	4.1	571	2.9
US Bancorp	1	19,076	3.5	717	3.6
Winston & Strawn	1	18,200	3.3	411	2.1
Nestle	1	17,867	3.3	489	2.5
Sanofi-Aventis	2	17,019	3.1	454	2.3
Independence Blue Cross	1	15,766	2.9	761	3.8
OCC	2	15,305	2.8	349	1.8
Kirkland & Ellis	1	15,221	2.8	482	2.4
State of New York	1	14,517	2.6	454	2.3
Zurich	1	9,730	1.8	300	1.5
Nokia	2	9,696	1.8	452	2.3
DDB Needham	1	9,233	1.7	275	1.4
Caterpillar Financial	1	9,203	1.7	312	1.6
US National Park Service	1	9,050	1.7	220	1.1
Cingular	1	8,965	1.6	314	1.6
State Street Bank	1	8,547	1.6	235	1.2
Lockheed Martin	3	8,295	1.5	278	1.4
Department of Defense	1	7,203	1.3	210	1.1
Other(5)		255,460	46.3	11,171	55.8

Total(1)		$549,235	100.0%	19,923	100.0%

(1)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(2)	Equal to annualized gross rent for each tenant divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.
(3)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced.
(4)	Equal to leased square feet for each tenant divided by the total leased square feet for the entire portfolio, expressed as a percentage.
(5)	No “other” tenant individually represents more than 1% of annual gross rent.

Lease Distribution

We have many tenants leasing significant amounts of space. The following table sets forth information relating to the distribution of leases in our office portfolio, based on rentable square feet leased as of March 31, 2007:

Square Feet under Lease	Number of Leases(1)	Percentage of Leases	Leased Square Feet (in thousands)(2)	Percentage of Leased Square Feet(3)	Annualized Gross Rent (in thousands)(4)	Percentage of Annualized Gross Rent(5)
2,500 or Less	106	23.5%	131	0.7%	$3,901	0.7%
2,501 - 10,000	129	28.6	668	3.4	20,039	3.6
10,001 - 20,000	49	10.9	693	3.5	18,744	3.4
20,001 - 40,000	55	12.2	1,510	7.6	45,767	8.3
40,001 - 100,000	46	10.2	2,874	14.4	60,330	11.0
Greater than 100,000	66	14.6	14,047	70.4	400,454	73.0

Total	451	100.0%	19,923	100.0%	$549,235	100.0%

(1)	For the purpose of this table, multiple active leases with the same tenant are not combined.
(2)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced.
(3)	Equal to leased square feet in each category divided by the total leased square feet in the entire portfolio, expressed as a percentage.
(4)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(5)	Equal to annualized gross rent for each category divided by the total annualized gross rent for the entire portfolio, expressed as a percentage.

Significant Properties

Set forth below is information with respect to Aon Center, which was our only property that accounted for more than 10% of our total assets or more than 10% of our gross revenues as of and for the year ended December 31, 2006. The information in the following tables is as of March 31, 2007.

Aon Center Primary Tenants

Significant Tenants(1)	Principal Nature of Business	Lease Expirations(2)	Renewal Options	Leased Square Feet (in thousands)(3)	Percentage of Property Square Feet(4)	Annualized Gross Rent (in thousands)(5)	Annualized Gross Rent per Leased Square Foot	Percentage of Property Annualized Gross Rent(6)
BP Amoco	Petroleum & Coal Products	2009-13	(7)	783	29.6%	$31,128	$39.74	41.2%
Kirkland & Ellis	Legal Services	2009-11	(8)	482	18.2%	$15,221	$31.56	20.2%
DDB Needham	Business Services	2010-18	(9)	275	10.4%	$9,233	$33.54	12.2%

(1)	These are tenants occupying 10% or more of the rentable square footage.
(2)	Represents earliest and latest lease expiration date as each tenant has entered into multiple lease agreements with varying expiration dates.
(3)	Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced.
(4)	Equal to leased square feet of the property divided by the rentable square feet of the property, expressed as a percentage.
(5)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(6)	Equal to the annualized gross rent for the property divided by the annualized gross rent for the property.

(7)	Four five-year terms if BP Amoco occupies 300,000 square feet or more and two five-year terms if BP Amoco occupies less than 300,000 square feet.
(8)	One ten-year term.
(9)	One five-year term.

Aon Center Lease Expiration Table

Year of Lease Expiration	Number of Expiring Leases	Leased Square Feet Expiring (in thousands)(1)	Percentage of Leased Square Feet Expiring(2)	Expiring Annualized Gross Rent (in thousands)(3)	Percentage of Property Annualized Gross Rent(4)	Expiring Annualized Gross Rent per Leased Square Foot(5)		Percentage of Leases Expiring(6)
2007	6	18	0.8%	$231	0.3%	$12.83		9.4%
2008	2	5	0.2	144	0.2	$28.80		3.1
2009	5	59	2.5	1,344	1.8	$22.78		7.8
2010	11	83	3.6	2,809	3.7	$33.84		17.2
2011	8	485	20.7	15,097	20.0	$31.13		12.5
2012	3	138	5.9	3,971	5.3	$28.78		4.7
2013	4	800	34.2	31,491	41.7	$39.36		6.3
2014	1	3	0.1	120	0.2	$40.00		1.6
2015	2	37	1.6	1,432	1.9	$38.70		3.1
2016	5	204	8.7	5,269	7.0	$25.83		7.8
Thereafter	17	506	21.7	13,610	18.0	$26.90		26.5

Total/Weighted Average	64	2,338	100.0%	$75,518	100.0%	$32.30	(7)	100.0%

(1)	Assumes no exercise of early termination rights. Rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.
(2)

Based on leases signed as of March 31, 2007, regardless of whether or not occupancy has commenced, and calculated as leased square feet expiring in the respective year divided by the total leased square feet for the entire property, expressed as a percentage.

(3)

Based on annualized gross rent payable as of March 31, 2007. Annualized gross rent was calculated by multiplying (i) rental payments (defined as base plus operating expenses, if payable by the tenant under the terms of the lease, but excluding rental abatements) for the month ended March 31, 2007, by (ii) 12.

(4)	Equal to expiring annualized gross rent expiring during the year divided by the total annualized gross rent for the entire property, expressed as a percentage.
(5)	Annualized gross rent per leased square foot represents annualized gross rent as computed above, divided by leased square feet as of March 31, 2007.
(6)	Calculated by dividing the number of expiring leases by the total number of leases as of March 31, 2007.
(7)	Weighted average is based on leased square feet expiring.

Aon Center Average Occupancy Rate and Base Rent

Fiscal Year	Average Occupancy Rate	Average Annual Rent Per Leased Square Foot
2006	87.7%	$31.53
2005	84.7%	$32.22
2004	90.5%	$31.37
2003(1)	91.0%	$31.28

(1)	We acquired this property in 2003.

The federal tax basis of Aon Center as of December 31, 2006 was approximately $521.9 million. Such basis is being amortized on a straight-line basis, using a mid-month convention over a 40-year useful life, which equates to an annual depreciable rate of 2.5%.

The 2005 property taxes for Aon Center were approximately $20.4 million representing a rate of 16.3% of assessed value. Property taxes for 2006 have not yet been assessed.

Unconsolidated Joint Ventures with Affiliates of Wells Real Estate Funds, Inc.

Through our ownership in Wells OP, we own interests in certain properties through unconsolidated joint ventures with affiliates of our former advisor. In general, we employed the joint venture structure early in our corporate life cycle in order to take advantage of growth opportunities and diversify our portfolio by increasing the number of opportunities we could pursue with our available capital. As a mature company, we have limited our use of joint ventures with affiliates and have exited these partnerships at opportunistic times over the course of the past two years. We anticipate that our future joint venture investments are likely to be with strategic institutional investors. As of March 31, 2007 the properties we owned through unconsolidated joint ventures with Wells REF were:

Name of Joint Venture	Properties Held by Joint Venture	Joint Venture Partners	Our Ownership Percentage	Book Value
Wells Fund XIII—REIT Joint Venture Partnership	ADIC AIU	Wells Real Estate Fund XIII, L.P.	72%	$24,181
Wells Fund XII—REIT Joint Venture Partnership	Siemens Comdata	Wells Real Estate Fund XII, L.P.	55%	18,657
The Wells Fund XI—Fund XII—REIT Joint Venture	111 Southchase Blvd.(1) 20/20 Building	Wells Real Estate Fund XI, L.P. Wells Real Estate Fund XII, L.P.	57%	7,463
The Fund IX, Fund X, Fund XI and REIT Joint Venture	360 Interlocken Avaya	Wells Real Estate Fund IX, L.P. Wells Real Estate Fund X, L.P. Wells Real Estate Fund XI, L.P.	4%	429
Wells/Fremont Associates	47320 Kato Road	Wells Real Estate Fund X, L.P. Wells Real Estate Fund XI, L.P.	78%	5,662

			Total	$56,392

(1)	This property is under contract to be sold.

Through our operating partnership, we serve as the initial administrative venturer, as defined in the respective joint venture partnership agreements, for each of the above joint ventures in which we have majority ownership. Accordingly, we are responsible for establishing policies and operating procedures with respect to the business and affairs of each of the joint ventures set forth above. However, approval of the other joint venture partners is required for any major decision or any action that materially affects these joint ventures or their real property investments.

Lines of Credit and Notes Payable

The following table sets forth certain information with respect to our outstanding indebtedness as of March 31, 2007 (in thousands):

Facility	Rate	Amortization	Maturity Date	Balance Outstanding at March 31, 2007(1)
Fixed Rate:
Aon Center Chicago Mortgage Note(2)	4.87%	Interest Only	5/1/2014	$200,000
	5.70%	Interest Only	5/1/2014	25,000
$125.0 Million Fixed-Rate Loan(3)	5.50%	Interest Only	4/1/2016	125,000
Leo Burnett Building Mortgage Note(4)	5.10%	Interest Only	1/1/2014	120,000
WDC Mortgage Notes(4)	4.40%	Interest Only	11/1/2007	115,167
$105.0 Million Fixed-Rate Loan(4)	5.29%	Interest Only	5/11/2015	105,000
$45.0 Million Fixed-Rate Loan(4)	5.20%	Interest Only	6/1/2012	45,000
$42.5 Million Fixed-Rate Loan(4)	5.70%	Interest Only	10/11/2016	42,525
3100 Clarendon Boulevard Building Mortgage Note(4)	6.40%	Interest Only	8/25/2008	34,351
One Brattle Square Building Mortgage Note(4)	8.50%	Term Debt	3/11/2028	27,136
Secured Pooled Facility (4)	4.84%	Interest Only	6/14/2014	350,000
Variable Rate:
$50.0 Million Secured Line of Credit	LIBOR + 1.50%(5)	Interest Only	6/16/2008	8,400
$48.3 Million Secured Line of Credit	LIBOR + 1.50%(5)	Interest Only	12/10/2007	8,400

Total weighted average(6)	5.15%			$1,205,979

(1)	Balance outstanding at maturity is the same as that on March 31, 2007, except for One Brattle Square Building Mortgage Note, for which balance outstanding at maturity would be $4.3 million.
(2)	Not prepayable until October 2007.
(3)	Not prepayable until April 2009.
(4)	Prepayment is subject to a potential yield maintenance or defeasance penalty.
(5)	LIBOR of 5.32%, resulting in an overall interest rate of 6.82%, at March 31, 2007.
(6)	Weighted average is based on balance outstanding and LIBOR at March 31, 2007.

Historical Tenant Improvements and Leasing Commissions

The table below sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our portfolio.

	Three months ended March 31, 2007(1)	Year ended December 31,
		2006(1)		2005(1)	2004(1)
Renewals(2)
Number of leases	11	31		28	25
Square feet	209,033	2,457,849		763,824	608,815
Tenant improvement costs per square foot	$5.03	$28.79		$7.61	$16.56
Leasing commission costs per square foot	$4.78	$10.22		$3.65	$6.91

Total tenant improvement and leasing commission costs per square foot	$9.81	$39.01	(4)	$11.26	$23.47

Tenant improvement costs per weighted square foot(3)	$1.50	$3.27		$1.61	$2.28
Leasing commission costs per weighted square foot(3)	$1.43	$1.16		$0.77	$0.95

Total tenant improvement and leasing commission costs per weighted square foot(3)	$2.93	$4.43		$2.38	$3.22

New leases
Number of leases	8	42		35	34

Square feet	113,541	734,054		477,456	508,647
Tenant improvement costs per square foot	$16.44	$16.41		$14.74	$11.71
Leasing commission costs per square foot	$12.78	$8.93		$6.15	$2.93

Total tenant improvement and leasing commission costs per square foot	$29.23	$25.34		$20.88	$14.63

Tenant improvement costs per weighted square foot(3)	$1.81	$2.27		$3.04	$2.30
Leasing commission costs per weighted square foot(3)	$1.40	$1.24		$1.27	$0.57

Total tenant improvement and leasing commission costs per weighted square foot(3)	$3.21	$3.51		$4.31	$2.87

Total
Number of leases	19	73		63	59

Square feet	322,574	3,191,903		1,241,279	1,117,462
Tenant improvement costs per square foot	$9.05	$25.94		$10.35	$14.35
Leasing commission costs per square foot	$7.60	$9.92		$4.61	$5.09

Total tenant improvement and leasing commission costs per square foot	$16.65	$35.87		$14.96	$19.45

Tenant improvement costs per weighted square foot(3)	$1.68	$3.07		$2.17	$2.28
Leasing commission costs per weighted square foot(3)	$1.41	$1.18		$0.97	$0.81

Total tenant improvement and leasing commission costs per weighted square foot(3)	$3.10	$4.25		$3.13	$3.09

(1)	Square footage shown includes 100% of square footage at our joint venture properties.
(2)	Represents existing tenants who, upon expiration of their lease, enter into a new lease for the same space. Month-to-month leases are not included in renewal statistics.
(3)	Cost per weighted square foot is calculated by dividing the tenant improvement and/or leasing commission cost per square foot by the number of years in the term of the relevant lease.
(4)	Includes $85.78 and $67.31 per square foot for tenant improvements related to renewals of Leo Burnett and Winston & Strawn, LLP at 35 West Wacker property in Chicago, respectively.

Regulation

General

Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. We believe that each of our properties has the necessary permits and approvals to operate its business.

Costs of Compliance with Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990 (“the ADA”), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is “readily achievable.” We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and local laws and regulations relating to the protection of the environment, a current or former owner or operator of real property may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances, wastes or petroleum products on, under or from such property, and may be required to investigate and clean-up the contamination at the property or any contamination that has migrated from the property. These laws typically impose liability and clean-up responsibility without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Accordingly, purchasing properties that were formerly used for industrial, manufacturing or commercial activities, or leasing properties to tenants that currently engage in industrial, manufacturing and commercial activities could cause us to be subject to the risk of liabilities under environmental laws. We typically require our tenants to comply with applicable governmental regulations regarding environmental, health and safety requirements and to indemnify us for any related liabilities caused by a tenant’s noncompliance with these regulations. In addition, the current or former owner or operator of a property may be subject to claims by third parties based on personal injury, natural resources or property damage and/or for other costs, including investigation and clean-up costs, resulting from contamination present at or emanating from a property. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. If contamination is present on one of our properties, environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated.

Some of our properties contain asbestos-containing building materials. Environmental laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. In addition, environmental laws and the common law may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos.

We invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties may have contained underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Some of our properties are near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on, adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

We maintain a portfolio environmental insurance policy that provides coverage for certain potential environmental liabilities, subject to the policy’s coverage conditions and limitations, for most of our properties. In addition, from time to time, we may acquire properties, or interests in properties, with known or potential adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield an attractive risk-adjusted return. Similarly, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties. In such instances, we underwrite, to the extent possible, the costs of environmental investigation, clean-up and monitoring into our cost.

All of our properties are subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition or shortly after acquisition. The purpose of Phase I assessments is to identify the presence or likely presence of environmental contamination on the property. Phase I assessments include a review of historical documents regarding the property, a public records review, a site visit to the property and preparation and issuance of a written report. Phase I assessments do not typically include subsurface investigations nor evaluate environmental compliance concerns or building conditions, such as the condition of asbestos containing materials.

Although some of these assessments have led to further investigation and sampling, none of our environmental assessments of our properties has revealed any environmental liability that we believe would have a material adverse effect on our financial condition or results of operations taken as a whole. Nonetheless, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. In addition, no assessments have been updated for purposes of this offering, and substantially all of our properties have environmental assessments that are more than two years old.

Other Regulations

Our properties are also subject to various federal, state and local regulatory requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us, which expenditures could have an adverse effect on our results of operations and financial condition.

Except as described in this prospectus, there are no other laws or regulations which we believe would have a material effect on our operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See “Risk Factors—Risks Related to our Business and Properties—Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders” and “—Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.”

Insurance

We carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our properties and earthquake, wind and hurricane coverage on properties in areas where such coverage is warranted, with limits of liability that we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us, on a replacement basis, for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The cost of such insurance is passed through to tenants whenever possible. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. In the opinion of our management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In addition, we will carry earthquake insurance on certain of our properties located in areas known to be seismically active, in an amount and with deductibles which we believe are commercially reasonable. See “Risk Factors—Risks Related to our Business and Operations—Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.”

Competition

We believe the current market for high-quality office properties and high-credit-quality tenants is extremely competitive. We compete with an indeterminate number of other real estate investors, including domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds, some of which have greater financial resources than we do.

In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates, security, flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-lease space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions, incur charges for tenant improvements and other inducements, or we may not be able to timely lease vacant space, all of which would adversely impact our results of operations.

We also face competition when pursuing acquisition and disposition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise be in a better position to acquire a property. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to consummate an acquisition opportunity and generally reduce the demand for commercial office space in our markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in us not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Property Management Offices

While we maintain our principal office in Atlanta, Georgia, we currently operate property management offices as set forth below. From these offices, we manage properties owned by us as well as properties owned by affiliates of our former advisor. Although we are still in the process of hiring additional personnel and assuming property management of additional properties, a summary of the current operations of each of such offices is as follows:

Office Location	Number of Employees	Total Number of Properties Managed by Respective Office	Number of Managed Properties Owned by Us
Washington, D.C.	11	14	13
Minneapolis	10	8	2
Tampa	5	8	3
Detroit	3	6	5
Dallas	4	10	7
Los Angeles	6	17	16
Chicago	8	5	5

Total	47	68	51

We intend to continue to open additional offices in various cities around the country to provide property management services, including at least four additional offices by the end of 2008.

Construction Management Services

Our Construction Management department oversees a variety of construction activities across our portfolio, including tenant improvements, build-to-suit, new development, capital improvements, acquisitions/dispositions, and consulting for our Asset Management and Property Management departments. This work is performed by our senior construction manager along with employees assigned to our Property Management offices around the country. This strategy enables us to reduce costs and provide local representation during projects. Our Construction Management leadership possesses over ten years of experience working on the owner/landlord and contractor sides of the business, and has completed over $700 million worth of tenant build-outs and new construction in that timeframe.

Employees

Our employees perform various management and corporate functions, including, but not limited to: acquisitions, financing, disposition, asset management, property management, accounting, financial reporting, planning and budgeting and property development. Currently, we have 86 full-time employees, none of which is represented by a labor union.

In connection with the Internalization, we entered into a transitional services agreement and a support services agreement with our former advisor that provides us with enumerated transitional services, including IT services, employee benefit administration services, payroll services and investor relations and transfer agent-related services. We are currently in the process of staffing our own human resources department and expect to be able to support our own payroll and employee benefit needs by the end of the calendar year. In addition, we are beginning to explore other options for information technology infrastructure support and may opt to terminate some of these services earlier than the two-year term if equally cost beneficial alternatives can be identified and implemented. We intend to terminate the arrangement for investor relations and transfer-agent-related services 30 days after listing, by which time we expect Bank of New York to serve as our transfer agent and to have fully staffed our own investor relations department. See “—Background” above.

Principal Executive Offices

Our executive office is located at 6200 The Corners Parkway, Suite 500, Norcross, Georgia 30092. We also maintain satellite offices in Chicago, Dallas, Detroit, Los Angeles, Minneapolis, Tampa and Washington, D.C.

Legal Proceedings

From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. Except as described below, we are not a party to any material litigation or legal proceedings or, to the best of our knowledge, any threatened litigation or legal proceedings that, in the opinion of management, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition.

Class Actions and Derivative Complaint

On March 12, 2007, one of our stockholders filed a purported class action and derivative complaint, Washtenaw County Employees Retirement System v. Wells Real Estate Investment Trust, Inc., et al., in the United States District Court for the District of Maryland against, among others, us, Wells REF, Wells Capital, Wells Management, WASI, WREAS, and WGS, and our officers and directors prior to the closing of the Internalization transaction. The complaint attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007 and derivative claims on behalf of us.

The complaint alleges, among other things, (i) that the consideration paid as part of the Internalization was excessive; (ii) violations of Section 14(A), including Rule 14a-9 thereunder, and Section 20(A) of the Exchange Act, based upon allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to us; and (iv) that the Internalization unjustly enriched certain of our directors and officers.

The complaint seeks, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) nullification of the merger proposal and the merger agreement; (vi) restitution for disgorgement of profits, benefits and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of our strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

We believe that the claims asserted against us in the complaint are without merit and intend to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

On April 9, 2007, the District Court denied the plaintiff’s motion for an order enjoining the Internalization transaction. On April 17, 2007, the Court granted the defendants’ motion to transfer venue to the United States District Court in the Northern District of Georgia, and the case was docketed in the United States District Court for the Northern District of Georgia on April 24, 2007.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of six members, including a majority of directors who are independent within the meaning of the listing standards of the NYSE. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting or until their successors are duly elected and qualify, except in the event of death or resignation. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Number of Directors; Vacancies; Removal.” The first annual meeting of our stockholders after this offering is expected to be held in 2007. Subject to rights pursuant to any employment agreements, executive officers serve at the pleasure of our board of directors.

The following table sets forth certain information about our executive officers and directors:

Name	Age	Position(s)
W. Wayne Woody	65	Director* and Chairman of the Board of Directors
Michael R. Buchanan	60	Director*
Wesley E. Cantrell**	72	Director*
William H. Keogler, Jr.	61	Director*
Donald S. Moss	71	Director*
Donald A. Miller, CFA	44	Chief Executive Officer, President and Director
Robert E. Bowers	50	Chief Financial Officer, Executive Vice President, Secretary, and Treasurer
Laura P. Moon	36	Senior Vice President and Chief Accounting Officer
Raymond L. Owens	49	Executive Vice President—Capital Markets
Carroll A. Reddic, IV	41	Executive Vice President—Real Estate Operations

*	Indicates that such director is considered independent under the NYSE independence standards as determined by our board of directors.
**	In connection with our Internalization, Leo F. Wells, III, our former President, director and Chairman of the board of directors, agreed to resign from our board at or prior to the date our shares become listed on a national securities exchange and subsequently resigned from our board of directors. At the time of such resignation and for a period ending on the earlier of (1) two years following the listing or (2) such time as Mr. Wells is no longer the beneficial owner of at least 1% of our outstanding common stock, Mr. Wells has the right to designate an individual to be appointed to fill the vacancy created by his resignation, which individual would be nominated for election to our board at a meeting of our stockholders held for the purpose of electing directors during such period, provided that such individual is reasonably acceptable to the board and is not on the board of directors of any entity related to Wells REF that competes with us or any of our subsidiaries. Mr. Wells resigned from our board of directors on May 9, 2007 and designated Mr. Cantrell to fill the resulting vacancy. In accordance with our charter, the remaining directors voted to appoint Mr. Cantrell to the board of directors effective May 9, 2007.

W. Wayne Woody has served as an independent director of our company since 2003 and he was appointed Chairman of the board of directors on May 9, 2007. He served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner of KMPG, he served in a number of key positions, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the board of directors of KPMG from 1990 through 1994. Prior to joining KPMG, Mr. Woody was the Principal Budget Analyst for the State of Georgia Office of Planning and Budget, where he reviewed, analyzed and presented the Governor’s budget proposals to the state legislature. Mr. Woody is a former Chairman of the Audit Committee for the City of Atlanta. He is also a director and the former Chairman of the Audit Committee of the

Metropolitan Atlanta Chapter of the American Red Cross. Mr. Woody is a former member of the board of directors for the Metropolitan Atlanta Chapter of the American Heart Association. Since 2003, he has served as a director of American HomePatient, Inc., a publicly traded home health care provider, and as a trustee of the Wells Family of Real Estate Funds. Prior to the Internalization, he was also a director of Wells Real Estate Investment Trust II, Inc. In addition, he formerly served as a trustee and chairman of the Finance Committee for the Georgia State University Foundation. Mr. Woody previously served a three-year term as Chairman of the Board of Trustees of the Georgia Center for the Visually Impaired. Mr. Woody received a Bachelor of Science degree from Middle Tennessee State University and a Master’s of Business Administration degree from Georgia State University. He is a retired Certified Public Accountant in Georgia and North Carolina.

Michael R. Buchanan has served as an independent director of our company since 2002. Mr. Buchanan also currently serves as director of D.R. Horton, Inc., a publicly held residential development company. He was employed by Bank of America, N.A. and its predecessor banks, NationsBank and C&S National Bank, from 1972 until his retirement in March 2002. Mr. Buchanan has over 30 years of real estate banking and financial experience and, while at Bank of America, he held several key positions, including Managing Director of the Real Estate Banking Group, where he managed approximately 1,100 associates in 90 offices from 1998 until his retirement. This group was responsible for providing real estate loans, including construction, acquisition, development and bridge financing for the commercial and residential real estate industry, as well as providing structured financing for REITs. Mr. Buchanan has served as a trustee of Wells Family of Real Estate Funds since 2002. Mr. Buchanan is a graduate of the University of Kentucky where he earned a Bachelor of Economics degree and a Master’s of Business Administration degree. He also attended Harvard University in the graduate program for management development.

Wesley E. Cantrell has served as an independent director of our company since May 9, 2007. He was employed by Lanier Worldwide, Inc., a global document management company, from 1955 until his retirement in 2001. While at Lanier, Mr. Cantrell served in a number of key positions, including President from 1977 to 1987, President and Chief Executive Officer from 1987-1999, and Chairman and Chief Executive Officer from 1999 to 2001. During his time at Lanier, Mr. Cantrell oversaw the company’s sales increase from less than $100 million to over $1.4 billion and successfully transitioned the company through several major technology changes while repositioning a competitive U.S.-based company into a global competitor. Mr. Cantrell is currently a director for AnnTaylor Stores Corporation (NYSE: ANN), a publicly traded women’s specialty retailer listed on the NYSE, and previously served as a director for First Union National Bank of Atlanta and as a director of Institutional REIT, Inc., a public program newly sponsored by our former advisor. Mr. Cantrell graduated from the Southern Technical Institute with highest honors and was awarded an honorary doctorate from Southern Polytechnic State University.

William H. Keogler, Jr. has served as an independent director of our company since 1998. From December 1974 to July 1982, Mr. Keogler was employed by Robinson-Humphrey, Inc., an investment banking company, brokerage and trading firm, as the Director of Fixed Income Trading Departments responsible for all municipal bond trading and municipal research, corporate and government bond trading, unit trusts and SBA/FHA loans as well as the oversight of the publishing of the Robinson-Humphrey Southeast Unit Trust, a quarterly newsletter. Mr. Keogler was elected to the board of directors of Robinson-Humphrey, Inc. in 1982. From July 1982 to October 1984, Mr. Keogler was Executive Vice President, Chief Operating Officer, Chairman of the Executive Investment Committee and member of the board of directors and Chairman of the Managed Funds Association Advisory Board for the Financial Service Corporation. Under his leadership, Financial Service Corporation grew to more than 1,000 registered representatives and over 650 branch offices. In March 1985, Mr. Keogler founded Keogler, Morgan & Company, Inc., a full-service brokerage firm, and Keogler Investment Advisory, Inc., an investment advisory firm, in which he served as Chairman of the Board, President and Chief Executive Officer. In January 1997, both companies were sold to SunAmerica, Inc., a publicly traded NYSE-listed company. Mr. Keogler continued to serve as President and Chief Executive Officer of these companies until his retirement in January 1998. Mr. Keogler attended Adelphi University in New York where he majored in business. Mr. Keogler retired in 1998.

Mr. Keogler has served as a trustee of Wells Family of Real Estate Funds since 2001. Mr. Keogler graduated from Adelphi University in New York where he earned a degree in psychology.

Donald S. Moss has served as an independent director of our company since 1998. He was employed by Avon Products, Inc. (NYSE: AVP), a publicly traded global beauty company listed on the NYSE, from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983, and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss has served as a trustee of the Wells Family of Real Estate Funds since 1998 and as a director of Wells Timberland REIT, Inc. since 2006. Prior to the Internalization, he also served as a director of Wells Real Estate Investment Trust II, Inc. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983. Mr. Moss is a former director of The Atlanta Athletic Club. He was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss attended the University of Illinois where he majored in business.

Donald A. Miller, CFA, has served as our Chief Executive Officer, President, and a member of our board of directors since February 2, 2007. From 2003 to 2007, Mr. Miller was a Vice President of Wells REF and a Senior Vice President of Wells Capital. In such capacities, was responsible for directing all aspects of the acquisitions, dispositions, property management, construction and leasing groups for Wells REF, Wells Capital and their affiliates in connection with these entities providing services to us under advisory, asset management and property management agreements to which we were a party prior to the Internalization. Prior to joining Wells REF and Wells Capital, Mr. Miller joined and ultimately headed the U.S. equity real estate operations, including acquisitions, dispositions, financing and investment management, of Lend Lease, a leading international commercial office, retail and residential property group from 1994 to 2003. Prior to joining Lend Lease, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to Prentiss Properties Trust, a publicly traded, self-administered and self-managed real estate investment trust (which was acquired by Brandywine Realty Trust in 2005). Earlier in his career, Mr. Miller worked in the pension investment management department of Delta Air Lines and was responsible for real estate and international equity investment programs. Mr. Miller is a Chartered Financial Analyst and holds a Georgia real estate license. He received a B.A. from Furman University in Greenville, South Carolina. He is a member of Urban Land Institution (ULI), National Association of Industrial and Office Properties (NAIOP) and the National Association of Real Estate Investment Trusts (NAREIT).

Robert E. Bowers has served as our Chief Financial Officer since April 16, 2007. A 22-year veteran of the financial services industry, Mr. Bowers’ experience includes investor relations, debt and capital infusion, structuring of initial public offerings, budgeting and forecasting, financial management and strategic planning. From 2004 until 2007, he served as Chief Financial Officer and Vice President of Wells REF and was a Senior Vice President of Wells Capital. Prior to joining Wells REF and Wells Capital in 2004, Mr. Bowers served as a business financial consultant, and provided strategic financial counsel to a range of organizations, including venture capital funds, public corporations and businesses considering listing on a national securities exchange. Mr. Bowers was previously Chief Financial Officer of NetBank, Inc., the first profitable internet bank, from 1999 to 2002. While at NetBank, he participated in the company’s successful initial public offering and subsequent secondary offerings, and directed all SEC and regulatory reporting and compliance. From 1984 to 1995, Mr. Bowers was Chief Financial Officer and Director of Stockholder Systems, Inc., a Norcross, Georgia-based financial applications company. When CheckFree Corporation, a pioneer in the electronic bill payment industry, acquired Stockholder Systems in 1995, Mr. Bowers headed the merger negotiation team and became Chief Financial Officer of the combined organization. Mr. Bowers began his career in 1978 as an audit manager for Arthur Andersen & Company in Atlanta. Mr. Bowers earned a Bachelor of Science in Accounting from Auburn University, where he graduated summa cum laude. He is a Certified Public Accountant and serves on the boards of various Atlanta-area non-profit organizations.

Laura P. Moon has served as our Senior Vice President and Chief Accounting Officer since April 16, 2007. In this role she is responsible for all general ledger accounting, financial and tax reporting, financial planning and analysis, and treasury functions. Prior to joining us, Ms. Moon had been Vice President and Chief Accounting Officer at Wells REF since 2005 where she had responsibility for all general ledger accounting, financial and tax reporting, and internal audit supervision for 19 public registrants as well as several private real estate partnerships. From 2002 to 2005, Ms. Moon served as Senior Director of Financial Planning and Analysis for ChoicePoint, Inc., which provides technology, software, information and marketing services to help manage economic and physical risks. Ms. Moon was responsible for budgeting, forecasting, valuation and structuring for all of ChoicePoint’s acquisitions as well as supporting certain Investor Relations activities. From 1999 to 2002, Ms. Moon served as Chief Accounting Officer of NetBank, Inc and Chief Financial Officer of NetBank, FSB where she was responsible for the day-to-day management of all financial and tax matters. From 1991 until 1999, Ms. Moon was employed by Deloitte & Touche LLP as a senior manager in the audit and attest division, where she specialized in mergers & acquisitions in addition to serving clients in the banking sector. Ms. Moon is a Certified Public Accountant. She earned a Bachelor of Business Administration in Accounting from the University of Georgia.

Raymond L. Owens has served as our Executive Vice President—Capital Markets since April 16, 2007. In this capacity, Mr. Owens is responsible for acquisition, disposition and financing activities of our company. Until becoming one of our executive officers in connection with our Internalization, Mr. Owens spent five years as a Managing Director—Capital Markets for Wells REF, where he oversaw its western regional acquisition team and its real estate finance team. He was responsible for directing the negotiation and acquisition of properties in the western United States and managed all property financing activity for our former advisor across the United States. Mr. Owens has more than 25 years of experience in acquisitions, asset management, investment management, finance, and business development. Mr. Owens served as Senior Vice President for PM Realty Group, a national, full-service commercial real estate firm, from 1997 to 2002, overseeing all management operations in Atlanta, Washington, D.C., Chicago, and New York. Before joining PM Realty Group, Mr. Owens served as Vice President at General Electric Asset Management, where he managed and negotiated dispositions as well as third-party, nonrecourse financing for real estate assets. He also held leadership positions at Aetna Realty Investors from 1982 to 1991, Travelers Realty Investment Company from 1991 to 1994, and HPI Realty Partners/The Koll Company from 1994 to 1995. Mr. Owens is a member of the National Association of Real Estate Investment Managers (NAREIM), the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), and the Mortgage Bankers Association (MBA). He earned a Bachelor of Arts in Economics and a Master’s of Business Administration in Marketing, with a concentration in real estate, from the University of Michigan.

Carroll A. (Bo) Reddic, IV has served as our Executive Vice President for Real Estate Operations since April 16, 2007. His responsibilities include leading our company’s asset and property management divisions. Additionally, he provides oversight to our company’s construction management and tenant relationship functions. From 2005 to 2007, Mr. Reddic was a Managing Director in the Asset Management Department at Wells REF, where he was responsible for supervising the firm’s asset management function in its Midwest and South regions. Additionally, he served in a deputy department head capacity of the Asset Management Department. From September 30, 2005 to April 15, 2007, Mr. Reddic served on the board of directors and was the membership chairman for Wells REF’s political action committee, Wells PAC. Mr. Reddic has 18 years of institutional real estate experience. Prior to joining Wells REF in January 2005, Mr. Reddic was an Executive Director with Morgan Stanley (including the predecessor companies of The Yarmouth Group and Lend Lease Real Estate Investments) from February 1990 to December 2004, where he served as portfolio manager for domestic commingled investment funds and international separate account portfolios. Prior to his portfolio manager responsibilities, he was a member of the Atlanta satellite office, specializing in acquisitions, asset management, and dispositions. Prior to joining The Yarmouth Group, Mr. Reddic was employed at Laventhol & Horwath, an accounting firm, in its real estate consulting and appraisal division. Mr. Reddic received a Bachelor of Science degree in Industrial Management and a Certificate in Industrial Psychology, with honors, from the Georgia Institute of Technology and a Master of City Planning degree from the Georgia Institute of Technology.

He is a member of the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI) and the American Planning Association (APA). Additionally, Mr. Reddic is a Trustee of NAIOP-PAC and a member of the Advisory Board for the City and Regional Planning Program at Georgia Tech.

There are no family relationships among our directors or executive officers.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	of the six persons who currently serve on our board of directors, five have been determined by us to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act;

•	we have opted out of the Maryland business combination and control share acquisition statutes; and

•	we do not have a stockholder rights plan.

Board Committees

Our board of directors has established five standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, the capital committee and the conflicts committee. The composition of each of the audit committee, the compensation committee and the nominating and corporate governance committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by our board of directors.

Board Committee	Chairman	Members
Audit Committee	W. Wayne Woody*	Michael R. Buchanan Wesley E. Cantrell William H. Keogler, Jr. Donald S. Moss

Compensation Committee	Donald S. Moss	Michael R. Buchanan Wesley E. Cantrell William H. Keogler, Jr. W. Wayne Woody

Nominating & Corporate Governance Committee	Donald S. Moss	Michael R. Buchanan Wesley E. Cantrell William H. Keogler, Jr. W. Wayne Woody

Capital Committee	Michael R. Buchanan	Wesley E. Cantrell William H. Keogler, Jr. Donald S. Moss W. Wayne Woody

Conflicts Committee	None	Michael R. Buchanan Wesley E. Cantrell William H. Keogler, Jr. Donald S. Moss W. Wayne Woody

*	Audit committee financial expert.

Audit Committee

Our board of directors has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the audit committee meets the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of directors has determined that Mr. Woody satisfies the requirements for an “audit committee financial expert” as defined by the rules and regulations of the SEC, and has designated Mr. Woody as our audit committee financial expert.

The audit committee operates pursuant to a written charter adopted by our board of directors. The primary responsibilities of the audit committee, as set forth in the committee’s charter, include the following:

•

assisting the board of directors in the oversight of (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the qualification, independence and performance of our independent auditors; and (iv) the performance of our internal audit function;

•

assisting our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting which our management has established, and our audit and financial reporting process;

•	maintaining a free and open means of communication among our independent auditors, accountants, financial and senior management, our internal audit department and our board of directors;

•

reviewing and discussing with management and the independent auditor our annual audited financial statements, and, based upon such discussions, recommending to the board of directors that our audited financial statements be included in our annual report on Form 10-K;

•	reviewing and discussing with management and the independent auditor our quarterly financial statements and each of our quarterly reports on Form 10-Q;

•	preparing an audit committee report for inclusion in our annual proxy statements for our annual stockholder meetings;

•	appointing, compensating, overseeing, retaining, discharging and replacing our independent auditor; and

•	pre-approving all auditing services, and all permitted non-audit services, performed for us by the independent auditor,

Compensation Committee

The board of directors has established a separately designated compensation committee, which is comprised of five independent directors, Messrs. Moss (Chairman), Buchanan, Cantrell, Keogler and Woody. Pursuant to the compensation committee’s written charter, its primary responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation based on this evaluation;

•

making recommendations to our board with respect to the compensation of other executive officers, and incentive-compensation and equity-based plans and awards to our executive officers and other employees;

•	administering our 2007 Omnibus Incentive Plan;

•	overseeing and assisting in preparing the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report on Form 10-K;

•	providing for the inclusion in our proxy statement of a description of the processes and procedures for the consideration and determination of executive and director compensation; and

•	preparing a compensation committee report, as required by applicable SEC regulations, to be included in our proxy statements and/or annual report on Form 10-K.

Nominating and Corporate Governance Committee

Our board of directors has established a separately designated nominating and corporate governance committee, which is comprised of five independent directors, Messrs. Moss (Chairman), Buchanan, Cantrell, Keogler and Woody. The nominating and corporate governance committee operates pursuant to a written charter adopted by our board of directors. The primary responsibilities of the nominating and corporate governance committee, as set forth in the committee’s charter include:

•

identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	developing and recommending to our board of directors a set of corporate governance principles and policies; and

•	periodically reviewing our corporate governance structures and procedures and suggesting improvements thereto to our board of directors.

Capital Committee

Our board of directors has established a capital committee, which is comprised of five independent directors, Messrs. Buchanan (Chairman), Cantrell, Keogler, Moss and Woody. The primary responsibilities of the capital committee, include:

•

reviewing and advising the board of directors on our overall financial performance, including issues related to capital structure, operating earnings, dividends and budgetary and reporting processes; and

•

reviewing and advising the board of directors on investment criteria and acquisition policies, general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals.

Conflicts Committee

In connection with our Internalization, our board of directors established a conflicts committee to handle potential business related conflicts of interest that may arise relating to the continued economic interest of certain of our executive officers in an affiliate of our former advisor. The conflicts committee has the maximum power delegable to a committee under the MGCL and is authorized to select and retain its own legal and financial advisors. The conflicts committee may act on any matter permitted by the MGCL if its minutes reflect that it has made a determination that the matter at issue is such that the exercise of independent judgment by any of our directors (who is not an independent director) could reasonably be compromised.

Director Independence

A majority of the members of our board of directors, and all of the members of the audit committee, the compensation committee, the nominating and corporate governance committee, and the capital committee are independent as such term is defined by the NYSE and as affirmatively determined by our board of directors. Pursuant to our corporate governance guidelines and the NYSE’s listing standards, for a director to be deemed independent, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). After broadly considering all relevant facts and circumstances, the board of directors has affirmatively determined that Messrs. Buchanan, Cantrell, Keogler, Moss and Woody satisfy the bright-line criteria and that none has a relationship (material or otherwise) with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. None of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies, or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, our board of directors affirmatively determined that Messrs. Buchanan, Cantrell, Keogler, Moss and Woody are independent as such term is defined by the NYSE.

Corporate Governance Guidelines and Code of Ethics

Our board of directors, upon the recommendation of the nominating and corporate governance committee, has adopted corporate governance guidelines establishing a common set of expectations to assist the board of directors in performing their responsibilities. The corporate governance policies and guidelines, which meet the requirements of the NYSE’s listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the board committees, director access to management and independent advisers, director compensation, management succession and evaluations of the performance of the board. Our board of directors has also adopted a code of ethics, including a conflicts of interest policy, that applies to all of our directors and executive officers. The Code of Ethics will meet the requirements of the NYSE’s listing standards upon listing, and meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC. A copy of our corporate governance guidelines and our code of ethics is available on our website at www.wellsreit.com.

Indemnification of Directors and Executive Officers and Limitations of Liability

In connection with this offering, we are making certain amendments to our charter, including amendments to the provisions of our charter relating to indemnification and limitations of liability. We have already sought and received the required approval from our stockholders for these amendments, which will take effect immediately prior to the listing of our stock on the NYSE. The summary below reflects the indemnification provisions that will be in effect immediately following the consummation of this offering.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter will contain a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt by us of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by such person or on such person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

Our board believes that these provisions will facilitate our ability to attract and retain qualified director and officer candidates and may aid in our obtaining director and officer liability insurance and controlling insurance costs. We believe that provisions of this nature are similar to the provisions provided by many other publicly traded companies and, thus, will allow us to compete with those companies for the most qualified candidates.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors. Certain members of our compensation committee do have relationships with entities affiliated with our former advisor. See “Certain Relationships and Related Transactions—Certain Relationships with our Independent Directors.”

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as determined in accordance with applicable SEC rules, which we collectively refer to as our named executive officers. Prior to the consummation of our Internalization on April 16, 2007, all of our executive officers (and employees generally) were employees of our former advisor or its affiliates and we did not pay, and were not involved in determining, compensation for any of these individuals. As a result, we did not pay any compensation to executives or employees during 2006. Accordingly, this Compensation Discussion and Analysis discusses our compensation objectives, policies and practices as determined and approved by the compensation committee, which was formed on January 22, 2007. As a result of its recent formation, the compensation committee has not yet determined and implemented all aspect of our executive compensation program. Because we did not pay any compensation to the named executive officers, or any other employees, during 2006, the discussion below and information disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table reflect executive compensation that we expect to pay to our named executive officers for 2007.

Compensation Philosophy

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined company and individual goals.

Objectives of our Executive Compensation Programs

Our compensation programs are designed to achieve the following objectives:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each named executive officer;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership in us; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.

Determination of Executive Compensation

Our special committee, which was formed prior to our Internalization to evaluate and investigate our strategic alternatives, engaged the services of FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry, to assist us in determining competitive executive compensation levels and the programs to implement. On January 22, 2007, authority for determining executive compensation was transitioned from the special committee to our then newly formed compensation committee. The compensation committee now has the primary responsibility for determining executive compensation and executive compensation programs. For a discussion of the responsibilities of the compensation committee, see “—Board Committees—Compensation Committee” above. The compensation committee has continued to work with FPL Associates to negotiate employment agreements with our executive officers, develop our time- and performance-based incentive compensation programs and establish our director compensation program. As part of FPL Associates’ engagement, the special committee and the compensation committee directed FPL Associates to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation. FPL Associates has not been engaged by our executive officers to perform any work on their behalf and we consider FPL Associates to be an independent compensation consultant.

FPL Associates provided competitive market compensation data for a peer group consisting of 14 public REITs with a substantial office portfolio that are comparable in size to our company. The peer group consisted of the following:

• Brandywine Realty Trust	• HRPT Properties Trust
• Corporate Office Properties Trust	• Kilroy Realty Corporation
• Cousins Properties Incorporated	• Lexington Corporate Properties Trust
• Crescent Real Estate Equities Company	• Mack-Cali Realty Corporation
• Douglas Emmett, Inc.	• Maguire Properties, Inc.
• Duke Realty Corporation	• Reckson Associates Realty Corporation
• Highwoods Properties, Inc.	• SL Green Realty Corp.

Using market data and information we received from FPL Associates, we entered into an employment agreement with Donald A. Miller, our Chief Executive Officer, prior to our Internalization. Following the consummation of the Internalization, we also entered into employment agreements with each of our other named executive officers. These agreements generally established the base salaries and target annual cash bonuses for our named executive officers. In establishing the amounts in these agreements, we generally targeted the median of the competitive market based on the peer groups described above, but also took into account other factors including, among others, the individual experience and skills of, and expected contributions from, the named executive officers, the executives’ historical compensation with our former advisor, and our negotiations with each of the named executives. For a more detailed discussion of the employment agreements with each of our named executive officers, see “—Employment Agreements” below

Prior to our Internalization, our board of directors and stockholders approved our 2007 Omnibus Incentive Plan. The plan was designed in consultation with FPL Associates in order to provide us with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards, as part of an overall compensation package to attract, motivate and retain qualified personnel. Certain officers, key employees, non-employee directors, or consultants of ours and our subsidiaries will be eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the 2007 Omnibus Incentive Plan at the discretion of our compensation committee. We anticipate that providing such persons with interests and awards of this nature will result in a closer alignment of their interests with our own interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us.

The Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer provided recommendations to our compensation committee regarding the 2007 compensation levels for each of our named executive officers (except for himself). Our Chief Executive Officer will annually review the performance of each of the other named executive officers. Based on this review, he will make compensation recommendations to the compensation committee, including recommendations for performance targets, salary adjustments, annual cash bonuses, and long-term equity-based incentive awards. In addition, our Chief Financial Officer will also annually assess the performance for our Chief Accounting Officer and other accounting personnel and make compensation recommendations to the compensation committee. Although the compensation committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation.

Elements of Executive Compensation

Base Salary. Our compensation committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. Subject to our existing contractual obligations, we expect our compensation committee to consider salary levels for our named executive officers annually as part of our performance review process as well as upon any promotion or other change in job responsibility. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because each named executive officer’s annual bonus target opportunity is expressed as a percentage of base salary. The following items are generally considered when determining base salary levels:

•	market data provided by our outside consultants;

•	our financial resources;

•	the executive officer’s experience, scope of responsibilities, performance and prospects; and

•	internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects.

Annual Cash Incentive Compensation. The compensation committee’s policy is to make a meaningful portion of an executive’s compensation contingent on achieving certain performance targets and an executive’s individual objectives for the year. Pursuant to the terms of their employment agreements with us, our executive officers are eligible to receive annual target cash bonuses upon the achievement of performance targets. As provided in the employment agreements, the performance target criteria and levels will be predetermined by the compensation committee (with respect to our Chief Executive Officer and Chief Financial Officer) or by our Chief Executive Officer, subject to review and approval by the compensation committee (with respect to the other named executive officers). This annual bonus component is intended to encourage and reward performance on criteria that are deemed by the compensation committee to be critical in increasing shareholder value on both a short- and long-term basis. The specific criteria selected will vary in accordance with the responsibilities of the executive officer, but may include any of the criteria described below under “—2007 Omnibus Incentive Plan—Performance Goals.” Specific performance targets for our executive officers for the current year have not yet been determined. See “—Employment Agreements” for a discussion of the target cash incentives for each of our named executive officers.

Long-Term Incentives. There are two primary components of our long-term equity incentive awards, each of which will be administered through our 2007 Omnibus Incentive Plan: a time-vested grant program and a performance-based grant program.

The objective of our time-vested stock grant program is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies. Our compensation committee believes that these time-vested awards were necessary to successfully attract qualified employees, including the named executive officers, from our former advisor and will continue to be an important incentive for promoting employee retention going forward. The initial awards under this plan were determined by the compensation committee, in consultation with FPL Associates, based upon preliminary recommendations from our Chief Executive Officer (with respect to all awards except his own). Amounts of the initial time-vested awards were determined in part based upon an employee’s duration of tenure with our former advisor, and also upon job responsibilities and individual experience. The time-based stock grants are made in the form of deferred stock and will vest 25% upon the date of the grant and 25% per year on the following three anniversaries of the date of the grant.

The performance-based grant program is intended to implement our objective of promoting a performance-focused culture by rewarding employees, including named executive officers, based upon achievement of company and individual performance targets. No performance-based equity has yet been granted to the named executive officers. When determining the quantity and amount of awards to be granted, we anticipate that the compensation committee will assess the same factors considered in setting base salary described above, but with a greater emphasis on performance measures we believe drive our long-term success. The specific performance targets for our named executive officers have not yet been determined. The performance awards will be established and approved by our compensation committee and will be awarded based upon the achievement of performance goals predetermined at the beginning of the applicable period. We expect that the timing and terms of incentive compensation awards for named executive officers will be consistent with those of our other eligible employees.

To the extent we grant options in the future, the exercise price of each stock option awarded to our named executive officers under our 2007 Omnibus Incentive Plan will be the closing price of our stock on the date of grant, which is the date of the compensation committee meeting at which the equity award is determined. Scheduling decisions for compensation committee meetings are made without regard to anticipated earnings or other major announcements.

Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan. We do not have any special benefits or retirement plans for our named executive officers.

Severance. Under their employment agreements, each of our named executive officers is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “—Potential Payments Upon Termination Or Change Of Control.” Our compensation committee believes that the negotiation of these severance payments was an important factor in enticing the named executive officers to leave our former advisor.

The Impact of Regulatory Requirements on Compensation

Section 162(m) of the Code limits to $1 million a publicly held company’s tax deduction each year for compensation to any “covered employee,” except for certain qualifying “performance-based compensation.” Because of our structure, we do not believe we have any covered employees whose compensation is subject to the $1 million deduction limit under Section 162(m). However, to the extent that compensation is required to and does not qualify for deduction under Section 162(m), because we qualify as a REIT under the Code and is not subject to federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to us, provided we continue to distribute 90% of our taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we and the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Summary of Executive Compensation

We did not have any employees during 2006, therefore the following table sets forth information concerning the compensation expected to be paid during the fiscal year ended December 31, 2007, on an annualized basis, to our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers, who we collectively refer to in this prospectus as our “named executive officers”:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)(1)	Bonus($)		Stock Awards($)(2)	Non-Equity Incentive Plan Compensation($)		All Other Compensation($)(3)	Total($)
Donald A. Miller, CFA	2007	600,000	200,000	(4)	256,000		(5)	6,000	1,056,000
Chief Executive Officer and President

Robert E. Bowers	2007	400,000	—		150,000		(5)	6,000	556,000
Chief Financial Officer, Executive Vice President, Treasurer and Secretary

Raymond L. Owens	2007	225,000	—		150,000		(6)	10,000	385,000
Executive Vice President—Capital Markets

Carroll A. Reddic, IV	2007	225,000	—		63,000		(6)	5,000	293,000
Executive Vice President—Real Estate Operations

Laura P. Moon	2007	201,000	—		63,000		(7)	7,000	271,000
Senior Vice President and Chief Accounting Officer

(1)	Represents 2007 base salary pursuant to the terms of the named executive officer’s employment agreement.
(2)

Reflects the dollar amount recognized for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”) for the vested portion of deferred stock awards which will be reflected as an expense in our statement of income for the quarter ending June 30, 2007 and for the year ending December 31, 2007.

(3)	Represents estimated employer contributions to the respective employee’s 401(k) account for the year ending December 31, 2007.
(4)	Mr. Miller received a $200,000 cash signing bonus on February 2, 2007, the date of his employment.
(5)

Messrs. Miller and Bowers are eligible to receive a cash bonus of up to $400,000 and a pro-rated cash bonus of up to $320,000, respectively, in 2007 based on the achievement of certain performance criteria determined by the compensation committee, which criteria have not yet been determined.

(6)

Messrs. Reddic and Owens are eligible to receive a cash bonus of up to 105% of their respective prorated annual base salaries in 2007 based on the achievement of certain performance criteria determined by the compensation committee, which criteria have not yet been determined.

(7)

Ms. Moon is eligible to receive a cash bonus of up to 75% of her prorated annual base salary in 2007 based on the achievement of certain performance criteria determined by the compensation committee, which criteria have not yet been determined.

Plan-Based Equity Awards

Effective May 18, 2007, pursuant to our 2007 Omnibus Incentive Plan, we granted approximately 767,100 shares of deferred stock awards to our employees, including our named executive officers, as set forth in the table below. 25% of the awards vest immediately, while the remaining 75% vest ratably over the next three years. We estimated the fair value of the awards on the date of grant based on an assumed share price of $10.00 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free interest rate.

Additionally, we anticipate establishing a long-term performance based equity award plan under which we expect to grant other plan-based equity awards to all of our employees, including our named executive officers, as soon as the terms and plan criteria are developed and approved by our compensation committee and such criteria can be communicated to our employees

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date(1)	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Donald A. Miller, CFA
Contractual cash incentive award	—	—	400,000	—	—
Time-vested award	May 18, 2007	May 2, 2007	—	102,500	963,500

Robert E. Bowers
Contractual cash incentive award	—	—	320,000	—	—
Time-vested award	May 18, 2007	May 2, 2007	—	60,000	564,000

Raymond L. Owens
Contractual cash incentive award	—	—	167,619	—	—
Time-vested award	May 18, 2007	May 2, 2007	—	70,000	658,000

Carroll A. Reddic, IV
Contractual cash incentive award	—	—	167,619	—	—
Time-vested award	May 18, 2007	May 2, 2007	—	25,000	235,000

Laura P. Moon
Contractual cash incentive award	—	—	106,968	—	—
Time-vested award	May 18, 2007	May 2, 2007	—	25,000	235,000

(1)	Represents the grant date determined for financial statement reporting purposes pursuant to FAS 123(R).
(2)	Represents the annualized target cash bonus to be awarded for 2007 based on the achievement of certain performance criteria, which criteria have not yet been determined by the compensation committee.
(3)

25% of the awards vest upon the grant date and the remaining 75% vest ratably over the next three years. We estimated the fair value of the awards on the date of grant based on an assumed share price of $10.00 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at a risk-free interest rate of 4.91%.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table will be paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our incentive compensation plan is set forth below. See “—2007 Omnibus Incentive Plan.” Prior to entering into the agreements relating to our Internalization on February 2, 2007, all of our executive officers were employees or consultants of our former advisor or its affiliates and we did not pay, and were not involved in determining, any of these individuals’ compensation, including the compensation of Leo F. Wells, III, our former President, Douglas P. Williams, our former Executive Vice President, Treasurer and Secretary, and Randall D. Fretz, our former Senior Vice President. Accordingly, we have not included any of these individuals in any of the executive compensation tables in this prospectus, including the Summary Compensation Table and Grants of Plan-Based Awards Table. For information regarding the fees paid to our former advisor, see “Certain Relationships and Related Transactions—Affiliated Companies Prior to our Internalization.”

Employment Agreements

Each of the named executive officers’ employment agreements contain provisions relating to severance payments and other benefits upon certain terminations. For a discussion of these provisions, see “—Potential Payments Upon Termination or Change of Control” below.

Mr. Miller

On February 2, 2007, we entered into an employment agreement with Donald A. Miller, CFA, to act as our Chief Executive Officer and President. The agreement provides that, subject to the discretion of our board of director’s nominating and corporate governance committee and the vote of our stockholders, Mr. Miller will also serve as a member of our board of directors. The agreement took effect on February 2, 2007 and the initial employment period will end on December 31, 2009, unless terminated earlier in accordance with the agreement’s termination provisions. The agreement will automatically extend for successive one-year periods, unless Mr. Miller or we give 90 days written notice prior to the end of the initial term or any renewal term, or his employment otherwise terminates in accordance with the terms of the agreement.

The agreement provides for an initial annual base salary of $600,000, an initial $200,000 bonus payable within 15 days of execution of the agreement (which was paid to Mr. Miller on February 16, 2007), and an annual target cash bonus in the first year of $400,000 based on certain criteria to be agreed to by Mr. Miller and our compensation committee. In addition, after the initial year of the agreement, Mr. Miller will be eligible to earn an annual cash bonus of up to 175% of his annual base salary based on satisfying performance criteria determined by our compensation committee (which have not yet been determined). Mr. Miller will also be eligible to participate in our 2007 Omnibus Incentive Plan, as determined in the discretion of our compensation committee.

Mr. Bowers

On April 16, 2007, we entered into an employment agreement with Robert E. Bowers to act as our Chief Financial Officer. The agreement took effect on April 16, 2007 and the initial employment period will end on December 31, 2009, unless terminated earlier in accordance with the agreement’s termination provisions. The agreement will automatically extend for successive one-year periods, unless Mr. Bowers or we give 90 days written notice prior to the end of the initial term or any renewal term, or his employment otherwise terminates in accordance with the terms of the agreement.

The agreement provides for an initial annual base salary of $400,000 and an annual target cash bonus in the first year of $320,000 (pro-rated over the 2007 calendar year) based on certain criteria agreed to by Mr. Bowers and by our compensation committee. In addition, after the initial year of the agreement, Mr. Bowers will be eligible to earn an annual cash bonus of up to 120% of his annual base salary based on satisfying performance criteria determined by our compensation committee (which have not yet been determined). Mr. Bowers will also be eligible to participate in our 2007 Omnibus Incentive Plan, as determined in the discretion of our compensation committee.

Other Named Executive Officers

On May 14, 2007, we entered into employment agreements with Carroll A. Reddic, IV, Raymond L. Owens and Laura P. Moon. Under the agreements, Mr. Reddic serves as our Executive Vice President—Real Estate Operations, Mr. Owens serves as our Executive Vice President—Capital Markets, and Ms. Moon serves as our Senior Vice President and Chief Accounting Officer. These agreements each took effect on May 14, 2007 and the initial employment period under each agreement will end on December 31, 2009, unless the executive’s employment is terminated earlier in accordance with the applicable termination provisions of the agreements. Each of these agreements will automatically extend for successive one-year periods, unless the executive or we give 90 days written notice prior to the end of the initial term or any renewal term, or his or her employment otherwise terminates in accordance with the terms of the agreement. The agreements provide for the following compensation:

•	with respect to Messrs. Reddic and Owens, an annual base salary of $225,000 and a target cash bonus in the first year of up to 105% of his pro-rated base salary; and

•	with respect to Ms. Moon, an annual base salary of $201,020 and a target cash bonus in the first year of up to 75% of her pro-rated base salary.

The annual target cash bonuses are based on criteria agreed to by the executives and by our Chief Executive Officer (which have not yet been determined for these executive officers). In addition, after the initial year of the agreements, Messrs. Reddic and Owens will be eligible to earn an annual cash bonus of up to 105% of their respective base salaries based on satisfying performance criteria determined by Chief Executive Officer. After the initial years of her agreement, Ms. Moon will be eligible to earn an annual cash bonus of up to 75% of her annual base salary based on satisfying performance criteria determined by the Chief Executive Officer. The executives will also be eligible to participate in our 2007 Omnibus Incentive Plan, as determined in the discretion of our compensation committee.

Potential Payments upon Termination or Change of Control

The employment agreements with our named executive officers provide that upon termination of employment either by us without “cause” or by the executive for “good reason” (each as generally defined below), the executive will be entitled to the following severance payments and benefits:

•	With respect to Messrs. Miller and Bowers:

•

any unpaid annual salary that has accrued, payment for unused vacation, any earned but unpaid annual bonus for the previous year, unreimbursed expenses, and any rights granted to him pursuant to our 2007 Omnibus Incentive Plan (all of which we collectively refer to as “Accrued Benefits”);

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by him, an amount equal to two times the sum of (1) his annual salary then in effect, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	two years of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens and Ms. Moon:

•	any Accrued Benefits;

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to the sum of (1) the executive’s annual salary then in effect, and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

Pursuant to the employment agreements, “cause” means any of the following:

•

any material act or material omission by the executive which constitutes intentional misconduct in connection with the our business or relating to the executive’s duties or a willful violation of law in connection with our or relating to the executive’s duties;

•	an act of fraud, conversion, misappropriation or embezzlement by the executive of our assets or business or assets in our possession or control;

•

conviction of, indictment for or entering a guilty plea or plea of no contest with respect to a felony, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment;

•	any act of dishonesty committed by the executive in connection with our business or relating to the executive’s duties;

•	the willful neglect of material duties of the executive or gross misconduct by the executive;

•

the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the board of directors’ good faith determination, materially interferes with the performance of the executive’s duties;

•

any other failure (other than any failure resulting from incapacity due to physical or mental illness) by the executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant; or

•

any breach of the affirmative covenants made by the executive under the agreement; any of which continues without cure, if curable, reasonably satisfactory to the board of directors within ten days following written notice from us (except in the case of a willful failure to perform his or her duties or a willful breach, which shall require no notice or allow no such cure right).

Subject to certain cure rights available to us, “good reason” shall be present where the executive gives notice to the board of directors of his or her voluntary resignation following either:

•	our failure to pay or cause to be paid the executive’s base salary or annual bonus when due;

•	a material diminution in the executive’s status, including, title, position, duties, authority or responsibility;

•

a material adverse change in the criteria to be applied with respect to the executive’s target annual bonus for fiscal year 2009 and subsequent fiscal years as compared to the prior fiscal year (unless Executive has consented to such criteria) or our failure to adopt performance criteria reasonably acceptable to the executive with respect to fiscal year 2008;

•	the relocation of our executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of the executive;

•	our failure to provide the executive with awards under the 2007 Omnibus Incentive Plan that are reasonably and generally comparable to awards granted to our other executive officers under the plan;

•	the occurrence of a change of control of the company; or

•	solely with respect to Mr. Miller, the failure of the board of directors (or its Nominating and Corporate Governance Committee) to nominate Mr. Miller to the board of directors.

If we notify the executive that we are not renewing the initial term of the employment agreement, or any renewal term, and the executive’s employment thereafter terminates as a result of the expiration of the term, the executive is entitled to receive the following severance payments and benefits:

•	With respect to Mr. Miller and Mr. Bowers:

•	any Accrued Benefits;

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by him, an amount equal to two times the sum of (1) his annual salary, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens and Ms. Moon, the same payments and benefits that would payable upon a termination by us without “cause” or by the executive with “good reason.”

If the executive notifies us that he or she is not renewing the initial term of the employment agreement, or any renewal term, he or she is not entitled to receive any severance pay or benefits. If he or she continues to be employed by us after either of us give 90 days prior written notice of non-renewal, his or her employment will be “at-will,” and the agreement will terminate, except for certain surviving provisions.

If the executive’s employment terminates upon his or her death or “disability” (which is defined in the agreements to mean physical or mental incapacity whereby the executive is unable with or without reasonable accommodation for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform the essential functions of the executive’s duties) the following will occur:

•	With respect to Mr. Miller and Mr. Bowers:

•	his estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•	any grants made to the executive that are subject to a time-based vesting condition shall become vested;

•

his estate or legal representative, upon execution of a release, is entitled to an amount equal to two times the sum of (A) his annual salary then in effect and (B) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens and Ms. Moon:

•	his or her estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•	any grants made to the executive that are subject to a time-based vesting condition shall become vested;

•

his or her estate or legal representative, upon execution of a release, is entitled to an amount equal to the sum of (A) the executive’s annual salary then in effect and (B) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

Under the employment agreements, if an executive resigns without good reason, or if we terminate an executive for cause, then such executive is only entitled to receive his or her Accrued Benefits.

In the event of a termination of employment resulting from a change of control event, the employment agreement with each of our named executive officers provides that such termination will be deemed a termination by the executive for “good reason,” and any previously issued equity grants subject to time-based vesting conditions will immediately become vested.

In addition, if Mr. Miller’s employment is terminated as a result of a change of control event occurring prior to his receipt of an initial equity grant under our 2007 Omnibus Incentive Plan or otherwise in the amount of at least $1.7 million, Mr. Miller will be entitled to receive an additional $1.7 million payment. In the event that any portion of the $1.7 million payment constitutes an “excess parachute payment” subject to an excise tax under the Code, we have agreed to pay Mr. Miller an amount equal to one-half of such excise tax.

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits generally owed to the named executive officers under the terms of their employment agreements described above upon termination of those agreements under various scenarios:

Name	Without Cause/ For Good Reason(1)		Change-in-Control (Termination Without Cause/ For Good Reason)(1)		Non-renewal by Us of Initial or Subsequent Term(1)		Death/ Disability(1)
Donald A. Miller, CFA	$1,984,864	(2)	$2,977,614	(2)(7)	$1,970,287	(2)	$1,921,826	(2)
Robert E. Bowers	$1,275,450	(3)	$1,275,450	(3)	$1,260,884	(3)	$1,228,576	(3)
Carroll A. Reddic, IV	$430,249	(4)	$430,249	(4)	$430,249	(4)	$412,076	(4)
Raymond L. Owens	$740,749	(5)	$740,749	(5)	$740,749	(5)	$722,576	(5)
Laura P. Moon	$404,332	(6)	$404,332	(6)	$404,332	(6)	$388,096	(6)

(1)

Includes annualized 2007 salary and annualized paid time off allotment. The average annual bonus paid during the previous three years component has not been included as it is not estimable as of the date of this filing.

(2)	Includes $707,250 representing the value of unvested equity awards that would vest upon each triggering event.
(3)	Includes $414,000 representing the value of unvested equity awards that would vest upon each triggering event.
(4)	Includes $172,500 representing the value of unvested equity awards that would vest upon each triggering event.
(5)	Includes $483,000 representing the value of unvested equity awards that would vest upon each triggering event.
(6)	Includes $172,500 representing the value of unvested equity awards that would vest upon each triggering event.
(7)	Assumes no additional unvested awards have vested and no additional equity awards have been granted as of the date of change of control.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued Benefits;

•	distribution of balances under our 401(k) plan;

•	life insurance proceeds in the event of death; and

•	disability insurance payouts in the event of disability.

For purposes of the table above, the value of the unvested equity awards that accelerate is based on the difference between the total value of awards granted to date as calculated under FAS 123(R), less the vested portion set forth in the “Summary Compensation Table” above.

Director Compensation

The following table sets forth information regarding the compensation that we paid to our directors during the year ended December 31, 2006. No employee of our company is paid for his or her services as a director. As such, Messrs. Wells and Williams each received no separate compensation for his service as director of our company in 2006.

Name	Fees Earned or Paid in Cash		Option Awards(1)	Total Compensation
Michael R. Buchanan	$73,500	(2)	$0	$73,500
Richard W. Carpenter*	$70,500	(2)	$0	$70,500
Bud Carter*	$53,500		$0	$53,500
William H. Keogler, Jr.	$79,000	(2)	$0	$79,000
Donald S. Moss	$66,000		$0	$66,000
Neil H. Strickland*	$60,750		$0	$60,750
W. Wayne Woody	$93,000	(2)	$0	$93,000
Leo F. Wells, III*	—		—	—
Douglas P. Williams*	—		—	—

*	Messrs. Williams, Carpenter, Carter and Strickland resigned from board of directors on April 16, 2007. Mr. Wells resigned from the board of directors on May 9, 2007.
(1)

In 2006, Messrs. Buchanan and Woody received options to purchase up to 1,500 shares of our common stock and Messrs. Carpenter, Carter, Keogler, Moss and Strickland received options to purchase up to 1,000 shares of our common stock pursuant to our Independent Director Stock Option Plan (described below). Further, in 2006, Mr. Carter received warrants to purchase up to 53 shares of our common stock, Mr. Moss received warrants to purchase up to 209 shares of our common stock, and Mr. Strickland received warrants to purchase up to four shares of our common stock pursuant to our Independent Director Warrant Plan (described below). The aggregate grant date fair value of these option awards and warrants determined in accordance with FAS 123(R) was determined to be zero. As of December 31, 2006, Mr. Buchanan held, in the aggregate, options to purchase up to 4,500 shares of our common stock; Mr. Woody held, in the aggregate, options to purchase up to 3,000 shares of our common stock; and Messrs. Carpenter, Carter, Keogler, Moss and Strickland held, in the aggregate, options to purchase up to 7,500 shares of our common stock pursuant to our Independent Director Stock Option Plan (described below). Further, as of December 31, 2006, Mr. Carter held, in the aggregate, warrants to purchase up to 787 shares of our common stock; Mr. Moss held, in the aggregate, warrants to purchase up to 3,619 shares of our common stock; and Mr. Strickland held, in the aggregate, warrants to purchase up to 53 shares of our common stock pursuant to our Independent Director Warrant Plan (described below).

(2)

Includes $20,000 for Mr. Buchanan, $18,500 for Mr. Carpenter, $17,000 for Mr. Keogler, and $27,500 for Mr. Woody for attendance at meetings of the special committee, formed to consider our strategic alternatives prior to our Internalization.

Cash Compensation

As compensation for serving on board of directors, we pay each of our independent directors an annual retainer of $35,000 (increased from $18,000 effective May 1, 2007), and we pay our chairman of the board an additional $65,000 annually. We also pay annual retainers to our committee chairmen in the following amounts:

•	$10,000 to the chairman of the Audit Committee;

•	$7,500 to the chairman of the Nominating and Corporate Governance Committee; and

•	$5,000 to the chairman of each of our other committees.

In addition, we pay our independent directors for attending board and committee meetings as follows:

•	$1,500 per regularly scheduled board meeting attended;

•	$750 per special board meeting attended; and

•

$1,500 per committee meeting attended (except that members of the Audit Committee will be paid $2,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Deferred Stock Awards under the 2007 Omnibus Incentive Plan

Our non-employee directors will be eligible to receive awards pursuant to our 2007 Omnibus Incentive Plan, the principal terms of which are described below. See “Market for our Common Stock and Related Shareholder Matters—2007 Omnibus Incentive Plan.”

Based upon recommendations from FPL Associates, we anticipate that our compensation committee will implement a policy of awarding each of our non-employee directors (i) an initial grant of $50,000 of deferred stock at the time of such director’s initial election to the board, and (ii) ongoing annual grants of $50,000 of deferred stock during the period such non-employee director serves on our board.

Independent Director Stock Option Plan

In 1999, we reserved 100,000 shares of our common stock for issuance upon the exercise of stock options granted to our independent directors under our Independent Director Stock Option Plan, which was approved by our stockholders at the annual stockholders meeting held on June 16, 1999. We issued non-qualified stock options to purchase 2,500 shares to each of our independent directors under the plan at the time they first joined our board of directors. Of these options, one-fifth became exercisable beginning on the date of grant, and one-fifth became exercisable on each anniversary of the date of grant. In addition, we issued options to purchase 1,000 shares of our common stock to each independent director then in office in connection with the 2000 through 2006 annual meetings of stockholders. These options became exercisable on the second anniversary of the date of grant. Only those options granted at the 2005 and 2006 annual meetings remain subject to the vesting conditions described above. All of the options issued under the plan were anti-dilutive with an exercise price of $12.00 per share. No future awards will be made under the Independent Director Stock Option Plan, however options granted prior to April 16, 2007 remain outstanding and continue to be governed by the terms of the plan. See “Market for our Common Stock and Related Shareholder Matters—Equity Compensation Plan Information.”

Independent Director Warrant Plan

In 2000, we reserved 500,000 shares for issuance upon the exercise of warrants granted to the independent directors under our Independent Director Warrant Plan, which was approved by our stockholders at the annual stockholders meeting held on June 28, 2000. Our Independent Director Warrant Plan provides for the issuance of warrants to purchase shares of our common stock to our independent directors based on the number of shares of common stock that they purchase. The purpose of the plan was to encourage our independent directors to purchase shares of our common stock. Under the terms of the plan, beginning on the effective date of the plan and continuing until the earlier to occur of (1) the termination of the plan by action of the board of directors or otherwise, or (2) 5:00 p.m., Eastern Standard Time, on the date of listing of our shares on a national securities exchange, each independent director would receive one warrant for every 25 shares of common stock he purchased. The exercise price for all warrants issued was $12.00 per share. No future awards will be made under the Independent Director Warrant Plan; however, warrants granted prior to April 16, 2007 remain outstanding and continue to be governed by the terms of the plan. See “Market for our Common Stock and Related Shareholder Matters—Equity Compensation Plan Information.”

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 18, 2007 by (1) each of our directors, (2) each of our named executive officers, (3) all of our directors and executive officers as a group and (4) each holder of five percent or more of our common stock, immediately prior to and as of the completion of this offering. This table gives effect to the expected issuance of shares of our common stock in connection with this offering. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage
W. Wayne Woody(2)	3,000	*
Michael R. Buchanan(3)	4,500	*
Wesley E. Cantrell	—
William H. Keogler, Jr.(4)	7,500	*
Donald A. Miller, CFA(5)(6)	43,061	*
Donald S. Moss(4)(7)	113,041	*
Robert E. Bowers(5)(8)	15,000	*
Laura P. Moon(9)	6,250	*
Raymond L. Owens(10)	17,500	*
Carroll A. Reddic, IV(9)	6,250	*
All executive officers and directors as a group(7)(11)	216,102	*

*	Less than 1% of the outstanding shares of our common stock.
(1)	The address of each of the stockholders is c/o Wells Real Estate Investment Trust, Inc., 6200 The Corners Parkway, Suite 500, Norcross, Georgia 30092.
(2)	Includes options to purchase up to 3,000 shares of common stock, which are exercisable within 60 days of May 18, 2007.
(3)	Includes options to purchase up to 4,500 shares of common stock, which are exercisable within 60 days of May 15, 2007.
(4)	Includes options to purchase up to 7,500 shares of common stock, which are exercisable within 60 days of May 18, 2007.
(5)	Excludes 1% economic interests held by each of Mr. Miller and Mr. Bowers in WASI, which owns 19,546,302 shares of our common stock.
(6)	Includes 25,625 shares issued pursuant to a deferred stock award granted on May 18, 2007 under our 2007 Omnibus Incentive Plan.
(7)	Includes warrants to purchase up to 3,619 shares of common stock, which are exercisable within 60 days of May 18, 2007.
(8)	Includes 15,000 shares issued pursuant to a deferred stock award granted on May 18, 2007 under our 2007 Omnibus Incentive Plan.
(9)	Includes 6,250 shares issued pursuant to a deferred stock award granted on May 18, 2007 under our 2007 Omnibus Incentive Plan.
(10)	Includes 17,500 shares issued pursuant to a deferred stock award granted on May 18, 2007 under our 2007 Omnibus Incentive Plan.
(11)	Includes options to purchase an aggregate of up to 22,500 shares of our common stock, which are exercisable within 60 days of May 18, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion includes a description of certain relationships and related transactions that existed prior to our Internalization with our directors and officers holding office prior to the Internalization, as well as certain relationships and related transactions that exist following the Internalization with our current directors and officers. The following chart illustrates changes to our management related to our recent Internalization:

Name	Position Prior to the Internalization	Current Position

W. Wayne Woody	Director	Director and Chairman of the Board of Directors

Michael R. Buchanan	Director	Director

Wesley E. Cantrell	None	Director

William H. Keogler, Jr.	Director	Director

Donald S. Moss	Director	Director

Donald A. Miller, CFA*	None	Chief Executive Officer, President and Director

Robert E. Bowers	None	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Laura P. Moon	None	Senior Vice President—Chief Accounting Officer

Raymond L. Owens	None	Executive Vice President—Capital Markets

Carroll A. Reddic, IV	None	Executive Vice President—Real Estate Operations

Leo F. Wells, III*	President and Director and Chairman of the Board	None

Richard W. Carpenter	Director	None

Bud Carter	Director	None

Neil H. Strickland	Director	None

Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	None

Randall D. Fretz	Senior Vice President	None

*	On February 2, 2007, upon the execution of the definitive merger agreement related to our Internalization, Mr. Wells resigned as our President and Mr. Miller was elected as our Chief Executive Officer and President. Mr. Wells resigned from our board of directors on May 9, 2007.

The Internalization

Interests of Certain of our Directors and Executive Officers

Certain of our current and former executive officers and directors had material financial interests in the Internalization. In particular:

•	Leo F. Wells, III, our former President, Chairman and director, received an indirect beneficial economic interest in our stock through his sole ownership of Wells REF, the sole shareholder of Wells

Capital and Wells Management, which together own in the aggregate approximately 92% of the economic interests in WASI, which received 19,546,302 shares of our common stock (then valued at approximately $175 million based on a per-share value of $8.9531) as a result of the Internalization. Accordingly, the Internalization resulted in Mr. Wells receiving a beneficial economic interest in shares of our common stock valued at $161 million. In addition, in connection with the Internalization, Wells Capital exchanged its 20,000 limited partnership units of Wells OP for 22,339 shares of our common stock.

•

Donald A. Miller, CFA, our Chief Executive Officer and President and one of our directors, was a Vice President of Wells REF and a Senior Vice President of Wells Capital prior to the Internalization and owns a 1% economic interest in WASI, which received 19,546,302 shares of our common stock (then valued at approximately $175 million) as a result of the Internalization. Accordingly, the Internalization resulted in Mr. Miller receiving a beneficial economic interest in shares of our common stock valued at $1.75 million.

•

Robert E. Bowers, our Chief Financial Officer, Executive Vice President, Secretary, and Treasurer, was Chief Financial Officer and Vice President of Wells REF and a Senior Vice President of Wells Capital prior to the Internalization and owns a 1% economic interest in WASI. Accordingly, the Internalization resulted in Mr. Bowers receiving a beneficial economic interest in shares of our common stock valued at $1.75 million.

•

Douglas P. Williams, our former Executive Vice President, Secretary and Treasurer is a Vice President of Wells REF and Senior Vice President of Wells Capital and owns a 1% economic interest in WASI. Accordingly, the Internalization resulted in Mr. Williams receiving a beneficial economic interest in shares of our common stock valued at $1.75 million.

•

Randall D. Fretz, our former Senior Vice President, is also Vice President of Wells REF and Senior Vice President of Wells Capital, and owns a 1% economic interest in WASI. Accordingly, the Internalization resulted in Mr. Fretz receiving a beneficial economic interest in shares of our common stock valued at $1.75 million.

Registration Rights Agreement

At the closing of the Internalization, on April 16, 2007, we entered into a registration rights agreement with WASI and Wells Capital with respect to the shares of our common stock acquired by those entities in connection with our Internalization. Pursuant to the terms of the registration rights agreement, beginning 18 months after the date thereof, WASI, Wells Capital and their permitted transferees, will be entitled, as a group, to require us, on up to two occasions, to register their shares for public sale subject to certain exceptions, limitations and conditions precedent. For example, we are not required to file a registration statement covering shares with anticipated gross proceeds of less than $25 million (unless the registration statement covers all remaining registrable shares). As promptly as reasonably practicable after we receive a demand notice from the applicable holders, but in any event within 60 days upon receipt of such notice, we are required to file with the SEC a registration statement and must use our commercially reasonable efforts to cause any such registration statement to become and remain effective as promptly as reasonably practicable after the filing thereof. We have agreed that we will use commercially reasonable efforts to keep the registration statements effective for up to 180 days; provided that we have agreed to keep one registration statement that is a shelf registration effective for up to one year, subject to certain conditions. In addition to the two demand registration rights described above, WASI has a one-time right, exercisable at any time after 18 months following the date of the registration rights agreement, to require us to register a specified number of registrable shares to be distributed by WASI to current employees or former employees or directors of WASI or its affiliates, or their respective heirs and successors. Notwithstanding the demand registration rights, in the event of an underwritten offering, if the managing underwriter advises us that the total amount of securities requested to be included in such offering exceeds the amount which can be sold without materially delaying or jeopardizing the success of such offering, then the number of shares to be included in the offering will be reduced on a pro-rata basis with the securities of the other holders that requested the inclusion of their securities in such offering.

In addition, if we propose to file, at any time beginning 18 months after the date of the registration rights agreement (subject to extension), a registration statement with respect to a public offering of securities of the same type as the registrable shares pursuant to a firm commitment underwritten offering for our own account or for the account of any holder of shares of common stock subject to certain exceptions, we must give notice of the proposed filing to the holders, at least ten days before the anticipated filing date, and offer the holders the opportunity to include in the registration statement such amount of registrable shares as they may request, subject to customary underwriter cutback provisions, pursuant to which we will have priority if the registration statement is being filed for our account.

We will pay all costs, fees and expenses incident to our obligations under the registration rights agreement (excluding the fees and expenses of any persons retained by the holders and any transfer taxes relating to the disposition of the registrable shares by the holders), including, among other fees and expenses, all registration and filing fees, printing expenses, our legal and accounting fees and expenses, and fees or premiums related to liability insurance. Under certain circumstances, the holders may request in writing that their shares be sold pursuant to a firm commitment underwriting, in which case we will use our reasonable best efforts to ensure that such firm commitment underwriting occurs.

The registration rights agreement will terminate when all shares covered under the agreement are no longer registrable either because all such shares (1) have become effectively registered, (2) have been transferred or sold pursuant to Rule 144 under the Securities Act, or (3) are eligible to be sold pursuant to Rule 144(k) under the Securities Act.

Escrow Agreement

At the closing date of the Internalization, we entered into an escrow agreement with WASI and a third-party escrow agent pursuant to which we issued 162,706 escrowed shares to the escrow agent (valued at $1.456 million based on a per-share value of $8.9531), to secure the payment to us of certain additional property management revenues. Such additional property management revenues, which relate to the management of properties that were not managed by our former advisor as of the closing date of the Internalization, but that are projected to be managed by us before December 31, 2007, were included in the analysis used to value our shares in connection with the Internalization. As long as the escrowed shares remain in escrow, all distributions, dividends and returns of capital on other payments with respect thereto, will be held by the escrow agent (except that in certain circumstances a portion of the earnings sufficient to cover certain tax obligations may be released). Following the end of fiscal year 2007, we and WASI will determine the amount of escrowed shares to be distributed from the escrow account based upon the application of a formula that is tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the period between the closing date of the Internalization and December 31, 2007. For the purpose of determining the number of escrowed shares to be released, EBITDA will be calculated with respect to any properties that were brought under our management pursuant to the Internalization, but excluding any new properties acquired and brought under management by us subsequent to the Internalization. The determination of EBITDA for such properties is based on a formula, agreed upon by us and WASI, in which total management fees actually received from such properties are multiplied by a predetermined EBITDA margin. Escrowed shares to be released to WASI under the escrow agreement will thereafter be held under the Pledge and Security Agreement described below. Under the escrow agreement, escrowed shares not distributed to WASI will be released to us.

Notwithstanding the above, the escrow agent will promptly release to WASI all of the escrowed shares, with all earnings with respect thereto, in the event that we undergo a change in control on or before December 31, 2007. As long as the escrowed shares are held by the escrow agent, WASI is entitled (1) to receive, to the extent that there are any cash dividends or distributions payable on the escrowed shares that constitute a return of capital for federal or state income tax purposes, the portion of such cash dividends or distributions which is sufficient to pay any federal or state taxes with respect to such cash dividends or distributions, and (2) to exercise any and all voting or consensual rights and powers pertaining to the escrowed shares, except as otherwise provided in the Pledge and Security Agreement.

The escrow agreement will terminate upon the earlier to occur of (1) the mutual written consent of WASI and us, or (2) disbursement of all of the escrowed shares (and any other amounts deposited into escrow with respect thereto).

For a discussion of potential conflicts of interest related to the enforcement of the escrow agreement against WASI, see the “Risk Factors—Risks Related to Conflicts of Interest—Our Chief Executive Officer and our Chief Financial Officer will be subject to certain conflicts of interest with regard to enforcing the indemnification provisions contained in the merger agreement and enforcing some of the agreements entered into by us in connection with the Internalization.” To address those conflicts, we intend to engage a third-party financial advisor to review our determination of the amount of escrowed shares to be distributed from the escrow account based upon the application of the EBITDA formula and to report on such determination to our board of directors.

Pledge and Security Agreement

WASI agreed to secure its indemnification obligations under the definitive merger agreement related to the Internalization by entering into a pledge and security agreement with us. Under this agreement, WASI pledged in our favor the following:

•	for a period of 18 months from the date of the pledge and security agreement (the “lock-up period”), all shares of our common stock issued as Internalization consideration;

•

for a period of six months after the end of the lock-up period (the “follow-on period”), assets having a fair market value of not less than the sum of $20 million plus an amount reasonably sufficient to cover any unresolved or unpaid indemnification claims arising under the definitive merger agreement; and

•	following the end of the follow-on period, assets having a fair market value of not less than an amount sufficient to cover any unresolved or unpaid indemnification claims.

In addition to the foregoing collateral, WASI pledged in our favor certain property related to such collateral, including:

•	dividends or distributions made on or with respect to any pledged collateral, with certain exceptions described in the agreement;

•	any money or property paid to us as a result of WASI’s default under the agreement;

•	any substituted collateral which is satisfactory to us, in our sole judgment;

•

all new, substituted or additional shares or other securities issued upon conversion or exchange of, or by reason of, any stock dividend, reclassification, readjustment, stock split or other change declared or made with respect to the collateral, or any warrants or any other rights, options or securities issued in respect of such collateral; and

•	all proceeds relating to the pledged collateral.

The pledged collateral does not include the 22,339 shares of our common stock issued by us to Wells Capital. We hold a security interest in all of the pledged collateral.

For a discussion of potential conflicts of interest related to enforcement of the pledge and security agreement against WASI see the “Risk Factors—Risks Related to Conflicts of Interest—Our new Chief Executive Officer and Chief Financial Officer will be subject to certain conflicts of interest with regard to enforcing the indemnification provisions contained in the Definitive Merger Agreement and enforcing some of the ancillary agreements to be entered into by us in connection with the Internalization Transaction.”

New Agreements with Affiliates of Wells Real Estate Funds, Inc.

In connection with the consummation of the Internalization, on April 16, 2007, we entered into new agreements with affiliates of our former advisor, which agreements are summarized below.

Transition Services Agreement

At the closing of our Internalization, we became party to a Transition Services Agreement with our former advisor, pursuant to which our former advisor provides us with certain transitional services, which primarily include investor relations support services, transfer agent related services and investor communication support. The initial term of the Transition Services Agreement commenced on April 16, 2007 and continues for the lesser of one year or the period ending 90 days after the listing of our shares on a national securities exchange, and is renewable by us for an additional one-year period. Thereafter, the agreement is automatically renewed for successive 180-day periods unless otherwise terminated.

The agreement may terminate upon the mutual written agreement of the parties. In addition, either party may unilaterally terminate the agreement under certain circumstances. Specifically, during the initial term, we may terminate the Transition Services Agreement in the event of an uncured material default by our former advisor upon 30 days prior written notice to our former advisor, and our former advisor may terminate the agreement, either in whole or with respect to any particular service, upon the occurrence of an uncured failure to pay for services as required under the agreement. After the initial term, and upon 120 written days notice to us, our former advisor may terminate the agreement with respect to any service that it no longer provides to itself or any of its affiliates, and we, upon 30 days written notice to our former advisor, may terminate the agreement with respect to any individual service we no longer require. In connection with the termination of the agreement, either (1) by non-renewal of the initial term or any renewal term or (2) pursuant to the agreement’s termination provisions, our former advisor has agreed to use commercially reasonable efforts to accomplish an orderly transition of the services to us or a third-party service provider designated by us without material interruption of the services and has agreed to cooperate with us in effectuating such transition both prior to and for a reasonable period subsequent to such termination.

During the initial term of the Transition Services Agreement, we have agreed to pay to our former advisor the following fees and reimbursements:

•	for investor relations related services, $66,667 per month for up to 144,000 annual contacts with stockholders, with all contacts in excess of 144,000 to be billed at $5.56 per contact;

•	for transfer agent related services of the type previously provided to us, $75,000 per month, and any special transfer agent services will be billed at $75 per hour;

•	for investor communication support, $41,667 per month; and

•	reimbursement for any out-of-pocket payments, costs or expenses incurred in connection with the termination of the services or the transfer of such services.

Our former advisor has represented and warranted in the Transition Services Agreement that the initial rates charged do not exceed our former advisor’s good faith estimate of its actual cost and do not exceed the rates that could reasonably be expected to be charged by a third party.

During the first renewal term of the Transition Services Agreement, we will be required to pay our former advisor 105% of the rates listed above; provided, however, that if the first renewal term commences prior to January 1, 2008, the rates for the first renewal term will not increase until January 1, 2008. Prior to any subsequent term of the Transition Services Agreement, we will be notified of the fee increase we will be required to pay in such subsequent term to our former advisor; however, such adjustments will not exceed 130% of the then-current rates and are subject to our reasonable approval. If we do not agree to such adjustments, the agreement will terminate at the end of the then-current term.

Additional services not listed in the agreement may be performed upon our written request and will be billed at rates set forth in the Transition Services Agreement. Our former advisor is not liable for any losses arising out of or relating to its provision of services under the agreement, except to the extent the losses result from our former advisor’s gross negligence, recklessness or willful misconduct, or a material breach of the agreement by our former advisor. We have agreed to indemnify, defend and hold our former advisor harmless against any and all losses arising out of or relating to claims by third parties arising out of or relating to the provision of services by our former advisor, except to the extent the losses result from the gross negligence, recklessness or willful misconduct of our former advisor’s personnel or a material breach of the agreement by our former advisor.

Support Services Agreement

At the closing of our Internalization, we became party to a Support Services Agreement with our former advisor pursuant to which our former advisor provides us with certain support services, including employee benefit, administration, payroll and information technology services. The initial term of the agreement commenced on April 16, 2007 and continues for a two-year period, and we have the right to renew the agreement for an additional two-year period. Thereafter, the agreement will automatically renew for successive one-year periods unless otherwise terminated. The agreement may terminate upon the mutual written agreement of the parties.

In addition, either party may unilaterally terminate the agreement under certain circumstances. Specifically, during the initial term, we may terminate the Transition Services Agreement in the event of an uncured material default by our former advisor upon 30 days prior written notice to our former advisor, and our former advisor may terminate the agreement, either in whole or with respect to any particular service, upon the occurrence of an uncured failure to pay for services as required under the agreement. After the initial term, and upon 120 written days notice to us, our former advisor may terminate the agreement with respect to any service that it no longer provides to itself or any of its affiliates, and we, upon 60 days written notice to our former advisor, may terminate the agreement with respect to any individual service we no longer require. In connection with the termination of the Support Services Agreement, either (1) by non-renewal of the initial term or any renewal term or (2) pursuant to the Support Services Agreement’s termination provisions, our former advisor has agreed to use commercially reasonable efforts to accomplish an orderly transition of the services to us or a third-party service provider designated by us without material interruption of the services and has agreed to cooperate with us in effectuating such transition both prior to and for a reasonable period of time after such termination.

During the initial term of the Support Services Agreement, we have agreed to pay to our former advisor the following fees and reimbursements:

•	$38.00 per employee per month for administration of payroll, retirement and savings benefits, health and wellness, supplemental plans, and other plans;

•	$64,167 per month for information technology services; and

•	Reimbursement for any out-of-pocket expenses and reasonable third-party costs incurred in connection with the termination of the services or the transfer of such services.

Our former advisor has represented and warranted in the Support Services Agreement that the initial rates charged do not exceed our former advisor’s good faith estimate of its actual cost and do not exceed the rates that could reasonably be expected to be charged by a third party.

In the event that we elect to renew the Support Services Agreement after the initial term, we will be required to pay our former advisor 110% of the rates listed above during the first renewal term. Renewals after the first renewal term will be subject to certain rate adjustments to those fees listed above, but in no case will such fees exceed 130% of the then-current rates and all such adjustments will be subject to our reasonable approval. However, if we do not agree to such adjustments, the Support Services Agreement will terminate at the end of the then-current term.

Our former advisor is not liable for any losses arising out of or relating to its provision of services under the agreement, except to the extent the losses result from our former advisor’s gross negligence, recklessness or willful misconduct, or a material breach of the agreement by our former advisor. We have agreed to indemnify, defend, and hold our former advisor harmless against any and all losses arising out of or relating to claims by third parties arising out of or relating to the provision of services by our former advisor, except to the extent the losses result from the gross negligence, recklessness or willful misconduct of the personnel of our former advisor or a material breach of the agreement by our former advisor.

Headquarters Sublease Agreement

At the closing of our Internalization, one of our subsidiaries entered into the Headquarters Sublease Agreement with our former advisor, whereby our former advisor provides us with approximately 13,000 square feet of office space comprising approximately 57% of the fifth floor of the office building located at 6200 The Corners Parkway in Norcross, Georgia. Under the Headquarters Sublease Agreement, we will pay our former advisor $25,450 monthly for base rent and various space-related services, including, but not limited to, cleaning, vending and shredding services.

The initial term of the Headquarters Sublease Agreement commenced on April 16, 2007 and continues for a two-year period. We may renew the agreement for up to two additional two-year periods by providing our former advisor with 180 days written notice prior to the end of the initial term or the first extension term. The Headquarters Sublease Agreement may be terminated at any time upon 180 day prior written notice by us, in which case we must pay our former advisor a termination fee equal to one-half of the rent for the balance of the then-current term.

Property Management Agreements

In connection with the closing of the Internalization on April 16, 2007, we acquired property management offices and personnel and now manage 51 of our properties as well as 12 properties owned by a third party. However, pursuant to a new property management agreement we entered into with Wells Management on April 16, 2007, Wells Management continues to provide property management services for 19 of our properties located in geographic areas where we do not currently have a regional property management office. The fees for the management of these properties will be market-based property management fees generally based on the gross monthly income of the property. The property management agreement with Wells Management is effective as of April 1, 2007, has a one-year term and automatically renews unless either party gives notice of its intent not to renew. In addition, either party may terminate the agreement upon 60 days’ written notice.

Additionally, on April 16, 2007, we entered into a property management agreement with Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) whereby we provide property management services for 12 properties owned by Wells REIT II. The fees for the management of these properties will be market-based property management fees generally based on the gross monthly income of the property. The property management agreement with Wells REIT II is effective as of April 16, 2007, has a one-year term and automatically renews unless either party gives notice of its intent not to renew. In addition, either party may terminate this agreement upon 60 days’ written notice.

Certain Relationships with our Independent Directors

In addition to serving as one of our independent directors, Mr. Moss also serves as an independent director of Wells Timberland REIT, Inc., a REIT sponsored by our former advisor. Messrs. Buchanan, Keogler, Moss and Woody serve as trustees of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as two of its series the Wells S&P REIT Index Fund and the Wells Dow Jones Wilshire Global RESI Index.

Furthermore, prior to our Internalization, which closed on April 16, 2007, four of our independent directors then holding office also served as independent directors of Wells Real Estate Investment Trust II, Inc., a REIT sponsored by our former advisor with similar investment objectives to ours. In order to discontinue having independent directors serve on both our board of directors and on the board of Wells Real Estate Investment Trust II, Inc., three of our former independent directors (Richard W. Carpenter, Bud Carter and Neil H. Strickland) and Douglas P. Williams (our former Executive Vice President, Secretary, Treasurer and director), each of whom serves on the board of Wells Real Estate Investment Trust II, Inc., resigned from our board of directors effective as of the closing date of the Internalization. Donald S. Moss and W. Wayne Woody resigned from their positions as directors of Wells Real Estate Investment Trust II, Inc., also effective as of the closing date of our Internalization. In addition, Wesley E. Cantrell resigned from his position as a director of Institutional REIT, Inc., a program newly sponsored by our former advisor, upon joining our board of directors on May 9, 2007.

Agreements with Executive Officers

We have entered into employment agreements with Donald A, Miller, CFA, to act as our Chief Executive Officer and President, with Robert E. Bowers, to act as our Chief Financial Officer, Executive Vice President, Treasurer and Secretary, Laura P. Moon, to act as our Senior Vice President and Chief Accounting Officer, Raymond L. Owens, to act as our Executive Vice President—Capital Markets, and Carroll A. Reddic, IV, to act as our Executive Vice President—Real Estate Operations. These employment agreements are described in “Management—Potential Payments upon Termination or Change of Control.

Certain Relationships and Related Transactions with Affiliated Companies Prior to Internalization

Dealer-Manager Agreement

We are party to a dealer-manager agreement with Wells Investment Securities, Inc. (“WIS”), an affiliate of our former advisor, pursuant to which WIS performed dealer-manager services for offerings of shares of our common stock pursuant to our dividend reinvestment plan. For these services, WIS earned selling commissions of 5% of gross offering proceeds raised pursuant to our dividend reinvestment plan, of which in excess of 99% was reallowed to participating broker dealers for the period from January 1, 2006 through March 31, 2007. On November 15, 2005, our board of directors approved an amendment to the dividend reinvestment plan to, among other things, eliminate selling commissions on shares sold under this plan beginning in September 2006. We incurred an aggregate of approximately $3.7 million of commissions under the dealer-manager agreement from January 1, 2006 to March 31, 2007.

Our Former Advisory and Property Management Agreements

Prior to the consummation of our Internalization on April 16, 2007, we were a party to and incurred expenses under the following agreements with our former advisor:

•	Asset Advisory Agreement. We incurred asset management advisory fees payable to our former advisor for, among other things:

•	serving as our investment and financial advisor;

•	managing our day-to-day operations;

•	formulating and implementing strategies to administer, promote, manage, operate, maintain, improve, finance and refinance, market, lease, and dispose of properties; and

•	providing us certain accounting, compliance, and other administrative services.

The fees for these services were payable monthly in an amount equal to one-twelfth of 0.5% of the fair market value of all properties we owned directly, plus our interest in properties held through joint ventures. This fee was reduced by (1) tenant-reimbursed property management fees paid to our former advisor, and (2) in the event that our former advisor retained an independent third-party property manager to manage one or more properties currently being managed by our former advisor, the amount of property management fees paid to such third-party property managers. At the option of our former advisor, up to 10% of such monthly fee could be paid in shares of our common stock.

We incurred such fees of approximately $6.0 million for the period from January 1, 2006 through March 31, 2007.

•	Acquisition Advisory Agreement. We were obligated to pay a fee to our former advisor for services relating to, among other things:

•	capital-raising functions;

•	the investigation, selection, and acquisition of properties; and

•	certain transfer agent and stockholder communication functions.

The fee payable to our former advisor under the acquisition advisory agreement was 3.5% of aggregate gross proceeds raised from the sale of our shares, exclusive of proceeds received from our dividend reinvestment plan used to fund repurchases of shares of our common stock pursuant to our share redemption program. Such fees were eliminated on shares sold under the dividend reinvestment plan beginning in September 2006.

We incurred acquisition and advisory fees and reimbursement of expenses for the period from January 1, 2006 through March 31, 2007 of approximately $1.3 million.

•

Property Management Agreement. Under this agreement, we retained our former advisor to manage, coordinate the leasing of, and manage construction activities related to certain of our properties. Any amounts paid under the agreement for properties that were managed by our former advisor under a prior asset/property management agreement (the “existing portfolio properties”) had the economic effect of reducing amounts payable for asset advisory services by crediting such amounts against amounts otherwise due under the asset advisory agreement with respect to such properties. Management and leasing fees payable to our former advisor for properties acquired after the commencement of the term of the property management agreement were required to be specified in an amendment to the agreement, which required approval by our board. Such fees were be payable in addition to fees payable pursuant to the asset advisory agreement. Our fees for the management and leasing of our properties, other than existing portfolio properties, were generally consistent with the descriptions set forth below:

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For properties for which our former advisor provided property management services, we paid our former advisor a market-based property management fee generally based on gross monthly income of the property;

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For properties for which our former advisor provided leasing agent services, we paid (1) a one-time initial lease-up fee in an amount not exceeding one-month’s rent for the initial rent-up of a newly constructed building; (2) a market-based commission based on the net rent payable during the term of a new lease (not to exceed ten years); (3) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (4) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term;

•

For properties for which our former advisor provided construction management services, we paid (1) for planning and coordinating the construction of tenant-directed improvements, that portion of lease concessions for tenant-directed improvements as was specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions; and (2) for other construction management services, a construction management fee agreed to in an appropriate contract amendment.

We incurred an aggregate of approximately $1.0 million pursuant to the property management agreement during the period from January 1, 2006 to March 31, 2007.

Salary and Operating Expense Reimbursements

Under the asset advisory agreement, the acquisition advisory agreement and the property management agreement, we were required to reimburse each service provider for various costs and expenses incurred in connection with the performance of its duties under such agreements, including reasonable wages and salaries and other employee-related expenses such as taxes, insurance, and benefits of employees of the service provider who were directly engaged in providing services for or on our behalf. Under these agreements, reimbursements for such employee-related expenses were limited to $8.2 million in aggregate during any fiscal year. We were also responsible for reimbursing each service provider for non-salary administrative reimbursements.

As of March 31, 2007 and December 31, 2006, we had a due to affiliates balance of $1.1 million and $1.2 million, respectively, comprised of salary and other operating expense reimbursements due to our former advisor or its affiliates.

Additionally, approximately $1.3 million of interest and other income recorded for the quarter ended March 31, 2007 relates to a reimbursement received from Wells Management, one of our former advisors and property manager (and current property manager for certain of our properties), for a $1.3 million property management termination expense included in asset and property management fees-other during the quarter ended March 31, 2007.

Wells Government Services, Inc. Property Management Agreements

Thirteen office buildings owned by us which are located in the Washington, D.C. area, many of which are leased primarily to government tenants, were managed by WGS prior to our Internalization pursuant to separate property management agreements between WGS and us or our wholly owned subsidiaries owning such properties. Such property management agreements provide for property management fees payable to WGS ranging from 0.9% to 1.8% of gross rental income. During the year ended December 31, 2006, we paid WGS an aggregate of approximately $0.5 million pursuant to these property management agreements. In connection with the Internalization, the obligations under these property management agreements were assumed by one of our wholly owned subsidiaries.

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Ethics, which is posted on our Web site at www.wellsreit.com, prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. Our board of directors reviews any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, the board of directors ensures that all such transactions are approved by a majority of the board of directors (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates. Our primary investment objectives are to preserve, protect and grow our investors’ capital contributions, maintain a steady return to investors in the form of cash dividends and to realize growth in the value of our properties. For a discussion of our properties and acquisition and other strategic objectives, see “Business and Properties.”

We pursue our investment objectives primarily through our operating partnership’s ownership of our acquired properties and real estate assets. We intend to focus on the acquisition and ownership of high-quality office properties with high-credit-quality tenants, using low to moderate leverage. In determining the appropriateness of an investment in real estate, we consider the creditworthiness of the tenants, the location of a property, its presence in one of our concentration or opportunistic markets, the appropriateness for any development contemplated or in progress, its income-producing capacity, the prospects for long-term appreciation, and liquidity and tax considerations. We also consider the impact of the acquisition on our portfolio as a whole, with particular regard to diversification by geography, tenants, industry group of tenants and timing of lease expirations. Prior to an acquisition, we perform an assessment to ensure that our portfolio is diversified with regard to these criteria in order to minimize the effect on our portfolio of concentrating our assets in a single geographic area, type of property or industry group of tenants. Additionally, we monitor and analyze annual lease expirations in an attempt to minimize the effect of vacancies on the consolidated cash flows from operations of the portfolio as a whole. We have also developed specific standards for determining the creditworthiness of potential tenants, which we use to assess the desirability of tenants in buildings being considered for acquisition and to evaluate prospective tenants seeking to lease space in one of our existing office properties.

We do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire or sell such properties, in whole or in part, when circumstances warrant.

We will also own property jointly with third parties, either through joint ventures or other types of co-ownership. Such investments permit us to own interests in larger assets while simultaneously mitigating our risk through diversification and enhancing our flexibility to structure our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would otherwise not meet our investment policies.

Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

Purchase and Sale of Investments

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. However, we will sell certain properties if and when our board of directors determines that such properties no longer fit our strategic objectives. Factors that our board of directors may consider when deciding whether to dispose of a property are, among other things, the price being offered for the property, the operating performance of the property and the tax consequences of the sale.

Investments in Real Estate Mortgages

Although we have no current intention of doing so, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT.

Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although we have no current intention of doing so, subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. In any event, we do not intend that any such investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Financing Policies

As of March 31, 2007 our debt to gross real estate asset level based on purchase price was approximately 26%. We expect that our ratio of total debt to market capitalization upon completion of this offering will be approximately         % (        % if the underwriters exercise their over-allotment option in full). We intend to finance sizable acquisitions by increasing our leverage ratio to a range of 35% to 45% of our equity market capitalization.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the level set forth above. Therefore, we could become more highly leveraged, resulting in increased debt service requirements, and a greater risk of default on our obligations, which could adversely affect our financial condition, results of operations and ability to make distributions to our stockholders. See “Risk Factors—Risks Associated with Debt Financing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Policies relating to the Repurchase of Our Securities

Prior to this offering, we maintained a share redemption program to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. Pursuant to our share redemption program, for the years ended December 31, 2006, 2005, and 2004 we redeemed approximately 21.6 million, 22.9 million and 9.7 million shares of our common stock, respectively. The shares redeemed during 2006 were redeemed for a total redemption price of approximately $181.5 million, the shares redeemed during

2005 were redeemed for a total redemption price of approximately $218.1 million and the shares redeemed during 2004 were redeemed for a total redemption price of approximately $97.1 million. For the three months ended March 31, 2007 we redeemed approximately 6.3 million shares of common stock for a total redemption price of approximately $140.6 million. Effective April 20, 2007 our board of directors suspended our share redemption program until further notice. We expect our board will terminate our share redemption program upon the listing of our stock on the NYSE in connection with this offering. Our share redemption program is described in more detail in “Market For Our Common Stock And Related Shareholder Matters—Redemptions of Common Stock.”

Our cash balances and debt capacity immediately following this offering will be substantial. We are prepared to use this capacity to repurchase shares of our common stock should market conditions lead us to conclude that such repurchases would be prudent. Given the lack of a trading history for our shares of common stock and the potential for a sizable volume of sales upon the listing of our shares on the NYSE, there may be a greater likelihood that market conditions will favor sizable repurchases than there otherwise would be. We will not repurchase our shares prior to the completion of the distribution of the shares offered by this prospectus. We will not repurchase shares for the purpose of inducing the purchase or sale of our shares by others. We will not repurchase shares while in possession of material nonpublic information that could have a favorable impact on the price of our stock.

Policies with respect to Issuance and Underwriting of Securities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property, and we may engage in such activities in the future. Our board of directors has the power, without further stockholder approval, to amend our charter to increase the number of authorized shares of common stock or preferred stock, or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

Policies with respect to Conflicts of Interest

We have adopted a code of ethics that prohibits transactions involving conflicts of interest between us on the one hand, and our officers, employees and directors on the other hand, except for such transactions that are approved by a majority of our directors (including a majority of our independent directors) in compliance with the code of ethics. A “conflict of interest” arises when the private interest of a person covered by the code interferes in any material respect with our interests or his or her service to us. Waivers of our code of ethics for certain covered persons must be disclosed in accordance with NYSE and SEC requirements. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director, or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

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the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or a duly authorized committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or

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the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes or shares owned of record or beneficially by the interested director or corporation or other entity, or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

We have adopted a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a direct or indirect material financial interest, on the other hand, must be considered by our conflicts committee and approved by the affirmative vote of a majority of our independent directors.

DESCRIPTION OF CAPITAL STOCK

The information in this section assumes and reflects the effectiveness of our third articles of amendment and restatement, or our “charter,” and our amended and restated bylaws, or our “bylaws,” upon the completion of this offering.

General

The following description of our capital stock is not complete but is a summary of portions of our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 1,000,000,000 shares of capital stock. Of the total shares authorized, 750,000,000 shares are designated as common stock with a par value of $0.01 per share, 100,000,000 shares are designated as preferred stock, and 150,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, our capital stock that would result in a violation of the ownership limits described below. As of April 30, 2007, (i) 483,595,840 shares of our common stock were issued and outstanding and (ii) no shares of preferred stock or shares-in-trust were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Except as may otherwise be specified in the terms of any class or series of common stock, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. As such, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors, including all of the directors then standing for election, and the holders representing a minority of the outstanding stock will be unable to elect any directors. Subject to any preferential rights of any outstanding series of preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors in its discretion and declared by us, and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares issued in this offering will be validly issued, fully paid and non-assessable shares of our common stock. Holders of shares of our common stock will neither have preemptive rights, which provide an automatic option to purchase any new shares that we issue, nor any appraisal rights.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. No shares of our preferred stock are presently outstanding. Although our board of directors has no present plans to issue preferred stock, it may do so at any time in the future without stockholder approval. If the board of directors approves the issuance of preferred stock, such issuance could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Reclassify Shares of Our Stock

Subject to the provisions of any outstanding shares of capital stock, our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including our preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to restrictions on the transfer and ownership of our stock contained in our charter, the terms of such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors has the power to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock, or the number of shares of any class or series that we have authority to issue. We believe that these powers, together with the power to issue additional authorized but unissued shares of our common stock or preferred stock, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other capital needs. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders unless stockholder action is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

Restriction on Ownership of Common Stock

In order for us to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities. In addition, the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences did not apply until after the first taxable year for which we made an election to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, our charter contains a limitation on ownership that prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares unless exempted by our board of directors. Our charter provides that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in such shares, unless the transfer is approved by our board of directors based upon receipt of information that such transfer would not violate the provisions of the Code for qualification as a REIT.

Shares that, if transferred, would be in excess of the 9.8% ownership limit (without an exemption from our board of directors) will be transferred automatically to a trust effective on the day before the reported transfer of such shares. The record holder of the shares that are held in trust will be required to submit such number of shares to us in the name of the trustee of the trust. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

At our direction, the trustee will transfer the shares held in trust to a person whose ownership will not violate the ownership limit. The transfer shall be made within 20 days of our receipt of notice that shares have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per-share price equal to the lesser of (1) the price per share in the transaction that caused the ownership limit violation or (2) the market price per share on the date of the transfer or redemption.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event, or (2) transfers or receives shares subject to such limitations is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit also does not apply to the underwriter in an offering of shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Any person who owns 5% or more of our outstanding shares during any taxable year will be asked to deliver to us a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

The restrictions on the acquisition of our shares of common stock, the power to issue additional shares of common stock or preferred stock, advance notice requirements for stockholder proposals and the absence of cumulative voting rights could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. The “unsolicited takeovers” provisions of Maryland law permit our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses that we may not yet have.

Meetings, Special Voting Requirements and Access to Records

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called only upon the request of a majority of the directors or by the chairman, the chief executive officer or the president or, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. The presence either in person or by proxy of a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Generally, a majority of the votes cast is necessary to take stockholder action at a meeting at which a quorum is present, except that a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Provided that such matter has first been declared advisable by our board of directors and except as otherwise provided under the MGCL and our charter, stockholders are entitled to vote at a duly held meeting at which a quorum is present on (1) election or removal of our directors, (2) amendment of our charter, (3) dissolution of our company, (4) our being a party to a, consolidation or certain mergers or share exchanges, (5) the transfer of substantially all of our assets, and (6) any other matters with respect to which the board of directors has adopted a resolution declaring that the proposed action is advisable and directing that the matter be submitted to our stockholders for approval.

Our charter provides our stockholders the ability to elect to remove a director from our board or to remove the entire board, but only for cause and then only by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast in the election of directors. Stockholders have rights under Rule 14a-7 under the Exchange Act which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of a list of our stockholders so that the requesting stockholders may make the distribution of proxies themselves. The list provided by us will include each stockholder’s name, address and number of shares owned by each stockholder and will be sent within five business days of the receipt by us of the request.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is The Bank of New York.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Stockholder Information

As of April 30, 2007, we had 483,595,840 shares of common stock outstanding held by a total of approximately 110,000 stockholders.

Market Information

Prior to this offering our stock has not been listed on a national securities exchange and there has been no significant public trading market for our stock. In connection with the offering, we expect our common stock to be approved for listing on the NYSE under the symbol             . Since our formation in 1997, we completed four public offerings of common stock through which we raised, together with our dividend reinvestment plan, an aggregate of approximately $5.2 billion of gross proceeds.

We recently performed a valuation of our properties as of September 30, 2006. As a result of this valuation, on January 3, 2007, our board determined that the estimated net asset value of our shares of common stock, based primarily on the net asset value of our real estate portfolio, was $8.93 per share. The $8.93 estimated net asset value per share was provided by an independent third party, which based its estimate upon (1) the appraised value of our real estate assets as of September 30, 2006, and (2) consideration of the current value of our other assets and liabilities as of September 30, 2006. This estimated net asset value per share is only an estimate, and is based upon a number of assumptions and estimates, which may not be accurate or complete. There were no liquidity discounts applied to this estimated valuation or discounts relating to the fact that we were then externally managed, and no attempt was made to value our company as an enterprise. Further, due to fluctuations inherent in the real estate market, this should not be viewed as the amount a stockholder would receive upon sale of shares after the listing of our shares on the NYSE.

Distributions

We intend to make distributions each taxable year (not including a return of capital for federal income tax purposes) equal to at least 90% of our taxable income. We intend to pay regular quarterly dividend distributions to our stockholders. Distributions will be made to those stockholders who are stockholders as of the dividend record dates. See “Distribution Policy” for a detailed discussion of our policy and our historical distributions.

Redemptions of Common Stock

In connection with our initial public offering in 1998, our board authorized a share redemption program for investors who hold their shares for more than one year, subject to the limitation that (1) during any calendar year, we would not redeem in excess of 5% of the weighted-average shares of common stock outstanding during the prior calendar year, and (2) in no event should the aggregate amount of redemptions under our share redemption program exceed the aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. Any shares we redeemed pursuant to our share redemption program were purchased at the original purchase price paid by the stockholder less any amounts previously distributed to the stockholder which were attributable to net sales proceeds from the sale of our properties. The program was suspended during the period from January 29, 2007 through the end of March, 2007 and again on April 20, 2007. We expect our board to terminate our share redemption program upon our listing on the NYSE. We do not expect to resume share redemptions prior to termination of the share redemption program in the event this offering is consummated as currently contemplated.

During the year ended December 31, 2006 and the quarter ended March 31, 2007, we redeemed shares pursuant to our share redemption program as follows (in thousands, except per-share data):

Period	Approximate Number of Shares Redeemed	Approximate Average Price Paid per Share	Maximum Approximate Dollar Value of Shares Available that May Yet Be Redeemed Under the Program(1)
January 2006	7,815	$8.38	$129,882
February 2006	1,930	$8.38	$113,706
March 2006	1,643	$8.38	$99,938
April 2006	1,493	$8.38	$87,426
May 2006	2,634	$8.38	$65,352
June 2006	2,334	$8.38	$45,794
July 2006	1,336	$8.38	$34,595
August 2006	1,581	$8.38	$21,345
September 2006	137	$8.38	$20,198
October 2006	247	$8.38	$18,130
November 2006	286	$8.38	$15,735
December 2006	703	$8.38	$14,031
January 2007*	—	—	$193,449
February 2007*	—	—	$193,449
March 2007*	6,233	$8.38	$141,213
April 2007*	—	—	$141,213

*	The program was suspended during the period from January 29, 2007 through the end of March, 2007 and again on April 20, 2007. We expect our board will terminate the share redemption program at or before the listing of our shares on the NYSE.
(1)	The maximum dollar amount remaining as of March 31, 2007 for redemptions pursuant to our share redemption program in future periods was approximately $121.3 million, as life-to-date redemptions may not exceed life-to-date proceeds received under our dividend reinvestment plan. The total shares held by investors that are available for redemption during calendar year 2007 is approximately 23.1 million shares, which will be redeemed at a price equal to the lesser of (i) $10.00 per share or (ii) the purchase price per share actually paid, less in both instances any amounts previously distributed to stockholders attributable to net sales proceeds from the sale of our properties (currently $1.62 per share). Of these total shares available for redemption in calendar year 2007, our board of directors has reserved 15% for redemptions relating to the death of a stockholder and redemptions required to satisfy minimum distribution requirements under the Code. Additionally, effective April 20, 2007 our board of directors suspended our share redemption program until further notice.

Equity Compensation Plan Information

We have reserved 14,000,000 shares for issuance under our 2007 Omnibus Incentive Plan. In connection with the adoption of our 2007 Omnibus Incentive Plan, we terminated our 2000 Employee Stock Option Plan and we prohibited any future issuances under our the Independent Director Stock Option Plan and the Independent Director Warrant Plan. We did not grant any options under our 2000 Employee Stock Option Plan. We have granted options to purchase a total of 74,500 shares of our common stock under our Independent Director Stock Option Plan, of which 66,000 remain outstanding and we have granted warrants to purchase approximately 7,000 shares of our common stock under Independent Director Warrant Plan, of which 4,470 remain outstanding. The following table provides summary information about securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	63,959	$12.00	13,230,000
Equity compensation plans not approved by security holders	—	—	—
Total	63,959	$12.00	13,230,000

2007 Omnibus Incentive Plan

Summary of the Plan

This summary of the provisions of the 2007 Omnibus Incentive Plan is qualified in its entirety by reference to the full text of the 2007 Omnibus Incentive Plan. To the extent that there is a conflict between this summary and the 2007 Omnibus Incentive Plan, the 2007 Omnibus Incentive Plan will govern.

Background and Purpose

In connection with the Internalization, we adopted, and our stockholders approved, our 2007 Omnibus Incentive Plan. This plan was established by the special committee and our compensation committee, which worked with an employment compensation consultant to survey and study the market compensation ranges of our competitors. The purpose of the plan is to provide us with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards as part of an overall compensation package to attract and retain qualified personnel. Certain officers, key employees, non-employee directors, or consultants of ours and our subsidiaries are eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the plan. We anticipate that providing such persons with interests and awards of this nature will result in a closer alignment of their interests with our interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us.

Administration

The 2007 Omnibus Incentive Plan is currently administered by the compensation committee of our board of directors. Our compensation committee has the power and authority to administer and interpret the plan, including the power and authority to:

•	authorize the granting of awards;

•	determine the eligibility of officers, key employees, directors, or consultants of ours to receive an award;

•	determine the number of shares of common stock to be covered by each stock-based award (subject to the individual participant limitations provided in the plan);

•	determine the terms, conditions and restrictions of each award, including setting applicable performance criteria (which may not be inconsistent with the terms of the plan);

•	accelerate the exercisability or vesting of the awards;

•	extend the time period for exercising stock options; and

•	take any other actions and make all other determinations that it deems necessary or appropriate in connection with the plan or the administration or interpretation thereof.

In connection with this authority, our compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. In addition, our compensation committee may, in its discretion, delegate to our Chief Executive Officer, or his or her delegate, all or part of the committee’s authority and duties with respect to awards (where relief from the limitations of Section 162(m) of the Code is not sought). The plan also has certain limitations of liability for our compensation committee and board members as long as such members are not acting in bad faith or committing fraud.

Eligibility and Types of Awards

Certain of our officers, key employees, non-employee directors and consultants are eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalent rights and other stock-based awards and performance based awards under the plan. Eligibility for awards under the plan will be determined by our compensation committee. No new award may be granted under the plan after the 10th anniversary of the date that the plan was initially approved by our stockholders.

Available Shares

Subject to adjustment upon certain corporate transactions or events, the total number of shares of our common stock subject to awards of stock options, shares of restricted stock, deferred stock awards, other stock-based awards and dividend equivalent rights under the plan may not exceed 14,000,000. Subject to potential adjustments upon the occurrence of certain corporate transactions or events, award grants will be subject to the following limitations: (1) the maximum number of shares of common stock subject to stock options or stock appreciation rights that can be awarded under the 2007 Omnibus Incentive Plan to any person eligible for an award is 3,500,000 per calendar year; and (2) the maximum number of shares of common stock that can be awarded in an award under the 2007 Omnibus Incentive Plan, other than pursuant to stock options or stock appreciation rights, to any person eligible for an award is 1,000,000 per calendar year. If a share, option or other equity award granted under the 2007 Omnibus Incentive Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards.

Awards Under the 2007 Omnibus Incentive Plan

Stock Options

The terms of specific options, including whether options will constitute “incentive stock options” for purposes of Section 422(b) of the Code, will be determined by our compensation committee. The exercise price of an option will be determined by our compensation committee and reflected in the applicable award agreement. Incentive stock options will only be granted to our key employees or a “subsidiary corporation” within the meaning of Section 424(f) of the Code. The exercise price with respect to incentive stock options may not be less than 100% (or 110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of our shares of common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years from the date of grant in the case of an incentive stock option granted to a 10% stockholder). Options will be exercisable at times and subject to terms determined by our compensation committee. If the aggregate fair market value of all shares of common stock subject to a grantee’s “incentive stock option” which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options.

Stock Appreciation Rights

Subject to the requirements of the plan, our compensation committee may grant stock appreciation rights in tandem with a stock option or alone and unrelated to a stock option. Stock appreciation rights may be exercised by the delivery to us of a written notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive shares of common stock having a value equal to the fair market value of a share of common stock on the date of exercise over the exercise price of the stock appreciation right. The exercise price of a stock appreciation right will be no less than the fair market value of the common stock on the date of grant. In its sole discretion, our compensation committee may settle the stock appreciation rights in a combination of shares of common stock and cash, or exclusively with cash.

Restricted Stock

A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by our compensation committee. The restrictions may lapse separately or in combination at times, and under circumstances as our compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant that has been granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive cash dividends on the restricted stock. Although dividends are paid on all restricted stock (regardless of whether such shares have vested) at the same rate and on the same date as our shares of common stock, such dividends will be held by us and not distributed to participants until the applicable restrictions lapse. Holders of restricted stock are prohibited from selling such shares, except as provided in the plan.

Deferred Stock Awards

A deferred stock award is an award of phantom stock units subject to such restrictions and conditions as our compensation committee may determine at the time of the grant. The granting of deferred stock will be contingent on the execution of a deferred stock agreement by the grantee, pursuant to any terms and subject to any conditions determined by our compensation committee, which terms and conditions may differ among awards and grantees. A phantom stock unit represents a right to receive the fair market value of a share of our common stock or, if provided by our compensation committee, the right to receive a share of our common stock. Phantom stock units will be settled with a single-sum distribution; however, our compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom stock units, installments over a period not to exceed ten years. Unless otherwise provided in the applicable award agreement, or pursuant to a permissible election, the settlement date with respect to a phantom stock unit generally is the first day of the month to follow the date on which the phantom stock unit vests. During the deferral period, a grantee shall have no rights as a stockholder; however, the grantee may be granted dividend equivalent rights (as described below).

Other Stock-Based Awards

The plan authorizes the granting of other awards based upon (1) the shares of common stock (including the grant of securities convertible into shares of common stock and stock appreciation rights), and subject to terms and conditions established at the time of grant, (2) equity interests in one of our subsidiaries, including our operating partnership, (3) awards valued by reference to book value, fair value or performance parameters relative to us or any subsidiary or group of subsidiaries, including our operating partnership, and (4) any class of profits interest or limited liability company interest created or issued that qualifies as a “profits interest” within the meaning of IRS Revenue Procedure 93-27. Our compensation committee will determine the specific terms of such awards and the conditions, if any, that will need to be satisfied before the grant will be effective and the conditions, if any, under which the grantee’s interest in the other awards will be forfeited. Our compensation committee may also award dividend equivalent rights under these awards.

Dividend Equivalent Rights

A dividend equivalent right is an award entitling the grantee credits based on the amount of cash dividends declared on shares of common stock specified in the dividend equivalent right (or other award to which it relates) in the same manner as if such shares had been issued to and held by the grantee. Our compensation committee may provide that amounts payable with respect to dividend equivalents will be converted into cash or additional shares of common stock. Our compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Performance Goals

Our compensation committee may, in its discretion, in the case of awards intended to qualify for an exception from the limitation imposed by Section 162(m) of the Code or otherwise, establish one or more performance goals as a precondition to the issuance or vesting of awards, and provide, in connection with the establishment of the performance goals, for predetermined awards to those participants with respect to whom the applicable performance goals are satisfied.

The performance goals will be based upon one or more specified criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and any of which may be measured on an aggregate or per-share basis. Among the permissible criteria for setting performance goal are the following:

•	earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period;

•	net income either before or after interest, taxes, depreciation and amortization;

•	changes (or the absence of changes) in the per share or aggregate market price of our common stock;

•	FFO or a similar measure;

•	sales or revenues;

•	acquisitions or strategic transactions;

•	operating income;

•	cash flow;

•	return on capital, assets, equity or investment;

•	total return to stockholders;

•	gross or net profit levels;

•	operating efficiency;

•	customer tenant satisfaction;

•	earnings per share of stock;

•	revenue or earnings growth;

•	our ranking against selected peer groups;

•	same store performance from period to period; and

•	leasing or occupancy rates.

Performance goals must be established no later than 90 days after the beginning of any applicable performance cycle or at such other date as may be required or permitted for performance-based compensation under Section 162(m) of the Code. In the discretion of the compensation committee, settlement of performance awards may be in cash, common stock, stock options, stock appreciation rights, deferred stock awards, restricted stock awards, other stock-based awards, dividend equivalent rights, or property. Subject to potential adjustments upon the occurrence of certain corporate transactions or events, the maximum value that any grantee may receive with respect to any fiscal year included in the applicable performance period shall be $10 million.

Adjustments in General

In the event of certain corporate reorganizations or other events, our compensation committee will generally make certain adjustments in its discretion to the manner in which the plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants.

Adjustment upon Changes in Capitalization

In the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or similar change in the shares of our common stock or our other securities, as determined by our compensation committee, pursuant to which outstanding shares of common stock are increased, decreased or exchanged for a different kind or number of securities, our compensation committee shall make an appropriate or proportionate adjustment to the following:

•	the maximum number of shares reserved for issuance under the plan;

•	the maximum number of stock options or stock appreciation rights that can be granted to any one individual grantee and the maximum number of shares that can be granted under a performance based award;

•	the number and kind of shares or other securities subject to any then outstanding awards under the plan;

•	the repurchase price, if any, per share subject to each outstanding restricted stock award; and

•

the price for each share subject to any then outstanding stock options and stock appreciation rights under the plan, without changing the aggregate exercise price as to which such stock options and stock appreciation rights remain exercisable.

Our compensation committee may also adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid a material distortion in the value of the awards.

Change in Control or Merger

In the event of certain mergers, consolidations, the sale of substantially all of our assets, our reorganization or a liquidation, or change of control as defined in the plan, our compensation committee may, in lieu of making the adjustments described above, provide that all outstanding awards shall terminate upon consummation of such event, and (1) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding awards to a date that is at least ten days but no earlier than 60 days prior to such date, or (2) provide that holders of awards will receive a payment in respect of cancellation of their awards based on the amount of the per-share consideration being paid for our common stock in connection with such event, subject to various restrictions and other determinations of value.

Amendment and Termination

Our board of directors may at any time amend or terminate the 2007 Omnibus Incentive Plan; however, we must obtain stockholder approval of any material amendment to the plan (other than amendments that curtail the scope of the plan), including any amendment that would:

•	increase the maximum number of shares of common stock that may be issued under the plan;

•	expand the types of awards available under, materially expand the eligibility to participate in, or materially extend the term of the plan; or

•	materially change the method of determining the fair market value of shares on the date of grant of an option or stock appreciation right.

The compensation committee may at any time amend or cancel any previously granted award under the plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect the rights under a previously granted award without the consent of the grantee. Notwithstanding the above, any amendment to an award or other action by the compensation committee that constitutes the repricing of the exercise price or base value of an option, stock appreciation right or any other award granted under the plan will be subject to the approval of our stockholders.

The 2007 Omnibus Incentive Plan will terminate on April 16, 2017. Any awards outstanding under the plan at the time of its termination shall remain outstanding until they expire by their terms.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 30, 2007, we had 483,595,840 shares of common stock issued and outstanding, but there was no established trading market for our common stock. Upon completion of this offering, we will have outstanding an aggregate of              shares of our common stock (             shares if the underwriters’ over-allotment option is exercised in full), all of which, including the              shares of common stock sold in this offering (             shares if the underwriters’ over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for (i) the 19,546,302 shares issued as consideration in the Internalization, which are subject to a lock-up agreement, and (ii) the shares that are held by any of our “affiliates,” as that term in defined in Rule 144 under the Securities Act (both as discussed below).

Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock. See “Risk Factors—Risks Related to this Offering—There is currently no public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately              shares immediately after the offering (approximately              shares if the underwriters’ over-allotment option to purchase an additional              shares is exercised in full); or

•

the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission on Form 144.

Under Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Sales under Rule 144 are also subject to certain manner-of-sale provisions, certain notice requirements and the availability of current public information about us.

Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common stock that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

Under Rule 144(k), a person who is not our affiliate at the time of the sale and has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner-of-sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lock-up Agreement

The 19,546,302 shares of our common stock issued to WASI as Internalization consideration are subject to a lock-up period pursuant to the terms of the related merger agreement, whereby the owners of WASI may not, without our prior written consent, offer, sell, contract to sell, pledge, encumber or otherwise transfer or dispose of any of our shares of common stock that it received pursuant to the Internalization, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares for a period of 18 months commencing on the closing date of the Internalization, which was April 16, 2007. Following the expiration of the lock-up period on October 16, 2008, the shares will be tradable by the owners of WASI, subject to the requirements of Rule 144 described above. However, under the terms of the Pledge and Security Agreement, for an additional six months after the expiration of the lock-up period, WASI is required to maintain assets (net of liabilities) having a fair market value of at least $20 million plus an amount reasonably sufficient to cover any indemnity claims asserted in good faith pursuant to the Internalization merger agreement.

Registration Rights

In connection with our Internalization, on April 16, 2007 we entered into a registration rights agreement with WASI and Wells Capital with respect to the shares of our common stock acquired by those entities in connection with our Internalization. Pursuant to the terms of the registration rights agreement, beginning 18 months after the date thereof, WASI, Wells Capital and their permitted transferees, will be entitled, as a group, to require us, on up to two occasions, to register their shares for public sale subject to certain exceptions, limitations and conditions precedent. For example, we are not required to file a registration statement covering shares with anticipated gross proceeds of less than $25 million (unless the registration statement covers all remaining registrable shares). As promptly as reasonably practicable after we receive a demand notice from the applicable holders, but in any event within 60 days upon receipt of such notice, we are required to file with the SEC a registration statement and must use our commercially reasonable efforts to cause any such registration statement to become and remain effective as promptly as reasonably practicable after the filing thereof. We have agreed that we will use commercially reasonable efforts to keep the registration statements effective for up to 180 days; provided that we have agreed to keep one registration statement that is a shelf registration effective for up to one year, subject to certain conditions. WASI also has the one-time right, exercisable at any time after October 16, 2008, to require us to register a specified number of registrable shares to be distributed by WASI to current employees or former employees or directors of WASI or its affiliates or their respective heirs and successors, subject to customary underwriter cutback provisions.

In addition, if we propose to file, at any time beginning 18 months after the date of the registration rights agreement (subject to extension), a registration statement with respect to a public offering of securities of the same type as the registrable shares pursuant to a firm commitment underwritten offering for our own account or for the account of any holder of shares of common stock subject to certain exceptions, we must give notice of the proposed filing to the holders, at least ten days before the anticipated filing date, and offer the holders the opportunity to include in the registration statement such amount of registrable shares as they may request, subject to customary underwriter cutback provisions, pursuant to which we will have priority if the registration statement is being filed for our account.

Stock Options and 2007 Omnibus Incentive Plan

Upon completion of this offering, 66,000 stock options previously granted under our Independent Director Stock Option Plan will be outstanding, of which 51,500 options will be exercisable, and warrants to purchase approximately 7,000 shares of our common stock previously granted under our Independent Director Warrant Plan will be outstanding, all of which will be exercisable. We have not made any grants under our 2000 Employee Stock Option Plan, which we terminated in connection with the adoption of our 2007 Omnibus Incentive Plan. No further grants can be made under the Independent Director Stock Option Plan or our Independent Director Warrant Plan.

In addition, under our 2007 Omnibus Incentive Plan, certain officers, key employees, directors, or consultants of ours will be eligible to be granted stock options, stock appreciation rights (either in tandem with a stock option or alone and unrelated to a stock option), restricted stock, phantom shares, dividend equivalent rights and other equity-based awards. Under this plan, we expect to annually grant performance-based equity awards to eligible employees, each of which will be entitled to receive awards within a pre-defined range of values upon the attainment of predetermined performance-related goals established by our compensation committee. Moreover, our employment agreements with our executive officers provide, among other things, for equity-based incentive compensation awards that will be paid pursuant to the 2007 Omnibus Incentive Plan. Awards issued pursuant to employment agreements with our executive officers will vest over four to five years, subject to the attainment of predetermined performance-related goals established by our compensation committee.

We have filed registration statements on Form S-8 with respect to the shares of our common stock issuable under our Independent Director Stock Option Plan and the 2007 Omnibus Incentive Plan. Shares of our common stock covered by such registration statements will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Outstanding Soliciting Dealer Warrants

Pursuant to the terms of the fourth public offering of shares of our common stock, which commenced on July 26, 2002, for every 50 shares of common stock sold to the public or issued to stockholders pursuant to our dividend reinvestment plan during the fourth offering period, we, through our dealer-manager, awarded one soliciting dealer warrant to the broker-dealers who sold our common stock in our fourth offering. Under the terms of such warrants, the holder of a soliciting dealer warrant is entitled to purchase one share of our common stock at a price of $12.00 per share during the period beginning on the first anniversary date of the effective date of the offering (July 26, 2003), and ending five years after the effective date of the fourth offering, which is July 26, 2007. As of December 31, 2006, there were a total of approximately 6.4 million issued and outstanding soliciting dealer warrants, all of which expire on July 26, 2007.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.” In connection with the Internalization, our stockholders approved an amendment and restatement of our charter that will become effective upon the closing of this offering. The purpose of this amendment is to conform our charter more closely with the charters of other companies that qualify as REITs for U.S. federal income tax purposes and whose securities are publicly traded and listed on the NYSE. The information in this section assumes and reflects the effectiveness of our third articles of amendment and restatement, or our “charter,” and our amended and restated bylaws, or our “bylaws,” upon the completion of this offering.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set only by our board of directors in accordance with our bylaws, provided that the number is not fewer than the minimum number permitted by the MGCL nor more than 15. Our bylaws provide that a majority of our entire board of directors may, at any time, increase or decrease the number of directors. In addition, our bylaws provide that any vacancy, except a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancies on our board of directors created by an increase in the number of directors will be filled by a majority vote of the entire board of directors. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualified.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees, except upon the existence of cause for removal and a substantial affirmative vote.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the advance notice provisions of our bylaws, which are set forth below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws.

•

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be conducted at the meeting. Nominations of individuals for election to our board of directors at a special meeting at which directors are to be elected may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

provided that our board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, effect certain mergers, sell substantially all of its assets, engage in a share exchange or engage in a consolidation transaction unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions (which have been first declared advisable by our board of directors) by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that our board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines with respect to all or any classes or series of stock classified or reclassified in the future that such rights will apply.

Control Share Acquisitions

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person, by officers or by employees who are directors of the corporation are excluded from the vote on whether to accord voting rights to control shares. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders, to be held within 50 days of demand, for the purpose of considering the voting rights of such shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, we may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to:

•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our common stock. We can provide no assurance that our board of directors will not amend or eliminate such provision at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if our board of directors determines that it would be in our best interests.

Business Combinations

The MGCL prohibits “business combinations” between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested stockholder under the MGCL if our board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•

two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our board of directors. However, our board of directors may, by resolution, opt into the business combination statute in the future. We can provide no assurance that our board of directors will not opt back into the provisions of this law. Should our board opt into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors by fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and our bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require that such removal be for cause (as defined in our charter), (b) vest in the board the exclusive power to fix the number of directorships, (c) allow vacancies on the board of directors to be filled only by the remaining directors and (d) unless called by our chairman of the board, our chief executive officer, our president or the board, require the request of holders of a majority of all votes entitled to be cast at a special meeting to call such a meeting.

Indemnification and Limitation of Liability

For a description of certain indemnification provisions in our charter and bylaws, see “Management—Indemnification of Directors and Executive Officers and Limitations of Liability.”

THE OPERATING PARTNERSHIP AGREEMENT

General

Wells Operating Partnership, L.P., or Wells OP, was formed in December 1997 to acquire, own and operate properties on our behalf. We are considered to be an UPREIT, which is a structure generally utilized to provide for the acquisition of real property from owners who desire to defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such owners may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the Asset and Income Tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of Wells OP will be deemed to be assets and income of the REIT.

Substantially all of our assets are held by Wells OP, and we intend to make future acquisitions of real properties using the UPREIT structure. We are the sole general partner of Wells OP and we own directly or indirectly all of the equity interests in Wells OP. As the sole general partner of Wells OP, we have the exclusive power to manage and conduct the business of Wells OP.

The following is a summary of certain provisions of the limited partnership agreement of Wells OP. This summary is not complete and is qualified by the specific language in the limited partnership agreement. You should refer to the actual limited partnership agreement for more detail.

Capital Contributions

We will transfer substantially all of the net proceeds of the offering to Wells OP as a capital contribution. Under the partnership agreement we are required to contribute the proceeds of any offering of shares of our stock to Wells OP as additional capital. The partnership agreement provides that, if Wells OP requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to Wells OP on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause Wells OP to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in Wells OP’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the limited partnership agreement as if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Operations

The partnership agreement of Wells OP provides that Wells OP is to be operated in a manner that will (1) enable us to satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that Wells OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in Wells OP being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership—Classification as a Partnership.”

Distributions and Allocations of Profits and Losses

The partnership agreement provides that Wells OP will distribute cash flow from operations to the limited partners of Wells OP in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us as general partner such that a holder of one OP Unit will receive the same amount of annual cash flow distributions from Wells OP as the amount of annual dividends paid to the holder of one of our shares. Remaining cash from operations will be distributed to us as the general partner to enable us to make dividend distributions to our stockholders.

Similarly, the partnership agreement of Wells OP provides that taxable income is allocated to the limited partners of Wells OP in accordance with their relative percentage interests such that a holder of one OP Unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Wells OP.

Upon the liquidation of Wells OP, after payment of debts and obligations, any remaining assets of Wells OP will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If we were to have a negative balance in its capital account following a liquidation, it would be obligated to contribute cash to Wells OP equal to such negative balance for distribution to other partners, if any, having positive balances in their capital accounts.

Rights, Obligations and Powers of the General Partner

As Wells OP’s general partner, we generally have full, complete and exclusive discretion to manage and control Wells OP’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on properties owned or leased by the partnership;

•	authorize, issue, sell, redeem or otherwise purchase any partnership interests or other securities of the partnership;

•	borrow or lend money for the partnership;

•	cause the partnership to guarantee or become co-maker of our indebtedness or that of any of our subsidiaries;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	negotiate and execute agreements on behalf of the partnership;

•	form or acquire interests in, and contribute property to, joint ventures; and

•	merge, consolidate or combine Wells OP with another entity.

In addition to the administrative and operating costs and expenses incurred by Wells OP in acquiring and operating real properties, Wells OP will pay all of our administrative costs and expenses and such expenses will be treated as expenses of Wells OP. Such expenses will include:

•	all expenses relating to the formation and continuity of existence of us and any of our subsidiaries;

•	all expenses relating to any public offering and registration of securities that we undertake, the proceeds of which are used to make contributions to the Partnership;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses we incur associated with issuing or redeeming OP Units or shares of our common stock;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs incurred in the ordinary course of our business on behalf of Wells OP.

Exchange Rights

The limited partners of Wells OP have the right to cause Wells OP to redeem their OP Units for cash in an amount equal to the value of an equivalent number of our shares (such amount to be determined pursuant to the terms of the partnership agreement), or, at our option, we may purchase their OP Units by issuing one share of our common stock for each OP Units redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) result in the our being “closely held” within the meaning of Section 856(h) of the Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Subject to the foregoing, limited partners may exercise their exchange rights at any time after one year following the date of issuance of their OP Units; provided, however, that a limited partner may not deliver more than two exchange notices during each calendar year and may not exercise an exchange right for less than 1,000 OP Units, unless such limited partner holds less than 1,000 units, in which case, such limited partner must exercise the exchange right for all of the units held by such partner.

Change in General Partner

We are generally not allowed to withdraw as the general partner of Wells OP or transfer our general partner interest in Wells OP (except to a wholly owned subsidiary). The principal exception to this is if we merge with another entity and (1) the holders of a majority of partnership units (including those we hold) approve the transaction; (2) the limited partners receive or have the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (3) we are the surviving entity and our stockholders do not receive cash, securities, or other property in the transaction; or (4) the successor entity contributes substantially all of its assets to Wells OP in return for an interest in Wells OP and agrees to assume all obligations of the general partner of Wells OP. If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners may not transfer their OP Units, in whole or in part, without our written consent as the general partner.

Amendment of Partnership Agreement

An amendment to the partnership agreement requires the consent of the holders of a majority of the partnership units (including the partnership units we hold). Additionally, we, as general partner, must approve any amendment. However, certain amendments require the consent of the holders of a majority of the partnership units (excluding the partnership units we or one of our affiliates holds). Such amendments include:

•

any amendment affecting the exchange right to the detriment of the limited partners (except for certain business combinations where we merge with another entity and leave Wells OP in existence to hold all the assets of the surviving entity);

•	any amendment that would adversely affect the limited partners’ rights to receive distributions, except for amendments we make to create and issue preferred partnership units;

•	any amendment that would alter how we allocate profits and losses, except for amendments we make to create and issue preferred partnership units; and

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of United States material federal income tax considerations associated with an investment in shares of our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service (“IRS”) and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that changes will not modify the conclusions expressed in counsel’s opinion described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the share redemption program, tax-exempt organizations (except as provided below), financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States (except as provided below). The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We elected to be taxable as a REIT commencing with our taxable year ending December 31, 1998. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders, which are highly technical and complex. In connection with this offering, Holland & Knight LLP has delivered an opinion to us that, commencing with our taxable year that began on January 1, 1998, our company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code through our taxable year ended December 31, 2006, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that the opinion of Holland & Knight LLP is based on various assumptions relating to the organization and operation of our company, and is conditioned upon factual representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Holland & Knight LLP or by us that we will so qualify for any particular year. Holland & Knight LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, compliance with which will not be reviewed by Holland & Knight LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of Our Company

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Still, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under some circumstances, we may be subject to “alternative minimum tax”;

•

if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax;

•

if we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

•

if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income (90% for our taxable years beginning before October 23, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability;

•

if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us;

•

if we acquire appreciated assets from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate;

•

a 100% tax may be imposed on some items of income that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the IRS successfully asserts that such items were not based on market rates; and

•

if we should fail to satisfy the asset tests or other requirements necessary for qualification as a REIT, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure (and other applicable requirements are met), we may be subject to an excise tax. In that case, the amount of the tax may be $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

Relief Provisions

The Code provides relief from violations of the REIT qualification requirements in certain circumstances which, if available, would allow us to continue to be taxable as a REIT. For example, relief may be available for a violation of the REIT gross income requirements, as described below under “Operational Requirements—Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “Operational Requirements—Asset Test” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. Even if these relief provisions are available to us, the amount of any resultant penalty tax could be substantial and impair our ability to maintain operations or make distributions to our stockholders.

Requirements for Qualification as a REIT

In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

(1) be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code;

(2) elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements for the year ending December 31, 1998;

(3) be managed by one or more trustees or directors;

(4) have our beneficial ownership evidenced by transferable shares;

(5) not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

(6) use a calendar year for U.S. federal income tax purposes;

(7) have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

(8) not be closely held, as defined for purposes of the REIT provisions of the Code.

Items 7 and 8 above did not apply until after the first taxable year for which we elected to be taxed as a REIT. With respect to Item 8, we would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 8 above for a taxable year, we will be treated as having met item 8 for that year.

We elected to be taxed as a REIT commencing with our taxable year ending December 31, 1998, and we intend to satisfy the other requirements described in Items 1-6 above at all times during each of our taxable years. In addition, our Amended and Restated Articles of Incorporation contain restrictions regarding ownership and transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 7 and 8 above. (See “Description of Securities—Restriction on Ownership of Common Stock.”)

Ownership of Subsidiary REIT

We own indirectly 100% of the outstanding common stock of a subsidiary that has elected to be treated as a REIT for U.S. Federal income tax purposes. The subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. We believe that the subsidiary REIT has been organized and operated and will continue to be organized and operated in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes. However, if our subsidiary REIT were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our interest in the stock of the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries. See “—Assets Tests Applicable to REITs” below. If our subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock test and the 10% value test with respect to our indirect interest in such REIT, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “Operational Requirements—Asset Tests”), all of the capital stock of which is owned by a REIT.

Interests in Partnerships

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of our operating partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we directly or indirectly through our operating partnership or disregarded entities own an interest, will be treated as our assets, liabilities and items of income.

Taxable REIT Subsidiaries

A REIT is also permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and its taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of any securities held by a REIT in taxable REIT subsidiaries held by the REIT cannot be worth more than 20% of the REIT’s total asset value.

We currently have one taxable REIT subsidiary, which owns a limited partnership interest in our operating partnership and, currently, has no other activities. There are no contractual or other arrangements between our taxable REIT subsidiary and us. We can give you no assurance, however, that our taxable REIT subsidiary or any taxable REIT subsidiaries that we form in the future will not be limited in their ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100% tax on services performed by our taxable REIT subsidiaries for our tenants, or the tenants of our operating partnership on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries. Our subsidiary REIT has no taxable REIT subsidiaries.

Operational Requirements—Gross Income Tests

To maintain qualification as a REIT, we and our subsidiary REIT must satisfy annually two gross income requirements.

•

At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the 75% Income Test.

•

At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from distributions and interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing. This is the 95% Income Test.

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

In general, neither the REIT nor a direct or constructive owner of 10% or more of the REIT’s stock may directly or constructively own 10% or more of a tenant, or a related-party tenant, or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•

Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year; and

•

The REIT normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive any income or through a “taxable REIT subsidiary.” A REIT may provide services with respect to its properties, however, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services provided by us with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed one percent of all amounts received or accrued with respect to that property. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. In the event that an independent contractor provides such services, the REIT must adequately compensate such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its stockholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership.

We expect the bulk of our income and the income of our subsidiary REIT to qualify under the 75% Income Test and the 95% Income Test as rents from real property in accordance with the requirements described above. In this regard, we anticipate that most of our leases and the leases entered into by our subsidiary REIT will be for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. In addition, none of our tenants are expected to be related-party tenants. Although some of our subsidiary REIT’s tenants may be related-party tenants, the income generated from those leases will not cause us to fail to satisfy either the 75% Income Test or the 95% Income Test. The portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate also that all or most of the services to be performed with respect to our properties and the properties of our subsidiary REIT are those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property. We anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom the REIT derives no income. We do anticipate that a portion of the gross income earned by our operating subsidiaries will not qualify for purposes of the 75% and 95% income tests required for qualification as a REIT; however, we do not believe the amounts of non-qualifying income generated by our operating subsidiaries, when added to our other non-qualifying income, will be of a magnitude large enough to cause us to fail any of the income tests required for qualification as a REIT. We can give no assurance, however, that the actual future sources of our gross income or the gross income of our subsidiary REIT will allow us and our subsidiary REIT to satisfy the 75% Income and 95% Income Tests described above.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, an entity may still qualify as a REIT for that year if the entity is eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	the failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•

following the identification of the failure to meet the 75% or 95% Income Test for any taxable year, the REIT files a schedule with the IRS setting forth each item of its gross income for purposes of such tests for such taxable year in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, we or our subsidiary REIT would be entitled to the benefit of these relief provisions. In addition, as discussed above in “—General—Taxation of Our Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements—Asset Tests

At the close of each quarter of our taxable year, a REIT also must satisfy four tests, which we refer to as the Asset Tests, relating to the nature and diversification of the REIT’s assets.

•

First, at least 75% of the value of a REIT’s total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs, property attributable to the temporary investment of new capital and a proportionate share of any real estate assets owned by a partnership in which the REIT is a partner or of any qualified REIT subsidiary of the REIT.

•	Second, no more than 25% of the REIT’s total assets may be represented by securities other than those in the 75% asset class.

•

Third, of the investments included in the 25% asset class, subject to certain exceptions, the value of any one issuer’s securities that a REIT owns may not exceed 5% of the value of its total assets. Additionally, a REIT may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. This Asset Test does not apply to securities of a taxable REIT subsidiary. For purposes of this Asset Test and the second Asset Test, securities do not include the equity or debt securities of a qualified REIT subsidiary or an equity interest in any entity treated as a partnership for U.S. federal tax purposes.

•

Fourth, no more than 20% of the value of a REIT’s total assets may consist of the securities of one or more taxable REIT subsidiaries. Subject to certain exceptions, a taxable REIT subsidiary is any corporation, other than a REIT, in which the REIT directly or indirectly owns stock and with respect to which a joint election has been made by the REIT and the corporation to treat the corporation as a taxable REIT subsidiary of the REIT and also includes any corporation, other than a REIT, in which a taxable REIT subsidiary owns, directly or indirectly, more than 35 percent of the voting power or value.

The Asset Tests generally must be met for any quarter in which the REIT acquires securities or other property. If a REIT meets the Asset Tests at the close of any quarter, it will not lose REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which the REIT has not acquired any securities or other property if such failure occurs solely because of changes in asset values. If a REIT’s failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, the REIT can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets and the assets of our subsidiary REIT to ensure compliance with the Asset Tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

In this regard, the IRS may assert that a portion of the assets acquired by our operating subsidiaries pursuant to the Internalization does not qualify for purposes of our compliance with the Assets Tests required for qualification as a REIT. We believe that the value, if any, of any non-qualifying assets acquired pursuant to the Internalization, when added to the value of our other non-qualifying assets, will not be of a magnitude large enough to cause us to fail any of the Assets Tests required for qualification as a REIT. We can give no assurance however, that the IRS will not challenge our valuation of our non-qualifying assets or that we will satisfy the Asset Tests described above.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security will not, however, qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that would qualify to satisfy the 75% Income Test described above under “Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests.” The Code provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership. There are special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

The Code also contains a number of provisions applicable to REITs, including relief provisions, that make it easier for REITs to satisfy the Asset Tests, or to maintain REIT qualification, notwithstanding certain violations of the Asset Tests, or certain other requirements.

One such provision applies to “de minimis” violations of the 10% and 5% asset tests described above. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time-frame.

A second relief provision allows a REIT which fails one or more of the asset requirements, and is ineligible for relief under the de minimis rule, to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time-frame.

We believe that the value of securities we own in any issuer which is not a REIT, qualified REIT subsidiary or taxable REIT subsidiary, including debt securities, does not exceed 5% of the total value of our assets and that we comply also with the 10% voting securities limitation and 10% value limitation with respect to each issuer of the securities we own. We can provide no assurance, however, that the IRS will agree with our determination in this regard and, to the extent that we fail one or more of the Asset Tests, if we do not fall within the de minimis safe harbors with respect to the 5% and 10% asset tests described above, we may only be deemed to have satisfied such requirements if (i) we take certain corrective measures, (ii) we meet certain technical requirements, and (iii) we pay a specified excise tax of $50,000.

Operational Requirements—Annual Distribution Requirement

In order to be taxed as a REIT, the REIT is required to make distributions, other than capital gain distributions, to its stockholders each year in the amount of at least 90% of its REIT taxable income (computed without regard to the dividends-paid deduction and our net capital gain, and subject to certain other potential adjustments) for all tax years. While a REIT must generally pay distributions in the taxable year to which they relate, it may also pay distributions in the following taxable year if (1) they are declared before the REIT timely files its federal income tax return for the taxable year in question, and (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if we and our subsidiary REIT satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us. For this purpose, distributions made in the following taxable year in accordance with the above-described procedure will be treated as distributed in the prior year.

We and our subsidiary REIT intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that there may be timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing the REIT’s taxable income. It is also possible that we and our subsidiary REIT may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. In those circumstances, the REIT may have less cash than is necessary to meet its annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements. If we or our subsidiary REIT fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the IRS, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, the REIT may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay an interest charge to the IRS based upon the amount of any deduction taken for deficiency dividends for the earlier year.

The Code also requires a REIT which has current or accumulated earnings and profits from non-REIT years of operation to distribute an amount equal to those earnings and profits prior to the end of its taxable year. Pursuant to the Internalization, we acquired through merger all of the business and assets of two existing C corporations which had earnings and profits. Immediately prior to the consummation of the acquisitions, however, each of the corporations made distributions to their stockholder in amounts represented to be equal to or in excess of their respective amounts of earnings and profits. We can give no assurance, however, that the calculation of earnings and profits prior to the mergers prepared by us, and the concomitant distributions of earning and profits prior to the mergers, were sufficient to avoid termination of our REIT status. If the IRS were to successfully challenge our calculations and attempt to terminate our REIT status, we would have 90 days from the re-determination by the IRS within which to distribute the additional amounts of earnings and profits so determined in order to preserve our qualification as a REIT; however, in order to make any required distributions, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us or impair our future operations.

A further requirement for satisfaction of the annual distribution requirement is that our distributions must be structured so that we are entitled to a deduction for such distributions. Under Section 561 of the Code, we will be entitled to a deduction for dividend distributions only to the extent such dividends are deemed to be non-preferential. In order to qualify for deductibility, our dividend distributions must be pro rata amongst similarly-situated stockholders with no preference to any stockholders of the same class. In this regard, our dividend reinvestment plan offers participating stockholders the opportunity to acquire additional shares of our common stock, utilizing what otherwise would be cash dividends to make such purchase, at a purchase price equal to 95.5% of the fair market value of shares of our common stock, and in prior years the purchase price was set at 95% of our offering price. In cases where a specific determination of fair market value has been made, the fair market value of shares of our common stock was determined by our board of directors. The IRS has published a ruling which provides that a discount in the purchase price of a REIT’s newly-issued shares exceeding five percent of the stock’s fair market value is an additional benefit to participating stockholders, that may result in a preferential dividend for purposes of Section 561 of the Code and for determining whether the annual distribution requirement for REIT qualification has been satisfied. Accordingly, while the purchase price for shares of our common stock pursuant to our dividend reinvestment plan has been set to come within the safe harbor discount amount set forth by the IRS in its published ruling, because the fair market value of our common stock prior to its listing on a national securities exchange has not been susceptible to a definitive determination, the IRS could take the position that the fair market value of our common stock was actually greater than the value determined by us for purposes of the dividend reinvestment plan. If the IRS were to successfully challenge our valuation, the discount in the purchase price under the plan may be deemed to exceed five percent, causing all or a portion of our dividend distributions in a given year to be deemed preferential and, therefore, not deductible, as required. In such event, it is likely that our REIT status would be terminated for such year for a failure to satisfy the 90% annual distribution test for REIT qualification, unless we are able to take advantage of the “deficiency dividend” provisions set forth in the Code which would allow us to make distributions to our stockholders within a specified period of time following a determination by the IRS that we had failed the 90% annual distribution test for a given year. No assurance can be given, however, that we would be in a position to utilize such provisions. Although the board of directors believes that the fair market value of our shares of common stock determined by it for purposes of the dividend reinvestment plan is accurate, there can be no assurance given that the IRS will not successfully challenge our valuation or that we will not be deemed to have failed to satisfy the 90% annual distribution requirement. There is no assurance, either, that any statutory relief provisions will be available to enable us to take actions necessary to avoid termination of our status as a REIT or, if such relief provisions are available, that we will be able to take the actions required to maintain our status as a REIT.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the federal income tax on these gains;

•

taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•

the basis of the stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our former advisor or its affiliates. If the IRS were to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the IRS, as provided by the Code.

Further, some of our investments may be in the form of sale-leaseback transactions which we generally intend to treat as true leases for U.S. federal income tax purposes. Depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease, but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. The amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization would result in adjustments to our REIT taxable income and might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our distributions being treated as ordinary dividend income to our stockholders.

Operational Requirements—Record Keeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the IRS. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders that are individuals will generally be taxable at capital gains rates (through 2010), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to such statutory relief in all circumstances.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The U.S. federal income tax treatment of a partner in a partnership that holds our common stock generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to shares of our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of our common stock pursuant to our distribution reinvestment plan, see “Distribution Policy.”

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends to the extent they do not exceed the amount of our current or accumulated earnings and profits. Such dividends will be taxable to stockholders as ordinary income. As long as we qualify as a REIT, these distributions are not eligible for the dividends-received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates in effect through 2010 for qualified distributions received by individuals from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on distributions designated by and received from us to the extent that the distributions are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) distributions received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of the amount of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis of a U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year; provided, that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

The term “earnings and profits” is a concept used extensively throughout corporate tax law, but the term is not defined in the Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, distributions generally will be considered to come from corporate earnings. As described above, if a corporation has no earnings and profits, distributions generally will be considered as a return of capital and, thereafter, as capital gain.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of whether we have any earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as “capital gain dividends” normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held its stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement” above for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Shares of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 15% (through 2010) if such stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if such stock is held for 12 months or less. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of a capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of shares of our common stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If a U.S. stockholder has shares of our common stock redeemed by us, such U.S. stockholder will be treated as if it sold the redeemed shares if (i) all of its shares of our common stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (ii) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. (See “- Distributions Generally.”) U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, a U.S. stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Net capital gain derived from a disposition of our stock (or capital gain dividends) generally will be excluded from a U.S. stockholder’s investment income unless the U.S. stockholder elects to have such gain taxed at ordinary income rates.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to our U.S. stockholders and to the IRS the amount of distributions made or deemed made by us during each calendar year and the amount of tax withheld, if any, by us. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed properly to report payments of interest or distributions and is subject to backup withholding; or

•

under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and distribution payments or has been notified by the IRS that it is no longer subject to backup withholding for failure to report those payments

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the IRS. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to its shares in its U.S. federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our U.S. federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those stockholders failing or refusing to comply with our demand.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” or “UBTI,” as defined in the Code. The IRS has issued a published ruling, in this regard, holding that distributions from a REIT to a tax-exempt pension trust do not constitute UBTI unless the tax-exempt shareholder has borrowed in order to acquire shares of our common stock, in which case, the tax-exempt shareholder will be subject to UBTI under the debt-financed income rules in the Code. Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of shares of our common stock. Tax-exempt social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to treat dividend distributions from us as UBTI. Those organizations are urged to consult their own tax advisors with respect to the treatment of our distributions to them.

In addition, tax-exempt pension and specified other tax-exempt trusts that hold more than 10% by value of the shares of a REIT may be required to treat a specified percentage of REIT dividends as UBTI. This requirement applies only if our qualification as a REIT depends upon the application of a look-through exception to the closely-held restriction and we are considered to be predominantly held by those tax-exempt trusts. It is not anticipated that our qualification as a REIT will depend upon application of the look-through exception or that we will be predominantly held by these types of trusts.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we collectively refer to as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

In general, Non-U.S. holders will be subject to regular U.S. federal income tax with respect to their investment in us if the income from the investment is deemed “effectively connected” with the Non-U.S. holder’s conduct of a trade or business in the United States. A corporate Non-U.S. holder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the “branch profits tax” under Section 884 of the Code, which is imposed in addition to regular U.S. federal income tax at the rate of 30% (subject to reduction under a tax treaty, if applicable). Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to Non-U.S. holders whose income from their investment in us is not effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder nor attributable to the disposition of a U.S. real property interest will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. We intend to withhold at the rate of 30% on all such distributions to Non-U.S. holders unless we receive confirmation of a Non-U.S. holder’s entitlement to a reduction in such rate by treaty. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest, or a USRPI, as described in “—Dispositions of Our Common Stock” below, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends; however, the Non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the Non-U.S. holder’s share of our earnings and profits.

Capital Gain Distributions

Under FIRPTA, a distribution made by us to a Non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or “USRPI capital gains,” will be considered effectively connected with a U.S. trade or business of the Non-U.S. holder and will be subject to U.S. federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See “—Ordinary Dividends” above for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. We will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. A capital gain dividend paid by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “—Ordinary Dividends” above), provided, that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividend is received. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax. We believe that following this offering, our stock will be regularly traded on an established securities market. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax for a Non-U.S. holder which is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. holders. No assurance can be given that we will be a domestically controlled qualified investment entity. In the event that we do not constitute a domestically controlled qualified investment entity, a Non-U.S. holder’s sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling Non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that, following this offering, our stock will be regularly traded on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. holder in two cases: (a) if the Non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the Non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s U.S.-source capital gains

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

U.S. Federal Income Tax Aspects of Our Operating Partnership

The following discussion summarizes certain U.S. federal income tax considerations applicable to our investment in our operating partnership. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as a Partnership

Substantially all of our investments will be held, directly or indirectly, through our operating partnership. Partnerships are generally not subject to U.S. federal or state income taxes and, accordingly, we will be entitled to include in our income our distributive share of our operating partnership’s income and to deduct our distributive share of our operating partnership’s losses, but only if our operating partnership is classified for U.S. federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. In addition, if our operating partnership is classified as a partnership, we will include our proportionate share of the assets held by the operating partnership for purposes of complying with the Asset Tests for REIT qualification as if we owned those assets directly.

Under applicable Treasury Regulations, which we refer to as the “Check-the-Box Regulations,” an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations, which we refer to as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors, which we refer to as the Private Placement Exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and our operating partnership believe, and currently intend to take the position, that our operating partnership should not be classified as a publicly traded partnership because (1) the partnership interests therein are not traded on an established securities market, and (2) the partnership interests therein should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, our operating partnership presently qualifies for the Private Placement Exclusion.

Additionally, even if our operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under Section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by Section 856 of the Code) and gain from the sale or disposition of real property.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than a partnership, for U.S. federal income tax purposes, we would not be able to qualify as a REIT, unless we were eligible for relief from the violation pursuant to relief provisions described above. See “—Requirements for Qualification as a REIT—Organizational Requirements” and “—Operational Requirements—Asset Tests,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Our operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of Our Operating Partnership and its Partners

Partners, Not Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership’s income, gains, losses, deductions, and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership.

Partnership Allocations. Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code and several reasonable allocation methods are described therein. Such allocations are to be made solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under the partnership agreement for our operating partnership, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under Section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to our operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Partnership Interest. The adjusted tax basis of our partnership interest in our operating partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of our operating partnership. If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from our operating partnership or a reduction in our share of our operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership. To the extent that our operating partnership acquires properties for cash, our operating partnership’s initial basis in such properties for U.S. federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership plans to depreciate each depreciable property for U.S. federal income tax purposes under the alternative depreciation system of depreciation, or ADS. Under ADS, our operating partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. To the extent that our operating partnership acquires properties in exchange for units of our operating partnership, our operating partnership’s initial basis in each such property for U.S. federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by our operating partnership. Our operating partnership generally intends to depreciate such depreciable property for U.S. federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of Our Operating Partnership’s Property. Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow our operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our operating partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules of U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the U.S. federal income tax laws and interpretations thereof could adversely affect an investment in our stock.

State and Local Taxation

We and our operating subsidiaries, and any operating subsidiaries we may form in the future, may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of our company, our operating partnership, any operating subsidiaries, joint ventures or other arrangements we or our operating partnership may form or enter into and the tax treatment of the holders of our common stock in local jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (“IRA”). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (“Benefit Plan”), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•

whether the investment will produce “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations—Taxation of U.S. Stockholders—Treatment of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan that are between the plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan, unless an administrative or statutory exemption applies. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan in connection with a transaction involving the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Code defines the term “plan assets”; however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (“Plan Assets Regulations”). Under the Plan Assets Regulations, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by us of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If we were to be treated as a fiduciary with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons who are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

The Plan Assets Regulations provide, however, that the underlying assets of an entity such as a REIT will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and are part of a class that was registered under the Exchange Act within the specified period. In addition, we have well in excess of 100 independent stockholders.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. Our shares are subject to certain restrictions on transferability. The Plan Assets Regulations provide, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability that is designed to comply with applicable state or federal laws or avoid a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” In addition, a security may be “freely transferable” under these circumstances for purposes of the Plan Assets Regulations despite the imposition of a requirement that not less than a minimum number of shares of such security be transferred, provided, that this requirement does not prevent transfer of all of the then-remaining shares held by an investor. The minimum investment in our shares is less than $10,000 and the transfer restrictions on our shares are designed to comply with certain state securities law requirements; thus, we believe these restrictions should not cause our shares to be deemed not to be “freely transferable.”

Assuming that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our common stock and the offering takes place as described in this prospectus, our common stock should constitute “publicly-offered securities” and, accordingly, we believe our underlying assets should not be considered to be “plan assets” under the Plan Assets Regulations.

Other Prohibited Transactions

Regardless of whether our shares qualify for the “publicly-offered security” exception of the Plan Assets Regulations, a prohibited transaction could occur if we, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets,” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Underwriter	Number of Shares
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at a price that represents a concession not in excess of $            per share under the public offering price. Any underwriter may allow, and the selected dealers may re-allow, a concession not in excess of $            per share to brokers and dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares of common stock based on the underwriter’s initial commitment as indicated in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional            shares of common stock.

Total
	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

New York Stock Exchange Listing

We intend to apply to have our common stock listed on the New York Stock Exchange under the trading symbol             .

Lock-Up Agreements

We, all of our directors and officers and our largest stockholder, have agreed with the underwriters that, without the prior written consent of each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (except that we may issue equity-based awards under our 2007 Omnibus Incentive Plan);

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	waive the prohibitions on resale relating to the 19,546,302 shares issued as consideration in the Internalization; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news event relating to us occurs; or

•

prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the common stock, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of stabilizing, maintaining or otherwise affecting the price of the common stock, in accordance with Regulation M under the Exchange Act. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over- allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock.

The underwriters also may impose a penalty bid, which permits the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more underwriters, or selling group members, if any, participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The representatives may agree with us to allocate a specific number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Pricing of the Offering

Prior to this offering, our stock has not been listed on a national securities exchange and there has been no significant public trading market for our common stock. The initial public offering price will be determined by negotiations between us and representatives of the underwriters. Among the factors to be considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Discretionary Sales

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 by the issuer;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to the issuer; and

(c) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper US LLP, Raleigh, North Carolina. Holland & Knight LLP has passed upon certain federal income tax matters, including our qualification as a REIT for federal income tax purposes. Certain legal matters will be passed upon for the underwriters by Hogan & Hartson LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Rosen Consulting Group has prepared a market study for us. Information relating to the economic conditions within our target markets contained in “Prospectus Summary—Market Overview” and “Economic and Market Overview” is derived from, and is subject to the qualifications and assumptions in, the Rosen Consulting market study and is included in this prospectus in reliance on Rosen Consulting’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

We also maintain an internet site at http://www.wellsreit.com at which there is additional information about us. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

I NDEX TO FINANCIAL STATEMENTS

WELLS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2007

(in thousands)

(Unaudited)

	Historical (a)	Acquisition of 2300 Cabot Drive (b)	Internalization Transaction (c)		Total Pro Forma Adjustments	This Offering (g)	Termination of SRP (h)	Pro forma Total
Assets:
Real estate assets:
Land	$630,408	$4,390	$—		$634,798	$—	$—	$634,798
Buildings and improvements	3,053,107	15,498	288		3,068,893	—	—	3,068,893
Intangibles lease assets	210,459	4,133	—		214,592	—	—	214,592
Construction in progress	28,503	—	—		28,503	—	—	28,503

Total real estate assets	3,922,477	24,021	288		3,946,786	—	—	3,946,786
Investments in unconsolidated joint ventures	56,392	—	—		56,392	—	—	56,392
Cash and cash equivalents	55,055	(14,001)	143		41,197	297,000	—	338,197
Tenant receivables	112,704	—	—		112,704	—	—	112,704
Due from unconsolidated joint ventures	1,302	—	—		1,302	—	—	1,302
Prepaid expenses and other assets	18,365	—	(4,607)		13,758	—	—	13,758
Deferred financing costs	9,038	—	—		9,038	—	—	9,038
Deferred lease costs	203,381	1,033	—		204,414	—	—	204,414
Goodwill	—	—	179,371		179,371	—	—	179,371

Total assets	$4,378,714	$11,053	$175,195		$4,564,962	$297,000	$—	$4,861,962

Liabilities:
Lines of credit and notes payable	$1,205,979	$10,600	$—		$1,216,579	$—	$—	$1,216,579
Accounts payable and accrued expenses, and accrued capital expenditures	88,566	229	1,264		90,059	—	—	90,059
Due to affiliates	1,069	—	(1,069)	(e)	—	—	—	—
Deferred income	28,782	122	—		28,904	—	—	28,904
Intangible lease liabilities	94,091	—	—		94,091	—	—	94,091

Total liabilities	1,418,487	10,951	195		1,429,633	—	—	1,429,633
Commitments and contingencies	—	—	—		—	—	—	—
Minority interest	6,230	—	(200)		6,030	—	—	6,030
Redeemable common stock	121,258	—	—		121,258	—	(121,258)	—
Stockholders’ equity:
Common stock	4,640	—	197	(f)	4,837	300	—	5,137
Additional paid-in-capital	3,344,340	—	175,003	(f)	3,519,343	296,700	—	3,816,043
Cumulative distributions in excess of earnings	(394,983)	102	—		(394,881)	—	—	(394,881)
Redeemable common stock	(121,258)	—	—		(121,258)	—	121,258	—

Total stockholders’ equity	2,832,739	102	175,200		3,008,041	297,000	121,258	3,426,299

Total liabilities, minority interest, redeemable common stock, and stockholders’ equity	$4,378,714	$11,053	$175,195		$4,564,962	$297,000	$—	$4,861,962

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2007

(a)	Historical balances were extracted from the unaudited consolidated balance sheet as of March 31, 2007 of Wells Real Estate Investment Trust, Inc. (“Wells REIT”), which is included herein on page F-8.

(b)	Reflects adjustments to assets and liabilities resulting from the acquisition of 2300 Cabot Drive, which closed May 10, 2007, as if such transaction had occurred on January 1, 2006, as well as line of credit repayments subsequent to period end.

(c)	Reflects the acquisition of affiliates of our former advisor consummated on April 16, 2007 (the “Internalization”). The transaction was accounted for as the consummation of a business combination between parties with a pre-existing relationship in accordance with EITF 04-1. The purchase consideration was allocated to identifiable tangible and intangible assets, with the remainder allocated to goodwill. No amounts were deemed related to the settlement of contracts with our former advisor. The total consideration for the Internalization was as follows (in millions):

Wells REIT shares issued as consideration (19,546,302 shares issued at $8.9531 per share) (d)	$175.0
Acquisition costs and fees	4.3
Total cost	$179.3

(d)	Reflects an estimated net asset value per share as of March 31, 2007 of $8.93, adjusted for the estimated subordinated disposition fees that would have been due from Wells REIT to Wells Real Estate Funds, Inc. (“Wells REF”) upon a liquidation of Wells REIT’s properties of approximately $0.02 per share, which was eliminated in connection with the Internalization.

(e)	Reflects settlement of amounts due from and due to related parties in connection with the Internalization.

(f)	Includes the return of initial invested capital of $200,000 through the issuance of 22,339 shares of common stock to an affiliate of Wells REF in conjunction with the Internalization.

(g)	Reflects the issuance of $300 million of common stock pursuant to this offering.

(h)	Reflects termination of the share redemption plan in conjunction with this offering.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands, except for per share amounts)

(Unaudited)

	Historical (a)	Pro Forma Adjustments			Pro Forma Total
		Acquisition of 2300 Cabot Drive (b)	Internalization Transaction
Revenues:
Rental income	$111,675	$460	$—		$112,135
Tenant reimbursements	36,012	106	—		36,118
Property management fee revenue and reimbursements	—	—	554	(c)	554
Other rental income	529	—	—		529

	148,216	566	554		149,336
Expenses:
Property operating costs	52,263	78	654	(c)	52,995
Asset and property management fees:
Related-party	7,019	—	(6,587)	(c)	432
Other	2,438	17	(2,133)	(c)	322
Depreciation	23,400	97	—		23,497
Amortization	17,207	351	—		17,558
General and administrative	3,890	19	1,067	(d)(e)(f)	4,976

	106,217	562	(6,999)		99,780

Real estate operating income	41,999	4	7,553		49,556

Other income (expense):
Interest expense	(16,029)	(387)	—		(16,416)
Interest and other income	2,088	—	—		2,088
Equity in income of unconsolidated joint ventures	794	—	—		794
Loss on extinguishment of debt	(61)	—	—		(61)

	(13,208)	(387)	—		(13,595)

Income before minority interest	28,791	(383)	7,553		35,961
Minority interest in earnings of consolidated subsidiaries	(180)	—	—		(180)

Income from continuing operations	$28,611	$(383)	$7,553		$35,781

Income from continuing operations per common share – basic and diluted	$0.06				$0.07

Weighted average shares outstanding – basic and diluted	466,256				485,825

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(a)	Historical balances were extracted from Wells REIT’s unaudited consolidated statement of income for the three months ended March 31, 2007, which is included herein on page F-9.

(b)	Reflects the incremental results of operations from the acquisition of 2300 Cabot Drive, which closed May 10, 2007, as if such transaction had occurred on January 1, 2007.

(c)	Reflects the elimination of asset and property management fees and general and administrative expense reimbursements paid by Wells REIT to our former advisor, which will no longer be incurred following the Internalization, as well as property management fee income for properties that we will continue to manage for an affiliate of our former advisor under contracts executed in conjunction with the Internalization.

(d)	Reflects base rent payable to Wells REF for approximately 13,000 square feet of office space in Wells REF’s corporate headquarters located at 6200 The Corners Parkway, Norcross, Georgia, which is calculated at $25,450 per month. This lease was executed simultaneous with the closing of the Internalization.

(e)	Reflects costs incurred pursuant to the transitional services agreement executed simultaneously with the closing of the Internalization whereby we engaged our former advisor to continue to provide investor-relations support, call-center support and certain transfer agent services until 90 days following the effective date of this offering.

(f)	Reflects costs incurred pursuant to the support services agreement executed simultaneously with the closing of the Internalization whereby we engaged our former advisor to continue to provide certain administrative and other support services to Wells REIT following the Internalization.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except for per share amounts)

(Unaudited)

		Pro Forma Adjustments
	Historical (a)	Property Acquisitions (b)	Internalization Transaction (c)(d)(e)(f)	Pro Forma Total
Revenues:
Rental income	$433,290	$15,039	$—	$448,329
Tenant reimbursements	130,925	5,454	—	136,379
Property management fee revenues and reimbursements	—	—	2,212	2,212
Other rental income	9,584	—	—	9,584

	573,799	20,493		596,504

Expenses:
Property operating costs	197,511	8,073	2,615	208,199
Asset and property management fees:
Related-Party	24,361	668	(23,311)	1,718
Other	5,040	69	(3,779)	1,330
Depreciation	92,378	2,610	—	94,988
Amortization	71,195	5,186	—	76,381
Casually and impairment losses on real estate assets	7,765	—	—	7,765
Loss on sale	550	—	—	550
General and administrative	20,881	148	5,212	26,241

	419,681	16,754	(19,263)	417,172

Real estate operating income	154,118	3,739	21,475	179,332

Other income (expense):
Interest expense	(61,329)	(4,861)	—	(66,190)
Interest and other income	2,541	304	—	2,845
Equity in income of unconsolidated joint ventures	2,197	—	—	2,197
Loss on extinquishment of debt	—	—	—	—

	(56,591)	(4,559)	—	(61,148)

Income before minority interest	97,527	(818)	21,475	118,184

Minority interest in earnings of consolidated subsidiaries	(657)	—	—	(657)

Income from continuing operations	$96,870	$(818)	$21,475	$117,527

Income from continuing operations per common share-basic and diluted	$0.21			$0.24

Weighted-average shares outstanding-basic and diluted	461,693			481,262

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(a)	Historical balances were extracted from Wells REIT’s audited consolidated statement of income for the year ended December 31, 2006, restated for dispositions of properties executed from January 1, 2007, through the date of this filing, which is included herein on page F-25.

(b)	Reflects the incremental results of operations from properties acquired through the date of this filing, as if such transactions had occurred on January 1, 2006.

(c)	Reflects the elimination of asset and property management fees and general and administrative expense reimbursements paid from Wells REIT to our former advisor, which will no longer be incurred following the Internalization, as well as property management fee income for properties that we will continue to manage for an affiliate of our former advisor under contracts executed in conjunction with the Internalization.

(d)	Reflects base rent payable to Wells REF for approximately 13,000 square feet of office space in Wells REF’s corporate headquarters located at 6200 The Corners Parkway, Norcross, Georgia, which is calculated at $25,450 per month. This lease was executed simultaneous with the closing of the Internalization.

(e)	Reflects costs incurred pursuant to the transitional services agreement executed simultaneously with the closing of the Internalization whereby we engaged our former advisor to continue to provide investor-relations support, call-center support and certain transfer agent services until the earlier of 90 days following the effective date of this offering or April 16, 2008.

(f)	Reflects costs incurred pursuant to the support services agreement executed simultaneously with the closing of the Internalization whereby we engaged our former advisor to continue to provide certain administrative and other support services to Wells REIT following the Internalization.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share amounts)

	(Unaudited) March 31, 2007	December 31, 2006
Assets:
Real estate assets, at cost:
Land	$630,408	$638,733
Buildings and improvements, less accumulated depreciation of $410,529 and $395,110 as of March 31, 2007 and December 31, 2006, respectively	3,053,107	3,114,171
Intangible lease assets, less accumulated amortization of $142,790 and $142,977 as of March 31, 2007 and December 31, 2006, respectively	210,459	223,085
Construction in progress	28,503	28,032
Total real estate assets	3,922,477	4,004,021
Investments in unconsolidated joint ventures	56,392	56,789
Cash and cash equivalents	55,055	44,131
Tenant receivables, net of allowance for doubtful accounts of $1,676 and $1,678 as of March 31, 2007 and December 31, 2006, respectively	112,704	107,243
Due from unconsolidated joint ventures	1,302	1,230
Prepaid expenses and other assets	18,365	22,423
Deferred financing costs, less accumulated amortization of $7,332 and $6,885 as of March 31, 2007 and December 31, 2006, respectively	9,038	9,485
Deferred lease costs, less accumulated amortization of $84,458 and $77,695 as of March 31, 2007 and December 31, 2006, respectively	203,381	205,368

Total assets	$4,378,714	$4,450,690

Liabilities:
Lines of credit and notes payable	$1,205,979	$1,243,203
Accounts payable, accrued expenses, and accrued capital expenditures	88,566	92,023
Due to affiliates	1,069	1,232
Deferred income	28,782	24,117
Intangible lease liabilities, less accumulated amortization of $45,804 and $42,738 as of March 31, 2007 and December 31, 2006, respectively	94,091	97,239
Total liabilities	1,418,487	1,457,814

Commitments and Contingencies	—	—

Minority Interest	6,230	6,050

Redeemable Common Stock	121,258	136,129

Stockholders’ Equity:
Common stock, $.01 par value; 900,000,000 shares authorized; 464,024,095 shares issued and outstanding at March 31, 2007; and 465,880,274 shares issued and outstanding at December 31, 2006	4,640	4,659
Additional paid-in capital	3,344,340	3,358,933
Cumulative distributions in excess of earnings	(394,983)	(376,766)
Redeemable common stock	(121,258)	(136,129)

Total stockholders’ equity	2,832,739	2,850,697

Total liabilities, minority interest, redeemable common stock, and stockholders’ equity	$4,378,714	$4,450,690

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share amounts)

	(Unaudited) Three Months Ended March 31,
	2007	2006
Revenues:
Rental income	$111,675	$107,300
Tenant reimbursements	36,012	31,733
Other rental income	529	16

	148,216	139,049
Expenses:
Property operating costs	52,263	47,416
Asset and property management fees:
Related party	7,019	5,333
Other	2,438	1,411
Depreciation	23,400	22,232
Amortization	17,207	16,949
General and administrative	3,890	3,389

	106,217	96,730

Real estate operating income	41,999	42,319

Other income (expense):
Interest expense	(16,029)	(14,205)
Interest and other income	2,088	511
Equity in income of unconsolidated joint ventures	794	581
Loss on extinguishment of debt	(61)	—

	(13,208)	(13,113)

Income from continuing operations before minority interest	28,791	29,206

Minority interest in earnings of consolidated entities	(180)	(163)

Income from continuing operations	28,611	29,043
Discontinued operations:
Operating income	863	2,304
Gain on sale of real estate assets	20,653	—

Income from discontinued operations	21,516	2,304

Net income	$50,127	$31,347

Per share information—basic and diluted:
Income from continuing operations	$0.06	$0.06
Income from discontinued operations	$0.05	$0.01

Net income available to common stockholders	$0.11	$0.07

Weighted-average common shares outstanding—basic and diluted	466,256	463,990

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE THREE MONTHS ENDED MARCH 31, 2007 (UNAUDITED)

(in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2005	469,423	$4,694	$3,391,998	$(240,530)	$(167,015)	$2,989,147
Issuance of common stock	18,097	181	151,471	—	—	151,652
Redemptions of common stock	(21,640)	(216)	(181,126)	—	—	(181,342)
Redeemable common stock	—	—	—	—	30,886	30,886
Dividends ($0.6151 per share)	—	—	—	(269,560)	—	(269,560)
Commissions and discounts on stock sales	—	—	(3,363)	—	—	(3,363)
Other offering costs	—	—	(47)	—	—	(47)
Net income	—	—	—	133,324	—	133,324

Balance, December 31, 2006	465,880	4,659	3,358,933	(376,766)	(136,129)	2,850,697
Issuance of common stock	4,377	44	36,638	—	—	36,682
Redemptions of common stock	(6,233)	(63)	(52,174)	—	—	(52,237)
Redeemable common stock	—	—	—	—	14,871	14,871
Dividends ($0.1467 per share)	—	—	—	(68,344)	—	(68,344)
Commissions and discounts on stock sales	—	—	948	—	—	948
Other offering costs	—	—	(5)	—	—	(5)
Net income	—	—	—	50,127	—	50,127

Balance, March 31, 2007	464,024	$4,640	$3,344,340	$(394,983)	$(121,258)	$2,832,739

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(Unaudited) Three months ended March 31,
	2007	2006
Cash Flows from Operating Activities:
Net income	$50,127	$31,347
Operating distributions received from unconsolidated joint ventures	1,230	931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,707	23,289
Other amortization	17,165	16,661
Amortization of deferred financing costs and fair market value adjustments on notes payable	297	304
Loss on extinguishment of debt	61	—
Equity in income of unconsolidated joint ventures	(794)	(581)
Minority interest in earnings of consolidated entities	180	163
Gain on sale of real estate assets	(20,653)	—
Changes in assets and liabilities:
Increase in tenant receivables, net	(6,083)	(1,232)
Increase in prepaid expenses and other assets	(1,857)	(8,276)
Increase (decrease) in accounts payable, accrued expenses, and accrued capital expenditures	1,772	(7,409)
Decrease in due to affiliates	(167)	(556)
Increase in deferred income	4,665	4,956

Net cash provided by operating activities	69,650	59,597

Cash Flows from Investing Activities:
Investment in real estate and earnest money paid	(6,963)	(87,735)
Net sale proceeds from wholly owned properties	75,299	—
Net sale proceeds received from unconsolidated joint ventures	173	—
Investments in unconsolidated joint ventures	(284)	(57)
Acquisition and advisory fees paid	—	(1,157)
Deferred lease costs paid	(6,327)	(3,151)

Net cash provided by (used in) investing activities	61,898	(92,100)

Cash Flows from Financing Activities:
Deferred financing costs paid	(6)	(388)
Proceeds from lines of credit and notes payable	67,000	329,000
Repayments of lines of credit and notes payable	(102,513)	(173,588)
Prepayment penalty on extinguishment of debt	(1,617)	—
Issuance of common stock	37,339	37,924
Redemptions of common stock	(52,478)	(94,052)
Dividends paid	(68,344)	(67,439)
Commissions on stock sales	—	(1,849)
Other offering costs paid	(5)	(24)

Net cash provided by (used in) financing activities	(120,624)	29,584

Net increase (decrease) in cash and cash equivalents	10,924	(2,919)

Cash and cash equivalents, beginning of period	44,131	48,973

Cash and cash equivalents, end of period	$55,055	$46,054

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(unaudited)

1. ORGANIZATION

Wells Real Estate Investment Trust, Inc. (“Wells REIT”) is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Wells REIT was incorporated in 1997 and commenced operations on June 5, 1998. Wells REIT conducts business primarily through Wells Operating Partnership, L.P. (“Wells OP”), a Delaware limited partnership. Wells REIT is the sole general partner and possesses full legal control and authority over the operations of Wells OP. As of March 31, 2007, Wells Capital, Inc. (“Wells Capital”) was the sole limited partner of Wells OP. On April 16, 2007, Wells REIT consummated a transaction to internalize the functions of Wells REIT’s advisor companies and become a self-managed entity (the “Internalization”) (See Note 8). As a result of the Internalization transaction, on April 16, 2007, Wells Capital withdrew as a limited partner from Wells OP and a wholly owned corporate subsidiary of Wells REIT was admitted as the sole limited partner of Wells OP. Wells OP owns properties directly, through wholly owned subsidiaries, through certain joint ventures with real estate limited partnerships sponsored by Wells Capital, and through certain joint ventures with third parties. References to Wells REIT herein shall include Wells REIT and all subsidiaries of Wells REIT, including Wells OP, its subsidiaries, and consolidated joint ventures.

As of March 31, 2007, Wells REIT owned interests in 80 properties, either directly or through joint ventures, comprising approximately 21 million square feet of commercial office and industrial space, located in 23 states and the District of Columbia. As of March 31, 2007, these properties were approximately 95% leased.

Since its inception, Wells REIT has completed four public offerings of common stock for sale at $10 per share. Combined with Wells REIT’s dividend reinvestment plan (the “DRP”), such offerings have provided approximately $5.2 billion in total offering proceeds. From these proceeds, Wells REIT has paid costs related to the offerings of (1) approximately $171.1 million in acquisition and advisory fees and reimbursements of acquisition expenses, (2) approximately $476.8 million in commissions on stock sales and related dealer-manager fees, and (3) approximately $62.7 million in organization and other offering costs. In addition, Wells REIT has used approximately $626.9 million to redeem shares pursuant to Wells REIT’s share redemption program, and to repurchase shares as a result of a legal settlement in one instance. The remaining net offering proceeds of approximately $3.9 billion were invested in real estate, and Wells REIT’s fourth public offering closed on July 25, 2004.

Wells REIT registered an additional 100 million shares of common stock with the Securities and Exchange Commission (the “SEC”) for issuance pursuant to its DRP under a Registration Statement on Form S-3 (Commission File No. 333-114212), which became effective on April 5, 2004. (See Note 8 below for more detail concerning share registration).

Wells REIT’s stock is not listed on a national securities exchange. However, Wells REIT’s Articles of Incorporation require Wells REIT to begin the process of liquidating its investments and distributing the proceeds therefrom to the stockholders if its common stock is not listed on a national securities exchange or over-the-counter market by January 30, 2008. This provision of Wells REIT’s Articles of Incorporation can only be amended by a vote of Wells REIT’s stockholders (See Note 8 below).

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of Wells REIT have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. In the opinion of management, the statements for the unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full-year’s results. Wells REIT’s consolidated financial statements include the accounts of Wells REIT, Wells OP, and certain entities in which Wells REIT or Wells OP has a controlling financial interest. For further information, refer to the financial statements and footnotes included in Wells REIT’s Annual Report on Form 10-K for the year ended December 31, 2006.

Redeemable Common Stock

Subject to certain limitations, Wells REIT’s shares of common stock are contingently redeemable at the option of the shareholder. Such limitations include, but are not limited to, the following: (i) Wells REIT may not redeem in excess of 5% of the weighted-average shares of common stock outstanding during the prior calendar year during any calendar year; and (ii) in no event shall the aggregate amount paid for redemptions under the Wells REIT share redemption program exceed the aggregate amount of proceeds received from the sale of shares pursuant to the DRP. Accordingly, pursuant to Accounting Series Release No. 268, Presentation in Financial Statements Redeemable Preferred Stock, Wells REIT has recorded redeemable common stock equal to the aggregate amount of proceeds received under the DRP, less the aggregate amount incurred to redeem shares under Wells REIT’s share redemption program of $121.3 million and $136.1 million as of March 31, 2007 and December 31, 2006. Further, upon being tendered for redemption by the holder, Wells REIT reclassifies redeemable shares of common stock from mezzanine equity to a liability at settlement value. As of March 31, 2007 and 2006, approximately $0.3 million and $0.1 million of shares tendered for redemption have not been redeemed, and are, therefore, included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets. Effective April 30, 2007, the board of directors of Wells REIT suspended its share redemption program. (See Note 8 below).

Income Taxes

Wells REIT has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and has operated as such beginning with its taxable year ended December 31, 1998. To qualify as a REIT, Wells REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its adjusted REIT taxable income, as defined by the Code, to its stockholders. As a REIT, Wells REIT generally is not subject to income tax on income it distributes to stockholders. Wells REIT is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the accompanying consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, derecognition and measurement of uncertain tax positions. FIN 48 was effective for Wells REIT beginning January 1, 2007.

No reserves for uncertain tax positions have been recorded pursuant to the adoption of FIN 48. In addition, Wells REIT did not record a cumulative effect adjustment related to the adoption of FIN 48 and has no unrecognized deferred tax benefits. Wells REIT records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of income, and such accrued interest and penalties are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets. The tax years 2003-2006 remain open to examination by certain tax jurisdictions to which Wells REIT is subject.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures required for fair value measurements under GAAP. SFAS 157 emphasizes that fair value is a market-based measurement, as opposed to a transaction-specific measurement. SFAS 157 will be effective for Wells REIT beginning January 1, 2008. Wells REIT is currently assessing the provisions and evaluating the financial statement impact of SFAS 157 on its consolidated financial statements.

3. DISPOSITIONS OF REAL ESTATE ASSETS

Citigroup Fort Mill Building

On March 28, 2007, Wells REIT sold the Citigroup Fort Mill Building for a gross sale price of approximately $34.2 million, exclusive of closing costs, to an unaffiliated third party. As a result of this sale, Wells REIT recognized a gain of approximately $7.8 million, which is subject to change as additional information becomes available in subsequent periods.

Videojet Technology Building

On March 29, 2007, Wells REIT sold the Videojet Technology Building for a gross sale price of approximately $43.3 million, exclusive of closing costs, to an unaffiliated third party. As a result of this sale, Wells REIT recognized a gain of approximately $12.9 million, which is subject to change as additional information becomes available in subsequent periods.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Discontinued Operations

The results of operations for the Citigroup Fort Mill Building (sold in March 2007), the Videojet Technology Building (sold in March 2007), the Frank Russell Building (sold in December 2006), and the Northrop Grumman Building (sold in July 2006) are classified as discontinued operations in the accompanying consolidated statements of income. The details comprising income from discontinued operations are provided below (in thousands):

	Three Months Ended March 31,
	2007	2006
Revenues:
Rental income	$1,260	$3,712
Tenant reimbursements	(191)	103
Gain on sale	20,653	—

	21,722	3,815
Expenses:
Property operating costs	(168)	63
Property management fees—other	—	2
Depreciation	311	1,057
Amortization	41	365
General and administrative	22	24
	206	1,511

Income from discontinued operations	$21,516	$2,304

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. LINES OF CREDIT AND NOTES PAYABLE

As of March 31, 2007 and December 31, 2006, Wells REIT had lines of credit and notes payable outstanding as follows (in thousands):

Facility	Fixed-rate (F) or Variable- rate (V)	Rate	Term Debt or Interest Only	Maturity	March 31, 2007	December 31, 2006
Secured Pooled Facility	F	4.84%	Interest Only	6/14/2014	$350,000	$350,000
Aon Center Chicago Mortgage Note	F	4.87% 5.70%	Interest Only	5/1/2014	200,000 25,000	200,000 25,000
$125.0 Million Fixed-Rate Loan	F	5.50%	Interest Only	4/1/2016	125,000	125,000
Leo Burnett Building Mortgage Note	F	5.10%	Interest Only	1/1/2014	120,000	120,000
WDC Mortgage Notes	F	4.40%	Interest Only	11/1/2007	115,167	115,167
$105.0 Million Fixed-Rate Loan	F	5.29%	Interest Only	5/11/2015	105,000	105,000
$45.0 Million Fixed-Rate Loan	F	5.20%	Interest Only	6/1/2012	45,000	45,000
$42.5 Million Fixed-Rate Loan	F	5.70%	Interest Only	10/11/2016	42,525	42,525
3100 Clarendon Boulevard Building Mortgage Note	F	6.40%	Interest Only	8/25/2008	34,351	34,502
One Brattle Square Building Mortgage Note	F	8.50%	Term Debt	3/11/2028	27,136	27,484
1075 West Entrance Building Mortgage Note	F	8.20%	Term Debt	1/1/2012	—	15,525
$50.0 Million Secured Line of Credit	V	6.82%	Interest Only	6/16/2008	8,400	38,000
		LIBOR + 1.50%
$48.3 Million Secured Line of Credit	V	6.82%	Interest Only	12/10/2007	8,400	—
		LIBOR + 1.50%

Total indebtedness					$1,205,979	$1,243,203

During the three months ended March 31, 2007, Wells REIT engaged in the following significant activity with respect to its lines of credit and notes payable:

On March 1, 2007, Wells REIT repaid the entire outstanding principal balance on the 1075 West Entrance Building Mortgage Note of approximately $13.9 million plus a prepayment penalty of approximately $1.6 million. In connection with prepayment of the 1075 West Entrance Building Mortgage Note, Wells REIT recognized a loss of approximately $0.1 million resulting from the prepayment penalty of approximately $1.6

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million, offset by a write-off of the unamortized fair value adjustment to debt of approximately $1.5 million. Accordingly, costs associated with the early extinguishment of debt are reported as a loss on extinguishment of debt in the accompanying consolidated statements of income.

During the three months ended March 31, 2007, Wells REIT had net borrowings of approximately $67.0 million under its lines of credit. Wells REIT made interest payments, including amounts capitalized, of approximately $16.0 million and $13.7 million for the three months ended March 31, 2007 and 2006, respectively.

5. SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

Outlined below are significant noncash investing and financing activities for the three months ended March 31, 2007 and 2006 (in thousands):

	Three months ended March 31, (in thousands)
	2007	2006
Investment in real estate funded with other assets	$—	$5,000
Acquisition and advisory fees due to affiliate	$—	$1,327
Accrued capital expenditures and deferred lease costs	$3,619	$3,946
Discounts applied to issuance of common stock	$657	$326
Discounts reduced as a result of redemptions of common stock	$291	$1,266
Accrued redemptions of common stock	$292	$117
Redeemable common stock	$14,871	$57,492

6. RELATED-PARTY TRANSACTIONS

During the quarters ended March 31, 2007 and 2006, Wells REIT was a party to and incurred expenses under the following agreements with Wells Real Estate Advisory Services, Inc. (“WREAS”), or its predecessor, Wells Advisory Services I, LLC (“WASI”):

Asset Advisory Agreement – Agreement to serve as Wells REIT’s investment and financial advisor; manage the day-to-day operations of Wells REIT; formulate and implement strategies to administer, promote, manage, operate, maintain, improve, finance and refinance, market, lease, and dispose of properties; and provide certain accounting, compliance, and other administrative services for Wells REIT.

The fees for these services are payable monthly in an amount equal to one-twelfth of 0.5% of the fair market value of all properties owned directly, plus Wells REIT’s interest in properties held through joint ventures. This fee is reduced by (i) tenant-reimbursed property management fees paid to WREAS, and (ii) in the event that WREAS retains an independent third-party property manager to manage one or more properties currently being managed by WREAS, the amount of property management fees paid to such third-party property managers.

Acquisition Advisory Agreement – Agreement to provide capital-raising functions; the investigation, selection, and acquisition of properties; and certain transfer agent and stockholder communication functions. During the first quarter of 2006, Wells REIT incurred fees under the Acquisition Advisory Agreement equal to 3.5% of aggregate gross proceeds raised from the sale of shares under Wells REIT’s DRP. Such fees were eliminated on shares sold under the DRP beginning in September 2006; thus, no such fees were incurred during the quarter ended March 31, 2007.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property Management Agreement – Agreement to manage, coordinate the leasing of, and manage construction activities related to certain properties of Wells REIT. Fees are generally market-based property management fees based on the gross monthly income of the property. Additional fees apply for leasing and construction management services.

Under each of the above agreements, Wells REIT is required to reimburse each service provider for various costs and expenses incurred in connection with the performance of its duties under such agreements, including reasonable wages and salaries and other employee-related expenses such as taxes, insurance, and benefits of employees of the service provider who are directly engaged in providing services for or on behalf of Wells REIT. Under these agreements, reimbursements for such employee-related expenses may not exceed $8.2 million in aggregate during any fiscal year. Wells REIT is also responsible for reimbursing each service provider for non-salary administrative reimbursements. Each of these reimbursements is included in general and administrative expenses in the accompanying consolidated statements of income.

Pursuant to the terms of the agreements described above, Wells REIT incurred the following related-party costs for the three months ended March 31, 2007, and 2006 (in thousands):

	Three Months Ended March 31,
	2007	2006
Acquisition and advisory fees(1)	$—	$1,328
Asset and property management fees	$7,019	$5,333
Administrative reimbursements(2)	$2,348	$1,951
Commissions and dealer-manager fees(3)(4)	$—	$1,850

(1)

Acquisition and advisory fees are capitalized to prepaid expenses and other assets as incurred and allocated to properties upon acquisition. All acquisition and advisory fees had been allocated to properties as of December 31, 2006.

(2)	Pursuant to the respective lease agreements, tenants reimbursed approximately $450,000 and $196,000 of these charges to Wells REIT for the three months ended March 31, 2007 and 2006, respectively.
(3)	Commissions and dealer-manager fees are charged against stockholders’ equity as incurred.
(4)

Substantially all commissions were re-allowed by Wells Investment Securities, Inc., an affiliate of Wells Capital and the dealer-manager in each offering of Wells REIT stock, to participating broker dealers during 2006.

The due to affiliates balance of $1.1 million as of both March 31, 2007 and December 31, 2006 is primarily comprised of salary and other operating expense reimbursements due to WREAS or its affiliates.

Additionally, approximately $1.3 million of interest and other income recorded for the quarter ended March 31, 2007 relates to a reimbursement received from Wells Management Company, Inc. (“Wells Management”), one of Wells REIT’s former advisors and property manager (and current property manager for certain of Wells REIT’s properties), for a $1.3 million property management termination expense included in asset and property management expense during the quarter ended March 31, 2007.

Related-Party Agreements Post Internalization

In connection with closing the Internalization transaction on April 16, 2007, Wells REIT acquired WREAS and Wells Government Services, Inc. (“WGS”), and as such, will no longer be subject to the fees associated with the above agreements. However, Wells Management will continue to provide property management services for

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately 15 properties located in geographic areas where Wells REIT does not currently have a regional property management office pursuant to a new Master Property Management Leasing and Construction Management Agreement with Wells Management entered into on April 16, 2007. Wells REIT anticipates that Wells Management will only provide property management services for these properties, and the fees for the management of these properties will be market-based property management fees generally based on gross monthly income of the property. The property management agreement with Wells Management is effective as of April 1, 2007, has a one-year term, and automatically renews unless either party gives notice of its intent not to renew. In addition, either party may terminate the agreement upon 60 days’ written notice.

Additionally, on April 16, 2007, Wells REIT, through its newly acquired subsidiary, WREAS, entered into a property management agreement with Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) whereby a subsidiary of Wells REIT provides property management services for 12 properties owned by Wells REIT II. Wells REIT will only provide property management services for these 12 properties, and the fees for the management of these properties will be market-based property management fees generally based on gross monthly income of the property. The property management agreement with Wells REIT II is effective as of April 16, 2007, has a one-year term, and automatically renews unless either party gives notice of its intent not to renew. In addition, either party may terminate this agreement upon 60 days’ written notice.

7. COMMITMENTS AND CONTINGENCIES

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Wells REIT to expand an existing property, construct on adjacent property, or provide funding for other capital improvements. As of March 31, 2007, no tenants have exercised such options which have not been fully satisfied as of that date. Under lease amendments executed during 2006, Leo Burnett and Winston & Strawn, LLP, the principal tenants at the 35 W. Wacker Building, are entitled to additional landlord-funded tenant improvements, leasing commissions, and building improvements totaling approximately $56.9 million as of March 31, 2007.

Assertion of Legal Action

On March 12, 2007, a stockholder filed a purported class action and derivative complaint, Washtenaw County Employees Retirement System v. Wells Real Estate Investment Trust, Inc., et al., in the United States District Court for the District of Maryland against, among others, Wells REIT, Wells REIT’s previous advisors (Wells Real Estate Funds, Inc. (“Wells REF”), Wells Capital, Wells Management, WASI, WREAS, and WGS)), and the officers and directors of Wells REIT prior to the closing of the Internalization transaction. The complaint attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007.

The complaint alleges, among other things, (i) that the consideration to be paid as part of the Internalization is excessive; (ii) violations of Section 14(A), including Rule 14a-9 thereunder, and Section 20(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to Wells REIT; and (iv) that the proposed Internalization will unjustly enrich certain directors and officers of Wells REIT.

The complaint seeks, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) to nullify the merger proposal and the merger agreement;

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(vi) restitution for disgorgement of profits, benefits and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of Wells REIT’s strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

Wells REIT believes that the allegations contained in the complaint are without merit and intends to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

On April 9, 2007, the District Court denied the plaintiff’s motion for an order enjoining the Internalization transaction. On April 17, 2007, the Court granted the defendants’ motion to transfer venue to the United States District Court in the Northern District of Georgia, and the case was docketed in the Northern District of Georgia on April 24, 2007.

Other Legal Matters

Wells REIT is from time to time a party to other legal proceedings, which arise in the ordinary course of its business. None of these ordinary course legal proceedings are reasonably likely to have a material adverse effect on results of operations or financial condition.

8. SUBSEQUENT EVENTS

Internalization Transaction Consummated

On April 16, 2007, Wells REIT closed the Internalization transaction. In connection with the closing, Wells REIT issued 19,546,302 shares of Wells REIT’s common stock as consideration for the transaction and 22,339 shares of Wells REIT’s common stock in exchange for the 20,000 limited partnership units held by Wells Capital, for a total of 19,568,641 shares. The 19,546,302 shares representing the consideration for the transaction are subject to certain lock-up provisions and pledge and security agreement provisions. In addition, 162,706 shares of the 19,546,302 shares are subject to certain escrow agreement provisions.

Resignations of Certain Directors

As previously disclosed, in order to avoid having directors serve on both Wells REIT’s board of directors and a board of directors of a Wells REF-related entity that may compete with Wells REIT, three of Wells REIT’s independent directors, Richard W. Carpenter, Bud Carter and Neil H. Strickland, and one of Wells REIT’s other directors, Douglas P. Williams, each of whom also serves on a board of directors of at least one other Wells REF-related entity that may be deemed to compete with Wells REIT, had agreed to resign as a director of Wells REIT effective as of and conditioned upon the closing of the Internalization transaction. Accordingly, on April 16, 2007, Messrs. Carpenter, Carter, Strickland and Williams resigned their positions as directors of Wells REIT. In addition, in connection with the closing of the Internalization transaction, in order to avoid having directors serve on both Wells REIT’s board of directors and a board of directors of a Wells REF-related entity that may compete with Wells REIT, on April 16, 2007, Donald S. Moss and W. Wayne Woody resigned as directors of Wells Real Estate Investment Trust II, Inc. For similar reasons, Leo F. Wells, III, resigned from the board of directors of Wells REIT on May 9, 2007.

Resignations of Randall D. Fretz and Douglas P. Williams as Officers

As previously disclosed on February 12, 2007, Douglas P. Williams, the Executive Vice President, Secretary and Treasurer of Wells REIT, and Randall D. Fretz, the Senior Vice President of Wells REIT, notified

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the board of directors of Wells REIT of their intent to resign their positions as executive officers of Wells REIT effective as of and conditioned upon the closing of the Internalization transaction. Accordingly, on April 16, 2007, Messrs. Williams and Fretz resigned from their respective positions as officers of Wells REIT.

Appointment of Robert E. Bowers as Chief Financial Officer, Executive Vice President, Secretary and Treasurer

On April 16, 2007, the board of directors of Wells REIT elected Robert E. Bowers as Wells REIT’s Chief Financial Officer, Executive Vice President, Secretary and Treasurer. As discussed above, and in connection with such election, Wells REIT entered into an employment agreement with Mr. Bowers. Mr. Bowers most recently served as the Chief Financial Officer and Vice President of Wells REF and as a Senior Vice President of Wells Capital.

Adoption of 2007 Omnibus Incentive Plan and Cancellation of 2000 Employee Stock Option Plan

On April 16, 2007, Wells REIT’s board of directors adopted the 2007 Omnibus Incentive Plan. The purpose of the 2007 Omnibus Incentive Plan is to provide Wells REIT with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards as part of an overall compensation package to attract and retain qualified personnel. Certain officers, key employees, non-employee directors, or consultants of Wells REIT and its subsidiaries would be eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights and performance-based awards under the plan. Further, Wells REIT registered 14.0 million shares of common stock with the SEC for issuance under the 2007 Omnibus Incentive Plan under a Registration Statement on Form S-8 (Commission File No. 333-142448), which became effective April 30, 2007.

Additionally, on April 16, 2007, Wells REIT’s board of directors terminated the 2000 Employee Stock Option Plan because such plan was intended to cover employees of the former third-party advisors and, as a result of the Internalization of the advisor companies was no longer necessary. No awards were ever issued under the 2000 Employee Stock Option Plan.

Amendments to Operating Partnership’s Partnership Agreement and Creation of Taxable REIT Subsidiary

On April 16, 2007, in connection with the closing of the Internalization transaction, Wells REIT, as general partner of Wells REIT’s operating partnership, Wells OP, along with Wells Capital and Wells REIT Sub, Inc. (a newly formed, wholly owned taxable REIT subsidiary of Wells REIT), amended the limited partnership agreement of Wells OP to reflect, among other things, (1) that Wells Capital, Wells REIT’s former advisor, was withdrawing as a limited partner in Wells OP, and (2) that Wells REIT Sub, Inc. was admitted as the new limited partner of Wells OP, along with certain other conforming changes to reflect that Wells Capital is no longer a limited partner in Wells OP.

Amendment to Articles of Incorporation

Following the closing of the Internalization transaction, on April 17, 2007, Wells REIT filed an amendment to its Articles of Incorporation with the State Department of Assessment and Taxation of the State of Maryland. A description of the amendments to Wells REIT’s Articles of Incorporation is set forth in the proxy statement filed on February 26, 2007 in a section entitled “Proposal II: The Pre-Listing Charter Amendment Proposal.”

Suspension of Share Redemption Program

Effective April 20, 2007, Wells REIT’s board of directors has suspended its share redemption program, having concluded that Wells REIT may be in possession of non-public material information. Wells REIT stated

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the proxy statement relating to the Internalization transaction that it intended to consider a listing of its shares on a national securities exchange after completing the Internalization transaction should market conditions and other circumstances make it desirable to do so. Wells REIT completed the Internalization transaction and is currently in discussions with investment bankers and other advisers regarding the possibility of listing its shares on a national securities exchange. Those discussions involved the receipt of information and the preparation for possible courses of action that Wells REIT could not then publicly disclose under applicable securities laws. In the event of a listing of its shares on a national securities exchange, Wells REIT intends to terminate its share redemption program, as its stockholders may then seek to sell their shares on the open market.

Offer to Purchase Wells REIT Common Stock

On February 27, 2007, Madison Investment Trust Series 79, an unaffiliated third party filed a Schedule TO with the SEC in an attempt to purchase up to 23,300,000 shares of Wells REIT’s common stock from current stockholders. On April 23, 2007, such third party announced that it had agreed to purchase a total of 462,166 shares from stockholders. Upon completion of the offer, the third party and its affiliate will hold an aggregate of approximately 469,066 shares, or less than 0.1% of the total outstanding shares of common stock.

Additional Offer to Purchase Wells REIT Common Stock

On May 4, 2007, Madison Investment Trust Series 82 (“Madison Investment Trust 82”) offered to purchase up to 24,300,000 shares of Wells REIT’s common stock (the “Shares”) at a purchase price equal to $8.50 per Share, less the amount of any dividends declared or made with respect to the Shares between May 4, 2007 and June 8, 2007, or such other date to which the offer may be extended, upon the terms and subject to the conditions set forth in the tender offer statement filed with the SEC on May 4, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Wells Real Estate Investment Trust, Inc.

We have audited the accompanying consolidated balance sheets of Wells Real Estate Investment Trust, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wells Real Estate Investment Trust, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    ERNST & YOUNG LLP

Atlanta, Georgia

March 9, 2007,

except for Note 15, as to which the date is

March 12, 2007,

and Notes 2, 9 and 10, as to which the date is

May 18, 2007

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per-share amounts)

	December 31,
	2006	2005
Assets:
Real estate assets, at cost:
Land	$630,408	$611,339
Buildings and improvements, less accumulated depreciation of $387,148 and $302,796 as of December 31, 2006 and 2005, respectively	3,070,287	3,073,458
Intangible lease assets, less accumulated amortization of $142,977 and $104,299 as of December 31, 2006 and 2005, respectively	223,085	235,410
Construction in progress	28,032	20,734
Assets related to discontinued operations, net	52,209	52,114

Total real estate assets	4,004,021	3,993,055
Investments in unconsolidated joint ventures	56,789	58,817
Cash and cash equivalents	44,131	48,973
Tenant receivables, net of allowance for doubtful accounts of $1,678 and $689 as of December 31, 2006 and 2005, respectively	106,727	97,670
Due from unconsolidated joint ventures	1,230	931
Prepaid expenses and other assets	22,423	22,124
Deferred financing costs, less accumulated amortization of $6,885 and $5,099 as of December 31, 2006 and 2005, respectively	9,485	10,233
Deferred lease costs, less accumulated amortization of $77,575 and $51,834 as of December 31, 2006 and 2005, respectively	203,650	164,593
Other assets related to discontinued operations, net	2,234	1,954

Total assets	$4,450,690	$4,398,350

Liabilities:
Lines of credit and notes payable	$1,243,203	$1,036,312
Accounts payable, accrued expenses, and accrued capital expenditures	92,023	68,058
Due to affiliates	1,232	3,951
Deferred income	24,117	22,301
Intangible lease liabilities, less accumulated amortization of $42,738 and $34,431 as of December 31, 2006 and 2005, respectively	97,239	106,158

Total liabilities	1,457,814	1,236,780
Commitments and Contingencies	—	—
Minority Interest	6,050	5,408
Redeemable Common Stock	136,129	167,015

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; 465,880,274 and 469,423,177 shares issued and outstanding as of December 31, 2006 and 2005, respectively	4,659	4,694
Additional paid-in capital	3,358,933	3,391,998
Cumulative distributions in excess of earnings	(376,766)	(240,530)
Redeemable common stock	(136,129)	(167,015)

Total stockholders’ equity	2,850,697	2,989,147

Total liabilities, minority interest, redeemable common stock, and stockholders’ equity	$4,450,690	$4,398,350

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per-share amounts)

	Years Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$433,290	$427,124	$414,749
Tenant reimbursements	130,925	128,306	120,720
Other rental income	9,584	4,914	8,672
Gain on sale	—	—	298

	573,799	560,344	544,439
Expenses:
Property operating costs	197,511	187,229	173,649
Asset and property management fees:
Related-party	24,361	21,748	18,261
Other	5,040	5,539	4,908
Depreciation	92,378	86,262	81,701
Amortization	71,195	63,875	57,274
Casualty and impairment losses on real estate assets	7,765	16,093	—
Loss on sale	550	—	—
General and administrative	20,881	18,468	18,735

	419,681	399,214	354,528

Real estate operating income	154,118	161,130	189,911

Other income (expense):
Interest expense	(61,329)	(49,320)	(38,391)
Interest and other income	2,541	5,802	2,216
Equity in income of unconsolidated joint ventures	2,197	14,765	6,634
Loss on extinguishment of debt	—	—	(2,101)

	(56,591)	(28,753)	(31,642)

Income from continuing operations before minority interest	97,527	132,377	158,269

Minority interest in earnings of consolidated subsidiaries	(657)	(611)	(572)

Income from continuing operations	96,870	131,766	157,697

Discontinued operations:
Operating income	8,532	19,691	40,536
Gain on sale	27,922	177,678	11,489
Income from discontinued operations	36,454	197,369	52,025

Net Income	$133,324	$329,135	$209,722

Net income per common share—basic and diluted:
Income from continuing operations	$0.21	$0.28	$0.34
Income from discontinued operations	0.08	0.43	0.11

Net income per common share	$0.29	$0.71	$0.45

Weighted-average shares outstanding—basic and diluted	461,693	466,285	466,061

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per-share amounts)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2003	465,050	$4,650	$4,138,017	$(180,261)	$—	$—	$3,962,406
Issuance of common stock	19,494	195	194,747	—	—	—	194,942
Redemptions of common stock	(9,711)	(97)	(97,018)	—	—	—	(97,115)
Dividends ($0.6708 per share)	—	—	—	(312,645)	—	—	(312,645)
Commissions and discounts on common stock sales and related dealer-manager fees	—	—	(17,617)	—	—	—	(17,617)
Other offering costs	—	—	(757)	—	—	—	(757)
Redeemable common stock	—	—	—	—	(225,955)	—	(225,955)
Shares repurchased upon settlement	(1,347)	(13)	(13,454)	—	—	—	(13,467)
Components of comprehensive income:
Net income	—	—	—	209,722	—	—	209,722
Change in value of interest rate swap	—	—	—	—	—	86	86
Comprehensive income							209,808

Balance, December 31, 2004	473,486	4,735	4,203,918	(283,184)	(225,955)	86	3,699,600
Issuance of common stock	18,834	188	165,331	—	—	—	165,519
Redemptions of common stock	(22,897)	(229)	(217,866)	—	—	—	(218,095)
Special distribution ($1.6053 per share)	—	—	(748,526)	—	—	—	(748,526)
Dividends ($0.6144 per share)	—	—	—	(286,481)	—	—	(286,481)
Commissions and discounts on common stock sales	—	—	(10,488)	—	—	—	(10,488)
Other offering costs	—	—	(371)	—	—	—	(371)
Redeemable common stock	—	—	—	—	58,940	—	58,940
Components of comprehensive income:
Net income	—	—	—	329,135	—	—	329,135
Change in value of interest rate swap	—	—	—	—	—	(86)	(86)
Comprehensive income							329,049

Balance, December 31, 2005	469,423	4,694	3,391,998	(240,530)	(167,015)	—	2,989,147
Issuance of common stock	18,097	181	151,471	—	—	—	151,652
Redemptions of common stock	(21,640)	(216)	(181,126)	—	—	—	(181,342)
Dividends ($0.5838 per share)	—	—	—	(269,560)	—	—	(269,560)
Commissions and discounts on common stock sales	—	—	(3,363)	—	—	—	(3,363)
Other offering costs	—	—	(47)	—	—	—	(47)
Redeemable common stock	—	—	—	—	30,886	—	30,886
Net income	—	—	—	133,324	—	—	133,324

Balance, December 31, 2006	465,880	$4,659	$3,358,933	$(376,766)	$(136,129)	$—	$2,850,697

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net income	$133,324	$329,135	$209,722
Operating distributions received from unconsolidated joint ventures	4,424	6,107	9,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	95,296	91,713	97,425
Other amortization	72,225	65,590	61,495
Casualty and impairment losses on real estate assets	7,565	16,093	—
Loss on extinguishment of debt	—	—	2,101
Amortization of deferred financing costs and fair market value adjustments on notes payable	1,179	1,221	2,490
Equity in income of unconsolidated joint ventures	(2,197)	(14,765)	(6,634)
Minority interest in earnings of consolidated subsidiaries	657	611	572
Gain on sale	(27,922)	(177,678)	(11,787)
Loss on sale	550	—	—
Changes in assets and liabilities:
Increase in tenant receivables, net	(10,626)	(13,512)	(37,708)
Decrease in due from affiliate	—	—	351
(Increase) decrease in prepaid expenses and other assets	(15,581)	(20,893)	2,376
Increase (decrease) in accounts payable and accrued expenses	19,802	(3,496)	(9,063)
(Decrease) increase in due to affiliates	(1,563)	929	77
Increase (decrease) in deferred income	1,815	(10,168)	7,750

Net cash provided by operating activities	278,948	270,887	328,753

Cash Flows from Investing Activities:
Investment in real estate and earnest money paid	(267,810)	(53,900)	(238,615)
Proceeds from master leases	963	—	—
Net sale proceeds from wholly owned properties	111,481	711,894	32,996
Net sale proceeds received from unconsolidated joint ventures	297	44,874	7,370
Investments in unconsolidated joint ventures	(795)	(528)	(395)
Acquisition and advisory fees paid	(2,485)	(3,557)	(21,210)
Deferred lease costs paid	(30,051)	(7,093)	(33,488)

Net cash provided by (used in) investing activities	(188,400)	691,690	(253,342)

Cash Flows from Financing Activities:
Deferred financing costs paid	(1,038)	(984)	(10,227)
Proceeds from lines of credit and notes payable	598,885	307,115	1,019,952
Repayments of lines of credit and notes payable	(391,387)	(160,378)	(825,035)
Issuance of common stock	150,379	159,459	190,339
Redemptions of common stock	(178,907)	(215,015)	(96,806)
Dividends paid	(269,575)	(286,643)	(326,372)
Special distribution	—	(748,526)	—
Commissions on stock sales paid	(3,700)	(7,930)	(13,936)
Other offering costs paid	(47)	(371)	(14,082)
Repurchase of shares upon settlement	—	—	(12,842)

Net cash used in financing activities	(95,390)	(953,273)	(89,009)

Net increase (decrease) in cash and cash equivalents	(4,842)	9,304	(13,598)
Cash and cash equivalents, beginning of year	48,973	39,669	53,267

Cash and cash equivalents, end of year	$44,131	$48,973	$39,669

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, AND 2004

1. ORGANIZATION

Wells Real Estate Investment Trust, Inc. (“Wells REIT”) is a Maryland corporation that qualifies as a real estate investment trust (“REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Wells REIT was incorporated in 1997 and commenced operations on June 5, 1998. Wells REIT conducts business primarily through Wells Operating Partnership, L.P. (“Wells OP”), a Delaware limited partnership. Wells REIT is the sole general partner and possesses full legal control and authority over the operations of Wells OP. Wells Capital, Inc. (“Wells Capital”) is the current sole limited partner of Wells OP. Wells OP owns properties directly, through wholly owned subsidiaries, through certain joint ventures with real estate limited partnerships sponsored by Wells Capital, and through certain joint ventures with parties not affiliated with Wells REIT or Wells Capital. References to Wells REIT herein shall include Wells REIT and all subsidiaries of Wells REIT, including Wells OP, its subsidiaries, and consolidated joint ventures. See Note 12 for additional information related to Wells Capital.

As of December 31, 2006, Wells REIT owned interests in 83 properties, either directly or through joint ventures, comprising approximately 21.5 million square feet of commercial office and industrial space, located in 23 states and the District of Columbia. As of December 31, 2006, these properties were approximately 95% leased.

Since its inception, Wells REIT has completed four public offerings of common stock for sale at $10 per share. Combined with Wells REIT’s dividend reinvestment plan (the “DRP”), such offerings have provided approximately $5.2 billion in total offering proceeds. From these proceeds, Wells REIT has paid costs related to the offerings of (1) approximately $171.1 million in acquisition and advisory fees and reimbursements of acquisition expenses, (2) approximately $477.8 million in commissions on stock sales and related dealer-manager fees, and (3) approximately $62.7 million in organization and other offering costs. In addition, Wells REIT has used approximately $574.6 million to redeem shares pursuant to Wells REIT’s share redemption program, and to repurchase shares resulting from a legal settlement in one instance. The remaining net offering proceeds of approximately $3.9 billion were invested in real estate, and Wells REIT’s fourth public offering closed on July 25, 2004.

Wells REIT registered an additional 100 million shares of common stock with the Securities and Exchange Commission (the “SEC”) for issuance pursuant to its DRP under a Registration Statement on Form S-3 (Commission File No. 333-114212), which became effective on April 5, 2004.

Wells REIT’s stock is not listed on a national securities exchange. However, Wells REIT’s Articles of Incorporation require Wells REIT to begin the process of liquidating its investments and distributing the resulting proceeds to the stockholders if its common stock is not listed on a national securities exchange or over-the-counter market by January 30, 2008. This provision of Wells REIT’s Articles of Incorporation can only be amended by a vote of Wells REIT’s stockholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

Wells REIT’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Wells REIT, Wells OP, any variable interest entities in which Wells REIT or Wells OP is the primary beneficiary, as defined by Financial Accounting Standards

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Board Interpretation No. (“FIN”) 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”) and, in situations where FIN 46(R) is not applicable, any entities in which Wells REIT or Wells OP own a controlling financial interest, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 94, Consolidation of All Majority-Owned Subsidiaries, Accounting Research Bulletin No. 51, Consolidated Financial Statements, and Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures. In determining whether Wells REIT or Wells OP has a controlling financial interest, the following factors are considered, among others: ownership of voting interests, protective rights of investors and participatory rights of investors.

Wells REIT owns interests in four real properties through its ownership in the following consolidated joint ventures: Wells 35 W. Wacker, LLC and Wells Washington Properties, Inc. Wells REIT has evaluated the consolidated joint ventures based on the criterion outlined above and concluded that, while neither of the consolidated joint ventures is a variable interest entity (“VIE”), it has a controlling financial interest in both of these entities. Accordingly, Wells REIT’s consolidated financial statements include the accounts of Wells 35 W. Wacker LLC and Wells Washington Properties Inc.

All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, application of acquisition and advisory fees incurred, any tenant improvements or major improvements and betterments, that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Additionally, Wells REIT capitalizes interest while the development of a real estate asset is in progress. Interest of approximately $0 and $882,000 was capitalized for the years ended December 31, 2006 and 2005, respectively.

Wells REIT’s real estate assets are depreciated or amortized using the straight-line method over the following useful lives:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Wells REIT continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets, of both operating properties and properties under construction in which Wells REIT has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present, management assesses whether the respective carrying values will be recovered with the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition for assets held for use, or with the estimated fair values, less costs to sell, for assets held for sale. Wells REIT considers assets to be held for sale at the point at

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which a sale contract is executed. In the event that the expected undiscounted future cash flows for assets held for use or the estimated fair value, less costs to sell, for assets held for sale do not exceed the respective asset carrying value, management adjusts such assets to the respective estimated fair values, as defined by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), and recognizes an impairment loss. Estimated fair values are calculated based on the following information, dependent upon availability, in order of preference: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Wells REIT allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of market rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

As of December 31, 2006 and 2005, Wells REIT had gross above-market in-place leases of approximately $79.0 million and $77.4 million, respectively, and gross intangible absorption period costs of approximately $287.0 million and $262.3 million, respectively, which are recorded as intangible lease assets. As of December 31, 2006 and 2005, Wells REIT had gross intangible lease origination costs of approximately $214.3 million and $193.9 million, respectively, which are recorded as deferred lease costs, and gross below-

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

market in-place leases of approximately $140.0 million and $140.6 million, respectively, which are recorded as intangible lease liabilities.

During the years ended December 31, 2006, 2005, and 2004, Wells REIT recognized amortization expense related to intangible lease origination and absorption period costs of approximately $68.4 million, $62.4 million, and $56.4 million, respectively. In addition, Wells REIT recognized amortization of above-market and below-market in-place lease intangibles of approximately $1.6 million, $1.8 million, and $3.0 million, respectively, as a net increase to rental revenues. Income from discontinued operations for the years ended 2006, 2005, and 2004 includes $1.2 million, $3.0 million, and $7.1 million, respectively, of amortization expense related to intangible lease origination and absorption period costs and $0, $0.06 million, and $0.2 million, respectively, of rental income related to amortization of above-market and below-market in-place lease intangibles.

Net intangible assets and liabilities as of December 31, 2006 will be amortized as follows (in thousands):

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-place Lease Liabilities
	Above-Market In-place Lease Assets	Absorption Period Costs
For the year ending December 31:
2007	$10,102	$38,580	$24,556	$12,406
2008	8,696	31,265	21,446	12,196
2009	8,185	26,482	19,611	12,136
2010	6,942	20,565	16,836	11,935
2011	4,609	16,179	13,995	11,573
Thereafter	8,008	43,472	48,541	36,993

	$46,542	$176,543	$144,985	$97,239

Weighted-Average Amortization Period	5 years	6 years	8 years	9 years

Investments in Unconsolidated Joint Ventures

Wells REIT owns interests in ten properties through its ownership in certain unconsolidated joint venture partnerships. Management has evaluated these joint ventures and determined that these entities are not VIEs under the provisions of FIN 46(R). While Wells REIT does not have a controlling financial interest in the unconsolidated joint ventures, it does exercise significant influence. Accordingly, Wells REIT’s investment in unconsolidated joint ventures is recorded using the equity method of accounting, whereby original investments are recorded at cost and subsequently adjusted for contributions, distributions and net income (loss) attributable to such joint ventures. Pursuant to the terms of the unconsolidated joint venture agreements, all income and distributions are allocated to the joint venture partners in accordance with their respective ownership interests. Distributions of net cash from operations are generally distributed to the joint venture partners on a quarterly basis.

Cash and Cash Equivalents

Wells REIT considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

Tenant Receivables, net

Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the realizability of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. Wells REIT adjusted the allowance for doubtful accounts by recording provisions for (recoveries of) bad debts of approximately $989,000, ($404,000), and $600,000 for the years ended December 31, 2006, 2005, and 2004, respectively, which is included in general and administrative expenses and in income from discontinued operations in the accompanying consolidated statements of income.

Tenant receivables also include notes receivable from tenants to fund certain expenditures related to the property and are recorded at face amount, less any principal payments through the date of the accompanying consolidated balance sheets. These notes bear interest at rates comparable to tenants with similar borrowing characteristics; therefore, the carrying amount approximates the fair value of the notes as of the dates of the accompanying consolidated balance sheets.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of prepaid taxes, insurance and operating costs, escrow accounts held by lenders to pay future real estate taxes, insurance and tenant improvements, earnest money paid in connection with future acquisitions, costs incurred related to a potential merger transaction (see Note 15), and capitalized acquisition fees that have not yet been applied to investments in real estate assets. Prepaid expenses and other assets will be expensed as incurred or reclassified to other asset accounts upon being put into service in future periods. Balances without a future economic benefit are written off as they are identified.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense on a straight-line basis over the terms of the related financing arrangements. Wells REIT recognized amortization of deferred financing costs for the years ended December 31, 2006, 2005, and 2004 of approximately $1.8 million, $1.8 million, and $2.5 million, respectively, which is included in interest expense in the accompanying consolidated statements of income.

Deferred Lease Costs

Deferred lease costs are comprised of costs incurred to acquire operating leases, including intangible lease origination costs, and are capitalized and amortized on a straight-line basis over the terms of the related leases. Wells REIT recognized amortization of deferred lease costs of approximately $27.5 million, $25.8 million, and $24.9 million for the years ended December 31, 2006, 2005, and 2004, respectively, which is recorded as amortization expense and as a component of income from discontinued operations. Wells REIT recognized additional amortization of lease incentives classified as deferred lease costs of $0.9 million, $0.2 million, and $0, which were recorded as an adjustment to rental income for the years ended December 31, 2006, 2005, and 2004, respectively. Upon receiving notification of a tenant’s intention to terminate a lease, unamortized deferred lease costs are written off.

Line of Credit and Notes Payable

Certain mortgage notes included in lines of credit and notes payable in the accompanying consolidated balance sheets were assumed upon the acquisition of real properties. When debt is assumed, Wells REIT adjusts

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the loan to fair value with a corresponding adjustment to building. The fair value adjustment is amortized to interest expense over the term of the loan using the effective interest method.

Minority Interest

Minority interest represents the equity interests of consolidated subsidiaries that are not owned by Wells REIT. Minority interest is adjusted for contributions, distributions, and earnings (loss) attributable to the minority interest partners of the consolidated joint ventures. All earnings and distributions are allocated to the partners of the consolidated joint ventures in accordance with their respective partnership agreements. Earnings allocated to such minority interest partners are recorded as minority interest in earnings of consolidated subsidiaries in the accompanying consolidated statements of income.

Preferred Stock

Wells REIT is authorized to issue up to 100,000,000 shares of one or more classes or series of preferred stock with a par value of $0.01 per share. Wells REIT’s board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock issued, which may be more beneficial than the rights, preferences and privileges attributable to Wells REIT’s common stock. To date, Wells REIT has not issued any shares of preferred stock.

Common Stock

The par value of Wells REIT’s issued and outstanding shares of common stock is classified as common stock, with the remainder allocated to additional paid-in capital.

Dividends

As a REIT, Wells REIT is required by the Code, to make distributions to stockholders each taxable year equal to at least 90% of its taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders (“REIT taxable income”).

Dividends to be distributed to the stockholders are determined by the board of directors of Wells REIT and are dependent upon a number of factors relating to Wells REIT, including funds available for payment of dividends, financial condition, the timing of property acquisitions, capital expenditure requirements and annual distribution requirements in order to maintain Wells REIT’s status as a REIT under the Code.

Redeemable Common Stock

Subject to certain limitations, Wells REIT’s shares of common stock are contingently redeemable at the option of the shareholder. Such limitations include, however, are not limited to the following: (i) Wells REIT may not redeem in excess of 5% of the weighted-average shares of common stock outstanding during the prior calendar year during any calendar year; and (ii) in no event shall the aggregate amount paid for redemptions under the Wells REIT share redemption program exceed the aggregate amount of proceeds received from the sale of shares pursuant to the DRP. Accordingly, pursuant to Accounting Series Release No. 268, Presentation in Financial Statements Redeemable Preferred Stock, Wells REIT has recorded redeemable common stock equal to the aggregate amount of proceeds received under the DRP, less the aggregate amount incurred to redeem shares under Wells REIT’s share redemption program of $136.1 million and $167.0 million as of December 31, 2006

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and 2005, respectively. Further, upon being tendered for redemption by the holder, Wells REIT reclassifies redeemable shares of common stock from mezzanine equity to a liability at settlement value. As of December 31, 2006 and 2005, approximately $0.8 million and $0, respectively, of shares tendered for redemption have not been redeemed, and are, therefore, included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets.

Interest Rate Swap Agreement

Wells REIT entered into an interest rate swap to hedge its exposure to changing interest rates on a variable rate construction loan in 2004, which expired in July 2005. Wells REIT accounted for the interest rate swap agreement in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The fair value of the interest rate swap agreement was recorded as either prepaid expenses and other assets or accounts payable, accrued expenses, and accrued capital expenditures, and changes in the fair value of the interest rate swap agreement were recorded as other comprehensive income. Net amounts received or paid under the interest rate swap agreements are recorded as adjustments to interest expense as incurred.

Financial Instruments

Wells REIT considers its cash, accounts receivable, accounts payable, and lines of credit and notes payable to meet the definition of financial instruments. As of December 31, 2006 and 2005, the carrying value of cash, accounts receivable, and accounts payable approximated fair value. As of December 31, 2006 and 2005, the estimated fair value of lines of credit and notes payable was approximately $1.2 billion and $1.0 billion, respectively.

Revenue Recognition

All leases on real estate assets held by Wells REIT are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred. Rents and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Other rental income is recognized once the tenant has lost the right to lease the space and Wells REIT has satisfied all obligations under the related lease or lease termination agreement.

Wells REIT records the sale of real estate assets pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate. Gains are recognized upon completing the sale and, among other things, determining the sale price and transferring all of the risks and rewards of ownership without significant continuing involvement with the purchaser. Recognition of all or a portion of the gain would be deferred until both of these conditions are met. Losses are recognized in full as of the sale date.

Stock-based Compensation

SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”), which replaces SFAS No. 123, Accounting and Disclosure for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, became effective on January 1, 2006 and applies to all transactions involving the issuance of equity securities, including, among others, stock options and warrants, in exchange for goods and services. Pursuant to SFAS 123(R), Wells REIT recognizes the fair values of all stock options and warrants granted to directors or employees over the respective weighted-average vesting periods. To date, neither the options nor the warrants granted by Wells REIT to directors have had significant values.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Share

Earnings per share are calculated based on the weighted-average number of shares of common stock outstanding during each period. Outstanding stock options and warrants have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive using the treasury stock method because the exercise price of the options and warrants exceed the current offering price of Wells REIT’s common stock under Wells REIT’s DRP.

Income Taxes

Wells REIT has elected to be taxed as a REIT under the Code, and has operated as such beginning with its taxable year ended December 31, 1998. To qualify as a REIT, Wells REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income. As a REIT, Wells REIT is generally not subject to federal income taxes. Accordingly, neither a provision nor a benefit for federal income taxes has been made in the accompanying consolidated financial statements. Wells REIT is subject to certain state and local taxes related to the operations of properties in certain locations, which has been provided for in the financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures required for fair value measurements under GAAP. SFAS 157 emphasizes that fair value is a market-based measurement, as opposed to a transaction-specific measurement. SFAS 157 will be effective for Wells REIT beginning January 1, 2008. Wells REIT is currently assessing the provisions and evaluating the financial statement impact of SFAS 157 on its consolidated financial statements and accompanying notes.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for Wells REIT beginning December 31, 2006. The adoption of this guidance has not had a material impact on Wells REIT’s consolidated financial statements or accompanying notes.

In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, derecognition, and measurement of uncertain tax positions. FIN 48 will be effective for Wells REIT beginning January 1, 2007. Wells REIT is in the process of evaluating the impact of FIN 48 on its consolidated financial statements and accompanying notes.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the method to account for and report changes in accounting principles and corrections of errors. Previously, most voluntary changes in accounting principles required

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognition as a cumulative effect adjustment to net income during the period in which the change was adopted. Conversely, in circumstances where applicable accounting guidance does not include specific transition provisions, SFAS 154 requires retrospective application to prior periods unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 was effective for Wells REIT beginning January 1, 2006 and has not had a material impact on its consolidated financial statements or accompanying notes.

Reclassification of Sold Assets as Assets Held for Sale and Discontinued Operations

On March 28, 2007, and March 29, 2007, Wells REIT closed on the sale of the Citigroup Fort Mill Building and the Videojet Technology Building, respectively, which Wells REIT owned directly (the “2007 Property Sales”). In accordance with SFAS 144 and Accounting Principles Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transaction (“APB 30”), the accompanying consolidated balance sheets have been revised to reclassify the assets sold in connection with the 2007 Property Sales as assets related to discontinued operations, net, and other assets related to discontinued operations, net, as of the balance sheet dates presented. Further, the accompanying consolidated statements of income have been revised to reclassify the revenues and expenses generated by the properties included in the 2007 Property Sales as income from discontinued operations for all periods presented. See Note 10 for additional details regarding the 2007 Property Sales and revisions to the accompanying consolidated financial statements.

3. ACQUISITIONS OF REAL ESTATE ASSETS

The following properties were acquired in 2006 (dollars in thousands):

Property	Acquisition Date	Location	Approximate Square Feet	Purchase Price(1)
400 Bridgewater Crossing	February 17, 2006	Bridgewater, NJ	297,000	$88,183
Las Colinas Corporate Center	August 31, 2006	Irving, TX	386,000	$59,646
Two Pierce Place	December 7, 2006	Itasca, IL	487,000	$88,550

(1)	Purchase prices are presented exclusive of closing costs.

4. IMPAIRMENT OF REAL ESTATE ASSETS

During the second quarter of 2005, Wells REIT reduced its intended holding period for the 5000 Corporate Court Building (formerly known as the IRS Long Island Building), which was purchased in September 2002 and consists of one building comprised of approximately 238,000 square feet. The decision to reduce the holding period was prompted by the loss of a prospective replacement tenant during the quarter ended June 30, 2005 and a reassessment of leasing assumptions for this building, which entailed, among other things, evaluating market rents, leasing costs and the downtime necessary to complete the necessary re-leasing activities. As of June 30, 2005, Wells REIT determined that the carrying value of the 5000 Corporate Court Building’s real estate and intangible assets was not recoverable under the provisions of SFAS 144 and, accordingly, recorded an impairment loss on real estate assets of approximately $16.1 million to reduce the carrying value of the 5000 Corporate Court Building to its corresponding estimated fair value based on the present value of undiscounted cash flows.

During the fourth quarter of 2006, Wells REIT considered the results of exploratory marketing of the 5000 Corporate Court Building. Based on the results of such exploratory marketing, and a reduction in the intended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hold period, Wells REIT determined that the carrying value of the real estate and intangible assets was not recoverable under the provisions of SFAS 144. Accordingly, Wells REIT recorded an impairment loss on real estate assets of approximately $7.6 million during the fourth quarter of 2006 to reduce the carrying value of the 5000 Corporate Court Building to its estimated fair value based on offers received in connection with such marketing efforts.

5. UNCONSOLIDATED JOINT VENTURES

Investments in Unconsolidated Joint Ventures

As of December 31, 2006 and 2005, Wells REIT owned interests in the following unconsolidated joint ventures with affiliates of Wells Capital (in thousands):

	2006		2005
	Amount	Percentage	Amount	Percentage
Fund XIII and REIT Joint Venture	$24,596	72%	$25,897	72%
Fund XII and REIT Joint Venture	18,794	55%	19,301	55%
Fund XI, XII and REIT Joint Venture	7,103	57%	6,862	57%
Wells/Freemont Associates	5,696	78%	5,792	78%
Fund IX, X, XI and REIT Joint Venture	600	4%	935	4%
Fund VIII, IX and REIT Joint Venture	—	16%	30	16%

	$56,789		$58,817

Through the unconsolidated joint ventures listed above, Wells REIT owned ten buildings comprised of approximately 1.13 million square feet and eleven buildings comprised of approximately 1.23 million square feet as of December 31, 2006 and December 31, 2005, respectively.

Due from Unconsolidated Joint Ventures

As of December 31, 2006 and 2005, due from unconsolidated joint ventures represents operating distributions due to Wells REIT from its investments in unconsolidated joint ventures for the fourth quarters of 2006 and 2005, respectively.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. LINES OF CREDIT AND NOTES PAYABLE

The following table summarizes the terms of Wells REIT’s indebtedness outstanding as of December 31, 2006 and 2005 (in thousands):

	Fixed- rate (F) or Variable- rate (V)	Rate	Term Debt or Interest Only	Maturity	Amount Outstanding as of December 31,
Facility					2006	2005
Secured Pooled Facility	F	4.84%	Interest Only	6/14/2014	$350,000	$350,000
Aon Center Chicago Mortgage Note	F	4.87% 5.70%	Interest Only	5/1/2014	200,000 25,000	200,000 25,000
$125.0 Million Fixed-Rate Loan	F	5.50%	Interest Only	4/1/2016	125,000	—
Leo Burnett Building Mortgage Note	F	5.10%	Interest Only	1/1/2014	120,000	120,000
WDC Mortgage Notes	F	4.40%	Interest Only	11/1/2007	115,167	115,167
$105.0 Million Fixed-Rate Loan	F	5.29%	Interest Only	5/11/2015	105,000	105,000
$45.0 Million Fixed-Rate Loan	F	5.20%	Interest Only	6/1/2012	45,000	45,000
$42.5 Million Fixed-Rate Loan	F	5.70%	Interest Only	10/11/2016	42,525	—
$50.0 Million Secured Line of Credit	V	6.83% LIBOR + 1.50%	Interest Only	6/16/2008	38,000	—
3100 Clarendon Boulevard Building Mortgage Note	F	6.40%	Interest Only	8/25/2008	34,502	35,110
One Brattle Square Building Mortgage Note	F	8.50%	Term Debt	3/11/2028	27,484	28,827
1075 West Entrance Building Mortgage Note	F	8.20%	Term Debt	1/1/2012	15,525	16,108
Merck Construction Loan	V	6.82% LIBOR + .85%	Interest Only	3/24/2006	—	21,100

Total indebtedness					$1,243,203	$1,036,312

Wells REIT has a revolving credit facility, which is secured by a pool of borrowing base properties (the “$85 Million Secured Line of Credit”). Under the terms of this facility, Wells REIT may borrow the lesser of (1) an amount equal to 75% of the aggregate appraised value of lender-approved borrowing base properties or (2) $85 million. The maximum capacity under the $85 Million Line of Credit decreased to $48.3 million as a result of disposing of one of the borrowing base properties, the Frank Russell Building, in December 2006. Should Wells REIT identify a replacement borrowing base property for the Frank Russell Building in the future, the maximum capacity under the $85 Million Secured Line of Credit may increase. The $85 Million Secured Line of Credit accrues interest at a rate of London Interbank Offered Rate (“LIBOR”) plus 1.5% per annum (6.83% as of December 31, 2006) and matures in December 2007.

Wells REIT’s weighted-average interest rate as of December 31, 2006 and 2005 for aforementioned borrowings was approximately 5.21% and 5.09%, respectively. Wells REIT made interest payments, including amounts capitalized, of approximately $60.4 million, $51.0 million and $39.9 million during the years ended December 31, 2006, 2005 and 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the aggregate maturities of Wells REIT’s indebtedness as of December 31, 2006 is provided below (in thousands):

2007	$117,908
2008	73,379
2009	1,321
2010	1,407
2011	1,502
Thereafter	1,047,686

Total	$1,243,203

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Wells REIT to expand an existing property, construct on adjacent property, or provide funding for other capital improvements. As of December 31, 2006, no tenants have exercised such options, which have not been fully satisfied as of that date. Under lease amendments executed during 2006, Leo Burnett and Winston & Strawn, LLP, the principal tenants at the 35 W. Wacker Building, are entitled to additional landlord-funded tenant improvements, leasing commissions, and building improvements totaling approximately $61.1 million as of December 31, 2006.

Operating Lease Obligations

Certain properties are subject to ground leases with expiration dates ranging between 2048 and 2083. The aggregate remaining payments required under the terms of these operating leases as of December 31, 2006 are presented below (in thousands):

2007	$563
2008	563
2009	563
2010	629
2011	629
Thereafter	61,978

Total	$64,925

Ground rent expense for the years ended December 31, 2006, 2005, and 2004 was approximately $563,000, $618,000, and $754,000, respectively, and is included in property operating costs in the accompanying consolidated statements of income. The net book value of the related real estate subject to operating leases is approximately $30.1 million and $31.4 million as of December 31, 2006 and 2005, respectively.

Tennessee Excise Taxes

In June 2006, Wells OP received a notice of assessment from the Tennessee Department of Revenue related to excise taxes due for the calendar years ended December 31, 2002 through 2004. The Tennessee Department of Revenue allows partnerships owned by REITs, such as Wells OP, to deduct income or gains from their taxable income to the extent that such deducted income is included in the federal taxable income of the owner REIT. To be eligible for this deduction, the owner REIT must be subject to and file a franchise and excise tax return in the State of Tennessee. A REIT is subject to excise taxes if, among other things, it meets the requirement for “doing business in Tennessee,” as provided for in the Tennessee Code Annotation Section 67-4-2004(9)(A). The notice

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of assessment contends that Wells REIT did not meet this requirement from 2002 through 2004 and, based on this, owes additional taxes and interest of approximately $1.0 million. Consistent with other REITs that received similar notices, Wells REIT believes that it met the requirement for “doing business in Tennessee” from 2002 through 2004 based on the provisions of the law and by virtue of its general partnership interest in Wells OP, which has ownership in properties and interests in properties located in the State of Tennessee. Negotiations and discussions with the Tennessee Department of Revenue related to the intent and interpretation of the “doing business in Tennessee” requirement under the Tennessee franchise and excise laws are ongoing. As a result, a reserve of $350,000 has been provided for Wells REIT’s exposure related to this notice as of December 31, 2006.

Effective July 1, 2006, the Tennessee Department of Revenue revoked the exception for partnerships owned by non-publicly traded REITs to deduct income or gains generated from properties located in the State of Tennessee, subject to certain limitations. The Tennessee Department of Revenue also revoked the franchise tax exception for REIT-owned partnerships. As a result, all REIT-owned partnerships, whether publicly traded or not, are now subject to Tennessee franchise tax. As such, Wells REIT will accrue for future Tennessee franchise and excise taxes and, accordingly, has recognized additional tax expense of $0.2 million for the year ended December 31, 2006.

Litigation

Wells REIT is from time to time a party to legal proceedings, which arise in the ordinary course of its business. Wells REIT is not currently involved in any legal proceedings for which the outcome is reasonably likely to have a material adverse effect on the results of operations or financial condition of Wells REIT. Wells REIT is not aware of any such legal proceedings contemplated by governmental authorities.

8. STOCKHOLDERS’ EQUITY

2000 Employee Stock Option Plan

Wells REIT’s employee stock option plan (the “Employee Option Plan”) allows non-qualified stock options to be granted to selected employees of Wells Capital and Wells Management Company, Inc. (“Wells Management”), an affiliate of Wells Capital, subject to the discretion of the compensation committee of Wells REIT’s board of directors and the other limitations of the Employee Option Plan. As of December 31, 2006, 750,000 shares of Wells REIT common stock have been authorized and reserved for issuance under the Employee Option Plan. As of December 31, 2006, no stock options have been granted or exercised under the Employee Option Plan.

Under the Employee Option Plan, the exercise price for options shall be the greater of (1) $11.00 per share, or (2) the Fair Market Value, as defined in the Employee Option Plan, of the shares on the date the option is granted. The compensation committee has the authority to set the term and vesting period of the stock option except that no option shall have a term greater than five years from the later of (1) the date Wells REIT’s shares are listed on a national securities exchange, or (2) the date the stock option is granted. In the event of a corporate transaction or other recapitalization event, the conflicts committee will adjust the number of shares, class of shares, exercise price or other terms of the Employee Option Plan to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option as necessary. Upon exercise, the employee agrees to remain in the employment of Wells Capital or Wells Management for a period of one year after the date of grant. No stock option may be exercised if such exercise would jeopardize Wells REIT’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

advisor, directors, officers, or any of their affiliates, would exceed 10% of Wells REIT’s outstanding shares. No option may be sold, pledged, assigned or transferred by an employee in any manner other than by will or the laws of descent or distribution.

Independent Director Stock Option Plan

Wells REIT’s independent director stock option plan (the “Independent Director Plan”) allows stock options to be granted to independent non-employee directors of Wells REIT. As of December 31, 2006, 100,000 shares of Wells REIT common stock have been authorized and reserved for issuance under the Independent Director Plan.

Under the Independent Director Plan, options to purchase 2,500 shares of common stock at the greater of (1) $12 per share or (2) the Fair Market Value, as defined, are granted upon initially becoming an independent director of Wells REIT. Of these options, 20% are exercisable immediately on the date of grant. An additional 20% of these options become exercisable on each anniversary following the date of grant for a period of four years. Additionally, effective on the date of each annual meeting of stockholders of Wells REIT, each independent director will be granted an option to purchase 1,000 additional shares of common stock. These options are 100% exercisable at the completion of two years of service after the date of grant. All options granted under the Independent Director Plan expire no later than the date immediately following the tenth anniversary of the date of grant and may expire sooner in the event of the disability or death of the independent director or if the independent director ceases to serve as a director. In the event of a corporate transaction or other recapitalization event, the conflicts committee will adjust the number of shares, class of shares, exercise price or other terms of the Stock Option Plan to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option as necessary. No stock option may be exercised if such exercise would jeopardize Wells REIT’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT’s advisor, directors, officers, or any of their affiliates, would exceed 10% of Wells REIT’s outstanding shares. No option may be sold, pledged, assigned, or transferred by an independent director in any manner other than by will or the laws of descent or distribution.

A summary of Wells REIT’s stock option activity under its Independent Director Plan for the years ended December 31, 2006, 2005, and 2004 follows:

	Number of Options Outstanding	Exercise Price	Number of Options Exercisable
Outstanding as of December 31, 2003	45,000	$12	28,500
Granted	8,000	$12

Outstanding as of December 31, 2004	53,000	$12	35,500
Granted	8,000	$12

Outstanding as of December 31, 2005	61,000	$12	43,500
Granted	7,000	$12
Terminated(1)	(2,000)	$12

Outstanding as of December 31, 2006	66,000	$12	51,500

(1)

One of Wells REIT’s independent directors passed away in 2006, prior to the date of the annual meeting. Of the 8,500 options granted to this director, 6,500 options are exercisable by his estate for a period of one year following his death. The remaining 2,000 shares were terminated and are available for future issuance under the plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Wells REIT implemented SFAS 123(R) using the modified prospective transition method, under which compensation expense is required to be recognized over the remaining requisite service period for the estimated fair values of (i) the unvested portion of previously issued awards that remain outstanding as of January 1, 2006 and (ii) any awards issued, modified, repurchased, or cancelled after January 1, 2006. Based on the following assumptions, the fair value of options granted under the Independent Director Plan in 2006, 2005, and 2004 is insignificant. Wells REIT estimated the fair value of such options using the Black-Scholes-Merton model with the following assumptions:

	2006	2005	2004
Risk-free rate	4.61%	3.81%	3.88%
Projected future dividend yield	7.00%	7.00%	7.00%
Expected life of the options	6 years	6 years	6 years
Volatility	0.161	0.168	0.212

As none of the options described above have been exercised, Wells REIT does not have relevant historical data on which to base an estimate of the expected life of the independent director options. The expected life of such options has been estimated to equal to one-half of the sum of the contractual term (10 years), plus the weighted-average vesting period (2 years). As Wells REIT’s common stock is not publicly traded, Wells REIT does not have relevant historical data on which to base an estimate of volatility in the value of such options. The volatility of such options has been estimated to equal the average fluctuations in historical stock prices of publicly traded companies that are otherwise similar to Wells REIT. The weighted-average contractual remaining life for options that were exercisable as of December 31, 2006 was approximately five years.

Independent Director Warrant Plan

The independent director warrant plan (the “Independent Director Warrant Plan”), provides for the issuance of one warrant to purchase common stock for every 25 shares of common stock purchased by an independent director. As of December 31, 2006, 500,000 shares of Wells REIT common stock have been authorized and reserved for issuance under the Independent Director Warrant Plan. The exercise price of the warrants is $12 per share. The warrants are exercisable until the dissolution, liquidation, or merger or consolidation of Wells REIT where Wells REIT is not the surviving corporation. No warrant may be sold, pledged, assigned, or transferred by an independent director in any manner other than by the laws of descent or distribution. As of December 31, 2006, approximately 7,000 warrants have been earned and issued under the Independent Director Warrant Plan.

In accordance with SFAS 123(R), Wells REIT estimated the fair value of the director warrants granted in 2006, 2005, and 2004 as of the dates of the respective grants using the Black-Scholes-Merton model with the following assumptions:

	2006	2005	2004
Risk-free rate	4.61%	3.81%	3.88%
Projected future dividend yield	7.00%	7.00%	7.00%
Expected life of the options	5 years	5 years	5 years
Volatility	0.161	0.168	0.212

As none of the warrants described above have been exercised, Wells REIT does not have relevant historical data on which to base an estimate of the expected life of the independent director warrants. The expected life of such warrants has been estimated to equal to one-half of the sum of the contractual term (10 years), plus the weighted-average vesting period (0 years). As Wells REIT’s common stock is not publicly traded, Wells REIT

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

does not have relevant historical data on which to base an estimate of volatility in the value of such warrants. The volatility of such warrants has been estimated to equal the average fluctuations in historical stock prices of publicly traded companies that are otherwise similar to Wells REIT. Based on the above assumptions, the fair value of the warrants granted under the Independent Director Warrant Plan during the years ended December 31, 2006, 2005, and 2004 was insignificant.

Dealer Warrant Plan

Under the terms of each offering of Wells REIT’s stock, warrants to purchase shares of Wells REIT’s stock were issued to Wells Investment Securities, Inc. (“WIS”), the dealer-manager in each offering of Wells REIT’s stock and an affiliate of Wells Capital. As of December 31, 2006, 6,386,399 shares have been authorized and reserved for issuance under the Dealer Warrant Plan. Each dealer warrant provides the right to purchase one share of Wells REIT’s common stock at a price of $12 during a time period beginning one year from the effective date of the respective offering and ending five years after the effective date of the respective offering. To date, no dealer warrants have been exercised, and all warrants related to the first, second, and third offerings have expired. As of December 31, 2006, approximately 6.4 million warrants related to the fourth offering are issued and outstanding and will expire on July 26, 2007. No value is required to be recorded for Wells REIT’s dealer warrants during 2006 under SFAS 123(R), as all of such warrants were fully vested as of January 1, 2006.

Dividend Reinvestment Plan

Under Wells REIT’s DRP, common stockholders may elect to reinvest an amount equal to the dividends declared on their shares of common stock into additional shares of Wells REIT’s common stock in lieu of receiving cash dividends. The shares may be purchased at a fixed price per share, and participants in the DRP may purchase fractional shares so that 100% of the dividends will be used to acquire shares of Wells REIT’s stock. The board of directors, by majority vote, may amend or terminate the DRP for any reason upon ten days’ notice to the participants of the DRP. Through the first quarter of 2005, shares were offered under the DRP at $9.55 per share. As a result of a return of invested capital special distribution paid to stockholders in June 2005, the offering price for shares issued pursuant to the DRP was reduced to $8.00 for the second and third quarters of 2005. The DRP was subsequently amended to change the offering price from $8.00 per share to 95.5% of the then-current estimated share valuation, as determined by the board of directors from time to time. Accordingly, pursuant to the amended DRP, shares were offered at $8.31 per share from the fourth quarter of 2005 through the fourth quarter of 2006, and will be offered at $8.53 per share effective for dividends declared beginning the first quarter of 2007.

Share Redemption Program

Under Wells REIT’s common stock redemption program, investors who have held shares for more than one year may redeem shares subject to the following limitations: (i) Wells REIT may not redeem in excess of 5% of the weighted-average shares of common stock outstanding during the prior calendar year during any calendar year; and (ii) in no event shall the aggregate amount of redemptions under the Wells REIT share redemption program exceed aggregate proceeds received from the sale of shares pursuant to the DRP. The one-year period may be waived by the board of directors in certain circumstances, including death or bankruptcy of the stockholder. Wells REIT redeems shares pursuant to the share redemption program at the amount originally contributed by the stockholder, reduced by any net sales proceeds from the sale of Wells REIT’s properties previously distributed to stockholders on a per-share basis. On December 14, 2006, the board of directors amended the share redemption program to allow a suspension of the share redemption program with less than 30 days’ notice in the event that the board concludes in good faith that Wells REIT is in possession of undisclosed material information. Effective

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on January 29, 2007, Wells REIT’s board of directors temporarily suspended redemptions under the share redemption program through the end of March 2007 to allow shareholders to evaluate the newly proposed merger of certain subsidiaries of Wells REIT with its third-party advisory companies (see Note 15).

9. OPERATING LEASES

Wells REIT’s real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease term, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Wells REIT retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, however, generally they are not significant. Therefore, exposure to credit risk is limited to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Wells REIT’s tenants are generally of “investment-grade” quality, and there are no significant concentrations of credit risk within any particular tenant or any industry. Wells REIT’s properties are located in 23 states and the District of Columbia. As of December 31, 2006, approximately 21% and 19% of Wells REIT’s total real estate assets based on estimated net asset value are located in metropolitan Chicago and metropolitan Washington, D.C., respectively.

The future minimum rental income from Wells REIT’s investment in real estate assets under non-cancelable operating leases, excluding properties under development, as of December 31, 2006 is presented below (in thousands):

Years ending December 31:
2007	$417,635
2008	404,781
2009	387,108
2010	361,101
2011	281,745
Thereafter	1,023,550

Total	$2,875,920

10. DISCONTINUED OPERATIONS

In accordance with SFAS 144, Wells REIT has classified the results of operations related to the following properties: the IRS Daycare Building (sold in April 2006), the Northrop Grumman Building (sold in July 2006), the Frank Russell Building (sold in December 2006), the 23 wholly owned properties included in the April 2005 27-property sale, and the Eisenhower Boulevard Building (sold in June 2004) as discontinued operations in the accompanying consolidated statements of income for all periods presented.

On March 28, 2007, Wells REIT sold the Citigroup Fort Mill Building for a gross sale price of approximately $34.2 million, exclusive of closing costs, to an unaffiliated third party. As a result of this sale, Wells REIT recognized a gain of approximately $7.8 million, which is subject to change as additional information becomes available in subsequent periods. See Note 2 above for more detail.

On March 29, 2007, Wells REIT sold the Videojet Technology Building for a gross sale price of approximately $43.3 million, exclusive of closing costs, to an unaffiliated third party. As a result of this sale,

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Wells REIT recognized a gain of approximately $12.9 million, which is subject to change as additional information becomes available in subsequent periods. See Note 2 above for more detail.

As described in Note 2, in accordance with FAS 144, the results of operations of the properties included in the sale of the Citigroup Fort Mill Building and the Videojet Technology Building are classified as income from discontinued operations in the accompanying consolidated statements of income for all periods presented, and assets related to these properties are classified as assets related to discontinued operations, net, in the accompanying consolidated balance sheets for all periods presented.

	Years Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$12,993	$29,546	$71,278
Tenant reimbursements	191	2,989	8,672
Lease termination income	—	—	148
Gain on sale	27,922	177,678	11,489

	41,106	210,213	91,587
Expenses:
Property operating costs	275	3,736	11,192
Asset and property management fees:
Related-party	—	439	3,276
Other	3	152	497
Depreciation	2,918	5,451	15,724
Amortization	1,366	3,239	8,039
General and administrative expenses	90	304	834

	4,652	13,321	39,562

Real estate operating income	36,454	196,892	52,025

Other income (expense):
Interest expense	—	(1,281)	(4,523)
Interest and other income	—	1,758	4,523

	—	477	—

Income from discontinued operations	$36,454	$197,369	$52,025

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES

Significant noncash investing and financing activities for the years ended December 31, 2006, 2005, and 2004 (in thousands) are outlined below:

	2006	2005	2004
Investment in real estate funded with other assets	$5,000	$—	$—
Acquisition and advisory fees due to affiliate	$—	$1,157	$1,582
Acquisition and advisory fees applied to investments	$1,328	$3,306	$3,370
Disposition of investments in bonds and related obligations under capital leases in connection with sale of properties	$—	$64,500	$—
Assumption of notes payable in connection with property acquisitions	$—	$—	$83,815
Other liabilities assumed upon acquisition of properties	$2,468	$—	$—
Accrued capital expenditures and deferred lease costs	$3,592	$3,010	$11,429
Net fair market value adjustments to increase notes payable in connection with property acquisitions	$—	$—	$8,739
Accrued redemptions of common stock	$825	$—	$309
Commissions on common stock payable to affiliate	$—	$—	$113
Discounts applied to issuance of common stock	$1,273	$6,060	$4,603
Discounts reduced as result of redemptions of common stock	$1,610	$3,389	$—
Redeemable common stock	$30,886	$58,940	$225,955
Discounts reduced as result of shares repurchased upon settlement	$—	$—	$625

12. RELATED-PARTY TRANSACTIONS

Asset Advisory Agreement

As of December 31, 2006, Wells REIT was party to an asset management advisory agreement with Wells Real Estate Advisory Services, Inc. (“WREAS”) (the “Asset Advisory Agreement”), under which Wells REIT incurs asset advisory fees payable to WREAS for, among other things:

•	serving as Wells REIT’s investment and financial advisor;

•	managing the day-to-day operations of Wells REIT;

•	formulating and implementing strategies to administer, promote, manage, operate, maintain, improve, finance and refinance, market, lease, and dispose of properties; and

•	providing certain accounting, compliance, and other administrative services for Wells REIT.

The fees for these services are payable monthly in an amount equal to one-twelfth of 0.5% of the fair market value of all properties owned directly, plus Wells REIT’s interest in properties held through joint ventures. This fee is reduced by (i) tenant-reimbursed property management fees paid to WREAS, and (ii) in the event that WREAS retains an independent third-party property manager to manage one or more properties currently being managed by WREAS, the amount of property management fees paid to such third-party property managers. At the option of WREAS, up to 10% of such monthly fee may be paid in shares of common stock of Wells REIT.

Additionally, per the Asset Advisory Agreement, WREAS is entitled to earn the following disposition and incentive fees, which are similar in nature to previous agreements:

•

For any property sold by Wells REIT, a disposition fee of the lesser of 50% of a competitive real estate commission or 3.0% of the sales price of the property, subordinated to the payment of distributions to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stockholders equal to the sum of the stockholders’ invested capital plus an 8% return on invested capital;

•	Incentive fee of 10% of net sales proceeds remaining after stockholders have received distributions equal to the sum of the stockholders’ invested capital plus an 8% return on invested capital; or

•

Listing fee of 10% of the excess by which the market value of the stock plus distributions paid prior to listing exceeds the sum of 100% of the stockholders’ invested capital plus an 8% return on invested capital.

Wells REIT incurred no disposition, incentive, or listing fees during the year ended December 31, 2006. However, on February 21, 2005, the board of directors of Wells REIT approved a subordinated disposition fee of 0.33% of the gross sales price of the properties sold in the April 2005 27-property sale to be paid to WREAS as a result of the closing of this transaction. Since the conditions (mentioned above) have not been met at this time, this fee was not paid at the closing of the April 2005 27-property sale, but will be paid only in the event and at the time that the conditions are met.

Acquisition Advisory Agreement

As of December 31, 2006, Wells REIT was party to an acquisition advisory agreement with WREAS (the “Acquisition Advisory Agreement”), under which Wells REIT is obligated to pay a fee to WREAS for services relating to, among other things, capital-raising functions; the investigation, selection, and acquisition of properties; and certain transfer agent and stockholder communication functions. Wells REIT incurred fees under the Acquisition Advisory Agreement equal to 3.5% of aggregate gross proceeds raised from the sale of shares of Wells REIT, exclusive of proceeds received from Wells REIT’s DRP used to fund repurchases of shares of common stock pursuant to Wells REIT’s share redemption program. Acquisition and advisory fees were eliminated on shares sold under the amended DRP beginning in September 2006.

Property Management Agreement

As of December 31, 2006, Wells REIT was party to a master property management, leasing, and construction management agreement with Wells Government Services, Inc. (“WGS”) and WREAS (the “Property Management Agreement”), under which Wells REIT has retained WREAS to manage, coordinate the leasing of, and manage construction activities related to certain properties of Wells REIT. Any amounts currently paid under the Property Management Agreement for properties that were managed by WREAS on December 31, 2004 under its prior Asset/Property Management Agreement (the “Existing Portfolio Properties”) have the economic effect of reducing amounts payable for asset advisory services by crediting such amounts against amounts otherwise due under the Asset Advisory Agreement with respect to such properties. Management and leasing fees payable to WREAS for properties to be acquired in the future are required to be specified in an amendment to the Property Management Agreement, which must be approved by Wells REIT’s board of directors and will be payable in addition to fees payable pursuant to the Asset Advisory Agreement. Wells REIT anticipates that fees for the management and leasing of properties, other than Existing Portfolio Properties, will be generally consistent with the descriptions set forth below:

•

For properties for which WREAS will provide property management services, it is anticipated that Wells REIT will pay WREAS a market-based property management fee generally based on gross monthly income of the property.

•

For properties for which WREAS provides leasing agent services, it is anticipated that Wells REIT will pay (i) a one-time initial lease-up fee in an amount not to exceed one-month’s rent for the initial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

rent-up of a newly constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease (not to exceed ten years); (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•

For properties for which WREAS provides construction management services, it is anticipated that Wells REIT will pay (i) for planning and coordinating the construction of tenant-directed improvements, that portion of lease concessions for tenant-directed improvements as is specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions; and (ii) for other construction management services, a construction management fee to be determined and agreed to in an appropriate contract amendment.

In addition, 13 office buildings currently owned by Wells REIT which are located in the Washington, D.C. area, many of which are leased primarily to government tenants, are currently being managed by WGS pursuant to separate property management agreements between WGS and Wells REIT or our wholly-owned subsidiaries owning such properties. Such property management agreements provide for property management fees payable to WGS ranging from 0.9% to 1.8% of gross rental income. WGS also manages one property in Washington, D.C. area that is owned by Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”).

Salary and Operating Expense Reimbursements

Under the Asset Advisory Agreement, the Acquisition Advisory Agreement, and the Property Management Agreement, Wells REIT is required to reimburse each service provider for various costs and expenses incurred in connection with the performance of its duties under such agreements, including reasonable wages and salaries and other employee-related expenses such as taxes, insurance, and benefits of employees of the service provider who are directly engaged in providing services for or on behalf of Wells REIT. Under these agreements, reimbursements for such employee-related expenses may not exceed $8.2 million in aggregate during any fiscal year. Wells REIT is also responsible for reimbursing each service provider for non-salary administrative reimbursements. Each of these reimbursements is included in general and administrative expenses in the accompanying consolidated statements of income.

Dealer-Manager Agreement

Wells REIT maintains a dealer-manager agreement with WIS, whereby WIS performs dealer-manager services for offerings of Wells REIT shares pursuant to its DRP. For these services, Wells REIT incurred selling commissions equal to 5% of gross offering proceeds raised pursuant to the DRP, of which in excess of 99% has been reallowed to participating broker/dealers for the periods presented below. Selling commissions were eliminated on shares sold under the amended DRP beginning in September 2006.

Related-Party Costs

Pursuant to the terms of the agreements described above, Wells REIT incurred the following related-party costs for the years ended December 31, 2006, 2005, and 2004 (in thousands):

	Years Ended December 31,
	2006	2005	2004
Acquisition and advisory fees(1)	$1,328	$3,306	$6,759
Asset and property management fees	$24,361	$22,187	$21,536
Administrative reimbursements(2)	$7,608	$8,740	$9,217
Commissions and dealer-manager fees(3)(4)	$3,700	$7,817	$10,947

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)

Acquisition and advisory fees are capitalized to prepaid expenses and other assets as incurred and allocated to properties upon acquisition. All acquisition and advisory fees had been allocated to properties as of December 31, 2006.

(2)

Pursuant to the respective lease agreements, tenants reimbursed approximately $934,000, $859,000, and $898,000 of these charges to Wells REIT for the years ended December 31, 2006, 2005, and 2004, respectively.

(3)	Commissions and dealer-manager fees are charged against stockholders’ equity as incurred.
(4)	Substantially all commissions were re-allowed by WIS to participating broker dealers during 2006, 2005, and 2004.

Due to Affiliates

Due to affiliates is comprised of the following items due to WREAS or its affiliates as of December 31, 2006 and December 31, 2005 (in thousands):

	2006	2005
Asset and property management fees	$—	$1,572
Acquisition and advisory fees	—	1,157
Salary and other operating expense reimbursements	1,232	1,222

	$1,232	$3,951

13. INCOME TAX BASIS NET INCOME

Wells REIT’s income tax basis net income for the years ended December 31, 2006, 2005, and 2004 is calculated as follows (in thousands):

	2006	2005	2004
GAAP basis financial statement net income	$133,324	$329,135	$209,722
Increase (decrease) in net income resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	43,072	40,738	40,386
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(7,777)	(18,773)	(22,038)
Net amortization of above/below-market lease intangibles for financial reporting purposes in excess of amounts for income tax purposes	2,742	1,462	1,131
Gain on sale of property for financial reporting purposes in excess of amounts for income tax purposes	(4,579)	(11,078)	(4,140)
Taxable income of Wells Washington Properties, Inc. in excess of amount for financial reporting purposes	8,076	3,546	5,336
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	26,143	20,260	273

Income tax basis net income, prior to dividends paid deduction	$201,001	$365,290	$230,670

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. The composition of Wells REIT’s distributions per share of common stock is presented below:

	2006	2005	2004
Ordinary income	66%	19%	70%
Capital gains	9%	17%	3%
Return of capital	25%	64%	27%

	100%	100%	100%

At December 31, 2006, the tax basis carrying value of Wells REIT’s total assets was approximately $4.4 billion.

14. QUARTERLY RESULTS (unaudited)

A summary of the unaudited quarterly financial information for the years ended December 31, 2006 and 2005 is presented below (in thousands, except per-share data):

	2006
	First	Second	Third	Fourth
Revenues	$139,013	$141,145	$151,648	$141,993
Discontinued operations	$2,304	$3,596	$15,751	$14,803
Net income	$31,347	$28,394	$48,248	$25,335
Basic and diluted earnings per share	$0.07	$0.06	$0.10	$0.06
Dividends per share	$0.1467	$0.1467	$0.1467	$0.1467

	2005
	First	Second	Third	Fourth
Revenues	$140,444	$142,594	$138,672	$138,634
Discontinued operations	$11,995	$180,968	$1,966	$2,440
Net income	$50,723	$216,152	$33,550	$28,710
Basic and diluted earnings per share	$0.11	$0.47	$0.07	$0.06
Dividends per share	$0.1751	$0.1467	$0.1467	$0.1461

15. SUBSEQUENT EVENTS

Internalization and Other Matters Submitted for Stockholder Approval

On February 2, 2007, Wells REIT entered into an agreement and plan of merger (the “Merger Agreement”) with Wells Real Estate Funds, Inc. (“Wells REF”), Wells Capital, Wells Management, Wells Advisory Services I, LLC (“WASI”), WREAS, WGS, and its wholly owned subsidiaries, WRT Acquisition Company, LLC (“WRT Acquisition Sub”) and WGS Acquisition Company, LLC (“WGS Acquisition Sub”). Wells REIT’s board of directors (with Messrs. Leo F. Wells, III and Douglas P. Williams, who have material financial interests in the transaction, recusing themselves from consideration and the vote) approved the Merger Agreement after receiving the unanimous recommendation of a special committee comprised of four of Wells REIT’s independent directors.

Since Wells REIT commenced operations in 1998, Wells REIT’s day-to-day operations, including investment analysis, acquisitions, financing, development, due diligence, asset management, property

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management, and certain administrative services, such as financial, tax, and regulatory compliance reporting, have been provided by WREAS, WGS, and their predecessors pursuant to certain advisory, asset management, and property management agreements (WREAS, WGS, and their predecessors including those portions of the operations of Wells Capital and Wells Management which previously provided advisory and management services to Wells REIT under such advisory, asset management, and property management agreements are hereinafter referred to as the “Advisor”). The purpose of the Merger Agreement is to internalize the functions of the Advisor with and into Wells REIT.

Pursuant to the Merger Agreement, WREAS will be merged with and into WRT Acquisition Sub and WGS will be merged with and into WGS Acquisition Sub (the “Mergers”), and all of the outstanding shares of the capital stock of WREAS and WGS will be exchanged for a total consideration of $175 million (the “Merger Consideration”), comprised entirely of 19,546,302 shares of Wells REIT’s common stock, which constitutes approximately 4.2% of Wells REIT’s currently outstanding common stock. For purposes of the Merger Consideration, shares of Wells REIT’s common stock were valued at a per-share price of $8.9531. This per-share price was primarily based on the estimated net asset value of Wells REIT’s real estate portfolio as of September 30, 2006, which resulted in an estimated net asset value of Wells REIT’s common stock of $8.93 per share. The per-share price of the Merger Consideration was adjusted by a subordinated disposition fee of approximately $12.4 million otherwise payable to the Advisor upon a liquidation of Wells REIT’s properties at their September 30, 2006 appraised values because the obligation to pay such fee would be extinguished upon consummation of the Internalization (defined below).

In addition, in connection with the transaction, Wells Capital will transfer the 20,000 limited partnership units it currently owns in Wells OP to Wells REIT or one of its subsidiaries in exchange for 22,339 shares of Wells REIT’s common stock. The Mergers and other transactions contemplated by the Merger Agreement are referred to herein as the “Internalization.” Upon consummation of the Internalization, the Advisor will become Wells REIT’s wholly owned subsidiary, and the Advisor’s employees will become Wells REIT’s employees. Upon the closing of the transaction contemplated by the Merger Agreement, Wells REIT will no longer be subject to the existing advisory and asset management agreements and certain of its property management agreements with its existing external advisors, and Wells REIT will become self-advised.

WASI, Wells Capital, Wells Management, and Wells REF (collectively, the “Advisor’s Parent”) and Wells REIT have made certain representations, warranties, and covenants in the Merger Agreement. In addition, consummation of the Merger Agreement is subject to a number of closing conditions, including, among others, approval of the Internalization by Wells REIT’s stockholders. However, even if approved by Wells REIT’s stockholders, the Internalization will not be implemented unless a number of other conditions to the Merger Agreement are satisfied. Wells REIT may waive certain of these conditions in its sole discretion.

In connection with the closing of the Merger Agreement, Wells REIT will enter into certain other agreements, including, but not limited to the following: (i) an escrow agreement, which provides that a portion of the Merger Consideration be held in escrow to secure the transfer of additional property management fee income that is anticipated to be earned by Wells REIT but relates to the management of properties not managed by the Advisor as of the closing date of the Merger Agreement; (ii) a pledge and security agreement with respect to the indemnification provisions of the Merger Agreement; (iii) a transition services agreement with Wells REF; (iv) a support services agreement with Wells REF; (v) a registration rights agreement; and (vi) a sublease for office space. The indemnification obligations of the Advisor’s Parent and Wells REIT for breaches of representations and warranties are subject, with certain limited exceptions, to a $350,000 deductible and a cap of $175 million.

The Merger Agreement may be terminated at any time prior to the closing, by mutual written consent of the parties, before or after approval of the merger transaction by Wells REIT’s stockholders, or by any party under

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

certain circumstances set forth in the Merger Agreement. Further, the Merger Agreement may be terminated by any party if the closing does not occur on or before August 1, 2007. Under certain circumstances relating to Wells REIT’s receipt of a superior offer from a third party, Wells REIT may be responsible for a payment to Wells REF of a $3.5 million termination fee if Wells REIT terminates the Merger Agreement.

In connection with the execution of the Merger Agreement, Leo F. Wells, III has resigned as Chief Executive Officer and President of Wells REIT, and Donald A. Miller, CFA, upon the execution of his employment agreement described below, was elected by the board of directors as Wells REIT’s Chief Executive Officer and President and as a director of Wells REIT. In addition, Mr. Wells and Wells REIT have agreed that Mr. Wells will resign as a director at the time of a listing of the Wells REIT’s common stock, should that occur, unless a majority of certain designated independent directors of Wells REIT determine that it is in the best interest of Wells REIT that he remain a director.

In addition, in order to avoid having directors serve on both Wells REIT’s board of directors and a board of directors of a Wells REF-related entity that may compete with Wells REIT, three of Wells REIT’s independent directors, Richard W. Carpenter, Bud Carter, and Neil H. Strickland, and Douglas P. Williams, our current Executive Vice President, Secretary, and Treasurer and a director, each of whom also serves on a board of directors of at least one other Wells REF-related entity that may be deemed to compete with Wells REIT, has agreed to resign as a director of Wells REIT, effective and conditioned upon the closing of the Internalization.

On February 2, 2007, Wells REIT entered into an employment agreement with Donald A. Miller, CFA (the “Employment Agreement”). The Employment Agreement provides for Mr. Miller to serve as Wells REIT’s Chief Executive Officer, President, and a director. The initial term of the Employment Agreement began on February 2, 2007 and will end on December 31, 2009, unless earlier terminated. Following December 31, 2009, the term will automatically be extended for successive one-year periods unless either party notifies the other party of non-renewal in writing at least 90 days prior to the expiration of the initial term or any subsequent renewal period. Mr. Miller will also be eligible to participate in Wells REIT’s 2007 Omnibus Incentive Plan, as determined in the discretion of Wells REIT’s compensation committee, if such plan is approved by Wells REIT’s stockholders (described below).

Further, Wells REIT’s board of directors approved the form of the 2007 Omnibus Incentive Plan, which has been submitted for approval to the stockholders, along with the Internalization transaction. The purpose of the 2007 Omnibus Incentive Plan is to provide Wells REIT with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards as part of an overall compensation package to attract and retain qualified personnel. Certain officers, key employees, non-employee directors, or consultants would be eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the 2007 Omnibus Incentive Plan.

Wells REIT currently anticipates that if the 2007 Omnibus Incentive Plan is approved by the stockholders and adopted by the board of directors, Wells REIT will terminate the 2000 employee stock option plan, which covers only employees of Wells Capital and Wells Management and, accordingly, will no longer be necessary.

Upon entering into the Merger Agreement (mentioned above), and certain other transactions contemplated by the Merger Agreement, the board of directors of Wells REIT is soliciting the vote of the stockholders of Wells REIT to approve the Merger Agreement and transactions contemplated thereby (the “Internalization transaction.”) The proposal to approve the Internalization transaction was included as one of four proposals in a

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Proxy Statement filed with the SEC pursuant to Section 14(a) of the Exchange Act on February 26, 2007 (“proxy statement”).

Further, the board of directors of Wells REIT is soliciting the vote of the Wells REIT stockholders to amend and restate Wells REIT’s existing Articles of Incorporation (“Articles”) in order to reflect that Wells REIT will become self-advised should the Internalization transaction be approved by the Wells REIT stockholders. Wells REIT’s existing Articles contain a number of provisions that impose guidelines on transactions between Wells REIT and the Advisor or its affiliates. If the Internalization is approved and WREAS and WGS become wholly owned subsidiaries of Wells REIT, any provisions referencing transactions and relations between Wells REIT and the Advisor will no longer be applicable, and, if this proposal is approved by the stockholders, will be eliminated from the Articles.

Additionally, the Wells REIT board of directors is soliciting the vote of the Wells REIT stockholders to further amend and restate the Articles if the common stock of Wells REIT subsequently becomes listed on a national securities exchange or over-the-counter market (a “listing”) in order to conform more closely to the charters of most other REITs whose common stock is listed on a national securities exchange or an over-the-counter market (“publicly traded REITs”). These amendments would remove many restrictions that are mandated by state securities administrators but will no longer be required if a listing occurs, and to make various other changes that the Wells REIT board of directors believes are appropriate for publicly traded REITs. Restrictions such as these are not typically found in the charters of publicly traded REITs and, if not removed, the Wells REIT board of directors believes could put Wells REIT at a competitive disadvantage to other publicly traded REITs should a listing occur.

Even if approved by our stockholders, the aforementioned changes to Wells REIT’s Articles will not be effected unless the Internalization transaction is approved by the stockholders and the Internalization is consummated. Further, the board of directors reserves the right not to implement the aforementioned amendments to the Articles, even if it is approved by the stockholders, if the board of directors determines that such amendments are not in the best interest of Wells REIT.

For more details on any of the above disclosures, see the proxy statement filed with the SEC on February 26, 2007.

Solicitation of Offer to Purchase Wells REIT’s Common Stock

On February 27, 2007, Madison Investment Trust Series 79 (“Madison Investment Trust”), offered to purchase up to 23,300,000 shares of Wells REIT’s common stock (the “Shares”) at a purchase price equal to $8.00 per Share, less the amount of any dividends declared or made with respect to the Shares between February 27, 2007 and April 13, 2007 or such other date to which the offer may be extended, upon the terms and subject to the conditions set forth in the tender offer statement filed with the SEC on February 27, 2007. As Wells REIT recently declared a dividend in the amount of $0.1467 per share, (see following disclosure) the purchase price is effectively $7.8533 per share. The board of directors of Wells REIT evaluated and assessed the terms of the offer, as well as other relevant facts and information, and unanimously determined that the offer was not in the best interests of the stockholders of Wells REIT. As a result, the board determined to recommend that Wells REIT’s stockholders reject the offer and not tender their Shares to Madison Investment Trust for purchase.

Declaration of Dividend for the First Quarter of 2007

On March 2, 2007, the board of directors of Wells REIT declared dividends for the first quarter of 2007 in the amount of $0.1467 (14.67 cents) per share on the outstanding shares of common stock of Wells REIT to all

WELLS REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stockholders of record of such shares as shown on the Wells REIT’s books at the close of business on March 15, 2007. Such dividends were paid on March 22, 2007.

Assertion of Legal Action

On March 12, 2007, a stockholder filed a purported class action and derivative complaint in the United States District Court for the District of Maryland against, among others, Wells REIT, Wells REIT’s current and previous advisors (Wells REF, Wells Capital, Wells Management Company, WASI, WREAS, and WGS), and the officers and directors of Wells REIT. The complaint attempts to assert class action claims on behalf of those persons who receive and are entitled to vote on the proxy statement filed with the SEC on February 26, 2007.

The complaint alleges, among other things, (i) that the consideration to be paid as part of the internalization is excessive; (ii) violations of Section 14(A), including Rule 14a-9 thereunder, and Section 20(A) of the Exchange Act, based upon, allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to Wells REIT; and (iv) that the proposed internalization will unjustly enrich certain directors and officers of Wells REIT.

The complaint seeks, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) to nullify the merger proposal and the merger agreement; (vi) restitution for disgorgement of profits, benefits and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of Wells REIT’s strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

Wells REIT and Wells REF believe that the allegations contained in the complaint are without merit and intends to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

Wells Real Estate Investment Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2006

(dollars in thousands)

Description	Location	Ownership Percentage	Encum- brances		Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2006			Accumulated Depreciation and Amortization	Date of Con- struction	Date Acquired	Life on which Depreciation and Amortization is Computed (g)
					Land	Buildings and Improve- ments	Total		Land	Buildings and Improvements	Total
MATSUSHITA	Lake Forest, CA	100%	None		$4,577	$—	$4,577	14,053	$4,768	$13,862	$18,630	$6,833	1999	3/15/1999	0 to 40 years
VIDEOJET TECHNOLOGY	Wood Dale, IL	100%	None		5,000	28,162	33,162	1,381	5,208	29,335	34,543	7,124	1991	9/10/1999	0 to 40 years	(h)
3900 DALLAS PARKWAY	Plano, TX	100%	None		1,456	20,377	21,833	908	1,517	21,224	22,741	4,950	1999	12/21/1999	0 to 40 years
RIVER CORPORATE CENTER	Tempe, AZ	100%	(c	)	0	16,036	16,036	1,358	—	17,394	17,394	4,267	1998	3/29/2000	0 to 40 years
AVNET	Tempe, AZ	100%	(c	)	0	13,272	13,272	551	—	13,823	13,823	2,950	2000	6/12/2000	0 to 40 years
DELPHI	Troy, MI	100%	None		2,160	16,776	18,936	1,811	2,250	18,497	20,747	4,574	2000	6/29/2000	0 to 40 years
MOTOROLA PLAINFIELD	South Plainfield, NJ	100%	None		9,653	20,495	30,148	5,905	10,055	25,998	36,053	10,261	2000	11/1/2000	0 to 40 years
1430 ENCLAVE PARKWAY	Houston, TX	100%	32,100		7,100	37,915	45,015	2,059	7,396	39,678	47,074	7,669	1994	12/21/2000	0 to 40 years
10900 WAYZATA	Minnetonka, MN	100%	None		7,700	45,154	52,854	6,374	8,021	51,207	59,228	10,057	2000	12/21/2000	0 to 40 years
STATE STREET (a)	Quincy, MA	100%	20,200		11,042	40,666	51,708	2,176	11,042	42,842	53,884	8,005	1990	7/30/2001	0 to 40 years
CONVERGYS	Tamarac, FL	100%	None		3,642	10,404	14,046	3	3,642	10,407	14,049	1,622	2001	12/21/2001	0 to 40 years
WINDY POINT I	Schaumburg, IL	100%	23,400		4,537	31,847	36,384	171	4,537	32,018	36,555	5,011	1999	12/31/2001	0 to 40 years
WINDY POINT II	Schaumburg, IL	100%	40,300		3,746	55,026	58,772	47	3,746	55,073	58,819	8,576	2001	12/31/2001	0 to 40 years
SARASOTA COMMERCE CENTER II	Sarasota, FL	100%	None		1,767	20,533	22,300	2,694	2,203	22,791	24,994	3,732	1999	1/11/2002	0 to 40 years
11695 JOHNS CREEK PARKWAY	Duluth, GA	100%	None		2,080	13,572	15,652	79	2,080	13,651	15,731	2,042	2001	3/28/2002	0 to 40 years
AGILENT ATLANTA	Alpharetta, GA	100%	None		1,561	14,207	15,768	252	1,561	14,459	16,020	2,036	2001	4/18/2002	0 to 40 years
BELLSOUTH FT. LAUDERDALE	Ft. Lauderdale, FL	100%	(c	)	—	7,172	7,172	—	—	7,172	7,172	1,025	2001	4/18/2002	0 to 40 years
90 CENTRAL STREET	Boxborough, MA	100%	None		3,642	29,497	33,139	3,378	3,642	32,875	36,517	5,648	2002	5/3/2002	0 to 40 years
MFS PHOENIX	Phoenix, AZ	100%	None		2,602	24,333	26,935	46	2,602	24,379	26,981	3,326	2001	6/4/2002	0 to 40 years
BMG DIRECT GREENVILLE	Duncan, SC	100%	None		1,002	15,709	16,711	9	1,002	15,718	16,720	2,094	1987	7/31/2002	0 to 40 years
BMG MUSIC GREENVILLE	Duncan, SC	100%	None		663	10,914	11,577	—	663	10,914	11,577	1,445	1987	7/31/2002	0 to 40 years
6031 CONNECTION DRIVE	Irving, TX	100%	None		3,157	43,656	46,813	—	3,157	43,656	46,813	5,672	1999	8/15/2002	0 to 40 years
6021 CONNECTION DRIVE	Irving, TX	100%	None		3,157	42,662	45,819	—	3,157	42,662	45,819	5,507	1999	8/15/2002	0 to 40 years
6011 CONNECTION DRIVE	Irving, TX	100%	None		3,157	29,034	32,191	—	3,157	29,034	32,191	3,775	1999	8/15/2002	0 to 40 years
HARCOURT AUSTIN (a)	Austin, TX	100%	16,500		6,098	34,492	40,590	—	6,098	34,492	40,590	4,484	2001	8/15/2002	0 to 40 years
AMERICREDIT PHOENIX	Chandler, AZ	100%	None		2,632	—	2,632	22,472	2,779	22,325	25,104	3,403	2003	9/12/2002	0 to 40 years
5000 CORPORATE COURT (b)	Holtsville, NY	100%	None		4,375	48,213	52,588	(27,309)	4,162	21,117	25,279	6,280	2000	9/16/2002	0 to 40 years
KEYBANK PARSIPPANY (a)	Parsippany, NJ	100%	42,700		9,054	96,722	105,776	20	9,054	96,743	105,797	12,274	1985	9/27/2002	0 to 40 years
FEDEX COLORADO SPRINGS	Colorado Springs, CO	100%	None		2,185	24,964	27,149	(1,895)	2,185	23,068	25,253	2,926	2001	9/27/2002	0 to 40 years
INTUIT DALLAS	Plano, TX	100%	None		3,153	24,602	27,755	5	3,153	24,606	27,759	3,119	2001	9/27/2002	0 to 40 years
NASA (a)	Washington, DC	100%	105,800		52,711	202,702	255,413	2,345	52,711	205,047	257,758	24,516	1991	11/22/2002	0 to 40 years
OCC (a)	Washington, DC	100%	57,800		29,765	104,815	134,580	1,306	30,562	105,324	135,886	12,639	1991	11/22/2002	0 to 40 years
CATERPILLAR NASHVILLE (a)	Nashville, TN	100%	26,800		4,908	59,010	63,918	2,429	5,101	61,247	66,348	7,343	2000	11/26/2002	0 to 40 years
NESTLE LOS ANGELES	Glendale, CA	100%	None		23,605	136,284	159,889	327	23,608	136,609	160,217	16,050	1990	12/20/2002	0 to 40 years
EASTPOINT INDIANAPOLIS	Mayfield Heights, OH	100%	None		2,720	20,263	22,983	904	2,720	21,167	23,887	2,448	2000	1/9/2003	0 to 40 years

Wells Real Estate Investment Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization—(Continued)

December 31, 2006

(dollars in thousands)

Description	Location	Ownership Percentage	Encum- brances	Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2006			Accumulated Depreciation and Amortization	Date of Con- struction	Date Acquired	Life on which Depreciation and Amortization is Computed (g)
				Land	Buildings and Improve- ments	Total		Land	Buildings and Improvements	Total
150 WEST JEFFERSON	Detroit, MI	100%	None	9,759	88,364	98,123	4,724	9,759	93,088	102,847	11,249	1989	3/31/2003	0 to 40 years
CITICORP ENGLEWOOD CLIFFS, NJ (a)	Englewood Cliffs, NJ	100%	29,300	10,424	61,319	71,743	2,046	10,803	62,986	73,789	6,559	1953	4/30/2003	0 to 40 years
US BANCORP MINNEAPOLIS	Minneapolis, MN	100%	105,000	11,138	175,628	186,766	1,165	11,138	176,793	187,931	18,160	2000	5/1/2003	0 to 40 years
AON CENTER CHICAGO	Chicago, IL	100%	225,000	23,267	472,489	495,756	56,042	23,966	527,832	551,798	52,888	1972	5/9/2003	0 to 40 years
AUBURN HILLS CORPORATE CENTER	Auburn Hills, MI	100%	None	1,978	16,570	18,548	1,500	1,978	18,071	20,049	1,818	2001	5/9/2003	0 to 40 years
IBM RESTON I	Reston, VA	100%	None	2,711	17,890	20,601	598	2,711	18,488	21,199	2,776	1985	6/27/2003	0 to 40 years
TELLABS RESTON	Reston, VA	100%	None	1,218	8,038	9,256	329	1,218	8,366	9,584	1,778	1984	6/27/2003	0 to 40 years
LOCKHEED MARTIN ROCKVILLE I	Rockville, MD	100%	None	3,019	21,984	25,003	(394)	3,019	21,590	24,609	4,568	1985	7/30/2003	0 to 40 years
LOCKHEED MARTIN ROCKVILLE II	Rockville, MD	100%	None	3,019	21,984	25,003	(373)	3,019	21,611	24,630	4,570	1985	7/30/2003	0 to 40 years
CINGULAR ATLANTA	Atlanta, GA	100%	38,000	6,662	69,031	75,693	377	6,662	69,408	76,070	17,267	2000	8/1/2003	0 to 40 years
AVENTIS NORTHERN NEW JERSEY (a)	Bridgewater, NJ	100%	40,200	8,182	84,160	92,342	1,772	8,328	85,787	94,115	15,501	2002	8/14/2003	0 to 40 years
1055 EAST COLORADO BLVD	Pasadena, CA	100%	29,200	6,495	30,265	36,760	434	6,495	30,698	37,193	6,357	2001	8/22/2003	0 to 40 years
FAIRWAY CENTER II (a)	Brea, CA	100%	10,700	7,110	15,600	22,710	514	7,110	16,114	23,224	2,797	2003	8/29/2003	0 to 40 years
COPPER RIDGE CENTER	Lyndhurst, NJ	100%	None	6,974	38,714	45,688	(613)	6,974	38,101	45,075	8,928	1986	9/5/2003	0 to 40 years
1901 MAIN STREET IRVINE	Irvine, CA	100%	None	6,246	36,455	42,701	(688)	6,246	35,767	42,013	7,209	2001	9/17/2003	0 to 40 years
IBM RHEIN PORTLAND	Beaverton, OR	100%	None	1,015	6,425	7,440	—	1,015	6,425	7,440	2,042	1988	10/9/2003	0 to 40 years
IBM DESCHUTES PORTLAND	Beaverton, OR	100%	None	1,072	6,361	7,433	1	1,072	6,361	7,433	1,312	1989	10/9/2003	0 to 40 years
IBM WILLIAMETTE PORTLAND	Beaverton, OR	100%	None	1,085	6,211	7,296	—	1,085	6,211	7,296	1,587	1990	10/9/2003	0 to 40 years
1345 BURLINGTON DRIVE PORTLAND	Beaverton, OR	100%	None	1,546	7,630	9,176	2,194	1,546	9,824	11,370	1,331	1999	10/9/2003	0 to 40 years
15757 JAY STREET PORTLAND	Beaverton, OR	100%	None	499	427	926	45	499	472	971	43	1979	10/9/2003	0 to 40 years
IBM PORTLAND LAND PARCELS	Beaverton, OR	100%	None	5,522	—	5,522	(2,287)	3,235	—	3,235	—	N/A	10/9/2003	0 to 40 years
LEO BURNETT CHICAGO (d)	Chicago, Il	95%	120,000	54,949	218,757	273,706	28,682	55,116	247,272	302,388	39,733	1989	11/6/2003	0 to 40 years
400 VIRGINIA AVENUE	Washington, DC	100%	None	22,146	49,739	71,885	963	22,146	50,702	72,848	7,300	1985	11/19/2003	0 to 40 years
4250 N FAIRFAX ARLINGTON	Arlington, VA	100%	45,000	13,636	70,918	84,554	4,112	13,636	75,029	88,665	7,801	1998	11/19/2003	0 to 40 years
1225 EYE STREET (e)	Washington, DC	50%	47,607	21,959	47,601	69,560	3,522	21,959	51,123	73,082	7,580	1985	11/19/2003	0 to 40 years
US PARK SERVICE (f)	Washington, DC	50%	67,560	31,985	63,140	95,125	7,250	31,985	70,390	102,375	8,997	2001	11/19/2003	0 to 40 years
EASTPOINT CORPORATE CENTER	Issaquah, WA	100%	None	4,351	25,899	30,250	(8,876)	4,351	17,023	21,374	1,329	2001	12/10/2003	0 to 40 years
1901 MARKET STREET PHILADELPHIA	Philadelphia, PA	100%	None	13,584	166,682	180,266	138	20,829	159,575	180,404	14,968	1990	12/18/2003	0 to 40 years
60 BROAD STREET NEW YORK	New York, NY	100%	None	32,522	168,986	201,508	8,438	60,708	149,238	209,946	23,864	1962	12/31/2003	0 to 40 years
1414 MASSACHUSSETS AVENUE	Cambridge, MA	100%	None	4,210	35,821	40,031	1,806	4,365	37,472	41,837	4,296	1873	1/8/2004	0 to 40 years
ONE BRATTLE SQUARE	Cambridge, MA	100%	27,484	6,974	64,939	71,913	2,192	7,113	66,992	74,105	18,437	1991	2/26/2004	0 to 40 years
MERCK NEW JERSEY	Lebanon, NJ	100%	None	3,934	—	3,934	16,281	3,934	16,281	20,215	950	2004	3/16/2004	0 to 40 years
1075 WEST ENTRANCE	Auburn Hills, MI	100%	15,525	5,200	22,957	28,157	39	5,207	22,990	28,197	2,291	2001	7/7/2004	0 to 40 years

Wells Real Estate Investment Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization—(Continued)

December 31, 2006

(dollars in thousands)

Description	Location	Ownership Percentage	Encum- brances	Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2006			Accumulated Depreciation and Amortization	Date of Con- struction	Date Acquired	Life on which Depreciation and Amortization is Computed (g)
				Land	Buildings and Improve- ments	Total		Land	Buildings and Improvements	Total
CITIGROUP FORT MILL	Fort Mill, SC	100%	None	2,994	—	2,994	22,634	3,117	22,511	25,628	837	2004	10/28/2004	0 to 40 years	(i)
3100 CLARENDON BOULEVARD	Arlington, VA	100%	34,502	11,700	69,705	81,405	1,068	11,791	70,682	82,473	9,506	1986	12/9/2004	0 to 40 years
SHADY GROVE V	Rockville, MD	100%	None	3,730	16,608	20,338	1,083	3,882	17,539	21,421	2,011	1982	12/29/2004	0 to 40 years
400 BRIDGEWATER	Bridgewater, NJ	100%	None	10,400	71,052	81,452	2,777	10,400	73,829	84,229	3,922	2002	2/17/2006	0 to 40 years
LAS COLINAS CORPORATE CENTER	Irving, TX	100%	42,525	8,400	48,719	57,119	977	8,408	49,688	58,096	1,727	1997/1998	8/31/2006	0 to 40 years
TWO PIERCE PLACE	Itasca, IL	100%	None	4,370	70,632	75,002	—	4,370	70,632	75,002	115	1991	12/7/2006	0 to 40 years

Total—100% REIT Properties				$600,592	$3,737,188	$4,337,780	204,328	$638,733	$3,903,375	$4,542,108	$538,087

360 INTERLOCKEN	Broomfield, CO	4%	None	1,570	6,734	8,304	1,196	1,650	7,850	9,500	2,387	1996	3/20/1998	0 to 40 years
AVAYA	Oklahoma City, OK	4%	None	1,003	4,386	5,389	242	1,051	4,580	5,631	1,370	1998	6/24/1998	0 to 40 years
IOMEGA	Ogden, UT	4%	None	597	4,675	5,272	876	642	5,506	6,148	1,630	1998	7/1/1998	0 to 40 years
47320 KATO ROAD	Fremont, CA	78%	None	2,130	6,853	8,983	374	2,219	7,138	9,357	2,112	1998	7/21/1998	0 to 40 years
111 SOUTH CHASE BOULEVARD	Fountain Inn, SC	57%	None	330	4,792	5,122	272	344	5,050	5,394	1,327	1998	5/18/1999	0 to 40 years
20/20	Leawood, KS	57%	None	1,696	7,851	9,547	441	1,767	8,221	9,988	2,106	1998	7/2/1999	0 to 40 years
SIEMENS	Troy, MI	55%	None	2,144	9,984	12,128	2,760	2,233	12,655	14,888	3,706	2000	5/10/2000	0 to 40 years
COMDATA	Brentwood, TN	55%	None	4,300	20,702	25,002	1,307	4,479	21,830	26,309	4,040	1986	5/15/2001	0 to 40 years
8560 UPLAND DRIVE	Parker, CO	72%	None	1,954	11,216	13,170	542	2,048	11,664	13,712	1,904	2001	12/21/2001	0 to 40 years
AIU - CHICAGO	Hoffman Estate, IL	72%	None	600	22,682	23,282	1,428	624	24,086	24,710	4,766	1999	9/19/2003	0 to 40 years

Total—JV Properties				$16,324	$99,875	$116,199	$9,438	$17,057	$108,580	$125,637	$25,348

Total—All Properties				$616,916	$3,837,063	$4,453,979	$213,766	$655,790	$4,011,955	$4,667,745	$563,435

(a)	These properties collateralize the $350.0 million secured pooled debt facility with Morgan Stanley that accrues interest at 4.84% and matures in June 2014.
(b)	Wells REIT determined that the carrying value of the 5000 Corporate Court Building was not recoverable and, accordingly, recorded an impairment loss on real estate assets in the amount of approximately $7.6 million and $16.1 million in 2006 and 2005, respectively. For further information, see Note 4 to the accompanying consolidated financial statements.
(c)	Property is owned subject to a long-term ground lease.
(d)	Wells REIT acquired an approximate 95% interest in the Leo Burnett Chicago Building through two joint ventures. As the general partner, Wells REIT is deemed to have control of the partnerships and, as such, consolidates the joint ventures.
(e)	Wells REIT purchased all of the membership interest in 1225 Equity, LLC, which own a 49.5% membership interest in 1225 Eye Street, N.W. Associates, which owns the 1225 Eye Street Building. As a result of its ownership of 1225 Equity, LLC, Wells owns an approximate 49.5% in the 1225 Eye Street Building. As the controlling member, Wells REIT is deemed to have control of the entities and, as such, consolidates the joint ventures.
(f)	Wells REIT purchased all of the membership interest in 1201 Equity, LLC, which own a 49.5% membership interest in 1201 Eye Street, N.W. Associates, which owns the US Park Service Building. As a result of its ownership of 1201 Equity, LLC, Wells owns an approximate 49.5% in the US Park Service Building. As the controlling member, Wells REIT is deemed to have control of the entities and, as such, consolidates the joint ventures.
(g)	Wells REIT assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term, and Lease Intangibles are are amortized over the lease term. Generally, Building Improvements are depreciated over 5—25 years, Land Improvements are depreciated over 20—25 years, and Buildings are depreciated over 40 years.
(h)	This property was sold to an unaffiliated third party on March 29, 2007.
(i)	This property was sold to an unaffiliated third party on March 28, 2007.

Wells Real Estate Investment Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization—(Continued)

December 31, 2006

(dollars in thousands)

	2006	2005	2004
Real Estate:
Balance at the beginning of the year	$4,543,120	$5,136,756	$4,759,051
Additions to/improvements of real estate	249,472	60,849	422,349
Asset disposed	(99,263)	(632,952)	(42,626)
Assets impaired(1)	(7565)	(16,093)	—
Write-offs of intangible assets(2)	(5,804)	(1,447)	(1,399)
Write-offs of fully depreciated/amortized assets	(12,215)	(3,993)	(619)

Balance at the end of the year	$4,667,745	$4,543,120	$5,136,756

Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$437,949	$358,181	$207,938
Depreciation and amortization expense	153,852	148,686	158,036
Asset disposed	(13,820)	(64,680)	(7,174)
Assets impaired(1)	—	—	—
Write-offs of intangible assets(2)	(2,331)	(245)	—
Write-offs of fully depreciated/amortized assets	(12,215)	(3,993)	(619)

Balance at the end of the year	$563,435	$437,949	$358,181

(1)

Wells REIT determined that the carrying value of the 5000 Corporate Court Building was not recoverable and, accordingly, recorded an impairment loss on real estate assets in the amount of approximately $7.6 million and $16.1 million for the years ended December 31, 2006 and 2005, respectively.

(2)	Consists of write-offs of intangible lease assets related to restructurings, amendments and terminations.

             Shares

Wells Real Estate Investment Trust Inc.

Common Stock

PROSPECTUS

Morgan Stanley	JPMorgan

                    , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses expected to be incurred by us in connection with the registration, issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers fee and the New York Stock Exchange listing fee.

SEC registration fee	$10,592
NASD filing fee	35,000
NYSE listing fee	*
Printing and engraving fees	*
Accounting fees and expenses	*
Legal fees and expenses (other than Blue Sky)	*
Blue Sky fees and expenses (including legal fees)	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	*

*	To be completed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

On April 16, 2007, we issued 19,546,302 shares of our common stock (then valued at approximately $175 million based on an agreed-to per-share value of $8.9531) to Wells Advisory Services I, LLC, in connection with the internalization of our external manager. In addition, in connection with the transaction, we issued 22,339 shares of our common stock to Wells Capital in exchange for the 20,000 limited partnership units it owned in our operating partnership, Wells Operating Partnership, L.P. The issuance of such shares of our common stock to Wells Advisory Services I, LLC and Wells Capital was effected in reliance upon to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On July 18, 2006, we issued options to purchase 7,000 shares of common stock at an exercise price of $12.00 per share to our independent directors under our Independent Director Stock Option Plan. The issuance of such options was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 34. Indemnification of Directors and Officers.

In connection with this offering, we are making certain amendments to our charter, including amendments to the provisions of our charter relating to indemnification and limitations of liability. We have already sought and received the required approval from our stockholders for these amendments, which will take effect immediately prior to the listing of our stock on the NYSE. The summary below reflects the indemnification provisions that will be in effect immediately following the consummation of this offering.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter will contain a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements, all of which are included in the prospectus.

See Index to Consolidated Financial Statements.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit No.	Description

++1.1	Form of Underwriting Agreement

*2.1	Agreement and Plan of Merger dated as of February 2, 2007, by and among Wells Real Estate Investment Trust, Inc., WRT Acquisition Company, LLC, WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Advisory Services I, LLC, Wells Real Estate Advisory Services, Inc. and Wells Government Services, Inc. (Exhibit 2.1 to Form 8-K, Commission File No. 000-25739, filed on February 5, 2007)

Exhibit No.	Description

*3.1	Amended and Restated Articles of Incorporation of Wells Real Estate Investment Trust, Inc. (Exhibit 3.1 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-83933, filed on July 28, 1999)

*3.2	Second Articles of Amendment and Restatement of Wells Real Estate Investment Trust. Inc. (Exhibit 3.1 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*3.3	Form of Third Articles of Amendment and Restatement of Wells Real Estate Investment Trust, Inc. (Appendix E to Definitive Proxy Statement, Commission File No. 000-25739, filed on February 26, 2007)

*3.4	Bylaws of Wells Real Estate Investment Trust, Inc. (Exhibit 3.2 to Amendment No. 4 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-32099, filed on January 23, 1998)

*3.5	Amendment No. 1 to Bylaws of Wells Real Estate Investment Trust, Inc. (Exhibit 3.2(a) to Post-Effective Amendment No. 5 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-32099, filed on July 28, 1999)

++5.1	Opinion of DLA Piper US LLP as to the legality of the securities being registered

++8.1	Opinion of Holland & Knight LLP regarding certain federal income tax considerations

*10.1	Agreement of Limited Partnership of Wells Operating Partnership, L.P., as Amended and Restated as of January 1, 2000 (Exhibit 10.64 to Form 10-K of Wells Real Estate Investment Trust, Inc. for the fiscal year ended December 31, 2000, Commission File No. 000-25739, filed on March 28, 2001)

*10.2	Agreement of Purchase and Sale for Aon Center Chicago Building (Exhibit 10.101 to Post-Effective Amendment No. 4 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-85848, filed on June 20, 2003)

*10.3	$200 Million Promissory Note dated April 20, 2004 between Wells REIT-Chicago Center Owner, LLC and Metropolitan Life Insurance Company (Exhibit 10.174 to Form 10-Q of Wells Real Estate Investment Trust, Inc., for the quarter ended June 30, 2004, Commission File No. 000-25739, filed on August 6, 2004)

*10.4	Amended and Restated Dividend Reinvestment Plan adopted November 15, 2005 (Exhibit 4.1 to Amendment No. 2 to Form S-3 Registration Statement, Commission File No. 333-114212, filed on November 22, 2005)

*10.5	Employment Agreement dated as of February 2, 2007, by and between Wells Real Estate Investment Trust, Inc. and Donald A. Miller (Exhibit 10.1 to Form 8-K, Commission File No. 000-25739, filed on February 5, 2007)

*10.6	Escrow Agreement (Exhibit 99.1 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.7	Pledge and Security Agreement (Exhibit 99.2 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.8	Transition Services Agreement (Exhibit 99.3 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.9	Support Services Agreement (Exhibit 99.4 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

Exhibit No.	Description

*10.10	Registration Rights Agreement (Exhibit 99.5 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.11	Headquarters Sublease (Exhibit 99.6 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.12	2007 Omnibus Incentive Plan of Wells Real Estate Investment Trust, Inc.( Exhibit 99.7 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.13	Amendment to Agreement of Limited Partnership of Wells Operating Partnership, L.P., as Amended and Restated as of January 1, 2000 (Exhibit 99.8 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.14	Employment Agreement with Robert E. Bowers (Exhibit 99.9 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.15	Master Property Management, Leasing, and Construction Management Agreement (Exhibit 99.10 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.16	Employment Agreement with Carroll A. Reddic, IV (Exhibit 99.1 to Form 8-K, Commission File No. 000-25739, filed on May 14, 2007)

*10.17	Employment Agreement with Raymond L. Owens (Exhibit 99.2 to Form 8-K, Commission File No. 000-25739, filed on May 14, 2007)

*10.18	Employment Agreement with Laura P. Moon (Exhibit 99.3 to Form 8-K, Commission File No. 000-25739, filed on May 14, 2007)

+21.1	List of Subsidiaries

+23.1	Consent of Independent Registered Public Accounting Firm

++23.2	Consent of DLA Piper US LLP (included as part of Exhibit 5.1)

++23.3	Consent of Holland & Knight LLP (included as part of Exhibit 8.1)

+23.4	Consent of Rosen Consulting Group

+24.1	Power of Attorney (included on the signature page)

*	Incorporated herein by reference as above indicated.
+	Filed herewith.
++	To be filed by amendment.

Item 37. Undertakings.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 23, 2007.

Wells Real Estate Investment Trust, Inc

By:	/s/ DONALD A. MILLER, CFA
Donald A. Miller, CFA Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Robert E. Bowers, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-11, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DONALD A. MILLER, CFA Donald A. Miller, CFA	Chief Executive Officer President (Principal Executive Officer) and Director	May 23, 2007

/s/ ROBERT E. BOWERS Robert E. Bowers	Chief Financial Officer (Principal Financial Officer)	May 23, 2007

/s/ LAURA P. MOON Laura P. Moon	Senior Vice President (Principal Accounting Officer)	May 23, 2007

/s/ MICHAEL R. BUCHANAN Michael R. Buchanan	Director	May 23, 2007

/s/ WESLEY E. CANTRELL Wesley E. Cantrell	Director	May 23, 2007

/s/ WILLIAM H. KEOGLER, JR. William H. Keogler, Jr.	Director	May 23, 2007

/s/ DONALD S. MOSS Donald S. Moss	Director	May 23, 2007

/s/ W. WAYNE WOODY W. Wayne Woody	Director	May 23, 2007

Exhibit No.	Description

++1.1	Form of Underwriting Agreement

*2.1	Agreement and Plan of Merger dated as of February 2, 2007, by and among Wells Real Estate Investment Trust, Inc., WRT Acquisition Company, LLC, WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Advisory Services I, LLC, Wells Real Estate Advisory Services, Inc. and Wells Government Services, Inc. (Exhibit 2.1 to Form 8-K, Commission File No. 000-25739, filed on February 5, 2007)

*3.1	Amended and Restated Articles of Incorporation of Wells Real Estate Investment Trust, Inc. (Exhibit 3.1 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-83933, filed on July 28, 1999)

*3.2	Second Articles of Amendment and Restatement of Wells Real Estate Investment Trust. Inc. (Exhibit 3.1 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*3.3	Form of Third Articles of Amendment and Restatement of Wells Real Estate Investment Trust, Inc. (Appendix E to Definitive Proxy Statement, Commission File No. 000-25739, filed on February 26, 2007)

*3.4	Bylaws of Wells Real Estate Investment Trust, Inc. (Exhibit 3.2 to Amendment No. 4 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-32099, filed on January 23, 1998)

*3.5	Amendment No. 1 to Bylaws of Wells Real Estate Investment Trust, Inc. (Exhibit 3.2(a) to Post-Effective Amendment No. 5 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-32099, filed on July 28, 1999)

++5.1	Opinion of DLA Piper US LLP as to the legality of the securities being registered

++8.1	Opinion of Holland & Knight LLP regarding certain federal income tax considerations.

*10.1	Agreement of Limited Partnership of Wells Operating Partnership, L.P., as Amended and Restated as of January 1, 2000 (Exhibit 10.64 to Form 10-K of Wells Real Estate Investment Trust, Inc. for the fiscal year ended December 31, 2000, Commission File No. 000-25739, filed on March 28, 2001)

*10.2	Agreement of Purchase and Sale for Aon Center Chicago Building (Exhibit 10.101 to Post-Effective Amendment No. 4 to Form S-11 Registration Statement of Wells Real Estate Investment Trust, Inc., Commission File No. 333-85848, filed on June 20, 2003)

*10.3	$200 Million Promissory Note dated April 20, 2004 between Wells REIT-Chicago Center Owner, LLC and Metropolitan Life Insurance Company (Exhibit 10.174 to Form 10-Q of Wells Real Estate Investment Trust, Inc., for the quarter ended June 30, 2004, Commission File No. 000-25739, filed on August 6, 2004)

*10.4	Amended and Restated Dividend Reinvestment Plan adopted November 15, 2005 (Exhibit 4.1 to Amendment No. 2 to Form S-3 Registration Statement, Commission File No. 333-114212, filed on November 22, 2005)

*10.5	Employment Agreement dated as of February 2, 2007, by and between Wells Real Estate Investment Trust, Inc. and Donald A. Miller (Exhibit 10.1 to Form 8-K, Commission File No. 000-25739, filed on February 5, 2007)

*10.6	Escrow Agreement (Exhibit 99.1 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.7	Pledge and Security Agreement (Exhibit 99.2 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

Exhibit No.	Description

*10.8	Transition Services Agreement (Exhibit 99.3 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.9	Support Services Agreement (Exhibit 99.4 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.10	Registration Rights Agreement (Exhibit 99.5 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.11	Headquarters Sublease (Exhibit 99.6 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.12	2007 Omnibus Incentive Plan of Wells Real Estate Investment Trust, Inc.( Exhibit 99.7 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.13	Amendment to Agreement of Limited Partnership of Wells Operating Partnership, L.P., as Amended and Restated as of January 1, 2000 (Exhibit 99.8 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.14	Employment Agreement with Robert E. Bowers (Exhibit 99.9 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.15	Master Property Management, Leasing, and Construction Management Agreement (Exhibit 99.10 to Form 8-K, Commission File No. 000-25739, filed on April 20, 2007)

*10.16	Employment Agreement with Carroll A. Reddic, IV (Exhibit 99.1 to Form 8-K, Commission File No. 000-25739, filed on May 14, 2007)

*10.17	Employment Agreement with Raymond L. Owens (Exhibit 99.2 to Form 8-K, Commission File No. 000-25739, filed on May 14, 2007)

*10.18	Employment Agreement with Laura P. Moon (Exhibit 99.3 to Form 8-K, Commission File No. 000-25739, filed on May 14, 2007)

+21.1	List of Subsidiaries

+23.1	Consent of Independent Registered Public Accounting Firm

++23.2	Consent of DLA Piper US LLP (included as part of Exhibit 5.1)

++23.3	Consent of Holland & Knight LLP (included as part of Exhibit 8.1)

+23.4	Consent of Rosen Consulting Group

+24.1	Power of Attorney (included on the signature page)

*	Incorporated herein by reference as above indicated.
+	Filed herewith.
++	To be filed by amendment.